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Pursuant to Rule 424(b)(3)
Registration No. 333-117944

        PROSPECTUS

iPCS, INC.

4,960,782 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time by each of the selling stockholders identified in this prospectus of up to 4,960,782 shares of our common stock. These selling stockholders obtained their shares of common stock as part of our reorganization in July 2004. We will not receive any of the proceeds from the sale of our shares being sold by the selling stockholders.

        Our common stock is quoted on the OTC Bulletin Board under the ticker symbol "IPCX". On August 11, 2005, the last reported sale price of one share of our common stock was $40.80.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8 to read about factors you should consider before buying the shares of common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2005.

IMPORTANT NOTICE TO READERS

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since this date and may change again.

i

PROSPECTUS SUMMARY

        This summary contains basic information that we believe is especially important concerning our business and this offering of common stock. This summary does not contain all of the information that may be important to you in deciding whether to participate in this offering. We encourage you to read the entire prospectus, including the information described under the heading "Risk Factors" before you make your investment decision.

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling stockholders may offer and sell shares of our common stock under this prospectus, up to a total of 4,960,782 shares. We will not receive any proceeds from any sale of our common stock by the selling stockholders.

        This prospectus provides you with a general description of our common stock the selling stockholders may offer. From time to time, we will provide a prospectus supplement which may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Available Information."

Company Overview

        We are a PCS affiliate of Sprint, the operator of a 100% digital personal communications service, or PCS, wireless network with licenses to provide voice and data service to the entire United States population using a single frequency band and a single technology. As a Sprint PCS Affiliate, we have the exclusive right to provide wireless mobility communications services and products under the Sprint brand name in the territory licensed to us by Sprint PCS. We own and are responsible for building, operating and managing the portion of the PCS wireless network of Sprint PCS located in our territory. Our network is designed to offer a seamless connection with the wireless network of Sprint PCS and uses the same technology as Sprint PCS to transmit wireless calls. We have completed the required build-out of our portion of the PCS wireless network of Sprint PCS, although we may elect to build-out additional markets in our territory. We offer national calling plans designed by Sprint PCS, as well as local plans tailored to the markets within our territory. We market Sprint PCS products and services through a number of distribution outlets located in our territory, including our own retail stores, major national retailers (including RadioShack and Best Buy stores) and local third-party distributors. At March 31, 2005, our territory consisted of 40 markets—known as "basic trading areas" or BTAs—located in Illinois, Michigan, Iowa and eastern Nebraska. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at March 31, 2005, our licensed territory had a total population of approximately 7.8 million residents, of which our wireless network covered approximately 5.9 million residents. At March 31, 2005, we had approximately 259,200 subscribers in all our markets.

        On July 1, 2005, we completed a merger with Horizon PCS, Inc., another Sprint PCS Affiliate ("Horizon PCS"), in which Horizon PCS merged with and into iPCS with iPCS as the surviving corporation. Horizon PCS' territory consists of 40 BTAs located in portions of 9 contiguous states. Its markets are located between Sprint's Chicago, New York and Knoxville markets and connect or are adjacent to 12 major Sprint markets. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at March 31, 2005, Horizon PCS' licensed territory had a total population of approximately 7.2 million residents, of which its wireless network covered approximately 5.4 million residents. At March 31, 2005, Horizon PCS had approximately 183,900 subscribers in all its markets.

        Subsequent to the acquisition of Horizon PCS, our territory consists of 80 markets which have a total population of approximately 15.0 million residents of which our wireless network covered approximately 11.3 million residents. On the basis of covered population, we are the second largest

Sprint PCS affiliate. At March 31, 2005, giving effect to the merger, there were approximately 443,100 subscribers in all our markets.

        We recognize revenues from our subscribers for the provision of wireless telecommunications services, proceeds from the sale of handsets and accessories through distribution channels controlled by us and fees from Sprint PCS and other wireless service providers and resellers when their subscribers roam onto our network. Sprint PCS retains 8% of all service revenue collected from our subscribers (not including product sales or roaming charges billed to our subscribers) and 8% of all fees collected from non-Sprint wireless service providers and resellers when their subscribers roam onto our network. We report the amount retained by Sprint PCS as an operating expense. In addition, Sprint PCS bills our subscribers for taxes, handset insurance and Universal Service Fund charges which we do not record. Sprint collects these amounts from the subscribers and remits them to the appropriate entity.

        As part of our affiliation agreements with Sprint PCS, we have contracted with Sprint PCS to receive back-office services such as subscriber activation, handset logistics, billing, customer care and network monitoring services. We initially elected to delegate the performance of these services to Sprint PCS to take advantage of Sprint's economies of scale, to accelerate our build-out and market launches and to lower our initial capital requirements. Under the terms of the amendment to our affiliation agreements we have contracted with Sprint PCS for these services through December 31, 2006. The cost for these services is primarily on a per subscriber or per transaction basis and is recorded as an operating expense.

        As we do not own any PCS licenses to operate a wireless network, our operations and revenues are substantially dependent on the continuation of our affiliation with Sprint PCS. Additionally, our affiliation agreements with Sprint PCS give Sprint PCS a substantial amount of control over factors that significantly affect the conduct of our business.

Business Strategy

        We believe that we can achieve greater market penetration in our territory and that we will have the opportunity to accelerate our rate of subscriber growth. At March 31, 2005, our market penetration of the population covered by our wireless network in our territory was approximately 4.4% and Horizon PCS' was 3.40%, which is below the 5.7% average market penetration of the publicly traded PCS Affiliates of Sprint, as well as Sprint PCS' overall penetration of approximately 8.3%. We believe that our current penetration levels are attributable in part to the steps taken by management prior to the reorganization to ensure adequate liquidity to continue to operate our business. We intend to accelerate the growth of our subscriber base by increasing our sales and marketing activities and, we believe that, over time, we can achieve market penetration levels more comparable to the other publicly traded PCS Affiliates of Sprint. In addition, we believe our focus on acquiring and retaining high quality credit subscribers in our markets, combined with the more favorable terms we achieved under our amended affiliation agreements with Sprint PCS, will enable us to grow profitably in the future. The following are key components of our business strategy.

        Leverage our third generation network and advanced product offerings.    Sprint PCS is the only wireless carrier offering third generation, or 3G, technology-based services (which we and Sprint PCS brand as "PCS Vision") in all its markets. PCS Vision allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take, send and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly. We believe that PCS Vision provides us with a differentiated product and a competitive advantage in many of our markets where other carriers do not currently offer 3G technology-based services. We also believe this product is a major factor in penetrating the prime credit subscriber segment of our markets and in building a recurring revenue stream from data products.

        Continue to focus on the quality of our subscriber base.    We have focused our marketing efforts and aligned our sales distribution channels to attract and retain high quality credit subscribers to reduce our involuntary subscriber turnover.

        Expand sales distribution channels.    The expansion of our sales distribution channels, particularly the number of local third party distributors and our company-owned retail stores, is a key strategy to growing our subscriber base post-reorganization. In connection with our bankruptcy filing, we limited our new subscriber activation volume and subscriber growth to ensure adequate liquidity to meet our financial obligations.

Competitive Strengths

        Strategic relationship with Sprint PCS.    We believe that our strategic relationship with Sprint PCS provides us with significant competitive advantages, including the following:

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  Strong brand recognition and nationwide advertising.  We believe that we benefit from Sprint PCS' national and regional television, radio, print, outdoor and other advertising campaigns.

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  National retailer sales.  National retailers with existing distribution relationships with Sprint PCS market Sprint PCS products and services under the highly recognizable Sprint and Sprint PCS brand names in their stores in our territory.

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  Sprint PCS network.  Our subscribers can immediately access PCS systems in over 300 major metropolitan areas, including the 100 largest U.S. metropolitan areas.

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  Advanced technology.  We believe that the technology used by Sprint PCS offers advantages in capacity and voice quality, as well as access to advanced features, such as Sprint PCS' suite of PCS Vision products.

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  Handset availability and pricing.  Sprint PCS' purchasing leverage allows us to acquire the latest innovative handsets more quickly and at a lower cost than we could without our affiliation with Sprint PCS.

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  National reseller agreements.  We receive additional revenue as a result of Sprint PCS'relationships with wireless resellers, such as Virgin Mobile, when subscribers of those resellers use our portion of the Sprint PCS network.

        Attractive markets.    We believe we operate in attractive markets with favorable roaming and travel characteristics that have resulted in a favorable ratio of Sprint PCS subscribers from outside our territory and subscribers of other wireless service providers using our portion of the Sprint PCS network as compared to our subscribers using wireless communications networks outside our territory.

Recent Developments

        At June 30, 2005, we served approximately 271,000 subscribers. For the quarter ended June 30, 2005, our gross subscriber additions were approximately 32,300 with net subscriber additions of approximately 11,800. Our average monthly churn, net of 30 day deactivations, was approximately 2.2% for the quarter ended June 30, 2005.

        At June 30, 2005, Horizon PCS served approximately 188,000 subscribers. For the quarter ended June 30, 2005, Horizon PCS' gross subscriber additions were approximately 20,300 with net subscriber additions of approximately 4,200. Horizon PCS' average monthly churn, net of 30 day deactivations, was approximately 2.6% for the quarter ended June 30, 2005.

        On July 15, 2005, iPCS Wireless, Inc., our wholly owned subsidiary, filed a complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company L.P. in the Circuit Court of Cook County, Illinois. Our complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint will breach its exclusivity obligations under its management agreement, as amended with us. Our complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of its management agreement. On July 22, 2005, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, our wholly owned subsidiaries, filed a substantially similar complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications, Inc. in the Court of Chancery of the State of Delaware, New Castle County. On July 28, 2005, iPCS and certain of our wholly owned subsidiaries entered into a Forbearance Agreement (the "Agreement") with Sprint relating to the complaints filed against Sprint by our wholly owned subsidiaries. The Agreement sets forth our agreement that our subsidiaries will not seek certain injunctive relief in the ongoing litigation under certain circumstances and contemplates the parties proceeding directly to a trial relating to our subsidiaries' request for permanent injunction and other equitable relief. The Agreement also sets forth Sprint's agreement relating to certain parameters for the operation of its wireless business in our territories following the merger involving Sprint and Nextel Communications, Inc., in each case, during the period of time the Agreement remains in effect. A trial date of December 5, 2005 has been set for the complaint filed by iPCS Wireless, Inc. in the Circuit Court of Cook County, Illinois.

Additional Information

        Our principal executive office is located at 1901 North Roselle Road, Schaumburg, Illinois 60195. Our telephone number is (847) 885-2833.

        As used herein, unless the context otherwise requires: (i) "Sprint PCS" refers to Sprint Communications Company, L.P., Sprint Spectrum L.P. and WirelessCo, L.P.; (ii) "Sprint" refers to Sprint Corporation and its affiliates; (iii) a "Sprint PCS Affiliate" is an entity whose sole or predominant business is operating (directly or through one or more subsidiaries) a personal communications service business pursuant to affiliation agreements with Sprint Spectrum L.P. and/or its affiliates or their successors; (iv) "Sprint PCS products and services" refers to digital wireless personal communications services, including wireless voice and data services, and related retail products, including handsets, in any case, offered under the Sprint brand name; and (v) "our subscribers" refers to Sprint PCS subscribers who reside in our territory.

        Statements in this prospectus regarding Sprint or Sprint PCS are derived from information contained in our affiliation agreements with Sprint PCS, periodic reports and other documents filed by Sprint with the SEC or press releases issued by Sprint or Sprint PCS.

        Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources, as well as information provided to us by Sprint PCS. Some data is also based on our good faith estimates, which estimates are derived from our review of internal surveys and independent sources, including information provided to us by Sprint, the U.S. Census Bureau and Kagan World Media. Although we believe these sources are reliable, we have not independently verified the information.

        This prospectus contains trademarks, service marks and trade names of companies and organizations other than us. Other than with respect to Sprint PCS, our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

The Offering

Common stock offered by the selling stockholders	4,960,782 shares
Common stock outstanding before and after this offering	16,447,681 shares
Dividend policy	We have not paid any cash dividends on our common stock in the past and currently do not expect to pay dividends or make any other distributions on our common stock in the immediate future.
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
OTC Bulletin Board	"iPCX"

        All of the shares of common stock in this offering are being sold by the selling stockholders.

        As of August 11, 2005, the number of shares of common stock outstanding before and after this offering excludes 1,025,585 shares of common stock issuable upon exercise of outstanding stock options issued, an additional 338,456 shares of common stock available for future awards under our long-term incentive plan, an additional 163,265 shares of common stock available for future awards under Horizon PCS' incentive plan.

        As of August 11, 2005, the selling stockholders held approximately 35.0% of our outstanding common stock. After giving effect to this offering, affiliates of Silver Point Capital, L.P., one of the selling stockholders will own approximately 4.0% of our outstanding common stock. Affiliates of AIGGIC will own less than 1% of our outstanding common stock and Mr. Yager will be the beneficial owner of shares he may acquire upon the exercise of vested options.

Risk Factors

        See "Risk Factors" following this summary for a discussion of some of the risks relating to investing in our common stock.

Summary Historical Financial Information

        We derived the following balance sheet data as of September 30, 2004 and 2003 and statement of operations data for the periods ended September 30, 2004 and July 1, 2004, and for each of the years ended September 30, 2003 and 2002 from our audited consolidated financial statements, included elsewhere in this prospectus. We derived the following balance sheet data as of September 30, 2002 and 2001 and December 31, 2000 and statement of operations data for the nine months ended September 30, 2001, and for the year ended December 31, 2000 from our audited consolidated financial statements, which are not included in this prospectus.

        We derived the following selected financial information as of March 31, 2005 and for the six months ended March 31, 2005 and 2004 from our unaudited consolidated financial statements, included elsewhere in this prospectus. Our unaudited consolidated financial statements include all adjustments, consisting of only normal accruals, that management considers necessary for a fair presentation of financial position and results of operations for the unaudited interim periods. Operating results for the six-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 30, 2005.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", we adopted fresh start accounting as of July 1, 2004, and our emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, our reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, our financial statements after the effective date are not comparable to our financial statements for prior periods.

        Our consolidated financial statements included in this prospectus have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our financial statements as of September 30, 2004 and September 30, 2003, and for the periods ended September 30, 2004 and July 1, 2004, the year ended September 30, 2003 and for the nine months ended September 30, 2001 were audited by Deloitte & Touche LLP, independent registered public accounting firm. Our financial statements for the year ended September 30, 2002 were audited by KPMG LLP, independent registered public accounting firm. The report from KPMG for the year ended September 30, 2002 includes an explanatory paragraph which states that there was substantial doubt about our ability to continue as a going concern. We believe that the issues that caused KPMG to doubt our ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by our reorganization.

        The summary historical financial information set forth below should be read in conjunction with our audited and unaudited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, in each case, any related notes thereto included elsewhere in this prospectus.

	Predecessor Company					Successor Company	Predecessor Company	Successor Company
	For the Year Ended December 31, 2000	For the Nine Months Ended September 30, 2001	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003	October 1, 2003 through July 1, 2004	July 2, 2004 through September 30, 2004	For the Six Months Ended March 31, 2004	For the Six Months Ended March 31, 2005
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues	$21,229	$77,512	$170,421	$194,293	$145,862	$55,382	$93,850	$111,451
Cost of service, roaming and equipment	25,259	74,771	148,996	141,862	96,031	34,666	62,606	71,853
Total operating expenses	67,605	124,716	327,626	246,866	88,369	56,226	101,547	124,163
Operating income (loss)	(46,376)	(47,204)	(157,205)	(52,573)	57,493	(844)	(7,697)	(12,712)
Net income (loss)	(56,157)	(60,659)	(178,364)	(72,867)	179,577	(5,976)	(12,251)	(22,153)
Basic and diluted net loss per share of common stock	n/a	n/a	n/a	n/a	n/a	$(0.65)	n/a	$(2.39)
Other Data:
Number of subscribers at end of period	46,773	134,927	215,694	220,107	233,036	240,528	227,398	259,154
	Predecessor Company				Successor Company
	As of December 31, 2000	As of September 30, 2001	As of September 30, 2002	As of September 30, 2003	As of September 30, 2004	As of March 31, 2005
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$165,958	$54,579	$27,588	$17,654	$57,760	$64,432
Property and equipment, net	129,087	198,161	200,735	170,620	134,931	108,241
Total assets	328,575	328,756	280,695	221,574	312,308	286,219
Long-term debt	157,581	191,392	564	406	165,400	165,395
Total stockholders' equity (deficiency)	12,718	(53,879)	(106,710)	(179,577)	89,046	66,939

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The following summary unaudited pro forma condensed consolidated financial information is designed to reflect how the merger of iPCS and Horizon PCS might have affected their respective historical financial statements if the merger had been completed at the earliest date presented. The following summary unaudited pro forma condensed consolidated financial information was prepared based on the historical financial results reported by iPCS and Horizon PCS in their filings with the SEC. The following should be read in connection with "Unaudited Pro Forma Condensed Consolidated Financial Information" and the iPCS audited and unaudited financial statements, which can be found elsewhere in this prospectus.

        The unaudited pro forma balance sheet assumes that the merger closed on March 31, 2005 and combines iPCS' March 31, 2005 consolidated balance sheet with Horizon PCS' March 31, 2005 consolidated balance sheet. The unaudited pro forma statement of operations for the fiscal year ended September 30, 2004 gives effect to the merger as if it closed on October 1, 2003. The unaudited pro forma statement of operations for the six months ended March 31, 2005 gives effect to the merger as if it closed on October 1, 2004.

        The summary unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies been combined during the periods presented or the future results that the combined company will achieve.

	Fiscal Year 2004	For the Six Months Ended March 31, 2005
	(dollars in thousands, except per share data)
Statement of Operations Data:
Pro Forma
Revenues	$411,385	$199,068
Cost of service, roaming and equipment	279,843	130,290
Total operating expenses	433,220	239,384
Operating loss	(21,835)	(40,316)
Net loss	(52,704)	(55,323)
Basic and diluted net loss per share of common stock	$(3.25)	$(3.41)
As of March 31, 2005
Pro Forma Other Data:
Number of subscribers at end of period	443,045
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$108,287
Property and equipment, net	200,141
Total assets	686,616
Long-term debt	307,270
Total stockholders' equity	290,063

RISK FACTORS

        You should carefully consider the following risk factors in addition to other information contained in this prospectus before investing in our common stock.

Risks Related to Our Business, Strategy and Operations

Our substantial leverage could adversely affect our ability to incur additional indebtedness if needed and could negatively affect our ability to service our debt.

        We are highly leveraged. As of March 31, 2005, after giving effect to the merger with Horizon PCS, our total outstanding debt, including capital lease obligations, was approximately $290.4 million. As of that date, such indebtedness represented approximately 48.6% of our total pro forma capitalization. The indentures that govern our 11 1/2% senior notes due 2012 and our 11 5/8% senior notes due 2012 permit us and our subsidiaries to incur additional indebtedness subject to certain limitations. The incurrence of additional indebtedness could further exacerbate the risks associated with our leverage. If we incur additional indebtedness that ranks equally with the senior notes, the holders of that debt will be entitled to share ratably with the holders of the senior notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us.

        Our substantial indebtedness could adversely affect our financial health by, among other things:

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  increasing our vulnerability to adverse economic conditions;

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  limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  requiring us to dedicate a substantial portion of any cash flow from our operating activities to service our debt, which reduces the funds available for operations and future business opportunities; and

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  potentially making us more highly leveraged than our competitors, which could decrease our ability to compete in our industry.

        The ability to make payments on our debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms in a timely manner or at all. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of out indebtedness on commercially reasonable terms or at all. The indentures that govern the senior notes limit our ability to take several of these actions. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of our common stock.

We may fail to realize the anticipated benefits of our merger with Horizon PCS, which could adversely affect the value of our stock.

        The success of our merger with Horizon PCS will depend, in part, on our ability to realize the anticipated growth opportunities, economies of scale and other benefits from combining the business of

iPCS with the business of Horizon PCS. To realize the anticipated benefits of this combination, our management team must develop strategies and implement a business plan that will:

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  effectively manage the networks and markets of iPCS and Horizon PCS;

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  effectively manage cash for use in financing future growth and working capital needs;

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  effectively manage the marketing and sales of the services;

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  successfully retain and attract key employees, including management, during a period of transition and in light of the competitive employment market; and

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  maintain adequate focus on existing businesses and operations while working to integrate the two companies.

        The diversion of our management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on our financial condition and results of operations. If we do not realize economies of scale and other anticipated benefits as a result of the merger, the value of our common stock may decline. There is no assurance that combining our business with that of Horizon PCS, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial conditions superior to what we could have achieved independently.

We incurred and will continue to incur significant costs associated with the merger.

        iPCS incurred significant direct transaction costs associated with the merger, which will be included as a part of the total purchase price for accounting purposes. We will continue to incur severance expenses in connection with the termination of the employment of certain employees of Horizon PCS, and other costs associated with integrating the two companies. We may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

We and Horizon PCS emerged from bankruptcy in 2004 and we both have a history of net losses. We may incur additional losses in the future, and our operating results could fluctuate significantly on a quarterly and annual basis which could negatively affect our stock price.

        We emerged from bankruptcy in July 2004 and Horizon PCS emerged from bankruptcy in October 2004. Prior to our emergence from bankruptcy and the implementation of fresh-start accounting, we had a net accumulated deficiency of $393.5 million and Horizon PCS had a net accumulated deficiency of $685.9 million. Our future operating profitability and cash flows from operating activities will depend upon many factors, including, among others, our ability to market Sprint PCS products and services, achieve projected market penetration and manage subscriber turnover rates. If we do not achieve and maintain operating profitability and positive cash flows from operating activities, we may be unable to make interest or principal payments on the senior notes. Our inability to satisfy our obligations may result in our restructuring or bankruptcy, in which case you could lose all or part of your investment.

        In addition, our future operating results and cash flows will be subject to quarterly and annual fluctuations due to many factors, some of which are outside our control. These factors include increased costs we may incur in connection with the further development, expansion and upgrade of our wireless network and fluctuations in the demands for our services. We may not achieve or sustain profitability. To the extent our quarterly or annual results of operations fluctuate significantly, we will be unable to pay amounts due under the senior notes. Our inability to satisfy our obligations may result in our restructuring or bankruptcy, in which case you could lose all or part of your investment.

It is our strategy to accelerate our subscriber growth, which may negatively affect our near term profitability.

        We intend to accelerate the growth of our subscriber base by expanding our sales distribution channels, particularly the number of local third-party distributors and our company-owned retail stores, and by increasing our sales and marketing activities in order to maximize revenues from our third generation network and advanced product offerings. As we seek to accelerate our subscriber growth, we will incur significant up-front subscriber acquisition expenses, which initially will result in reduced levels of cash flows from operating activities as compared to our most recent prior periods. In addition, to the extent our subscriber growth includes a higher percentage of sub-prime credit subscribers, our churn and bad debt expense may increase, which would impair our ability to maintain and increase our revenues and cause a deterioration in our operating margin.

Our financial condition and results of operations are not comparable to the financial condition and results of operations reflected in our historical financial statements which may negatively affect our share price.

        As a result of our emergence from bankruptcy, we are operating our business with a new capital structure, and are subject to fresh-start accounting prescribed by generally accepted accounting principles. In accordance with fresh-start accounting, assets and liabilities were recorded at fair value, with the enterprise value that was determined in connection with the reorganization. Accordingly, iPCS' financial condition and results of operations for the periods from and after July 2, 2004 are not comparable to the financial condition or results of operations for the periods prior to July 2, 2004 reflected in our historical consolidated financial statements included elsewhere in this prospectus.

If we receive lower revenues or incur more fees than we anticipate for PCS roaming from Sprint PCS, our results of operations may be negatively affected.

        We are paid a fee from Sprint PCS or a Sprint PCS Affiliate for every minute and kilobyte that Sprint PCS or that affiliate's subscribers use the Sprint PCS network in our territory. Similarly, we pay a fee to Sprint or another Sprint PCS Affiliate for every minute and kilobyte that our subscribers use the Sprint PCS network outside our territory. The per-minute and per-kilobyte rates that we receive from Sprint PCS and that we pay to Sprint PCS or another Sprint PCS Affiliate are the same and are fixed until the end of December 2006. Thereafter, the rate will change, based on an agreed-upon formula that may have an adverse effect on us. In addition, Sprint PCS subscribers based in our territory may spend more time outside our territory than we anticipate, and wireless subscribers from outside our territory may spend less time in our territory or may use our services less than we anticipate. Our ratio of inbound to outbound roaming with Sprint PCS was approximately 1.3 to 1 for the quarter ended March 31, 2005 and Horizon PCS' ratio was approximately 1.6 to 1 for this period. We expect this ratio to decline over time as our subscriber base continues to grow, resulting in us receiving less Sprint PCS roaming revenue and/or having to pay more in Sprint PCS roaming fees than we collect in Sprint PCS roaming revenue which will negatively affect our operating results.

Roaming revenue from subscribers of wireless communications providers other than Sprint PCS and Sprint PCS Affiliates may decline in the future which may negatively affect our operating results.

        We derive a significant amount of roaming revenue from wireless communications providers other than Sprint PCS and Sprint PCS Affiliates for permitting their subscribers to roam on our network when they are in our territory. For the quarter ended March 31, 2005, approximately 7% of our roaming revenue and 14% of Horizon PCS' revenue was attributable to revenue derived from these other wireless communications providers. We do not have agreements directly with these providers. Instead, we rely on roaming arrangements that Sprint PCS has negotiated. Sprint PCS may negotiate roaming arrangements with other wireless communications providers at rates that are lower than current rates, resulting in a decrease in our roaming revenue. If the rates offered by Sprint PCS are not attractive, these other wireless communications providers may decide to build out their own networks in our territory and compete with us directly or enter into roaming arrangements with our competitors who already have networks in our territory, resulting in a decrease in our roaming revenue. Roaming revenue from subscribers of wireless communications providers other than Sprint PCS and Sprint PCS Affiliates may decline as a result of decreased roaming traffic in our territory if our quality of service does not continue to meet designated technical and quality standards or if we are unable to control fraudulent use.

Our roaming arrangements may not be competitive with other wireless communications providers, which may restrict our ability to attract and retain subscribers which may negatively affect our operating results.

        We do not have agreements directly with other wireless service providers for roaming coverage outside our territory. Instead, we rely on roaming arrangements that Sprint PCS has negotiated with other wireless communications providers for coverage in these areas. Some risks related to these arrangements are as follows:

  •
  the arrangements may not benefit us in the same manner that they benefit Sprint PCS;

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  the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by Sprint PCS;

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  the price of a roaming call may not be competitive with prices charged by other wireless companies for roaming calls;

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  subscribers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

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  Sprint PCS subscribers may not be able to use advanced PCS features from Sprint PCS, such as PCS Vision, while roaming;

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  Sprint PCS or the carriers providing the service may not be able to provide accurate billing information on a timely basis; and

  •
  if Sprint PCS subscribers do not have a similar wireless experience as when they are on the Sprint PCS network, we may lose current subscribers and Sprint PCS products and services may be less attractive to potential new subscribers.

        If we are unable to attract and retain subscribers for any reason, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

Unauthorized use of, or interference with, the Sprint PCS network in our territory could disrupt our service and increase our costs.

        We may incur costs associated with the unauthorized use of the Sprint PCS network in our territory, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraudulent use of the Sprint PCS network in our territory may impact interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for fraudulent roaming. As these costs increase, our operating performance may decline which could adversely affect our ability to make payments on our debt and operate our business.

If we lose the right to install our equipment on wireless towers or are unable to renew expiring leases for wireless towers on favorable terms or at all, our business and results of operations could be adversely impacted.

        Approximately 99% of our base stations are installed on leased tower facilities that may be shared with one or more other wireless communications providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support the use of its tower sites by us, we would have to find new sites or may be required to rebuild the affected portion of our network. In addition, the concentration of our tower leases with a limited number of tower companies could adversely affect our results of operations and financial condition if any of our operating subsidiaries is unable to renew its expiring leases with these tower companies either on favorable terms or at all. If any of the tower leasing companies that we do business with should experience severe financial difficulties, or file for bankruptcy protection, our ability to use our towers could be adversely affected. That, in turn, would adversely affect our revenues and financial condition if a material number of towers were involved.

We depend on other telecommunications companies for some services that, if delayed or interrupted, could delay our expected increases in subscribers and revenues.

        We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. Without these services, we could not offer Sprint PCS services to our subscribers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from some of these companies, and in obtaining local telephone numbers for use by our subscribers, which are sometimes in short supply, and we may continue to experience delays and interruptions in our network operations and our business may suffer. Delays or interruptions could also result in a breach of our affiliation agreements with Sprint PCS, subjecting these agreements to potential termination by Sprint PCS.

The technology that we use may become obsolete, which would limit our ability to compete effectively within the wireless telecommunications industry which would negatively affect our operating results and share price.

        The wireless telecommunications industry is experiencing significant technological change. We employ CDMA (a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all transmission bits, sending a scrambled transmission of the encoded information over the air and reassembling the speech and data into its original format), the digital wireless communications technology selected by Sprint PCS and certain other carriers for their nationwide networks. Other carriers employ other technologies, such as TDMA (time division multiple access, a technology used in digital cellular telephone communication that divides each cellular channel into three time slots in order to increase the amount of data that can be carried), GSM (global system for mobile communication, a technology that digitizes and compresses data, then sends it down a channel with two other streams of user data, each in its own time slot) and iDEN (integrated digital enhanced network, a technology containing the capabilities of a digital cellular telephone, two-way radio, alphanumeric pager, and data/fax modem in a single network), for their nationwide networks. If another technology becomes the preferred industry standard, we would be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology, which in turn could require us to make changes to our network at substantial cost. We may be unable to respond to these pressures and implement new technology on a timely basis or at an acceptable cost. Additionally, our substantial indebtedness, coupled with our recent emergence from bankruptcy, could limit our ability to obtain any additional financing that we may need in order to make changes to our network, which may require us to dedicate a substantial portion of any cash flow from our operating activities to make such changes, thereby reducing funds available for future marketing activities and debt repayment. We may also lose subscribers if we fail to implement significant technological changes evidenced by the development and commercial acceptance of advanced wireless data services, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. If we lose subscribers, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect our operating results and share price.

        Our business is managed by a small number of executive officers on whom we depend to operate our business. We believe that our future success will depend in part on our continued ability to retain these executive officers and to attract and retain other highly qualified technical and management personnel. Notwithstanding our employment agreements with certain of our executives, we may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel. Moreover, our past inability to meet our obligations that resulted in our bankruptcy filing, or the perception that we may not be able to meet our obligations following the reorganization, could adversely affect our ability to retain or attract high-quality personnel. The loss of the officers and skilled employees upon whom we depend to operate our business could adversely affect operating results and share price.

Risks Related to Our Relationship with Sprint PCS

Our ability to conduct our business would be severely restricted if Sprint PCS terminates our affiliation agreements and our share price would be negatively affected.

        Our relationship with Sprint PCS is governed by our affiliation agreements with it. We do not own any licenses that are used in our portion of the Sprint PCS network and our business depends on the continued effectiveness of these affiliation agreements with Sprint PCS. Sprint PCS may be able to terminate our affiliation agreements with it if we materially breach the terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint PCS, in certain cases, with little notice. As a result, we may not always be in compliance with all requirements of our affiliation agreements with Sprint PCS. Sprint PCS conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. We may need to incur substantial costs to remedy any noncompliance. If we are not in compliance with our affiliation agreements, such failure could limit our ability to obtain any additional financing that we may need in order to remedy such noncompliance. Additionally, our substantial indebtedness and our recent emergence from bankruptcy could further limit our ability to obtain additional financing. If we cannot obtain additional financing, we may be unable to remedy such noncompliance, thereby resulting in a material breach of our affiliation agreements which could lead to their termination by Sprint PCS. If Sprint PCS terminates or fails to renew our affiliation agreements or fails to perform its obligations under those agreements, our ability to conduct business would be severely restricted and our share price would be negatively affected.

If we materially breach our affiliation agreements with Sprint PCS, Sprint PCS may have the right to purchase our operating assets at a discount to market value.

        Our affiliation agreements with Sprint PCS require that we provide network coverage to a minimum network coverage area within specified time frames and that we meet and maintain Sprint PCS' technical and customer service requirements. A failure to meet Sprint PCS' technical or customer service requirements contained in the affiliation agreements, among other things, would constitute a material breach of the agreements, which could lead to their termination by Sprint PCS. We may amend our affiliation agreements with Sprint PCS in the future to expand our network coverage. Our affiliation agreements with Sprint PCS provide that upon the occurrence of an event of termination caused by our breach of such agreements, Sprint PCS has the right to, among other things, purchase our operating assets without stockholder approval and for a price equal to 72% of our "entire business value," which is our appraised value determined using certain principles set forth in our affiliation agreements with Sprint PCS and based on the price a willing buyer would pay a willing seller for our entire business as a going concern. See "Business—Our Affiliation Agreements with Sprint PCS" for a description of how we calculate our entire business value.

Sprint PCS may make decisions that could reduce our revenues, increase our expenses and/or our capital expenditure requirements and make our affiliate relationships with Sprint PCS less advantageous than expected.

        Under our affiliation agreements with Sprint PCS, Sprint PCS has a substantial amount of control over factors that significantly affect the conduct of our business. We are required to offer PCS subscriber pricing plans from Sprint PCS designated for regional or national offerings, including "Fair & Flexible" plans, "Free & Clear" plans and "PCS Vision" plans. Sprint PCS prices subscriber pricing plans based on its own objectives and could set price levels or change other characteristics of its plans in a way that may not be economically advantageous for our business, which would result in decreased revenues and/or increased expenses. In addition, subject to newly established limits set forth in the amendments to our affiliation agreements with Sprint PCS, Sprint PCS may alter its network and technical requirements or request that we build out additional areas within our territory, which could result in increased operating expenses, additional equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another Sprint PCS Affiliate.

Certain provisions of our affiliation agreements with Sprint PCS may diminish our value and restrict the sale of our business which may negatively affect our share price.

        Under specific circumstances and without stockholder approval, Sprint PCS may purchase our operating assets or capital stock at a discount. In addition, Sprint PCS has the right to withhold its consent to any transaction in which the "ultimate parent" of iPCS Wireless, Inc., our operating subsidiary that is the party to the affiliation agreements with Sprint PCS, changes. We must obtain the consent of Sprint PCS prior to any assignment by us of our affiliation agreements with it. Sprint PCS also has a right of first refusal if we decide to sell our operating assets to a third party. We are also subject to a number of restrictions on the transfer of our business, including a prohibition on the sale of our operating assets to competitors of Sprint. These restrictions and the other restrictions contained in our affiliation agreements with Sprint PCS restrict our ability to sell our business, may reduce the value a buyer would be willing to pay for our business, and may reduce our "entire business value," which is our appraised value determined using principles set forth in our affiliation agreements with Sprint PCS and based on the price a willing buyer would pay a willing seller for our entire business as a going concern.

Problems with Sprint PCS' internal support systems could lead to customer dissatisfaction or increase our costs.

        We rely on Sprint PCS' internal support systems, including customer care, billing and back office support. Sprint PCS has entered into business process outsourcing agreements with third parties to provide these services. Sprint PCS may not be able to successfully add system capacity, its internal support systems may not be adequate and the third parties that Sprint PCS has contracted with may not perform their obligations. Problems with Sprint PCS' internal support systems could cause:

  •
  delays or problems in our operations or services;

  •
  delays or difficulty in gaining access to subscriber and financial information;

  •
  a loss of subscribers; and

  •
  an increase in the costs of customer care, billing and back-office services.

        Should Sprint PCS fail to deliver timely and accurate information, this may lead to adverse short-term decisions and inaccurate assumptions in our business plan. It could also adversely affect our cash flows, because Sprint PCS collects our receivables and remits to us a net amount that is based on the financial information it produces for us.

Our costs for internal support systems may increase if Sprint PCS terminates all or part of our service agreements with it.

        The costs for the services provided by Sprint PCS under our affiliation agreements with Sprint PCS relative to billing, customer care and other back-office functions for the quarter ended March 31, 2005 were approximately $5.4 million and $3.6 million for Horizon PCS. Because we incur the majority of these costs on a per-subscriber basis, which, under the recent amendments to our affiliation agreements with Sprint PCS, is fixed until the end of December 2006 and after which will be adjusted by Sprint PCS based on a formula related to Sprint PCS' costs to provide the services, we expect the aggregate cost for such services to increase as the number of our subscribers increases. Sprint PCS may terminate any service provided under such agreements upon nine months' prior written notice, but if we desire to continue receiving such service, Sprint PCS has agreed that it will assist us in developing that function internally or locating a third party vendor that will provide that service. Although Sprint PCS has agreed in such an event to reimburse us for expenses we incur in transitioning to any service internally or to a third party, if Sprint PCS terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint PCS terminates a service we currently receive from it.

If Sprint PCS does not maintain control over its licensed spectrum, our affiliation agreements with Sprint PCS may be terminated which will negatively affect our operating results.

        Sprint PCS, not us, holds the licenses necessary to provide wireless services in our territory. The FCC requires that licensees like Sprint PCS maintain control of their licensed systems and not delegate control to third party operators or managers without the FCC's consent. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. However, if the FCC were to determine that any of our affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the agreements, those agreements may be terminated. If the agreements are terminated, we would no longer be a part of the Sprint PCS network and we would not be able to conduct our business.

The FCC may fail to renew the Sprint PCS wireless licenses under certain circumstances, which would prevent us from providing wireless services.

        Sprint PCS' wireless licenses are subject to renewal and revocation by the FCC. The Sprint PCS wireless licenses in our territory will expire in 2005 and 2007, but may be renewed for additional ten-year terms. The FCC has adopted specific standards that apply to wireless personal communications services license renewals. Any failure by Sprint PCS or us to comply with these standards could result in the non-renewal of the Sprint PCS licenses for our territory. Additionally, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the construction requirements for each of its wireless personal communications services licenses, it can lose those licenses. If Sprint PCS loses its licenses in our territory for any of these reasons, we and our subsidiaries would not be able to provide wireless services without obtaining rights to other licenses. If Sprint PCS loses its licenses in another territory, Sprint PCS or the applicable Sprint PCS Affiliate would not be able to provide wireless services without obtaining rights to other licenses and our ability to offer nationwide calling plans would be diminished and potentially more costly.

Parts of our territory have limited licensed spectrum, which may adversely affect the quality of our service.

        In the majority of our markets, Sprint PCS has licenses covering 20 MHz or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory which represent approximately 3.8 million in total population out of a total population of over 15.0 million residents in our territory. In the future, as our subscriber base increases in those areas, this limited licensed spectrum may not be able to accommodate increases in call volume or changes or upgrades in technology and may lead to increased dropped calls and may limit our ability to offer enhanced services. We may also have to increase our capital expenditures and/or operating expenses in an attempt to compensate for this lack of licensed spectrum.

We rely on Sprint PCS for a substantial amount of our financial information. If that information is not accurate, our ability to accurately report our financial data could be adversely affected, and the investment community could lose confidence in us.

        Under our affiliation agreements, Sprint performs our billing, customer care and collections, PCS network systems support, inventory logistics, long distance transport and national third party sales support. The data provided by Sprint related to these functions they perform for us is the primary source for our service revenue and for a significant portion of our cost of service and roaming, and selling and marketing expenses included in our statement of operations. We use this data to record our financial results and prepare our financial statements. If Sprint fails to deliver timely and accurate information, this may lead us to make adverse decisions and inaccurate assumptions for future business plans and could also negatively affect our cash flows as Sprint collects our receivables and remits a net amount to us that is based on the financial information it provides. In addition, delays and inaccuracies which are material could adversely affect the effectiveness of our disclosure controls and procedures and if we later identify material errors in that data provided to us, we may be required to restate our financial statements. If that occurs as to us or any other Sprint PCS Affiliate, investors and securities analysts may lose confidence in us.

If Sprint PCS does not succeed, our business may not succeed.

        If Sprint has a significant disruption to its business plan or network, fails to operate its business in an efficient manner or suffers a weakening of its brand name, our operations and profitability would likely be negatively impacted. If Sprint should have significant financial problems, including bankruptcy, our business would suffer material adverse consequences, which could include termination or revision of our affiliation agreements with Sprint PCS.

The proposed merger between Sprint and Nextel or other business combinations involving Sprint or other Sprint PCS Affiliates may have an adverse effect on us in ways that would be beyond our control.

        On December 15, 2004, Sprint and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which they would merge and combine their operations. The merger is expected to be consummated in the third calendar quarter, 2005. Nextel Communications, Inc. and an affiliated company, Nextel Partners, Inc., operate wireless telecommunications networks in portions of our service areas. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has granted us certain exclusivity rights within our service areas. The pending merger between Sprint and Nextel and the operations of the combined company after the merger may result in a breach of the exclusivity provisions of our affiliation agreements with Sprint PCS, among others. Sprint has announced that it will pursue discussions with the Sprint PCS Affiliates directed toward a modification of our affiliation agreements as a result of the Sprint/Nextel merger. We do not know the terms of Sprint's proposal, or whether we will ultimately reach agreement with Sprint on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement would materially change our business and operations and may result in us making significant payments to lease or acquire network assets and subscribers or to otherwise modify our network and marketing plans. There is no assurance that we will have adequate funds on hand or the ability to borrow such funds in order to acquire the network assets and subscribers or to otherwise modify our network. In addition, any borrowing would increase our existing substantial leverage. If necessary, we intend to enforce our rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of our affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, we may also incur significant costs associated with integrating Sprint's merger partner onto our network. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by our existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on our revenues. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of our business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy, which may have an adverse effect on our share price.

        On July 15, 2005, iPCS Wireless, Inc., our wholly owned subsidiary, filed a complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company L.P. in the Circuit Court of Cook County, Illinois. Our complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint will breach its exclusivity obligations under its management agreement, as amended with us. Our complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of its management agreement. On July 22, 2005, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, our wholly owned subsidiaries, filed a substantially similar complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications, Inc. in the Court of Chancery of the State of Delaware, New Castle County. On July 28, 2005, iPCS and certain of our wholly owned subsidiaries entered into a Forbearance Agreement (the "Agreement") with Sprint relating to the complaints filed against Sprint by our wholly owned subsidiaries. The Agreement sets forth our agreement that our subsidiaries will not seek certain injunctive relief in the ongoing litigation under certain circumstances and contemplates the parties proceeding directly to a trial relating to our subsidiaries' request for permanent injunction and other equitable relief. The Agreement also sets forth Sprint's agreement relating to certain parameters for the operation of its wireless business in our territories following the merger involving Sprint and Nextel Communications, Inc., in each case, during the period of time the Agreement remains in effect. A trial date of December 5, 2005 has been set for the complaint filed by iPCS Wireless, Inc. in the Circuit Court of Cook County, Illinois.

If other PCS Affiliates of Sprint have financial difficulties, the PCS network of Sprint PCS could be disrupted which may negatively affect our operating results.

        The Sprint PCS network is a combination of networks. The large metropolitan areas are operated by Sprint, and the areas in between them are operated by Sprint PCS Affiliates, all of which are independent companies like us. We believe that most, if not all, of these companies have incurred substantial debt to finance the large cost of building out their networks. If other Sprint PCS Affiliates experience financial difficulties, the Sprint PCS network could be disrupted in the territories of those Sprint PCS Affiliates. Material disruptions in the Sprint PCS network could have a material adverse effect on our ability to attract and retain subscribers. If the affiliation agreements of those Sprint PCS Affiliates are like ours, Sprint PCS would have the right to step in and operate the affected territory. However, this right could be delayed or hindered by legal proceedings, including any bankruptcy proceeding related to the affected Sprint PCS Affiliate. In addition to iPCS and Horizon PCS, another Sprint PCS affiliate recently emerged from bankruptcy and others have experienced financial difficulties.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations.

        We depend on our relationship with Sprint PCS to obtain handsets and other wireless devices. Sprint PCS orders handsets and other wireless devices from various manufacturers. We could have difficulty obtaining specific types of handsets in a timely manner if:

  •
  Sprint PCS does not adequately project the need for handsets for itself, its PCS Affiliates and its other third-party distribution channels, particularly in transition to new technologies, such as 3G technology;

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  Sprint PCS gives preference to other distribution channels, which has occurred in the past;

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  we do not adequately project our need for handsets or other wireless devices;

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  Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

  •
  there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

        The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers. If we lose subscribers, our ability to maintain and increase revenues will be impaired and our operating margin will deteriorate.

Risks Related to the Wireless Telecommunications Industry

We may experience a high rate of subscriber turnover, which would adversely affect our financial performance.

        The wireless telecommunications industry in general, and Sprint PCS and the Sprint PCS Affiliates in particular, including us, have experienced a high rate of subscriber turnover, commonly known as churn. We believe this higher churn rate has resulted from Sprint PCS' programs for marketing its services to sub-prime credit subscribers and Sprint PCS' focus on adding subscribers from the consumer segment of the industry, rather than the business segment. Significant competition in our industry and general economic conditions may cause our future churn rate to be higher than our historical rate. Factors that may contribute to higher churn include:

  •
  inability or unwillingness of subscribers to pay, resulting in involuntary deactivations, which accounted for over 42% of our subscriber deactivations and 31% of Horizon PCS' subscriber deactivations in the quarter ended March 31, 2005;

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  subscriber mix and credit class, particularly sub-prime credit subscribers, which accounted for approximately 26% of our subscriber base and 20% of Horizon PCS' subscriber base as of March 31, 2005;

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  attractiveness of our competitors' products, services and pricing;

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  network performance and coverage relative to our competitors;

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  customer service;

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  any increased prices for services in the future; and

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  any future changes by us in the products and services we offer or in the terms under which we offer our products or services, especially to sub-prime credit subscribers.

        An additional factor that may contribute to a higher churn rate is the FCC's wireless local number portability ("WLNP") requirement. The FCC regulations relating to WLNP enable wireless subscribers to keep their telephone numbers when switching to another carrier. As of May 24, 2004, all covered Commercial Mobile Radio Service ("CMRS") providers, including broadband PCS, cellular and certain specialized mobile radio ("SMR") licensees, must allow customers to retain, subject to certain geographic limitations, their existing telephone number when switching from one telecommunications carrier to another. The WLNP mandate has imposed increased operating costs on all CMRS providers, including us, and to date has had a negative impact on our operations.

        A high rate of subscriber turnover could adversely affect our competitive position, liquidity, financial position, results of operations and our costs of, or losses incurred in, obtaining new subscribers, especially because we subsidize most of the costs of initial purchases of handsets by subscribers.

Regulation by government agencies and taxing authorities may increase our costs of providing service or require us to change our services.

        Our operations and those of Sprint PCS are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration, and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could negatively impact our operations and those of Sprint PCS thereby increasing our costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require us to alter the structure of our current relationship with Sprint PCS.

Concerns over health risks and safety posed by the use of wireless handsets may reduce consumer demand for our services.

        Media reports have suggested that radio frequency emissions from wireless handsets may:

  •
  be linked to various health problems resulting from continued or excessive use, including cancer;

  •
  interfere with various electronic medical devices, including hearing aids and pacemakers; and

  •
  cause explosions if used while fueling an automobile.

        Widespread concerns over radio frequency emissions may expose us to potential litigation, discourage the use of wireless handsets or result in additional regulation imposing restrictions or increasing requirements on the location and operation of cell sites or the use or design of wireless handsets. Any resulting decrease in demand for these services or increase in the cost of complying with additional regulations could impair our ability to profitably operate our business. Such concerns may result in the loss of subscribers, which may impair our ability to maintain and increase revenues and lower our operating margin. In addition, we may need to dedicate a larger portion of any cash flow from our operating activities to comply with such additional regulations.

        Due to safety concerns, some state and local legislatures have passed or are considering legislation restricting the use of wireless telephones while driving automobiles. Concerns over safety risks and the effect of future legislation, if adopted in the areas we serve, could limit our ability to market and sell our wireless services. In addition, it may discourage use of our wireless devices and decrease our revenues from subscribers who now use their wireless telephones while driving. Further, litigation relating to accidents, deaths or serious bodily injuries allegedly incurred as a result of wireless telephone use while driving could result in damage awards, adverse publicity and further governmental regulation.

Significant competition in the wireless telecommunications industry may result in our competitors offering new services or lower prices, which could prevent us from operating profitably and may cause prices for our services to continue to decline in the future.

        Competition in the wireless telecommunications industry is intense. Competition has caused, and we anticipate that competition will continue to cause, the market prices for two-way wireless products and services to decline. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the wireless telecommunications industry. If prices for our services continue to decline, it could adversely affect our ability to increase revenue, which would have a material adverse effect on our financial condition, our results of operations. In addition, the viability of our business depends upon, among other things, our ability to compete with other wireless providers on reliability, quality of service, availability of voice and data features and customer care. In addition, the pricing of our services may be affected by competition, including the entry of new service providers into our markets. Furthermore, there has been a recent trend in the wireless telecommunications industry toward consolidation of wireless service providers, which we expect to lead to larger competitors over time.

        Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS' consent to sell non-Sprint approved equipment may limit our ability to keep pace with our competitors on the introduction of new products, services and equipment. Some of our competitors are larger than us, possess greater resources and more extensive coverage areas, and may market other services, such as landline telephone service, cable television and Internet access, along with their wireless communications services. In addition, we may be at a competitive disadvantage because we may be more highly leveraged than some of our competitors.

        We also face competition from paging, dispatch and conventional mobile radio operations, enhanced specialized mobile radio ("ESMR") and mobile satellite services. In addition, future FCC regulation or Congressional legislation may create additional spectrum allocations that would have the effect of adding new entrants (and thus additional competitors) into the mobile telecommunications market.

Market saturation could limit or decrease our rate of new subscriber additions and increase costs to keep our current subscribers.

        Intense competition in the wireless telecommunications industry could cause prices for wireless products and services to continue to decline. If prices drop, our rate of net subscriber additions will take on greater significance in improving our financial condition and results of operations. However, as our and our competitors' penetration rates in our markets increase over time, our rate of adding net subscribers could decrease further. In addition, we may incur additional costs through equipment upgrades and other retention costs to keep our current subscribers from switching to our competitors. If this decrease were to happen, it could materially adversely affect our liquidity, financial condition and results of operations.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS products and services.

        The wireless telecommunications industry is experiencing significant and rapid technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used in our network to become obsolete. We rely on Sprint PCS for research and development efforts with respect to Sprint PCS products and services and with respect to the technology used on our network. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

        If Sprint PCS is unable to keep pace with these technological changes or other changes in the wireless communications market, the technology used on our network or our business strategy may become obsolete. In addition, other carriers are in the process of completing, or have completed, upgrades to 1xRTT or other 3G technologies. 1xRTT is the name for the first phase in CDMA's evolution to 3G technology. 3G technology provides high-speed, always-on Internet connectivity and high-quality video and audio. Other carriers may introduce these new technologies or other competing technologies more rapidly than we do, which could put us at a competitive disadvantage. Additional steps beyond 1xRTT, which could include enhancement to new EV-DO or EV-DV technology, may be taken as demand for more robust data services or as the need for additional capacity develops. iPCS and Horizon PCS have upgraded their networks to CDMA 1xRTT and, as of March 31, 2005, are offering PCS Vision services in markets representing approximately 98% of the covered population in iPCS' territory and 92% in Horizon PCS' territory. Sprint PCS has announced its intention to deploy

EV-DO technology in portions of its service area in 2005 and 2006. We may similarly elect to deploy EV-DO technology in portions of our service area, which may significantly increase our capital expenditures.

We are a consumer business and an economic downturn in the United States involving significantly lowered consumer spending could negatively affect our results of operations.

        Our primary subscriber base is composed of individual consumers, and in the event of an economic downturn in the United States in which spending by individual consumers drops significantly, our business may be negatively affected.

Risks Related to Our Common Stock

The ability to influence corporate matters will be limited because a small number of stockholders beneficially own a substantial amount of our common stock.

        Entities that are investment advised by AIG Global Investment Corp. (a subsidiary of American International Group) ("AIGGIC"), Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the "Apollo Funds") and funds managed by affiliates of Silver Point Capital, L.P. ("Silver Point") owned 2,680,470 shares, 2,656,351 shares and 2,869,568 shares, or approximately 16.3%, 16.3% and 17.4%, respectively, of our common stock on August 11, 2005. As a result, AIGGIC, the Apollo Funds and Silver Point can exert significant influence over our management and policies until such time as they sell a substantial portion of their shares and may have interests that are different from yours. Each of AIGGIC, Silver Point and the Apollo Funds has an affiliated person on our board of directors.

Sales of our common stock in connection with this offering could adversely affect our stock price.

        Sales of a substantial number of shares of our common stock into the public market through this offering or subject to limitations under Rule 144 could adversely affect our stock price. Subject to our obligations to maintain the effectiveness of the registration statement of which this prospectus is part and another registration statement covering 3,251,288 shares of iPCS owned by former stockholders of Horizon PCS, all of our outstanding shares of common stock are or will be freely tradeable without restriction or further registration under the federal securities laws.

There is not, and there may never be, an established active trading market for iPCS common stock.

        There is no established active trading market for our common stock and such a trading market may never develop. Our common stock is currently quoted on the OTC Bulletin Board. If an established active trading market does develop, it may not be sustained and a high degree of price volatility may continue to exist in any such market. We intend to apply for listing of our common stock on The Nasdaq National Market as soon as we are able to satisfy the listing requirements, in particular, the requirements for a minimum number of round lot holders. If for any reason our common stock is not eligible for initial or continued listing on The Nasdaq Stock Market, or if a public trading market does not develop, holders of our common stock may have difficulty selling their shares.

The price of our common stock may be more volatile than the equity securities of established companies and such volatility may disproportionately reduce the market value of our common stock at certain times.

        The market price of our common stock could be subject to significant fluctuations in response to various factors, including, but not limited to:

  •
  variations in our, or Sprint PCS', quarterly operating results;

  •
  our or Sprint PCS' failure to achieve operating results consistent with securities analysts' projections;

  •
  the operating and stock price performance of other companies that investors may deem comparable to us or Sprint PCS;

  •
  announcements of technological innovations or new products and services by us, Sprint PCS or our competitors;

  •
  announcements by us or Sprint PCS of business combinations, joint development efforts or corporate partnerships in the wireless telecommunications market;

  •
  market conditions in the technology, telecommunications and other growth sectors; and

  •
  rumors relating to us, Sprint PCS or our competitors.

        The stock market has experienced significant price volatility. Under these market conditions, stock prices of many growth stage companies have often fluctuated in a manner unrelated or disproportionate to the operating performance of such companies. As we are a growth stage company, our common stock may be subject to greater price volatility than the stock market as a whole.

The market price of our common stock may be affected by factors different from those affecting the shares of our common stock prior to the consummation of our merger with Horizon PCS.

        The businesses of iPCS and Horizon PCS differed in some respects and, accordingly, the results of operations of iPCS following the merger and the market price of our common stock may be affected by factors different from those that affected our results of operations and the market price our common stock prior to the merger.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business and operating results.

        We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we need to integrate the internal control procedures of Horizon PCS, which may delay our compliance. If we fail to achieve and maintain the adequacy of our internal control, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal control, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed and investors could lose confidence in our reported financial information.

You may not receive a return on investment through dividend payments nor upon the sale of your shares.

        We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. Therefore, you will not receive a return on your investment in our common stock through the payment of dividends. You also may not realize a return on your investment upon selling your shares.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

        On August 3, 2004, our common stock began trading on the National Quotation Bureau's Pink Sheets under the symbol "IPCX". On April 29, 2005, our common stock began trading on the OTC Bulletin Board.

	Price Range of Common Stock
	High	Low
Fiscal Year Ending September 30, 2005
Fourth Quarter (through August 11, 2005)	$41.90	$32.60
Third Quarter	$35.35	$30.10
Second Quarter	$38.00	$29.60
First Quarter	$30.50	$18.70
Period Ended September 30, 2004 (beginning August 3, 2004)	$19.10	$15.00

        As of August 11, 2005, there were approximately 104 holders of record of our common stock, including record holders which hold shares on behalf of an indeterminate number of beneficial owners. On August 11, 2005, the last sale price of our common stock price was $40.80.

DIVIDEND POLICY

        We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors that the board of directors, in its sole discretion, may consider relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2005, on an actual and pro forma basis after giving effect to the consummation of our merger with Horizon PCS. You should read this table together with "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the historical consolidated financial statements and notes included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	Pro Forma
	(dollars in thousands)
Cash and cash equivalents	$64,432	$108,287
Total debt:
11 1/2% senior notes due 2012	$165,000	$165,000
11 5/8% senior notes due 2012	—	141,875
Capital leases	403	403
Total debt	165,403	307,278
Stockholders' (deficiency) equity	66,939	290,063

Total capitalization	$232,342	$597,341

SELECTED HISTORICAL FINANCIAL INFORMATION

        We derived the following balance sheet data as of September 30, 2004 and 2003 and the statement of operations data for the periods ended September 30, 2004 and July 1, 2004, and for each of the years ended September 30, 2003 and 2002 from our audited consolidated financial statements, included elsewhere in this prospectus. We derived the following balance sheet data as of September 30, 2002 and 2001 and December 31, 2000 and the statement of operations data for the nine months ended September 30, 2001, and for the year ended December 31, 2000 from our audited consolidated financial statements, which are not included in this prospectus.

        We derived the following selected financial information as of March 31, 2005 and for the six months ended March 31, 2005 and 2004 from our unaudited consolidated financial statements, included elsewhere in this prospectus. Our unaudited consolidated financial statements include all adjustments, consisting of only normal accruals, that management considers necessary for a fair presentation of financial position and results of operations for the unaudited interim periods. Operating results for the six-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 30, 2005.

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", we adopted fresh start accounting as of July 1, 2004, and our emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, our reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, our financial statements after the effective date are not comparable to our financial statements for prior periods.

        Our consolidated financial statements included in this prospectus have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our financial statements as of September 30, 2004 and September 30, 2003, and for the periods ended September 30, 2004 and July 1, 2004, the year ended September 30, 2003 and for the nine months ended September 30, 2001 were audited by Deloitte & Touche LLP, independent registered public accounting firm. Our financial statements for the year ended September 30, 2002 were audited by KPMG LLP, independent registered public accounting firm. The report from KPMG for the year ended September 30, 2002 includes an explanatory paragraph which states that there was substantial doubt about our ability to continue as a going concern. We believe that the issues that caused KPMG to doubt our ability to continue as a going concern, as well as the uncertainty related to the bankruptcy proceedings, were addressed by our reorganization.

        It is important that you also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and, in each case, any related notes thereto included elsewhere in this prospectus.

	Predecessor Company					Successor Company	Predecessor Company	Successor Company
	Year Ended December 31, 2000	Nine Months Ended September 30, 2001	Year Ended September 30, 2002	Year Ended September 30, 2003	October 1, 2003 through July 1, 2004	July 2, 2004 through September 30, 2004	Six Months Ended March 31, 2004	Six Months Ended March 31, 2005
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Service revenue	$11,020	$47,180	$116,187	$145,249	$107,097	$37,909	$69,922	$77,679
Roaming revenue	7,514	25,309	47,303	44,220	34,525	15,829	21,134	30,270
Equipment and other revenue	2,695	5,023	6,931	4,824	4,240	1,644	2,794	3,502

Total revenues	21,229	77,512	170,421	194,293	145,862	55,382	93,850	111,451

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(16,786)	(60,496)	(128,512)	(130,065)	(83,230)	(29,082)	(53,776)	(59,976)
Cost of equipment	(8,473)	(14,275)	(20,484)	(11,797)	(12,801)	(5,584)	(8,830)	(11,877)
Selling and marketing	(12,363)	(24,862)	(44,727)	(27,343)	(20,976)	(7,996)	(12,884)	(18,461)
General and administrative expenses(a)	(9,319)	(8,635)	(24,930)	(5,546)	(3,550)	(1,705)	(1,974)	(3,899)
Reorganization income (expense)(b)	—	—	—	(31,093)	60,797	—	(5,031)	—
Non-cash stock compensation expenses	(11,212)	(1,530)	(3,985)	—	—	(22)	—	(46)
Taxes on non-cash compensation	(1,567)	—	—	—	—	—	—	—
Depreciation	(8,295)	(13,922)	(33,687)	(37,274)	(28,596)	(8,790)	(19,057)	(23,761)
Amortization of intangible assets	(314)	(1,463)	(3,915)	(3,274)	—	(3,051)	—	(6,098)
Gain (loss) on disposal of property and equipment	724	467	(6,318)	(474)	(13)	4	5	(45)
Impairment of goodwill(c)	—	—	(8,060)	—	—	—	—	—
Impairment of property and equipment(c)	—	—	(29,382)	—	—	—	—	—
Impairment of intangible assets(c)	—	—	(23,626)	—	—	—	—	—

Total operating expenses	(67,605)	(124,716)	(327,626)	(246,866)	(88,369)	(56,226)	(101,547)	(124,163)

Operating income (loss)	(46,376)	(47,204)	(157,205)	(52,573)	57,493	(844)	(7,697)	(12,712)
Interest income	3,443	3,537	604	70	263	289	62	502
Interest expense	(11,741)	(16,995)	(26,154)	(20,301)	(10,142)	(5,425)	(4,620)	(9,955)
Cancellation of debt(d)	—	—	—	—	131,956	—	—	—
Loss on early extinguishment of debt(e)	(1,485)	—	—	—	—	—	—	—
Other income (expense), net	2	3	56	(63)	7	4	4	12

Loss before the cumulative effect of a change in accounting principle and extraordinary item	(56,157)	(60,659)	(182,699)	(72,867)	179,577	(5,976)	(12,251)	(22,153)

Cumulative effect of a change in accounting principle(f)	—	—	4,335	—	—	—	—	—

Net loss	$(56,157)	$(60,659)	$(178,364)	$(72,867)	$179,577	$(5,976)	$(12,251)	$(22,153)

Other Data:
Basic and diluted loss per share of common stock(g)	n/a	n/a	n/a	n/a	n/a	$(0.65)	n/a	$(2.39)

	Predecessor Company				Successor Company
	As of December 31, 2000	As of September 30, 2001	As of September 30, 2002	As of September 30, 2003	As of September 30, 2004	As of March 31, 2005
	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$165,958	$54,579	$27,588	$17,654	$57,760	$64,432
Property and equipment, net	129,087	198,161	200,735	170,620	134,931	108,241
Total assets	328,575	328,756	280,695	221,574	312,308	286,219
Total current liabilities	31,360	40,684	370,183	157,961	53,797	50,918
Total liabilities not subject to compromise	201,777	261,087	387,405	171,674	223,262	219,280
Liabilities subject to compromise(h)	—	—	—	229,477	—	—
Redeemable preferred stock(i)	114,080	121,548	—	—	—	—
Stockholder's equity (deficiency)(j)	12,718	(53,879)	(106,710)	(179,577)	89,046	66,939

(a)
General and administrative expenses for the nine months ended September 30, 2001 and the year ended September 30, 2002 included approximately $2.4 million and $18.4 million, respectively, of expenses related to AirGate PCS, Inc.'s ("AirGate") acquisition of iPCS.

(b)
Reorganization income (expense) relate to costs and adjustments that relate to our Chapter 11 filing and the related fresh start accounting adjustments to revalue our assets and liabilities to their fair value. Other costs included in reorganization expense include professional fees, adjustments to carrying value of debt, employee severance payments, employee retention payments and lease termination accruals. See notes to our consolidated financial statements included elsewhere in this prospectus for further information.

(c)
In 2002, we recorded an impairment charge of approximately $8.1 million as a result of our annual impairment testing of goodwill as required by SFAS No. 142. In addition, we recorded impairment charges of approximately $53.0 million under SFAS No. 144, which consisted of approximately $23.6 million of intangible assets and $29.4 million of property and equipment.

(d)
As of the effective date of our plan of reorganization, we recognized income of approximately $132.0 million on the cancellation of debt related to the discharge of certain of our liabilities subject to compromise as required under our plan of reorganization.

(e)
In July 2000, in connection with the refinancing of our Nortel credit facility with our then existing senior secured credit facility, we recorded a loss on the early extinguishment of debt of approximately $1.5 million that related to the write-off of the unamortized deferred financing costs. As required under SFAS No. 145, the loss previously reported as an extraordinary item has been reclassified as a non-operating loss.

(f)
In connection with AirGate's acquisition of iPCS, we changed our method of recognizing interest expense on our then existing senior discount notes effective as of October 1, 2001. The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of the then existing senior discount notes by approximately $4.3 million along with a corresponding decrease in our net loss.

(g)
Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of our common stock. Pursuant to our plan of reorganization, 8.6 million shares were distributed to our unsecured creditors on the effective date and the remaining 0.4 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share". The basic and diluted loss per share are the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

(h)
Amount includes approximately $206.7 million related to our then existing senior discount notes and other amounts owed to Sprint and other creditors. See notes to our consolidated financial statements included elsewhere in this prospectus for further information.

(i)
In connection with AirGate's acquisition of iPCS, all shares of preferred stock were converted into common shares.

(j)
As part of our plan of reorganization, our previously issued common stock was cancelled and new equity was issued to our general unsecured creditors in satisfaction and retirement of their claims.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business

Overview

        We are a PCS affiliate of Sprint, the operator of a 100% digital personal communications service, or PCS, wireless network with licenses to provide voice and data service to the entire United States population using a single frequency band and a single technology. As a Sprint PCS Affiliate, we have the exclusive right to provide wireless mobility communications services and products under the Sprint brand name in the territory licensed to us by Sprint PCS. We own and are responsible for building, operating and managing the portion of the PCS wireless network of Sprint PCS located in our territory. Our network is designed to offer a seamless connection with the wireless network of Sprint PCS and uses the same technology as Sprint PCS to transmit wireless calls. We have completed the required build-out of our portion of the PCS wireless network of Sprint PCS, although we may elect to build-out additional markets in our territory. We offer national calling plans designed by Sprint PCS, as well as local plans tailored to the markets within our territory. We market Sprint PCS products and services through a number of distribution outlets located in our territory, including our own retail stores, major national retailers (including RadioShack and Best Buy stores) and local third-party distributors. Our territory consists of 40 markets—known as "basic trading areas" or BTAs—located in Illinois, Michigan, Iowa and eastern Nebraska. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at March 31, 2005, our licensed territory had a total population of approximately 7.8 million residents, of which our wireless network covered approximately 5.9 million residents. At March 31, 2005, we had approximately 259,200 subscribers in all our markets.

        We recognize revenues from our subscribers for the provision of wireless telecommunications services, proceeds from the sale of handsets and accessories through distribution channels controlled by us and fees from Sprint PCS and other wireless service providers and resellers when their subscribers roam onto our network. Sprint PCS retains 8% of all service revenue collected from our subscribers (not including product sales or roaming charges billed to our subscribers) and 8% of all fees collected from non-Sprint wireless service providers and resellers when their subscribers roam onto our network. We report the amount retained by Sprint PCS as an operating expense. In addition, Sprint PCS bills our subscribers for taxes, handset insurance and Universal Service Fund charges which we do not record. Sprint collects these amounts from the subscribers and remits them to the appropriate entity.

        As part of our affiliation agreements with Sprint PCS, we have contracted with Sprint PCS to receive back-office services such as subscriber activation, handset logistics, billing, customer care and network monitoring services. We initially elected to delegate the performance of these services to Sprint PCS to take advantage of its economies of scale, to accelerate our build-out and market launches and to lower our initial capital requirements. Under the terms of the amendment to our affiliation agreements we have contracted with Sprint PCS for these services through December 31, 2006. The cost for these services is primarily on a per subscriber or per transaction basis and is recorded as an operating expense.

        As we do not own any PCS licenses to operate a wireless network, our operations and revenues are substantially dependent on the continuation of our affiliation with Sprint PCS. Additionally, our affiliation agreements with Sprint PCS give Sprint PCS a substantial amount of control over factors that significantly affect the conduct of our business.

Reorganization

        We filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From the date of our bankruptcy filing through the effective date of our plan of reorganization, we operated our business and managed our assets as debtors-in-possession, subject to the supervision of the bankruptcy court, without obtaining debtor-in-possession financing. On April 30, 2004, we, through a newly formed special purpose entity, issued $165.0 million in aggregate principal amount of 11.5% senior notes, the net proceeds of which offering were deposited into an escrow account to be used in accordance with our plan of reorganization upon confirmation by the bankruptcy court and effectiveness.

        On July 9, 2004, the bankruptcy court confirmed our plan of reorganization and declared it effective as of July 20, 2004. Pursuant to the terms of our plan of reorganization, on the effective date we paid a portion of the net proceeds from the senior notes offering to satisfy in full the balance outstanding under our then-existing senior secured credit facility and to permanently retire the loans thereunder. The remaining net proceeds from the senior notes were used to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and to pay fees and expenses related to the reorganization, as well as for general corporate purposes. Additionally, all of our subordinated claims were discharged and all of our then existing capital stock was cancelled.

        Our plan of reorganization authorized us to issue ten million shares of our common stock upon our emergence from bankruptcy. On the effective date of our plan of reorganization, we issued 8.6 million shares of common stock to our general unsecured creditors who held undisputed claims, including holders of our then-existing senior discount notes, in satisfaction and retirement of their claims. We also reserved 400,002 shares of our common stock for future issuances to our general unsecured creditors upon resolution of their disputed claims. As of June 30, 2005 all disputed claims have been resolved and as of July 29, 2005 the full 9.0 million shares have been distributed. Accordingly, our former general unsecured creditors are now our principal equity holders. The remaining one million shares were reserved for issuance to certain members of our management, directors and other employees through our Amended and Restated 2004 Long-Term Incentive Plan.

        With respect to Sprint, our plan of reorganization provided for the following:

  •
  the assumption of our affiliation agreements with Sprint PCS, as amended to provide us a number of benefits;

  •
  the settlement of all claims by and between us and Sprint which resulted in our write-off of all pre-petition claims, as set forth in the settlement agreement and mutual release; and

  •
  the payment to Sprint, in cash, of approximately $5.1 million in full and complete satisfaction of our obligation to cure defaults under our affiliation agreements with Sprint PCS.

        Our plan of reorganization also provided for various other matters relating to our operations post-reorganization, including the following:

  •
  our assumption of all contracts and leases that have not been previously rejected;

  •
  the appointment of Timothy M. Yager as president and chief executive officer and director;

  •
  the appointment of four new directors to the iPCS board of directors as selected by the committee of unsecured creditors; and

  •
  our release of any and all claims against: (i) all of our officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (ii) our creditors' committee and all of its members, in their respective capacities as such; (iii) trustee under the indenture for our existing senior discount notes, in its capacity as such; (iv) the lenders under our senior secured credit facility, in their capacities as such; (v) the agent for the lenders under our senior secured credit facility, in its capacity as such; (vi) the holders of the new notes offered hereby, in their capacity as such; and (vii) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

Merger with Horizon PCS, Inc.

        On July 1, 2005, we completed our merger with Horizon PCS, another Sprint PCS Affiliate pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 17, 2005, by and between us and Horizon PCS.

        Under the terms of the Merger Agreement, Horizon PCS merged with and into iPCS with iPCS as the surviving corporation. Horizon PCS stockholders received 0.7725 shares of our common stock for each share of Horizon PCS common stock they held as of the effective time of the merger. Each option to purchase shares of Horizon PCS common stock outstanding as of the effective time of the merger was, at the time of the merger, converted into an option to purchase a number of shares of our common stock equal to the number of shares of Horizon PCS common stock for which such option was exercisable multiplied by 0.7725, at an exercise price equal to the original exercise price divided by 0.7725.

        Following the merger, our board of directors consists of seven directors, three designated by us, three designated by Horizon PCS, and Timothy M. Yager, who will also continue as our president and chief executive officer

Proposed Sprint/Nextel Merger

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which they would merge and combine their operations. Nextel Communications, Inc. and an affiliated company, Nextel Partners, Inc., operate wireless telecommunications networks in portions of our service areas Stockholders of Sprint Corporation and Nextel Communications approved the merger and, subject to regulatory approval, it is expected to close during the third calendar quarter of 2005.

        Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has granted us certain exclusivity rights within our service areas. The pending merger between Sprint and Nextel and the operation of the combined company after the merger may result in a breach of the exclusivity provisions of our affiliation agreements with Sprint PCS, among others. Sprint has announced that it will pursue discussions with the PCS Affiliates of Sprint directed toward a modification of our affiliation agreements as a result of the Sprint/Nextel merger. We do not know the terms of Sprint's proposal, or whether we will ultimately reach agreement with Sprint on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement would materially change our business and operations and may result in us making significant payments to lease or acquire network assets and subscribers or to otherwise modify our network and marketing plans. There is no assurance that we will have adequate funds on hand or the ability to borrow such funds in order to acquire the network assets and subscribers or to otherwise modify our network. In addition, any borrowing would increase our existing substantial leverage. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by our existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on our revenues. If necessary, we intend to enforce our rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of our affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, we may also incur significant costs associated with integrating Sprint's merger partner onto our network. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of our business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy, which may have an adverse effect on our share price.

        On July 15, 2005, iPCS Wireless, Inc., our wholly owned subsidiary, filed a complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company L.P. in the Circuit Court of Cook County, Illinois. Our complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint will breach its exclusivity obligations under its management agreement, as amended with us. Our complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of its management agreement. On July 22, 2005, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, our wholly owned subsidiaries, filed a substantially similar complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications, Inc. in the Court of Chancery of the State of Delaware, New Castle County.

Definitions of Operating Metrics

        In this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, we provide certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States ("GAAP") and as adjusted to GAAP ("non-GAAP") to assess our financial performance. In addition, we use certain non-financial terms that are not measures of financial performance under GAAP. Terms such as subscriber additions and churn are terms used in the wireless telecommunications industry. The non-GAAP financial measures of average revenue per user ("ARPU") and cost per gross addition ("CPGA") reflect standard measures of liquidity, profitability or performance commonly used in the wireless telecommunications industry. The non-financial terms and the non-GAAP measures reflect wireless telecommunications industry conventions and are commonly used by the investment community for comparability purposes. The non-GAAP measures included in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are reconciled below in "—Consolidated Results of Operations—Reconciliation of Non-GAAP Financial Measures" and are summarized as follows:

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  Churn is a measure of the rate at which subscribers based in our territory deactivate service on a voluntary or involuntary basis. We calculate average monthly churn based on the number of subscribers deactivated during the period (net of transfers out of our territory and those who deactivated within 30 days of activation) as a percentage of our average monthly subscriber base during the period divided by the number of months during the period.

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  ARPU, or average revenue per user, is a measure of the average monthly service revenue earned from subscribers based in our territory, excluding roaming revenue. This measure is calculated by dividing subscriber revenues in our consolidated statement of operations by the number of our average monthly subscribers during the period divided by the number of months in the period.

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  CPGA, or cost per gross addition, is a measure of the average cost we incur to add a new subscriber in our territory. These costs include handset subsidies on new subscriber activations, commissions, rebates and other selling and marketing costs. We calculate CPGA by dividing (a) the sum of cost of products sold and selling and marketing expenses associated with transactions with new subscribers during the measurement period, less product sales revenues associated with transactions with new subscribers during the measurement period, by (b) the total number of subscribers activated in our territory during the period.

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  Licensed population represents the number of residents in the markets in our territory for which we have an exclusive right to provide wireless mobility communications services under the Sprint brand name. The number of residents located in our territory does not represent the number of wireless subscribers that we serve or expect to serve in our territory.

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  Covered population represents the number of residents covered by our network in our territory. The number of residents covered by our network does not represent the number of wireless subscribers that we serve or expect to serve in our territory.

Critical Accounting Policies

        The fundamental objective of financial reporting is to provide useful information that allows a reader to comprehend the business activities of an entity. To aid in that understanding, we have identified our "critical accounting policies." These policies have the potential to have a significant impact on our consolidated financial statements, either because of the significance of the financial statement item to which they relate or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

        Revenue recognition.    We recognize revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. We recognize service revenue from our subscribers as they use the service. We pro-rate monthly subscriber revenue over the billing period and record airtime usage in excess of the pre-subscribed usage plan. Our subscribers pay an activation fee when they initiate service. We reduce recorded service revenue for billing adjustments, and estimated uncollectible fees for late payments and early cancellation. We also reduce service revenue for rebates and discounts given to subscribers on wireless handset sales in accordance with the Emerging Issues Task Force ("EITF"), EITF 01-09 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." Effective July 1, 2003, we adopted EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. We have elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, we accounted for the sale of our handsets and our subsequent service to the customer as a single unit of accounting because our wireless service is essential to the functionality of our handsets. Accordingly, we deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of our subscribers which we estimate to be 30 months. Under EITF 00-21 we no longer need to consider whether customers can use their handsets without our wireless service provided to them. Because we meet the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires us to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, we now recognize activation fee revenue generated from our retail stores as equipment revenue. In addition, we recognize the portion of the direct activation fee costs related to the handsets sold in our retail stores. Subsequent to July 1, 2003, we have continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated through channels other than through our retail stores.

        We participate in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under our affiliation agreements with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in our territory, we are obligated to reimburse Sprint PCS for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. We do not receive any revenues from the sale of wireless handsets by national retailers. We classify these Sprint PCS wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

        Sprint PCS retains 8% of service revenues collected from our subscribers and from non-Sprint subscribers who roam onto our network. The amount retained by Sprint PCS is recorded as cost of service and roaming. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint PCS and other Sprint PCS affiliate subscribers who are not based in our markets are not subject to the 8% affiliation fee for Sprint PCS.

        Allowance for doubtful accounts.    Estimates are used in determining our allowance for doubtful accounts and are based on our historical write-off experience, and the uncollectibility of accounts receivable by aging category, as well as current information regarding the credit quality of our subscribers. Using this historical information, we estimate allowances for uncollectibility relative to the aging categories. If our estimates are insufficient for any reason, our operating losses and available cash would be negatively impacted.

        Long-lived asset recovery.    Long-lived assets, consisting primarily of property and equipment and intangibles, comprise approximately 63% of our total assets, at March 31, 2005. Changes in technology or in our intended use of these assets may cause the estimated period of use or the value of these assets to be reduced. In addition, changes in general industry conditions could cause the value of certain of these assets to be reduced. We monitor the appropriateness of the estimated useful lives of these assets. Whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable, we review the respective assets for impairment. As part of our reorganization, our assets and liabilities were revalued to their fair value. Estimates and assumptions used in both the estimated useful life and evaluating potential impairment issues require a significant amount of judgment.

        Income taxes.    As part of the process of preparing our consolidated financial statements we are required to estimate our taxes in each of the jurisdictions of our operations. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. We must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent we establish a valuation allowance or increase this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance that could materially impact our financial condition and results of operations.

Recent Accounting Pronouncements

        In March 2005, the FASB issued Interpretation No. 47 "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"). FIN 47 clarifies the recognition and measurement provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations" that apply to asset retirement obligations in which the timing and/or method of settlement may be conditional on a future event. FIN 47 is effective for fiscal years ending after December 15,

2005. We do not anticipate that the implementation of FIN 47 will have a material impact on our financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for fiscal years starting after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

Consolidated Results of Operations

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", we adopted fresh-start accounting as of July 1, 2004, and our emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh-start accounting, our reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh-start accounting, our financial statements after July 1, 2004 are not comparable to our financial statements for prior periods

For the six months ended March 31, 2005 compared to the six months ended March 31, 2004

        Subscriber Additions.    As of March 31, 2005, we had approximately 259,200 subscribers in all our markets compared to approximately 227,400 as of March 31, 2004. For the six months ended March 31, 2005, we added approximately 18,600 net subscribers in all our markets compared to approximately 7,300 for the six months ended March 31, 2004. The increase in subscriber growth can be attributed to the increase in our distribution outlets, primarily from our retail and branded dealers in our territory and to our increased sales and promotional efforts to attract new subscribers.

        Churn.    Churn for both the six months ended March 31, 2005 and March 31, 2004 was 2.8%.

        Average Revenue Per User.    ARPU was $52.03 for the six months ended March 31, 2005 compared to $52.69 for the six months ended March 31, 2004. The decrease in ARPU is due to lower minutes over plan revenue and activation fee revenue offset with increased monthly recurring revenue and data revenue. This is discussed in more detail under "Service Revenue" below.

        Cost Per Gross Addition.    CPGA was $382 for the six months ended March 31, 2005 compared to $365 for the six months ended March 31, 2004. The $17 increase in CPGA was due to higher costs associated with an increased sales and promotional effort, which included the costs of opening eight new retail stores and twenty-eight branded dealers since March 31, 2004.

  Revenues.

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  Service Revenue.    For the six months ended March 31, 2005, service revenues totaled $77.7 million compared to $69.9 million for the six months ended March 31, 2004. As a result of both more subscribers and more subscribers activating or converting to service plans with more minutes at a higher monthly recurring charge, our service revenue derived from minutes over plan decreased $1.0 million, but was offset with higher monthly recurring charges of $7.8 million. Also offsetting the monthly recurring revenue increase was a drop in activation fee revenue of $1.8 million due to the effects of fresh-start accounting where our deferred activation fee revenue was written off in the revaluation of our assets and liabilities. In addition, because the usage of our data products continues to gain popularity with our subscriber base, data revenue of $7.8 million for the six months ended March 31, 2005 was $4.5 million higher than for the six months ended March 31, 2004.

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  Roaming Revenue.    For the six months ended March 31, 2005, roaming revenue from Sprint and the other PCS Affiliates of Sprint totaled $27.3 million compared to $17.9 million for the six months ended March 31, 2004. The increase in roaming revenue is due primarily to an increase in roaming minutes at the favorable rate of $0.058 per minute for all of the six months ended March 31, 2005 versus $0.041 for three of the six months ended March 31, 2004, and increased kilobyte traffic. As we have seen in our own customer usage, we are also experiencing increased growth in kilobyte data usuage from other customers of Sprint and the other PCS affiliates of Sprint. Roaming minutes and kilobytes from Sprint and the other PCS affiliates of Sprint for the six months ended March 31, 2005 were 386.3 million and 1.1 billion, respectively, compared to 295.3 million and 538.9 million for the six months ended March 31, 2004, respectively. Roaming revenue from other wireless subscribers including reseller revenue was $2.9 million and $3.2 million for the six months ended March 31, 2005 and March 31, 2004, respectively. We signed our first reseller agreement in April 2004, therefore, there was no reseller revenue in the six months ended March 31, 2004 compared to $0.9 million of reseller revenue in the six months ended March 31, 2005. Excluding reseller revenue, the net decrease of $1.2 million of roaming revenue from other wireless subscribers was due to both lower minutes and a lower average per minute rate. Roaming minutes and the per minute rate for the six months ended March 31, 2005 were 16.4 million and $0.12, respectively. For the six months ended March 31, 2004, the roaming minutes and per minute rate were 22.8 million and $0.14, respectively.

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  Equipment and Other Revenue.    For the six months ended March 31, 2005 and 2004, handset revenues were $3.3 million and $2.5 million, respectively. Other revenues were $0.2 million and $0.3 million for the six months ended March 31, 2005 and 2004, respectively. The increase in handset revenues for the six months ended March 31, 2005 was due to increased sales for new activations and upgrades for current subscribers.

        Cost of Service and Roaming.    For the six months ended March 31, 2005 cost of service and roaming was $60.0 million compared to $53.8 million for the six months ended March 31, 2004. For the six months ended March 31, 2005 compared to March 31, 2004, roaming expense increased $6.0 million due to the change in the rate mentioned above under "Roaming Revenue" coupled with a higher subscriber base and higher usage. Travel and roaming minutes per subscriber increased from 163 minutes for the six months ended March 31, 2004 to 185 minutes for the six months ended March 31, 2005. Affiliation fees increased $0.5 million for the six months ended March 31, 2005 compared to March 31, 2004 due mainly to higher service revenues. We incurred higher rent expense in network operations of $1.1 million for the six months ended March 31, 2005 compared to the same period in 2004, because of additional cell sites and the revaluation effects of fresh-start accounting which eliminated a deferred liability which reduced rent expense in the six months ended March 31, 2004. Bad debt expense increased $1.3 million as a result of an increase in our sub-prime subscriber base from March 31, 2004 to March 31, 2005. Offsetting these increases were lower network operations expenses of $2.0 million in facilities, transport and toll expense and $0.7 million in property taxes. These lower costs were the result of savings from rejected agreements and other initiatives we were able to take advantage of through the bankruptcy process.

        Cost of Equipment.    For the six months ended March 31, 2005, cost of equipment totaled $11.9 million compared to $8.8 million for the six months ended March 31, 2004. The increase in 2005 is due primarily to higher gross adds.

        Selling and Marketing    Selling and marketing expense for the six months ended March 31, 2005 was $18.5 million compared to $12.9 million for the six months ended March 31, 2004. As part of our plan to grow our subscriber base once we emerged from bankruptcy in July 2004, we increased employee and store-related costs by $1.8 million to increase our distribution channels. Since March 31, 2004, we opened eight new retail stores and twenty-eight branded dealers which contributed to 33% higher gross adds in the six months ended March 31, 2005 compared to the six months ended March 31, 2004. To drive the increase in gross adds, advertising and promotional expenses increased by $2.7 million for the six months ended March 31, 2005 compared to the six months ended March 31, 2004.

        General and Administrative.    For the six months ended March 31, 2005, general and administrative expenses were $3.9 million compared to $2.0 million in the six months ended March 31, 2004. The increase was due to higher legal expense of $0.5 million, audit and other professional fees of $0.5 million coupled with $0.7 million in increased salaries for the senior management team that was hired in 2004 in preparation for our emergence from bankruptcy.

        Reorganization Expense.    In the six months ended March 31, 2004, we incurred $4.7 million in professional fees related to our reorganization and $0.3 million costs related to store closings and rejected leases. We emerged from bankruptcy in July 2004 and incurred no reorganization expenses in the six months ended March 31, 2005.

        Non-cash Stock Compensation Expense.    For the six months ended March 31, 2005, we recorded $46,000 of non-cash stock compensation expense related to the restricted stock grants to employees under our long-term incentive plan. There was no non-cash stock compensation expense for the six months ended March 31, 2004.

        Depreciation and Amortization.    For the six months ended March 31, 2005 depreciation expense totaled $23.8 million compared to $19.1 million for the six months ended March 31, 2004. The increase in depreciation expense in the six months ended March 31, 2005 was the result of accelerating depreciation expense due to a reduction in the estimated economic useful life of Lucent network equipment. We signed an agreement with Nortel Networks to replace the existing Lucent network equipment in our Michigan markets in late 2004. The effect of this change increased depreciation expense approximately $6.8 million for the six months ended March 31, 2005. Amortization of intangibles totaled $6.1 million and $0 for the six months ended March 31, 2005 and 2004, respectively. As a result of fresh-start accounting, all our assets were revalued and we recorded $81.9 million of new intangibles that are being amortized over their remaining lives. For the six months ended March 31, 2004, the remaining value of our intangible assets at that time was fully amortized.

        Interest Income.    Interest income totaled $0.5 million for the six months ended March 31, 2005 compared to $0.1 million for the six months ended March 31, 2004. The increase was due to a higher cash balance in 2005 as a result of the net proceeds from the senior notes offering completed in April 2004.

        Interest Expense.    For the six months ended March 31, 2005 interest expense was $10.0 million compared to $4.6 million for the six months ended March 31, 2004. Higher interest expense in the six months ended March 31, 2005 related to the 11.5% interest on the $165.0 million in aggregate principal amount of senior notes issued in April 2004. For the six months ended March 31, 2004, interest expense on our then outstanding senior credit facility accrued at the prime interest rate under the Bankruptcy Court's cash collateral order.

        Net Loss.    Net loss for the six months ended March 31, 2005 was $22.2 million compared to the net loss at March 31, 2004 of $12.3 million. The increase in our net loss of $9.9 million was due mainly to increased depreciation and amortization, cost of service, cost of equipment, and interest expense offset with higher revenues.

For the Period Ended September 30, 2004, the Period Ended July 1, 2004 and the Year Ended September 30, 2003

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", we adopted fresh start accounting as of July 1, 2004, and our emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh start accounting, our reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh start accounting, our financial statements after the effective date are not comparable to our financial statements for prior periods.

        Subscriber Additions.    For the period ended September 30, 2004 and the period ended July 1, 2004, we provided personal communication services to approximately 240,500 and 233,000 subscribers in all our markets, respectively. For the year ended September 30, 2003, we provided personal communication services to approximately 220,100 subscribers. For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, we added approximately 7,500, 12,900, and 4,400 net subscribers, respectively, in all our markets. After our Chapter 11 bankruptcy filing in February 2003, we closed stores and cancelled distribution agreements with local agents in order to limit new activations as a means to conserve cash. Throughout 2004, we have been slowly ramping up our growth in new subscriber additions.

        Churn.    Churn for the periods ended September 30, 2004 and July 1, 2004, was 2.9% and 2.7%, respectively. Churn for the year ended September 30, 2003 was 3.4%. The higher churn rate in 2003 was due to a higher percentage of sub-prime customers we were adding prior to our Chapter 11 bankruptcy filing in February 2003.

        Average Revenue Per User.    ARPU was $53.43 and $53.04 for the period ended September 30, 2004 and the period ended July 1, 2004, respectively. ARPU was $53.36 for the year ended September 30, 2003. Our overall ARPU has remained relatively constant in 2004 although the components are changing. For the year ended September 30, 2003, our minutes over plan revenue per user was $8.71 and our data revenue was $1.17. For the periods ended July 1, 2004 and September 30, 2004, minutes over plan revenue per user was $6.10 and $6.08, respectively, and data revenue per user was $2.86 and $4.38, respectively, for these same periods. We expect this trend of growth in data revenues offset with lower minutes over plan revenue to continue in the future.

        Cost Per Gross Addition.    For the period ended September 30, 2004, the period end July 1, 2004, and the year ended September 30, 2003, CPGA was $368, $378 and $345, respectively. The increased CPGA in 2004 was due to higher costs we incurred as we started to ramp up our growth of new additions.

  Revenues.

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  Service Revenue.    Service revenue is comprised of the monthly recurring charges for voice and data usage and the monthly non-recurring charges for voice and data minutes over plan, long distance, travel and roaming usage charges, other feature revenues and late payment fee and early cancellation fee revenues. Deductions for billing adjustments and promotional credits are recorded as a reduction to service revenue. For the period ended September 30, 2004 and the period ended July 1, 2004, service revenue totaled $37.9 million and $107.1 million, respectively. For the year ended September 30, 2003, service revenue totaled $145.2 million.

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  Roaming Revenue.    Roaming revenue is comprised of revenue we receive from Sprint PCS and other wireless subscribers that roam onto our network. We receive revenue on a per minute basis for voice traffic and per kilobyte basis for data traffic when subscribers other than ours use our network. We also receive toll revenue for any roaming long distance calls made on our network. The reciprocal roaming rate arrangement we have with Sprint PCS for inbound and outbound roaming relative to Sprint PCS subscribers was $0.10 per minute for voice charges effective January 1, 2002, which dropped to $0.058 effective January 1, 2003 and to $0.041 per minute effective January 1, 2004. Pursuant to the most recent amendment of our affiliation agreements with Sprint PCS that was effective April 1, 2004, this rate increased to $0.058 per minute. For data traffic, this rate was $0.0055 per kilobyte in 2002, $0.0013 in 2003 and $0.0020 in 2004. For the periods ended September 30, 2004 and July 1, 2004, and the year ended September 30, 2003, roaming revenue from Sprint PCS and the other Sprint PCS Affiliates totaled $14.4 million, $29.7 million, and $35.8 million, respectively. Roaming revenue from other wireless subscribers, including reseller revenue, was $1.4 million and $4.8 million for the periods ended September 30, 2004 and July 1, 2004, respectively. Roaming revenue from other wireless subscribers was $8.5 million for the year ended September 30, 2003.

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  Equipment and Other Revenue.    Equipment revenue is derived from the sale of handsets and accessories to new customers and current customers who want to upgrade their handsets from our retail and local distribution channels, net of sales incentives, rebates and an allowance for returns. Our handset return policy allows customers to return their handsets for a full refund within 14 days after the date of purchase. When handsets are returned to us, we may be able to reissue the handsets to customers at little additional cost to us; however, when used handsets are returned to Sprint PCS for refurbishing, we receive a credit from Sprint PCS which is less than what we originally paid for the handset. Handset revenue was $1.5 million and $3.8 million for the period ended September 30, 2004 and the period ended July 1, 2004 respectively. For the year ended September 30, 2003, handset revenue was $4.4 million. Other revenue, which consists mostly of tower leasing revenue was $0.2 million, $0.4 million and $0.4 million for the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, respectively.

        Cost of Service and Roaming.    Cost of service and roaming includes network operations expense, roaming expense relating to when our subscribers roam either on other Sprint PCS networks or other wireless carriers' networks, back-office customer services provided by Sprint PCS, the provision for doubtful accounts, long distance expense and the 8% affiliation fee due to Sprint PCS for collected revenues. Network operations expenses include salaries and benefits for network personnel, cell site rent, utilities and maintenance expenses, fees relating to the connection of our cell sites to our switches and other transport and facility expenses. Roaming expense is our cost of our subscribers using Sprint PCS and other wireless carriers' networks. Roaming expense on the Sprint PCS network is at the reciprocal rates as described above under "—Roaming Revenue." Roaming expense when our subscribers use other wireless carriers networks is at rates as determined by the roaming agreements signed by Sprint PCS with these other wireless carriers. For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, cost of service and roaming was $29.1 million, $83.2 million, and $130.1 million, respectively. We decommissioned one of our switches and completed a least-cost routing analysis and redesign of our transport and facility infrastructure in June 2004. These two initiatives will result in savings that will reduce our comparable network operating costs in the future.

        At September 30, 2004 and July 1, 2004, our network consisted of 669 and 662 cell sites, respectively. As of July 1, 2004 and September 30, 2004, we had two switches in operation. For the year ended September 30, 2003, our network consisted of 646 cell sites and three switches. We had 56 employees performing network operations at both September 30, 2004 and July 1, 2004, and 55 employees performing network operations at September 30, 2003.

        Cost of Equipment.    Cost of equipment includes the cost of handsets and accessories sold or upgraded from our retail and local distribution channels. Cost of equipment for the periods ended September 30, 2004 and July 1, 2004, was $5.6 million and $12.8 million, respectively. Cost of equipment for the fiscal year ended September 30, 2003 was $11.8 million. In 2004, we incurred additional costs for equipment as we implemented an upgrade policy for our current customers to help reduce churn.

        Selling and Marketing.    Selling and marketing costs include the costs to operate our retail stores, advertising and promotional expenses, commissions and equipment subsidies and rebate expenses relating to new subscriber additions from national third parties and other Sprint controlled channels. Selling and marketing expenses for period ended September 30, 2004 and the period ended July 1, 2004 were $8.0 million and $21.0 million respectively. Selling and marketing expenses for the fiscal year ended September 30, 2003 was $27.3 million. Subsequent to our Chapter 11 filing in February 2003, as a means to conserve cash, we limited the amount of advertising costs we incurred to acquire new customers. In 2004, we have increased our advertising expense as we are slowly returning to a subscriber growth mode.

        General and Administrative.    For the periods ended September 30, 2004 and July 1, 2004, general and administrative expenses were $1.7 million and $3.6 million, respectively. For the year ended September 30, 2003, general and administrative expenses were $5.5 million. General and administrative expenses include administrative salaries and benefits, legal fees, insurance expense and other professional expenses. In 2003, general and administrative expenses also included fees totaling $1.1 million for services provided by AirGate Service Company. By September 30, 2003, we had cancelled all services provided by AirGate Service Company and had hired additional personnel to handle these responsibilities.

        Reorganization Income (Expenses).    Reorganization income for the period ended July 1, 2004 totaled $60.8 million. Reorganization income or expense consists of those items incurred as a direct result of our Chapter 11 filing as well as the effects of fresh-start accounting adopted on July 1, 2004. Included in reorganization income for the period ended July 1, 2004 was the following:

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  $2.3 million of expense for the write-off of the unamortized financing fees related the senior credit facility paid in full as part of the approved Plan of Reorganization,

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  $2.6 million of compensation expense related to the grant of stock and stock unit awards to the Chief Restructuring Officer in compensation for his successful completion of the reorganization,

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  $1.4 million of costs related to the disposal of assets and lease rejection damages,

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  $12.8 million of professional fee and other expenses related to the reorganization, and

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  $79.9 million of restructuring income which was the result of fresh-start accounting and the revaluation of our assets and liabilities to their fair value

For the year ended September 30, 2003, reorganization expense totaled $31.1 million. Included in this total was $15.2 million to adjust the senior discount notes to their estimated claim value and $5.5 million for the write-off of remaining deferred financing costs related to the senior discount notes. In addition in fiscal 2003, $8.4 million of professional fees related to the reorganization were recorded and $2.0 million was recorded for lease rejection damages, severance and property write-offs.

        Non-cash Stock Compensation Expense.    For the period ended September 30, 2004, we recorded $22,000 of non-cash stock compensation expense related to the restricted stock grants to employees as part of the one million shares reserved for employees and directors under a long-term incentive plan as part of our plan of reorganization. There was no non-cash stock compensation expense for the period ended July 1, 2004 or the year ended September 30, 2003.

        Depreciation and Amortization.    For the period ended September 30, 2004, the period ended July 1, 2004, and the year ended September 30, 2003, depreciation and amortization expense totaled $11.8 million, $28.6 million, and $40.5 million, respectively. Of these amounts, amortization of intangibles totaled $3.1 million, $0.0 million, and $3.3 million for these same periods, respectively. At September 30, 2003, the remaining value of our intangible assets was fully amortized. As a result of fresh-start accounting, all our assets were revalued and we recorded $81.9 million of new intangibles that are being amortized over their remaining lives.

        Interest Income.    For the period ended September 30, 2004, the period ended July 1, 2004 and the year ended September 30, 2003, interest income totaled $0.3 million, $0.3 million, and $0.1 million, respectively.

        Interest Expense.    For the period ended September 30, 2004 and the period ended July 1, 2004, interest expense was $5.4 million and $10.1 million respectively. For the fiscal year ended September 30, 2003, interest expense was $20.3 million. Interest expense in 2003 included interest on our senior credit facility and interest on senior discount notes through our Chapter 11 filing in February 2003. For the periods ended July 1, 2004, and September 30, 2004, we recorded interest expense on our outstanding balance of our senior credit facility that was paid off in full as part of our plan of reorganization and on the $165.0 million of senior notes that we issued in April 2004.

        Cancellation of Debt    For the period ended July 1, 2004, we recorded income of $132.0 million for the cancellation of debt that resulted from the discharge of our unsecured creditor claims in exchange for equity in the reorganized company upon our emergence from bankruptcy.

        Net Income (Loss).    Net loss for the period ended September 30, 2004 was $6.0 million. For the period ended July 1, 2004, we recorded net income of $179.6 million as a result of $60.8 million of reorganization income and $132.0 million of cancellation of debt income as mentioned above. For the year ended September 30, 2003, our net loss was $72.9 million.

For the Year Ended September 30, 2003 compared to the Year Ended September 30, 2002

        In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", we adopted fresh-start accounting as of July 1, 2004, and our emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company". Under fresh-start accounting, our reorganization equity value was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations". As a result of the implementation of fresh-start accounting, our financial statements after July 1, 2004 are not comparable to our financial statements for prior periods.

        Subscriber Additions.    As of September 30, 2003, we had approximately 220,100 subscribers compared to approximately 215,700 subscribers as of September 30, 2002. During the year ended September 30, 2003, we added approximately 4,400 net subscribers in all our markets compared to approximately 85,300 during the year ended September 30, 2002. The decrease in net subscribers acquired during the year ended September 30, 2003 was due to increased competition from other wireless carriers and a reduced number of retail stores and local third party distributors due to the closing of stores and canceling of agreements with under-performing distributors during 2003. In addition, to improve the credit quality of our subscriber base, in February 2003 we reinstituted a $250 subscriber deposit requirement for credit-challenged subscribers.

        Churn.    Churn for the year ended September 30, 2003 was 3.4% versus 3.0% for the year ended September 30, 2002. Increased competition in the wireless sector and the decreased credit quality of our subscribers that were added during 2002 were the principal reasons for the increase in our churn rate.

        Average Revenue Per User.    ARPU was $53.36 for the year ended September 30, 2003 compared to $54.95 for the year ended September 30, 2002. The decrease was attributable to lower minutes over plan revenues.

        Cost Per Gross Addition.    CPGA was $345 for the year ended September 30, 2003, a decrease of $36 from the $381 for the year ended September 30, 2002. The closing of 15 retail stores, and a reduction in advertising expenses were the principal reasons for the decrease in CPGA.

  Revenues.

  •
  Service Revenue.    For the year ended September 30, 2003, service revenue totaled $145.2 million compared to $116.2 million for the same period in 2002. A higher average subscriber base accounted for most of the service revenue increase in 2003. Offsetting the increase in revenue from the higher subscriber base was a decrease in our minutes over plan revenue of $1.4 million. In late 2002, Sprint introduced a PCS to PCS plan feature in which subscribers received unlimited quantities of minutes for little or no additional cost for any calls made from one Sprint PCS subscriber to another.

  •
  Roaming Revenue.    For the year ended September 30, 2003, roaming revenue from Sprint PCS totaled $35.8 million compared to $42.7 million in the year ended September 30, 2002. Despite the decrease in the roaming rate from Sprint PCS from 2002 to 2003, roaming minutes from Sprint PCS increased from 316.1 million for the year ended September 30, 2002 to 459.0 million for the year ended September 30, 2003. The increase in minutes is the result of a larger subscriber base for Sprint PCS and its other PCS Affiliates using our network as well as a larger coverage area in our markets in 2003 compared to 2002. Roaming revenue from non-Sprint subscribers was $8.5 million for the year ended September 30, 2003 compared to $4.6 million in the same period in 2002. The increase in revenue was due to increased roaming traffic on our network as a result of our roaming agreement signed by Sprint with Verizon Wireless, which benefited our network in our Michigan markets. Roaming minutes for the year ended September 30, 2003 were 56.1 million minutes compared to 26.4 million minutes in the year ended September 30, 2002. The average per minute roaming rate decreased from $0.18 for the year ended September 30, 2002 versus $0.15 for the same period in 2003.

  •
  Equipment and Other Revenue.    For the year ended September 30, 2003 and 2002, equipment and other revenue was $4.8 million and $6.9 million, respectively. The decrease in equipment revenue in the year ended September 30, 2003 was due to lower sales of equipment related to fewer subscriber activations compared to the same period in 2002.

        Cost of Service and Roaming.    For the year ended September 30, 2003, cost of service and roaming was $130.1 million compared to $128.5 million for the year ended September 30, 2002. The increase in cost of service was offset by reduced roaming expenses of $4.4 million due to the reduction of rates as described previously in "—Roaming Revenue" and reduced bad debt expenses of $4.2 million which were the result of a tighter credit policy for new subscribers. In addition, customer service expenses were $7.2 million higher in the year ended September 30, 2003 compared to September 30, 2002 due principally to the increase in additional back office fees charged by Sprint and subscriber retention costs for handset upgrades in Sprint-controlled channels such as RadioShack and Best Buy.

        At September 30, 2003, our network consisted of 646 cell sites and three switches compared to 633 cell sites and three switches at September 30, 2002. We had 55 employees performing network operations at September 30, 2003 and at September 30, 2002.

        Cost of Equipment.    Cost of equipment decreased $8.7 million to $11.8 million for the year ended September 30, 2003 compared to $20.5 million for the year ended September 30, 2002. The decrease was in part due to lower average handset costs in 2003 as well as lower gross adds.

        Selling and Marketing.    Selling and marketing expenses for the year ended September 30, 2003 were $27.3 million compared to $44.7 million in the year ended September 30, 2002, a reduction of $17.4 million. The decrease was due to lower gross additions in 2003 that resulted in lower sales commissions of $3.8 million and lower handset subsidies and rebates from Sprint-controlled channels of distribution being paid of $2.0 million. In addition, due to the closing of 15 stores and other personnel reductions that occurred earlier in 2003, salaries and retail store-related operating costs resulted in reduced selling and marketing expenses of $2.6 million. Advertising and promotion costs were also $7.5 million lower in the year ended September 30, 2003 compared to September 30, 2002.

        General and Administrative.    For the year ended September 30, 2003 general and administrative expenses were $5.5 million compared to $24.9 million in the year ended September 30, 2002. The largest reduction of general and administrative costs in 2003 compared to 2002 was due to $18.4 million of costs incurred related to our acquisition by AirGate in November 2001. In addition, in fiscal year 2002 compared to fiscal year 2003, we incurred higher consulting expenses of $0.6 million, higher office-related expenses of $0.7 million, and higher legal, audit, tax and other fees of $0.7 million. These increases were offset with lower insurance expense of $0.7 million and lower AirGate Service Company expenses of $0.4 million in fiscal year 2002 compared to fiscal year 2003.

        Reorganization Expense.    Reorganization expenses for the year ended September 30, 2003 totaled $31.1 million. Reorganization expenses consist of expenses incurred or accrued as a direct result of our Chapter 11 filing, $8.4 million related to professional fees and other costs related to the reorganization, $2.0 million related to the closing of 15 of our retail stores, and $20.7 related to the write-off of unamortized discounts and debt financing costs of our existing senior discount notes.

        Non-cash Stock Compensation Expense.    Non-cash stock compensation expense was $4.0 million for the year ended September 30, 2002. We applied the provisions of APB Opinion No. 25 and related interpretations in accounting for our stock option plans. Unearned stock compensation was recorded for the difference between the exercise price and the fair market value of our common stock at the date of the grant and was recognized as non-cash stock compensation expense in the period in which the related services were rendered. All stock options became fully vested at the time of our acquisition by AirGate and, therefore, all unearned stock compensation at November 30, 2001 was recognized as expense.

        Depreciation and Amortization.    For the year ended September 30, 2003, depreciation and amortization expense totaled $40.5 million compared to $37.6 million for the year ended September 30, 2002. The increase was due to additional fixed assets placed in service in fiscal year 2003.

        Loss on Disposal of Equipment.    As a result of our acquisition by AirGate on November 30, 2001, AirGate's management proposed changes to our business plan with respect to our network build-out and retail stores. Accordingly, the carrying value of the property and equipment associated with identified locations affected by the new business plan were adjusted to their fair value. These adjustments resulted in a loss on the disposal of equipment of $6.3 million for the year ended September 30, 2002.

        Impairment of Goodwill.    In accordance with the provisions of SFAS No. 142, we performed our first annual assessment of goodwill impairment as of September 30, 2002. The results of this assessment indicated that goodwill was impaired and we recorded an impairment charge of $8.1 million at September 30, 2002. This impairment charge reduced the carrying value of goodwill to zero.

        Impairment of Property and Equipment.    For the year ended September 30, 2002, we recorded an asset impairment of $29.4 million due to a significant reduction in the value of our business as well as a generally weak secondary market for telecommunications equipment.

        Impairment of Intangible Assets.    For the year ended September 30, 2002, we recorded an impairment of intangible assets of $23.6 million for the assets related to our right to provide services under affiliation agreements and the subscriber base we acquired from Sprint in January 2001 in the Iowa City and Cedar Rapids, Iowa markets.

        Interest Expense.    For the years ended September 30, 2003 and 2002, interest expense was $20.3 million and $26.2 million, respectively. Due to the discontinuation of the accretion of the discount and interest relating to our existing senior discount notes as of the date of our Chapter 11 filing on February 23, 2003, interest expense on our existing senior discount notes decreased by $8.9 million in the year ended September 30, 2003, compared to the year ended September 30, 2002. Offsetting this decrease was higher interest expense of $3.0 million on our senior secured credit facility in the year ended September 30, 2003, due to higher interest rates and a higher average balance outstanding throughout fiscal year 2003.

        Cumulative Effect of a Change in Accounting Principle.    In connection with our acquisition by AirGate, we changed our method of amortizing interest expense on our existing senior discount notes effective as of October 1, 2001. While our previous method of accounting was in accordance with GAAP, we believed it was preferable to use the same methodology as AirGate which was also in accordance with GAAP. The cumulative effect of this change in accounting for the periods through September 30, 2001, was a reduction in the carrying value of our existing senior discount notes of $4.3 million along with a corresponding decrease in our net loss. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," the change in accounting principle has been reflected as a cumulative change in accounting principle effective as of October 1, 2001.

        Net Loss.    Our net loss for the year ended September 30, 2003 of $72.9 million was $105.5 million lower than our net loss of $178.4 million for the year ended September 30, 2002. In 2002, we recorded $61.1 million of property, goodwill and intangible asset impairments. In addition, 2002 included $4.0 million of non-cash stock compensation expense and $6.3 million of loss on disposals related to changes to our business plan as a result of our acquisition by AirGate in November 2001. Lower subscriber growth in 2003 also contributed to lower selling and marketing expenses and cost of equipment totaling $25.8 million in the year ended September 30, 2003, compared to the year ended September 30, 2002.

Reconciliation of Non-GAAP Financial Measures (All Revenues and Expenses in Thousands)

        We utilize certain financial measures that are not calculated in accordance with GAAP to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of financial performance that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures discussed in "—Consolidated Results of Operations" are ARPU and CPGA. A description of each of these non-GAAP financial measures is provided in "—Definition of Operating Metrics." The following tables reconcile the non-GAAP financial measures with our consolidated financial statements presented in accordance with GAAP, excluding subscriber data.

	Successor Company For the Six Months Ended March 31, 2005	Predecessor Company For the Six Months Ended March 31, 2004
ARPU
Service revenue	$77,679	$69,922
Average subscribers	248,841	221,168
ARPU	$52.03	$52.69
	Predecessor Company For the Period Ended July 1, 2004	Successor Company For the Period Ended September 30, 2004
ARPU
Service revenue	$107,097	$37,909
Average subscribers	224,334	236,505
ARPU	$53.04	$53.43
	Predecessor Company
	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003
ARPU
Service revenue	$116,187	$145,249
Average subscribers	176,198	226,859
ARPU	$54.95	$53.36

        ARPU, which is utilized by most wireless companies to determine recurring monthly revenue on a per subscriber basis, is used by analysts and investors to compare relative subscriber revenue across the wireless industry. We use ARPU to assist in evaluating past selling performance and the success of specific rate plan promotions. We also use ARPU as a basis to forecast future service revenues.

	Successor Company For the Six Months Ended March 31, 2005	Predecessor Company For the Six Months Ended March 31, 2004
CPGA
Selling and Marketing:	$18,461	$12,884
plus: Activation costs included in cost of service and roaming	(308)	871
plus: Equipment costs, net of cost of upgrades	9,330	6,317
less: Equipment revenue, net of upgrade revenue	(2,399)	(2,061)

CPGA costs	$25,084	$18,011

Gross adds	65,612	49,350
CPGA	$382	$365
	Predecessor Company For the Period Ended July 1, 2004	Successor Company For the Period Ended September 30, 2004
CPGA
Selling and Marketing:	$20,976	$7,996
plus: Activation costs included in cost of service and roaming	1,070	(471)
plus: Equipment costs, net of cost of upgrades	9,669	4,828
less: Equipment revenue, net of upgrade revenue	(3,179)	(1,193)

CPGA costs	$28,536	$11,160

Gross adds	75,395	30,307
CPGA	$378	$368
	Predecessor Company
	For the Year Ended September 30, 2002	For the Year Ended September 30, 2003
CPGA
Selling and Marketing:	$44,727	$27,343
plus: Activation costs included in cost of service and roaming	1,034	1,530
plus: Equipment costs, net of cost of upgrades	20,043	10,500
less: Equipment revenue, net of upgrade revenue	(6,310)	(3,610)

CPGA costs	$59,494	$35,763

Gross adds	156,075	103,592
CPGA	$381	$345

        CPGA is utilized by most wireless companies to determine their cost to acquire a new subscriber. CPGA is used by analysts and investors to compare us to other wireless companies. We use CPGA to evaluate past selling performance, the success of specific promotions and as a basis to determine the amount of time we must retain a new subscriber before we recover this cost. In addition, we use CPGA as a basis for budgeting.

Liquidity and Capital Resources

        As of March 31, 2005, we had $64.4 million in cash and cash equivalents compared to $22.6 million at March 31, 2004.

        With the net proceeds from the offering of the senior notes and subject to our ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the foreseeable future.

Net Cash Flows from Operating Activities

        For the six months ended March 31, 2005, cash flows from operations totaled $4.1 million compared to $11.5 million generated for the six months ended March 31, 2004. The decrease was mainly due to an increase in the net loss and unfavorable working capital effects in the six months ended March 31, 2005. Those working capital effects included $9.5 million in interest paid during the six months ended March 31, 2005, compared to only $5.5 million paid during the six months ended March 31, 2004.

Net Cash Flows from Investing Activities

        For the six months ended March 31, 2005, we generated $2.8 million in cash flows from investing activities. Proceeds generated from the sale of 68 towers to TCP Communications as described below totaled $12.8 million. Offsetting this were capital expenditures totaling $10.0 million, which included $8.0 million for Nortel equipment purchased under the agreement with Nortel as described below in "—Contractual Obligations".

        For the six months ended March 31, 2004, cash flows used in investing activities totaled $5.4 million. Included in this total were costs incurred for the purchase and installation of equipment for our switching center at the Davenport, Iowa switch location. This additional equipment was necessary to add capacity in order to accommodate the movement of cell traffic away from our Gridley, Illinois switch which we decommissioned in June 2004. In addition, we incurred capital expenditures to add five additional cell sites to our network in the six months ended March 31, 2004.

Net Cash Flows from Financing Activities

        Net cash used for financing activities for the six months ended March 31, 2005 totaled $0.3 million for debt financing costs related to the 11.5% senior notes.

        For the six months ended March 31, 2004, cash flows used for financing activities totaled $1.1 million for principal payments made under the senior secured credit facility in place at that time.

Tower Sale Leasebacks

        On September 4, 2004, we signed an agreement with TCP Communications, LLC whereby we agreed to sell up to 92 of our owned towers to TCP Communications. The towers are priced individually and subject to exclusion of towers by TCP Communications based on its due diligence and other customer closing conditions. After the sale, we will lease space on the towers sold to TCP Communications at rates and terms consistent with that of our existing leases. The transaction is expected to close in several installments during fiscal year 2005.

        On November 9, 2004 and December 29, 2004, we sold 51 and 17 towers, respectively, to TCP Communications for gross proceeds, net of broker's fees, totaling approximately $12.8 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss on the sales was recorded.

        As of April 27, 2005, TCP notified us that it has elected to exclude 16 towers based on its due diligence and other customary closing conditions. On June 14, 2005, we sold 8 towers to TCP for gross proceeds, net of brokers fees, for approximately $0.8 million. On May 25, 2005, we signed an agreement with Global Tower, LLC, whereby we agreed to sell our remaining 16 owned towers to Global Tower. The selling price for all 16 towers is approximately $2.8 million, but will be paid on a per tower basis with each closing. After the sale, we will lease space on the towers sold to Global Towers at rates and terms consistent with that of our existing leases. On June 29, 2005, we sold 10 towers to Global Tower for approximately $1.7 million. The remaining installment of tower sales is expected to close in the September quarter of 2005.

Commitments and Contingencies

        On October 1, 2003, AT&T filed an administrative proof of claim and a pre-petition proof of claim against us, both of which claims we dispute. In connection with our plan of reorganization, we deposited $0.7 million in escrow pending resolution of both of these disputed claims. On August 31, 2004, AT&T filed a cure claim against us, contending that a portion of the amount set forth in the pre-petition proof of claim, and a portion of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts, which we also dispute. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003. If all of AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under our plan of reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash. Both the administrative and pre-petition claims between AT&T and us have been consolidated in claims proceedings pending before the Bankruptcy Court. On September 30, 2004, we filed a response to the cure claim requesting that our dispute on the cure claim be consolidated with the administrative and pre-petition claim dispute. On May 27, 2005, we settled all claims with AT&T. As part of the settlement, we agreed to a pre-petition claim of $1.0 million payable in stock, and an administrative claim payable in cash of $0.9 million.

        The costs for the services provided by Sprint PCS under our service agreements with Sprint PCS relative to billing, customer care and other back-office functions for the six months ended March 31, 2005 and 2004, totaled approximately $11.0 million and $7.7 million, respectively. Because we incur the majority of these costs on a per subscriber basis which is fixed until the end of December 2006 and after which will be adjusted by Sprint PCS based on a formula related to Sprint PCS' costs to provide the services, we expect the aggregate cost for such services to increase as the number of our subscribers increases after December 2006. Sprint PCS may terminate any service provided under such agreements upon nine months' prior written notice, but if we would like to continue receiving such service, Sprint PCS has agreed that it will assist us in developing that function internally or locating a third-party vendor that will provide that service. Although Sprint PCS has agreed in such an event to reimburse us for expenses we incur in transitioning to any service internally or to a third-party, if Sprint PCS terminates a service for which we have not developed or are unable to develop a cost-effective alternative, our operating costs may increase beyond our expectations and our operations may be interrupted or restricted. We do not currently have a contingency plan if Sprint PCS terminates a service we currently receive from it.

Contractual Obligations

        We are obligated to make future payments under various contracts we have entered into, including amounts pursuant to the senior notes, capital leases and non-cancelable operating lease agreements for office space, cell sites, vehicles and office equipment. Future minimum contractual cash obligations for the next five years and in the aggregate at September 30, 2004, are as follows (dollars in thousands):

	Payments Due by Period
	Year Ended September 30,
	Total	2005	2006	2007	2008	2009	Thereafter
Senior notes(1)	$165,000	$—	$—	$—	$—	$—	$165,000
Operating leases(2)	48,826	12,118	9,401	7,258	6,498	5,947	7,604
Capital lease obligations	858	59	61	64	66	69	539

Total	$214,684	$12,177	$9,462	$7,322	$6,564	$6,016	$173,143

(1)
Does not include interest payment obligations at a fixed interest rate of 11.5%, or $18,975 per year.

(2)
Does not include payments due under renewals to the original lease terms.

        The senior notes contain covenants which restrict our ability to incur additional indebtedness, merge, pay dividends, dispose of our assets, and certain other matters as defined in the indenture. In addition, the senior notes:

  •
  rank pari passu in right of payment with all our existing and future unsecured senior indebtedness;

  •
  rank senior in right of payment to all our future subordinated indebtedness; and

  •
  are unconditionally guaranteed by iPCS Wireless, Inc., iPCS Equipment, Inc. and any new domestic restricted subsidiaries of ours.

        However, the senior notes are subordinated to all our secured indebtedness to the extent of the assets securing such indebtedness, and to any indebtedness of our subsidiaries that do not guarantee the new senior notes.

        Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. At any time prior to May 1, 2007, we may redeem up to 35% of the aggregate principal amount of the senior notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest, and liquidated damages (as defined in the indenture), if applicable, to the redemption date with the net cash proceeds of a sale of our equity interests or a contribution to our common equity capital; provided that:

  •
  at least 65% of aggregate principal amount of senior notes originally issued remains outstanding immediately after the redemption; and

  •
  the redemption occurs within 45 days of the date of the closing of such sale of equity interests or contribution.

        Except pursuant to the preceding paragraph, the senior notes will not be redeemable at our option prior to May 1, 2008.

        On or after May 1, 2008, we may redeem all or a part of the senior notes issued under the indenture upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below, subject to the rights of holders of senior notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	105.750%
2009	102.875%
2010 and thereafter	100.000%

        Upon a change of control as defined in the indenture, we will be required to make an offer to purchase the senior notes at a price equal to 101% of the aggregate principal amount of senior notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Nortel Networks Equipment Agreement

        On November 22, 2004, we signed a letter of agreement with Nortel Networks to replace our Lucent network equipment currently deployed in our Michigan markets with Nortel equipment including one switch, 232 base stations, various additional capacity growth and network equipment. Under the terms of the agreement, we have agreed to purchase equipment totaling $15.2 million and will receive special pricing on future purchases through December 31, 2007. Through March 31, 2005, we have purchased approximately $8.0 million of equipment under this agreement. Subsequent to March 31, 2005, we have purchased an additional $2.0 million of equipment under this agreement.

Seasonality

        Our business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including: the use of retail distribution, which is heavily dependent upon the year-end holiday shopping season; the timing of new product and service announcements and introductions; competitive pricing pressures; and aggressive marketing and promotions. The increased level of activity requires a greater use of available financial resources during this period.

Inflation

        We believe that inflation has not had a significant impact in the past and is not likely to have a significant impact in the foreseeable future on our results of operations.

Future Trends That May Affect Operating Results, Liquidity and Capital Resources

        During 2003 and into 2004 we experienced overall declining net subscriber growth compared to previous periods. We believe this trend was attributable to increased competition and slowing aggregate subscriber growth in the wireless telecommunications industry as well as the implementation of a tighter credit policy that decreased the number of sub-prime activations. In addition, as a means to conserve cash in 2003, we closed 15 company-owned retail stores and cancelled 21 agreements with local third party distributors, thereby reducing our retail presence in a number of our markets. We have seen improvements in our net subscriber growth in our last four quarters; however, we still incur net losses to acquire new subscribers. As we seek to accelerate our subscriber growth, we will incur significant upfront subscriber acquisition expenses (including the customer handset subsidy, commissions and promotional expenses) that initially will result in increased losses and reduced levels of cash flows from operating activities as compared to our most recent prior periods. Alternatively, we may not be able to sustain our planned growth in subscribers or obtain sufficient revenue to achieve and sustain profitability. Net subscriber growth was approximately 18,600 subscribers in all our markets for the six months ended March 31, 2005. For the six months ended March 31, 2004 we added approximately 7,300 net subscribers in all our markets. If we are not able to achieve our planned subscriber growth, it will lengthen the amount of time it will take for us to reach a sufficient number of subscribers to achieve positive free cash flow, which in turn will have a negative effect on capital resources. In addition, to the extent our subscriber growth includes a higher percentage of sub-prime credit subscribers, our churn and bad debt expense may increase.

        We may continue to experience higher costs to acquire subscribers. For the six months ended March 31, 2005, our CPGA was $382 per activation compared to $365 per activation for the period ended March 31, 2004. To accelerate our subscriber growth, we are offering more aggressive handset promotions and spending more in advertising to acquire new customers than we did while we were in bankruptcy and trying to conserve cash. With a higher CPGA, subscribers must remain our subscribers for a longer period of time at a stable ARPU for us to recover those acquisition costs.

        We may experience a higher churn rate. Our average subscriber monthly churn (net of deactivations that take place within 30 days of the activation date) for the six months ended March 31, 2005 and 2004 was 2.8%. In our 2003 fiscal year, our churn rate was the highest we had experienced to date due to a significantly higher number of involuntary deactivations relating to sub-prime credit subscribers. A tighter credit policy implemented in mid-2003 decreased the number of sub-prime activations which helped to reduce churn but it also contributed to the overall smaller subscriber growth than we had experienced in the past. If churn increases over the long-term, we would lose the cash flows attributable to these subscribers and have greater-than-projected losses.

        We may incur significant wireless handset subsidy costs for existing subscribers who upgrade to a new handset. As our subscriber base matures and technological innovations occur, more existing subscribers will begin to upgrade to new wireless handsets for which we subsidize the cost to the subscriber. We incurred net upgrade costs of approximately $2.2 million and $3.1 million associated with wireless handset upgrade costs for the six months ended March 31, 2005 and 2004, respectively. We have limited historical experience regarding the adoption rate for wireless handset upgrades. If more subscribers upgrade to new wireless handsets than we project, near term cash flows would be lower than projected.

Quantitative and Qualitative Disclosures About Market Risk

        We do not engage in commodity futures trading activities and do not enter into derivative financial instrument transactions for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that could expose us to market risk.

Off-Balance Sheet Arrangements

        Other than operating lease commitments discussed in the notes to our audited consolidated financial statements included elsewhere in this prospectus, we have no off-balance sheet arrangements that would have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial information combines the historical balance sheets and statements of operations of iPCS and Horizon PCS, with iPCS as the acquiring entity and gives effect to the merger as if it had been completed as of the beginning of the periods presented for the statements of operations and as of the date presented for the balance sheet data. Also, iPCS and Horizon PCS adopted fresh-start accounting as of July 1, 2004, and October 1, 2004, respectively, after the completion of their reorganizations under Chapter 11 of the Bankruptcy Code. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2004, also gives effect to both companies as if each had adopted fresh-start accounting as of the beginning of their historical fiscal year.

        We derived this information from the unaudited consolidated financial statements of iPCS as of and for the six months ended March 31, 2005, the audited consolidated financial statements of iPCS for the periods ended July 1, 2004 and September 30, 2004, and the audited consolidated financial statements of Horizon PCS for the periods ended September 30, 2004, December 31, 2004 and the three months ended March 31, 2005. The results of Horizon PCS for the three months ended December 31, 2004 are included in both the six months ended March 31, 2005 and the year ended December 31, 2004 as follows (in thousands): Revenues—$45,206; Operating loss—$20,701; Net loss—$24,042. These historical financial statements used in preparing the pro forma condensed financial statements are summarized and should be read in conjunction with the complete historical financial statements and related notes of iPCS and Horizon PCS, which can be found elsewhere in this registration statement.

        The unaudited pro forma condensed consolidated financial information has been prepared using the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the underlying tangible and intangible assets and liabilities acquired based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation reflected in the accompanying pro forma condensed consolidated balance sheet was made based on preliminary estimates and assumptions. As of the date of this filing, iPCS has not completed the external valuation studies necessary to determine the fair market value of the assets and liabilities acquired to complete the allocation of the purchase price. A final determination of the fair value is dependent upon certain valuations and studies, which cannot be completed until the time of the merger. The final allocation of the purchase price may be different than that reflected in the pro forma purchase price allocation and this difference may be material. There is no net tax effect in the pro forma adjustments to the statements of operations because we expect that we will continue to be in a net deferred tax asset position which will be offset by a full valuation allowance because it is not considered more likely than not that these assets will be realized due to our losses since inception. Any future realization of the valuation allowance existing at the date the merger is consummated will first be utilized to reduce goodwill and intangible assets to zero and then will be utilized to reduce income tax expense.

        The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information does not include the realization of any cost savings from operating efficiencies, synergies, or other restructurings resulting from the transaction.

        This unaudited pro forma condensed consolidated financial information reflects a purchase price of $231.052 million as calculated below (in thousands except per share amounts):

Number of Horizon PCS' shares of common stock outstanding	9,013
Exchange ratio	.7725
Number of shares to be issued to Horizon PCS' stockholders	6,963
Average price of iPCS common stock for the period five days prior and through the five days after the March 17, 2005 date of the merger announcement	$31.07
Estimated value of iPCS common shares issued	$216,354
Estimated fair value of Horizon PCS' vested stock options to be exchanged for iPCS stock options	$4,329
Estimated fair value of unvested Horizon PCS' stock options to be exchanged for iPCS stock options	$3,844
Estimated transaction costs	$6,525

Estimated purchase price	$231,052

        The purchase price has been assigned to the net tangible and intangible assets acquired and liabilities assumed as follows:

Current assets	$61,250
Tangible noncurrent assets	96,006
Identifiable intangible assets	74,700
Goodwill	164,371
Other liabilities assumed	(24,803)
Long-term debt assumed	(141,875)
Unearned compensation	1,403

$231,052

iPCS, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2005
(Dollars in thousands)

	Historical iPCS	Historical Horizon PCS	Pro Forma Adjustments		Pro Forma Total
Assets
Current Assets:
Cash and cash equivalents	$64,432	$50,380	$(6,525	)(a)	$108,287
Accounts receivable, net	14,685	9,325	—		24,010
Receivable from Sprint	12,086	—	10,595	(b)	22,681
Inventories, net	1,738	404	—		2,142
Prepaid expenses	3,974	1,141	—		5,115
Other current assets	24	—	—		24

Total current assets	96,939	61,250	4,070		162,259
Property and equipment, net	108,241	91,900	—		200,141
Financing costs	6,362	3,940	—		10,302
Customer activation costs	759	558	(558	)(c)	759
Intangible assets, net	72,763	102,514	(27,814	)(d)	147,463
Goodwill	—	—	164,371	(d)	164,371
Other assets	1,155	166	—		1,321

Total assets	$286,219	$260,328	$140,069		$686,616

Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities:
Accounts payable	$4,386	$3,080	$—		$7,466
Accrued expenses	18,929	10,379	—		29,308
Payable to Sprint	21,360	3,529	10,595	(b)	35,484
Deferred revenue	6,235	3,950	—		10,185
Current maturities of long-term debt and capital lease obligations	8	—	—		8

Total current liabilities	50,918	20,938	10,595		82,451
Customer activation fee revenue	759	558	(558	)(c)	759
Other long-term liabilities	2,208	3,865	—		6,073
Long-term debt and capital lease obligations, excluding current maturities	165,395	125,000	16,875	(e)	307,270

Total liabilities	219,280	150,361	26,912		396,553

Commitments and contingencies	—	—	—		—
Stockholders' Equity (Deficiency):
Preferred stock	—	—	—		—
Common stock	88	1	69	(f)	158
Additional paid-in-capital	95,274	158,070	66,387	(f)	319,731
Unearned compensation	(294)	—	(1,403	)(f)	(1,697)
Accumulated deficiency	(28,129)	(48,104)	48,104	(f)	(28,129)

Total stockholders' equity	66,939	109,967	113,157		290,063

Total liabilities and stockholders' equity	$286,219	$260,328	$140,069		$686,616

(a)
Reflects the payment of the estimated direct incremental transaction costs, which consist primarily of investment banker fees, legal and accounting fees and printing costs.

(b)
Reflects the adjustment to reclassify amounts receivable from Sprint to conform the presentation to be consistent with iPCS' classifications. Horizon PCS historically netted this amount in the payable to Sprint amount.

(c)
Reflects the adjustment to write-off the existing balances of Horizon PCS' deferred costs and deferred revenue associated with SAB 101 in accordance with EITF 01-3, Accounting in a Business Combination for Deferred Revenue of an Acquiree, because there is no outstanding legal obligation to be performed.

(d)
Reflects the estimated adjustments to their fair value for identifiable intangible assets. The identifiable intangible assets consist of (1) the value assigned to the Horizon PCS customer base of $13,500, (2) the value assigned to Horizon PCS' agreement with Sprint PCS of $60,000, and (3) the value assigned to the FCC licensed spectrum of $1,200. The remaining value of $164,371 was assigned to goodwill.

(e)
Reflects the adjustment to record the difference between the estimated fair value and the historical value of the Horizon PCS long-term debt.

(f)
Reflects the adjustments to eliminate Horizon PCS' historical book value of $109,967 and to record an increase to common stock of $70 and an increase to additional paid-in-capital of $224,457 to reflect the equity-related consideration paid as a part of the purchase price less $1,403 attributable to unearned compensation.

iPCS, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended September 30, 2004
(Dollars in thousands)

	For the Period from October 1, 2003 through July 1, 2004	For the Period from July 2, 2004 through September 30, 2004	Fresh Start Pro Forma Adjustments		iPCS Pro Forma for the Year Ended September 30, 2004
Revenues:
Service revenue	$107,097	$37,909	$(2,434	)(a)	$142,572
Roaming revenue	34,525	15,829	—		50,354
Equipment and other	4,240	1,644	—		5,884

Total revenues	145,862	55,382	(2,434)		198,810

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(83,230)	(29,082)	1,674 (1,067	(a) )(b)	(111,705)
Cost of equipment	(12,801)	(5,584)	—		(18,385)
Selling and marketing	(20,976)	(7,996)	—		(28,972)
General and administrative	(3,550)	(1,705)	—		(5,255)
Reorganization income	60,797	—	(60,797	)(c)	—
Non-cash stock compensation expenses	—	(22)	—		(22)
Depreciation	(28,596)	(8,790)	2,226 (d	)	(35,160)
Amortization of intangible assets	—	(3,051)	(9,153	)(e)	(12,204)
Gain (loss) on disposal of property and equipment	(13)	4	—		(9)

Total operating expenses	(88,369)	(56,226)	(67,117)		(211,712)

Operating income (loss)	57,493	(844)	(69,551)		(12,902)
Interest income	263	289			552
Interest expense	(10,142)	(5,425)	(4,246	)(f)	(19,813)
Cancellation of debt	131,956	—	(131,956	)(g)	—
Other income (expense), net	7	4	—		11

Net income (loss)	$179,577	$(5,976)	$(205,753)		$(32,152)

(a)
Reflects the reversal of subscriber activation fee revenue and costs recognized during the period due to the elimination of the deferred subscriber activation fee costs (asset) and deferred activation fee revenue (liability) with the adoption of fresh-start accounting

(b)
Reflects the reversal of the reduction to rent expense due to the elimination of the deferred tower rent and deferred gain on sale with the adoption of fresh-start accounting.

(c)
Reflects the reversal of reorganization costs.

(d)
Reflects the adjustment to record depreciation expense over the remaining average useful life for the revalued property and equipment.

(e)
Reflects the amortization expense for the customer relationships and Sprint PCS affiliation agreement intangible assets over their estimated remaining useful life.

(f)
Reflects the reversal of the previously recorded interest expense related to our senior secured credit facility of $6,865 and the additional interest expense for our 11.5% senior notes and related financing costs of $11,111.

(g)
Reflects the reversal of cancellation of debt income.

Horizon PCS, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004
(Dollars in thousands)

	For the Nine Months Ended September 30, 2004	For the Three Months Ended December 31, 2004	Fresh Start Pro Forma Adjustments		Horizon PCS Pro Forma For the Year Ended December 31, 2004
Revenues:
Service revenue	$119,289	$28,092	$(1,982	)(a)	$145,399
Roaming revenue	49,243	15,520	—		64,763
Equipment and other	4,036	1,594	—		5,630

Total revenues	172,568	45,206	(1,982)		215,792

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(107,138)	(23,812)	(717	)(b)	(131,667)
Cost of equipment	(4,154)	(2,261)	—		(6,415)
Selling and marketing	(18,812)	(5,767)	1,982	(a)	(22,597)
General and administrative	(21,433)	(7,887)	—		(29,320)
Reorganization income	74,613	—	(74,613	)(c)	—
Non-cash stock compensation expenses	(145)	(641)	145	(d)	(641)
Depreciation	(5,346)	(16,621)	(44,683	)(e)	(66,650)
Amortization of intangible assets	(19,222)	(8,918)	(7,532	)(f)	(35,672)
Gain (loss) on disposal of property and equipment	42,063 (g)	—	—		42,063

Total operating expenses	(59,574)	(65,907)	(125,418)		(250,899)

Operating income (loss)	112,994	(20,701)	(127,400)		(35,107)
Interest income	833	271	—		1,104
Interest expense	(8,702)	(3,612)	(2,357	)(h)	(14,671)
Cancellation of debt	321,944	—	(321,944	)(i)	—
Other income (expense), net	—	—	—		—

Net income (loss)	$427,069	$(24,042)	$(451,701)		$(48,674)

(a)
Reflects the reversal of subscriber activation fee revenue and costs recognized during the period due to the elimination of the deferred subscriber activation fee costs (asset) and deferred activation fee revenue (liability) upon the adoption of fresh-start accounting.

(b)
Reflects the reversal of the reduction to rent expense due to the elimination of the deferred gain on sale upon adoption of fresh-start accounting.

(c)
Reflects the reversal of reorganization costs.

(d)
Reflects the reversal of non-cash compensation expense related to previously issued options.

(e)
Reflects the adjustment to record depreciation expense over the remaining average useful life for the revalued property and equipment.

(f)
Reflects the amortization expense for the customer relationships and Sprint PCS affiliation agreement intangible assets over their estimated remaining useful life.

(g)
Horizon PCS' statement of operations included the operations of is NTELOS markets in Virginia and West Virginia through June 15, 2004. Under an asset purchase agreement, Sprint PCS purchased Horizon PCS' economic interest in these markets, including approximately 92,500 subscribers, for approximately $33.0 million, net of disputed charges owed to Sprint of approximately $4.0 million. For further information, see the notes to Horizon PCS' consolidated financial statements included elsewhere in this prospectus.

(h)
Reflects the reversal of interest expense related to the prior long term debt obligations of $8,702 and the recording of additional interest expense for Horizon PCS' 11.375% senior notes and related financing costs of $11,059.

(i)
Reflects the reversal of cancellation of debt income.

iPCS, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Fiscal Year Ended 2004
(Dollars in thousands except share, per share data and exchange ratio)

	iPCS Pro Forma For the Year Ended September 30, 2004	Horizon PCS Pro Forma For the Year Ended December 31, 2004	Pro Forma Adjustments		Pro Forma Total
Revenues:
Service revenue	$142,572	$145,399	$(3,217	)(a)	$284,754
Roaming revenue	50,354	64,763	—		115,117
Equipment and other	5,884	5,630	—		11,514

Total revenues	198,810	215,792	(3,217)		411,385

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(111,705)	(131,667)	3,217 (14,888	(a) )(b)	(255,043)
Cost of equipment	(18,385)	(6,415)			(24,800)
Selling and marketing	(28,972)	(22,597)	—		(51,569)
General and administrative	(5,255)	(29,320)	14,888	(b)	(19,687)
Reorganization income	—	—	—		—
Non-cash stock compensation expenses	(22)	(641)	641 (349	(c) )(d)	(371)
Depreciation	(35,160)	(66,650)	—		(101,810)
Amortization of intangible assets	(12,204)	(35,672)	25,882	(e)	(21,994)
Gain (loss) on disposal of property and equipment	(9)	42,063 (f)	—		42,054

Total operating expenses	(211,712)	(250,899)	29,391		(433,220)

Operating income (loss)	(12,902)	(35,107)	26,174		(21,835)
Interest income	552	1,104	—		1,656
Interest expense	(19,813)	(14,671)	1,948	(g)	(32,536)
Other income (expense), net	11	—	—		11

Net income (loss)	$(32,152)	$(48,674)	$28,122		$(52,704)

Basic and diluted loss per share					$(3.25	)(h)
iPCS weighted average common shares outstanding					9,257,582
Horizon weighted average common shares outstanding			9,013,317
Exchange ratio			0.7725
Former Horizon weighted average commmon shares converted to iPCS shares					6,962,787

Pro forma weighted average common shares outstanding					16,220,369

(a)
Reflects the reclassification of early cancellation fee revenue and late fee revenue deemed uncollectible to be recorded against bad debt expense to be consistent with iPCS.

(b)
Reflects adjustments to reclassify bad debt expense ($3,971), property taxes ($1,443) and Sprint PCS affiliation agreement fee expense ($9,474) included in Horizon PCS' general and administrative expense to cost of service and roaming to be consistent with iPCS' classification of these expenses.

(c)
Reflects the adjustment to reverse non-cash compensation expense included in Horizon PCS' statement of operations. Horizon PCS adopted SFAS No. 123R, Accounting for Stock-Based Compensation as of October 1, 2004. iPCS has accounted for stock-based compensation in accordance with APB 25, Accounting for Stock Issued to Employees.

(d)
Reflects the adjustment to non-cash compensation expense for estimated unearned compensation expense resulting from unvested options held by Horizon PCS employees at the completion of the merger. The intrinsic value of the unvested options has been allocated to unearned compensation expense based on the portion of the vesting period remaining as a percentage of the total vesting period.

(e)
Reflects the adjustment to amortization expense of identifiable intangible assets that would be recorded for the year ended September 30, 2004 assuming the transaction had closed on October 1, 2003. For purposes of determining this amount, the estimated life of the subscriber base intangible asset is assumed to be 30 months and the estimated life of the Sprint affiliation agreement intangible asset is assumed to be 164 months.

(f)
The financials for Horizon PCS' results of operations included the operation of its NTELOS markets in Virginia and West Virginia through June 15, 2004. Under an asset purchase agreement, Sprint PCS purchased Horizon PCS' economic interests in these markets, including approximately 92,500 subscribers, for approximately $33.0 million, net of disputed charges owed to Sprint of approximately $4.0 million. For further information, see the notes to Horizon PCS' consolidated financial statements included elsewhere in this prospectus.

(g)
Reflects the adjustment to interest expense for the adjustment to record Horizon PCS' long-term debt at fair value. The premium to the book value will be amortized to interest expense over the remaining life of the notes.

(h)
The pro forma basic and diluted loss per share is the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive.

iPCS, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended March 31, 2005
(Dollars in thousands except share, per share data and exchange ratio)

	Historical iPCS	Historical Horizon PCS	Pro Forma Adjustments		Pro Forma Total
Revenues:
Service revenue	$77,679	$55,823	$(1,600	)(a)	$131,902
Roaming revenue	30,270	30,737	—		61,007
Equipment and other	3,502	2,657	—		6,159

Total revenues	111,451	89,217	(1,600)		199,068

Operating Expenses:
Cost of service and roaming (exclusive of depreciation as shown separately below)	(59,976)	(47,515)	1,600 (8,188	(a) )(b)	(114,079)
Cost of equipment	(11,877)	(4,334)	—		(16,211)
Selling and marketing	(18,461)	(11,469)	—		(29,930)
General and administrative	(3,899)	(15,507)	8,188	(b)	(11,218)
Non-cash stock compensation expenses	(46)	(1,477)	1,477 (552	(c) )(d)	(598)
Depreciation	(23,761)	(33,269)	—		(57,030)
Amortization of intangible assets	(6,098)	(17,836)	12,941	(e)	(10,993)
Gain (loss) on disposal of property and equipment	(45)	720	—		675

Total operating expenses	(124,163)	(130,687)	15,466		(239,384)

Operating income (loss)	(12,712)	(41,470)	13,866		(40,316)
Interest income	502	545	—		1,047
Interest expense	(9,955)	(7,179)	1,068	(f)	(16,066)
Other income (expense), net	12	—	—		12

Net income (loss)	$(22,153)	$(48,104)	$14,934		$(55,323)

Basic and diluted loss per share					$(3.41	)(g)
iPCS weighted average common shares outstanding					9,269,166
Horizon weighted average common shares outstanding			9,013,317
Exchange ratio			0.7725
Former Horizon weighted average commmon shares converted to iPCS shares					6,962,787

Pro forma weighted average common shares outstanding					16,231,953

(a)
Reflects the reclassification of early cancellation fee revenue and late fee revenue deemed uncollectible to be recorded against bad debt expense to be consistent with iPCS.

(b)
Reflects adjustments to reclassify bad debt expense ($2,763), property taxes ($672) and Sprint PCS affiliation agreement fee expense ($4,753) included in Horizon PCS' general and administrative expense to cost of service and roaming to be consistent with iPCS classification of these expenses.

(c)
Reflects the adjustment to reverse non-cash compensation expense included in Horizon PCS' statement of operations. Horizon PCS adopted SFAS No. 123R, Accounting for Stock-Based Compensation as of October 1, 2004. iPCS has accounted for stock-based compensation in accordance with APB 25, Accounting for Stock Issued to Employees.

(d)
Reflects the adjustment to non-cash compensation expense for estimated unearned compensation expense resulting from unvested options held by Horizon PCS employees at the completion of the merger. The intrinsic value of the unvested options has been allocated to unearned compensation based on the portion of the vesting period remaining as a percentage of the total vesting period.

(e)
Reflects the adjustment to amortization expense of identifiable intangible assets that would be recorded for the three months ended December 31, 2004 assuming the transaction had closed on October 1, 2004. For purposes of determining this amount the estimated life of the subscriber base intangible asset is assumed to be 30 months and the estimated life of the Sprint PCS affiliation agreement intangible asset is assumed to be 164 months.

(f)
Reflects the adjustment to interest expense for the adjustment to record Horizon PCS' long-term debt at fair value. The premium to the book value will be amortized to interest expense over the remaining life of the notes.

(g)
The pro forma basic and diluted loss per share is the same because the inclusion of the incremental potential shares from any assumed exercise of stock options is antidilutive.

BUSINESS

Our Business

        We are a Sprint PCS Affiliate, the operator of a 100% digital personal communications service, or PCS, wireless network with licenses to provide voice and data service to the entire United States population using a single frequency band and a single technology. As a Sprint PCS Affiliate, we have the exclusive right to provide wireless mobility communications services and products under the Sprint brand name in the territory licensed to us by Sprint PCS. We own and are responsible for building, operating and managing the portion of the PCS wireless network of Sprint PCS located in our territory. Our network is designed to offer a seamless connection with the wireless network of Sprint PCS and uses the same technology as Sprint PCS to transmit wireless calls. We have completed the required build-out of our portion of the PCS wireless network of Sprint PCS, although we may elect to build-out additional markets in our territory. We offer national calling plans designed by Sprint PCS, as well as local plans tailored to the markets within our territory. We market Sprint PCS products and services through a number of distribution outlets located in our territory, including our own retail stores, major national retailers (including RadioShack and Best Buy stores) and local third-party distributors. Our territory consists of 40 markets—known as "basic trading areas" or BTAs—located primarily in Illinois, Michigan, Iowa and eastern Nebraska. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at March 31, 2005, our licensed territory had a total population of approximately 7.8 million residents, of which our wireless network covered approximately 5.9 million residents. At March 31, 2005, we had approximately 259,200 subscribers in all of our markets.

        On July 1, 2005, we completed a merger with Horizon PCS in which Horizon PCS merged with and into iPCS with iPCS as the surviving corporation. Horizon PCS' territory consists of 40 BTAs located in portions of 9 contiguous states. Its markets are located between Sprint's Chicago, New York and Knoxville markets and connect or are adjacent to 12 major Sprint markets. Based on the 2000 population counts compiled by the U.S. Census Bureau and adjusted by estimated growth rates from third party proprietary demographic databases, at March 31, 2005, Horizon PCS' licensed territory had a total population of approximately 7.2 million residents, of which its wireless network covered approximately 5.4 million residents. At March 31, 2005, Horizon PCS had approximately 183,900 subscribers in all its markets.

        Subsequent to the acquisition of Horizon PCS, our territory consists of 80 markets which have a total population of approximately 15.0 million residents of which our wireless network covered approximately 11.3 million residents. On the basis of covered population, we are the second largest Sprint PCS affiliate. At March 31, 2005, giving effect to the merger, there were approximately 443,100 subscribers in all our markets.

Relationship With Sprint

        Sprint directly operates its PCS network which utilizes code division multiple access ("CDMA") technology in major markets throughout the United States and has entered into independent agreements with various companies such as us, under which each has become a Sprint PCS Affiliate and has agreed to construct and manage PCS networks which utilize CDMA in smaller metropolitan areas and along major highways designed to operate seamlessly with the Sprint PCS network. CDMA is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. Sprint PCS, together with its affiliates, operates PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. Sprint PCS' service, including third party affiliates like us, reaches approximately a quarter billion people.

        Pursuant to our affiliation agreements with Sprint PCS, we agreed to offer PCS services using Sprint's spectrum under the Sprint brand name on a wireless network built and operated at our own expense. A network build-out consists of installing radio base stations, switches and other PCS transmission equipment and software in order to operate a wireless network in accordance with the requirements of our affiliation agreements with Sprint PCS. We also agreed to provide network coverage to a minimum percentage of the population in our territory within specified time periods. Sprint PCS has notified us that, based on the information we have provided to Sprint PCS, as of March 26, 2004, we have completed the required build-out of our network, including those aspects of the build-out that were not required to be completed until a future date, and we are in compliance with all applicable build-out requirements. The build-out of our territory has significantly extended Sprint PCS wireless coverage in the midwestern regions of the United States.

        We believe that our strategic relationship with Sprint PCS provides significant competitive advantages. In particular, we believe that our affiliation agreements with Sprint PCS allow us to offer high quality, nationally branded wireless voice and data services for lower cost and lower capital requirements than would otherwise be possible. For example, we benefit from our relationship with Sprint PCS in the following ways:

  •
  Strong brand recognition and nationwide advertising.    We believe that we benefit from Sprint PCS' national and regional television, radio, print, outdoor and other advertising campaigns.

  •
  National retailer sales.    National retailers with existing distribution relationships with Sprint PCS market Sprint PCS products and services under the highly recognizable Sprint and Sprint PCS brand names in their stores in our territory.

  •
  Sprint PCS network.    Our subscribers can immediately access PCS systems in over 300 major metropolitan markets, including the 100 largest U.S. metropolitan areas.

  •
  Advanced technology.    We believe that the CDMA technology used by Sprint PCS offers advantages in capacity and voice quality, as well as access to advanced features, such as Sprint PCS' suite of PCS Vision products.

  •
  Handset availability and pricing.    Sprint PCS' purchasing leverage allows us to acquire the latest innovative handsets more quickly and at a lower cost than we could without our affiliation with Sprint PCS.

  •
  National reseller agreements.    We receive additional revenue as a result of Sprint PCS' relationships with wireless resellers, such as Virgin Mobile, when subscribers of those resellers use our portion of the Sprint PCS network.

Markets

        We believe we operate in attractive markets with favorable roaming and travel characteristics. iPCS' territory is located near or around several large U.S. urban centers, including Chicago, Illinois, Detroit, Michigan, Des Moines, Iowa, Indianapolis, Indiana, Omaha, Nebraska, and St. Louis, Missouri. iPCS' territory includes significant distances of interstate highways comprising the principal travel corridors between these large urban centers. As a result of our extensive network coverage of the major and secondary highways in our territory, iPCS has consistently received significant roaming revenue from wireless subscribers using our portion of the Sprint PCS network. In addition, our markets include approximately 40 colleges and universities with a total enrollment of approximately 200,000 students. We believe that colleges and universities in our markets result in additional subscribers and increased roaming revenue from wireless subscribers using our portion of the Sprint PCS network. These market characteristics have led to a favorable ratio of Sprint PCS subscribers from outside iPCS' territory and subscribers of other wireless service providers using iPCS' portion of the Sprint PCS network as compared to our subscribers using wireless communications networks outside our territory.

        The following table lists the location, basic trading area number, megahertz of spectrum licensed and estimated total residents for each of the basic trading areas that comprise iPCS' territory under our affiliation agreements with Sprint PCS as of March 31, 2005. The number of estimated covered residents for each state does not represent the number of our subscribers in such state, nor does it represent the number of subscribers that we expect to be based in such state. At March 31, 2005, we had approximately 259,200 subscribers in all our markets.

Location	Basic Trading Area No.(1)	MHz of spectrum	Estimated Total Population(2)	Estimated Covered Population(3)
ILLINOIS
Bloomington	46	10	241,752
Champaign-Urbana	71	20	231,281
Clinton-Sterling(4)	86	30	148,141
Danville(4)	103	20	110,012
Davenport-Moline(4)	105	30	429,145
Decatur-Effingham	109	10	249,052
Galesburg	161	10	74,506
Jacksonville	213	10	70,023
Kankakee	225	20	136,106
La Salle-Peru-Ottawa-Streator	243	20	153,319
Mattoon	286	10	64,763
Mount Vernon-Centralia	308	30	123,023
Peoria	344	10	462,289
St. Louis (Partial)(4)	394	30	49,120
Springfield	426	10	268,645
Total			2,811,177	2,433,595
INDIANA
Terre Haute (Partial)(4)	442	30	2,998
Total			2,998	2,998
IOWA
Burlington(4)	61	30	136,015
Cedar Rapids	70	30	292,398
Des Moines (Partial)	111	30	218,327
Dubuque(4)	118	30	179,892
Fort Dodge	150	30	127,814
Iowa City	205	30	133,253
Marshalltown	283	30	57,452
Mason City	285	30	116,057
Ottumwa	337	30	123,752
Waterloo-Cedar Falls	462	20	266,283
Total			1,651,243	1,102,784
MICHIGAN
Battle Creek (Partial)	33	30	57,599
Grand Rapids	169	30	1,107,042
Lansing (Partial)	241	30	62,505
Mount Pleasant	307	30	139,440
Muskegon	310	30	227,225
Petoskey	345	30	110,820
Saginaw-Bay City	390	30	629,109
Sault Ste. Marie	409	30	57,605

Traverse City	446	30	250,514
Total			2,641,859	2,030,448
NEBRASKA
Grand Island-Kearney	167	30	150,414
Hastings	185	30	73,405
Lincoln (Partial)	256	30	96,653
Norfolk	323	30	111,967
Omaha (Partial)(4)	332	30	235,440
Total			667,879	332,448
TOTAL			7,775,156	5,902,273

(1)
Basic Trading Area No. refers to the Basic Trading Area number assigned to that market by the FCC for the purposes of issuing licenses for wireless services.

(2)
Estimated total population is based on the 2000 population counts compiled by the U.S. Census Bureau adjusted by estimated growth rates from third party proprietary demographic databases.

(3)
Estimated covered population is based on our actual network coverage (neg 103db) measured by third party proprietary mapping software using the 2000 population counts compiled by the U.S. Census Bureau adjusted by estimated growth rates from third party proprietary demographic databases.

(4)
For purposes of this table, Estimated Total Population and Estimated Covered Population includes all persons in the Basic Trading Area, including those persons who live in neighboring states.

        Horizon PCS' territory is generally located between Sprint PCS' Chicago, New York and Knoxville markets and connects 12 major Sprint PCS markets. Horizon PCS has network coverage of the major and secondary highways in its territory, including 1,581 miles of interstate highways comprising the principal travel corridors between large urban centers. As a result of Horizon PCS' extensive network coverage of the major and secondary highways in its territory, it has consistently received significant roaming revenue from wireless subscribers using its portion of the Sprint PCS network. In addition, Horizon PCS' markets include 18 colleges and universities with a total enrollment of approximately 133,860 students. These market characteristics have led to a favorable ratio of Sprint PCS subscribers from outside Horizon PCS' territory and subscribers of other wireless service providers using Horizon PCS' portion of the Sprint PCS network as compared to Horizon PCS' subscribers using wireless communications networks outside its territory.

        Horizon PCS' territory covers 40 markets in parts of Indiana, Kentucky, Maryland, Michigan, New York, Ohio, Pennsylvania, Tennessee and West Virginia. The following table lists the location, basic trading area number, megahertz of spectrum licensed and estimated total residents for each of the markets that comprise Horizon PCS' territory under Horizon PCS' affiliation agreements with Sprint PCS as of March 31, 2005. The number of estimated covered residents for each state does not represent the number of Horizon PCS' subscribers in such state, nor does it represent the number of subscribers that we expect to be based in such state. At March 31, 2005, Horizon PCS had approximately 183,900 subscribers in all Horizon PCS' markets.

Location(1)	Basic Trading Area No.(2)	MHz of Spectrum	Estimated Total Population(3)	Estimated Covered Population(4)
INDIANA
Elkhart(5)	126	10	273,472

Fort Wayne(5)	155	10	721,907
Kokomo-Logansport	233	30	192,738
Marion	280	30	108,372
Michigan City-La Porte (Partial)	294	10	70,239
South Bend-Mishawaka	424	10	365,156
Total			1,731,884	1,595,465
MARYLAND
Cumberland(5)	100	30	163,833
Total			163,833	74,564
MICHIGAN
Battle Creek (Partial)	033	30	11,290
Benton Harbor (Partial)	039	10	45,397
Kalamazoo (Partial)	223	30	20,107
Total			76,794	70,752
NEW JERSEY
New York (Partial)(5)	321	30	197,559
Total			197,559	142,867
NEW YORK
Jamestown-Warren-Dunkirk(5)	215	30	183,318
Olean-Bradford(5)	330	30	238,615
Total			421,933	239,997
OHIO
Ashtabula	021	10	102,559
Athens	023	20	130,996
Canton-New Philadelphia (Partial)	065	10	36,631
Chillicothe	080	20	101,820
Cincinnati (Partial)(5)	081	10	129,414
Dayton-Springfield (Partial)	106	10	40,945
Findlay-Tiffin	143	30	153,136
Huntington-Ashland (Partial)	197	20	31,033
Lima	255	30	251,063
Portsmouth(5)	359	20	93,113
Toledo (Partial)	444	30	60,637
Zanesville-Cambridge	487	20	188,985
Total			1,320,332	800,460
PENNSYLVANIA
Allentown-Bethlehem-Easton (Partial)	010	30	58,715
Du Bois-Clearfield	117	30	129,609
Erie	131	10	280,790
Meadville	287	10	90,411
Oil City-Franklin	328	30	103,863
Pottsville	360	30	149,276
Scranton—Wilkes-Barre—Hazleton	412	30	671,469
Sharon	416	10	138,425
State College	429	30	136,444
Stroudsburg	435	30	147,685
Sunbury-Shamokin	437	30	192,015

Williamsport	475	30	164,484
Total			2,263,186	1,743,388
TENNESSEE
Kingsport-Johnson City-Bristol(5)	229	20	714,038
Knoxville (Partial)	232	10	112,883
Total			826,921	599,504
WEST VIRGINIA
Parkersburg WV-Marietta(5)	342	20	181,824
Total			181,824	113,447
TOTAL			7,184,266	5,380,444

(1)
In connection with the modification of Horizon PCS' affiliation agreements with Sprint PCS in March 2005, Sprint PCS agreed to remove the Logan, West Virginia market and the Williamson, West Virginia/Pikeville, Kentucky market from Horizon PCS' service territory.

(2)
Basic Trading Area No. refers to the Basic Trading Area number assigned to that market by the FCC for the purposes of issuing licenses for wireless services.

(3)
Estimated Total Population is based on estimates of 2000 population counts compiled by the U.S. Census Bureau adjusted by population growth rates provided to Horizon PCS by Sprint, and represents the total population in Horizon PCS' licensed area within these markets.

(4)
Estimated covered population is based on Horizon PCS' actual network coverage (neg 103db) measured by third party proprietary mapping software using the 2000 population counts compiled by the U.S. Census Bureau adjusted by population growth rates provided to Horizon PCS by Sprint.

(5)
For purposes of this table, Estimated Total Population and Estimated Covered Population includes all persons in the Basic Trading Area, including those persons who live in neighboring states.

Network Operations

        The effective operation of our network requires:

  •
  public switched and long distance interconnection;

  •
  the implementation of roaming arrangements; and

  •
  the development of network monitoring systems.

        Our network connects to the public switched telephone network to facilitate the origination and termination of traffic between the wireless network and both local exchange and long distance carriers. Through our arrangements with Sprint PCS and Sprint PCS' arrangements with other wireless service providers, our subscribers have roaming capabilities on certain other PCS networks utilizing similar CDMA technology. We monitor our network during normal business hours. For after-hours monitoring, the PCS Network Operating Centers of Sprint PCS provide 24-hour, seven-day-a-week monitoring of the Sprint PCS network in our territory and real-time notification to our designated personnel.

        As of March 31, 2005, our portion of the Sprint PCS network in our territory included 679 base stations and two switching centers and Horizon PCS' portion included 798 base stations and five switching centers, three of which have full switches and two of which have cell site controllers.

Products and Services

        We offer wireless voice and data products and services throughout our territory under the Sprint brand name. Our services are typically designed to align with the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The PCS service packages we currently offer include the following:

        100% digital wireless network.    We are part of the 100% digital PCS wireless network of Sprint PCS. Sprint PCS has licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands, using a single frequency band and a single technology. Sprint PCS, together with third party affiliates like us, operates PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. Sprint PCS' service, including third party affiliates, reaches a quarter billion people. Sprint PCS provides service through a combination of:

  •
  operating its own digital network in major U.S. metropolitan areas using CDMA digital spread-spectrum wireless technology;

  •
  affiliating with other companies, such as us, that use CDMA, mainly in and around smaller U.S. metropolitan areas;

  •
  roaming on other providers' digital networks that use CDMA; and

  •
  roaming on other providers' analog cellular networks using multi-mode and multi-band handsets.

        Sprint PCS customers can use their phones through roaming agreements in countries other than the United States, including areas of:

  •
  Asia Pacific, including China, Guam, Hong Kong and New Zealand;

  •
  Canada and Mexico;

  •
  Central and South America, including Argentina, Bolivia, Chile, Colombia, Ecuador, Guatemala, Paraguay and Uruguay; and

  •
  Most major Caribbean Islands.

        Third generation services.    We believe CDMA technology allows existing CDMA networks to be upgraded to the next generation in a timely and cost-efficient manner. We, along with Sprint PCS, launched third generation (3G) capability in our territory in the third quarter of 2002. This capability allows more efficient utilization of our network when voice calls are made using 3G-enabled handsets, which are handsets with increased capacity. It also enables the provision of enhanced data services. The service, marketed as "PCS Vision," allows our subscribers to use their PCS Vision-enabled devices to check e-mail, take and receive pictures, play games with full-color graphics and polyphonic sounds and browse the Internet wirelessly with speeds of up to 144 kilobytes per second with average throughput speeds in the range of 50-70 kilobytes per second. Sprint has announced its plan to deploy Evolution Data Optimized ("EV-DO") technology across its network. With average user speeds of 300 to 500 kilobytes per second and peak rates of up to 2.4 Megabits per second for downloads, EV-DO will accelerate mobile-device data speeds by up to ten times faster than on the current network. Sprint expects to design, deploy, and launch its EV-DO service in the majority of the top metropolitan markets in 2005. We are currently evaluating the initial deployment of EV-DO in portions of several of our markets, and anticipate an initial deployment in a portion of one of our markets by December 31, 2005. We are still evaluating the deployment of EV-DO over our entire network and the timing of any such deployment.

        Clear Pay/account spending limit.    Under the PCS service plans of Sprint PCS, subscribers who do not meet certain credit criteria can nevertheless select any plan offered subject to an account spending limit to control credit exposure. Prior to May 2001, these subscribers were required to make a deposit generally ranging from $125 to $250 that could be credited against future billings. In May 2001, the deposit requirement was eliminated on certain credit classes, under the no deposit account spending limit (NDASL) program which was subsequently renamed "Clear Pay". From May 2001 to February 2002, a majority of our subscriber additions were under the Clear Pay/NDASL program. On February 24, 2002, along with certain other Sprint PCS Affiliates, we reinstated the $125 deposit requirement for certain credit classes that was in place prior to May 2001 in an effort to limit our exposure to bad debt relative to these credit classes. This new program is referred to as "Clear Pay II" and is not a national Sprint PCS program. Since the implementation of Clear Pay II in February 2002, we have experienced a significant decline in subscriber additions, but the credit quality of those additions has improved. In February 2003, we increased our deposit requirement for Clear Pay II from $125 to $250. In December 2003, we implemented a new credit matrix which requires the majority of the sub-prime subscribers to deposit a minimum of $125 when activating service.

        Other services.    We may also offer wireless local loop services in our territory, but only where Sprint PCS is not a local exchange carrier. Wireless local loop service is a wireless substitute for the landline-based telephones in homes and businesses whereby subscribers are connected to the public switched telephone network using radio signals rather than copper wire for part or all of the connection between the subscriber and the switch. We also believe that new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint and Sprint PCS Affiliates a competitive advantage. We may incur additional expenses in modifying our technology to provide these additional features and services.

Roaming

        Sprint PCS roaming.    Sprint PCS roaming includes both inbound roaming, when Sprint PCS wireless subscribers based outside of our territory use our network, and outbound roaming, when our subscribers use the Sprint PCS network outside of our territory. We have a reciprocal per minute fee with Sprint PCS for inbound and outbound Sprint PCS roaming. Effective as of April 1, 2004, which date was the effective date of the amendments to our affiliation agreements with Sprint PCS, the reciprocal rate is $0.058 per minute through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in our affiliation agreements with Sprint PCS. Immediately prior to the amendments to our affiliation agreements with Sprint PCS, the reciprocal rate was $0.041 per minute. Our ratio of inbound to outbound roaming with Sprint PCS for the quarter ended March 31, 2005 was 1.3 to 1, respectively, and is expected to decline over time. Sprint PCS roaming revenue is not subject to the 8% affiliation fee that Sprint PCS retains on revenues billed to subscribers based in our territory.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of our territory uses PCS Vision data services in our territory and we recognize expense when our subscribers use such services on the Sprint PCS network outside of our territory. This roaming activity is settled on a per kilobyte ("Kb") basis. For 2003, the rate was approximately $0.0013 per Kb, and for 2004 the rate is $0.0020 per Kb. Pursuant to the amendments to our affiliation agreements with Sprint PCS, the current rate of $0.0020 per Kb is fixed through December 31, 2006. Thereafter, the rate will be calculated based upon a predetermined formula specified in our affiliation agreements with Sprint PCS.

        Non-Sprint PCS roaming.    Non-Sprint PCS roaming includes both inbound non-Sprint PCS roaming, when non-Sprint PCS subscribers use our network, and outbound non-Sprint PCS roaming, when our subscribers use a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses our portion of the Sprint PCS network, we earn inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of our portion of the Sprint PCS network, and as part of our collected revenues, we are entitled to 92% of these fees. Currently, pursuant to our services agreements with Sprint PCS, Sprint bills these wireless service providers for these roaming fees and passes our portion of the fees to us. When another wireless service provider provides service to one of our subscribers, we pay outbound non-Sprint PCS roaming fees. Sprint PCS then bills our subscribers for use of that provider's network at rates specified in their contract and pays us 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis. We bear the collection risk for all service.

        Reseller agreements.    We also recognize revenue from subscribers of various wholesale resellers of personal communications service when those subscribers use our portion of the Sprint PCS network. These reseller agreements are negotiated by Sprint PCS, and we receive a per minute rate for each minute that the subscribers of these resellers use our portion of the Sprint PCS network. These subscribers may be based within or outside our territory. In March 2004, we entered into a resale agreement with Virgin Mobile under the terms of an agreement between Sprint PCS and Virgin Mobile. Our resale agreement allows Virgin Mobile to sell prepaid wireless services in our markets, from which we will receive wholesale revenue from Virgin Mobile. On November 1, 2004, we amended our affiliation agreements with Sprint PCS to provide for our participation in all resale arrangements between Sprint PCS and resellers that are entered into, renewed or extended by Sprint PCS prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to us as the terms and conditions of the resale arrangement between Sprint PCS and AT&T Corp. at the time such arrangement was terminated. Additionally, our obligation to participate in such a resale arrangement is subject to a minimum pricing floor for voice minutes of use.

Marketing Strategy

        Our marketing strategy is to complement Sprint's national marketing strategies with techniques tailored to each of the specific markets in our territory.

        Use of Sprint's brand.    We feature exclusively and prominently the nationally recognized Sprint brand name in our marketing and sales efforts. From the subscribers' point of view, they use our portion of the Sprint PCS network and the rest of the Sprint PCS network as a unified network.

        Advertising and promotions.    Sprint promotes its products through the use of national as well as regional television, radio, print, outdoor and other advertising campaigns. In addition to Sprint's national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotional or advertising materials developed by Sprint and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements, and material costs and incremental printing costs. We also benefit from any advertising or promotion of Sprint PCS products and services by third party retailers in our territory, such as RadioShack and Best Buy. We must pay the cost of specialized Sprint print advertising by third party retailers. Sprint also runs numerous promotional campaigns which provide subscribers with benefits such as additional features at the same rate or free minutes or kilobytes of use for limited time periods. We offer these promotional campaigns to potential subscribers in our territory.

        Sales force with local presence.    We have established local sales forces to execute our marketing strategy through our company-owned retail stores, local distributors, direct business-to-business contacts and other channels.

Sales and Distribution

        Our sales and distribution plan is designed to mirror Sprint's multiple channel sales and distribution plan and to enhance it through the development of local distribution channels. Key elements of our sales and distribution plan consist of the following:

        Sprint PCS retail stores.    As of March 31, 2005, we operated eighteen Sprint PCS stores at various locations within our territory. These stores provide us with a local presence and visibility in certain markets within our territory. Following the Sprint PCS model, these stores are designed to facilitate retail sales, subscriber activation, bill collection and customer service. In addition to retail stores that we operate, we began in 2003 to enter into agreements with exclusive agents which operate Sprint PCS stores in our territory to further expand our distribution channels. These "branded stores" function similarly to our company-owned stores but are operated by a third party. These third parties purchase equipment from us, resell it to the consumer and receive compensation from us in the form of commission. As of March 31, 2005, we had 28 of these branded stores and kiosks operating in our territory. In the remainder of fiscal year 2005, we plan to add seven additional company-owned Sprint PCS retail stores and to re-emphasize obtaining new subscribers from our retail stores and branded stores in our territory.

        As of March 31, 2005, Horizon PCS operated 11 Sprint PCS stores, two of which only function as customer service centers, which do not activate new subscribers. Following the Sprint PCS model, these stores are designed to facilitate retail sales, bill collection and customer service.

        National third party retail stores.    Sprint PCS has national distribution agreements with various national retailers such as RadioShack and Best Buy for such retailers to sell Sprint PCS products. These national agreements cover retailers' stores in our territory, and as of March 31, 2005, these retailers had approximately 239 locations in iPCS' territory and 210 locations in Horizon PCS' territory.

        Local third party distributors.    We contract directly with local third party distributors in our territory. These retailers are typically local businesses that have a presence in our markets. Local third party distributors purchase handsets and other PCS retail equipment from us and market Sprint PCS services on our behalf. We are responsible for managing this distribution channel and as of March 31, 2005, these local third party distributors had approximately 159 locations within iPCS' licensed territory and 14 locations within Horizon PCS' licensed territory. We compensate local third party distributors through commissions for subscriber activations.

        Electronic commerce.    Sprint PCS maintains an Internet site, www.sprintpcs.com, which contains information on Sprint PCS products and services. A visitor to the Sprint PCS Internet site can order and pay for a handset and select a rate plan. Sprint PCS wireless subscribers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. We recognize the revenues generated by wireless subscribers in our territory who purchase Sprint PCS products and services over the Sprint PCS Internet site.

        Distribution mix.    During the quarter ended March 31, 2005, the approximate percentage of iPCS' new subscribers that originated from each of our distribution channels is as follows:

Quarter Ended March 31, 2005
Sprint retail stores	37
National third party retail stores	19
Local third party distributors (including branded stores)	26
Other	18

100%

        During the quarter ended March 31, 2005, the approximate percentage of Horizon PCS' new subscribers that originated from each of Horizon PCS' distribution channels is as follows:

Quarter Ended March 31, 2005
Sprint retail stores	27
National third party retail stores	36
Local third party distributors (including branded stores)	11
Other	26

100%

Seasonality

        Our business is subject to seasonality because the wireless telecommunications industry historically has been heavily dependent on fourth calendar quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth calendar quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

  •
  the use of retail distribution, which is dependent upon the year-end holiday shopping season;

  •
  the timing of new product and service announcements and introductions;

  •
  competitive pricing pressures; and

  •
  aggressive marketing and promotions.

Technology

        General.    In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from original analog cellular telephone service principally in that wireless personal communications services networks operate at a higher frequency and employ advanced digital technology. Analog-based networks send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital networks convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital networks also achieve greater frequency reuse than analog networks, resulting in greater capacity than analog networks. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies, whether using wireless personal communications services or cellular frequencies, to offer new and enhanced services, including greater call privacy and more robust data transmission, such as facsimile, electronic mail and connecting notebook computers with computer/data networks.

        Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." The FCC has not mandated a universal air interface protocol for digital wireless personal communications services networks. Digital wireless personal communications networks operate under one of three principal air interface protocols: CDMA, time division multiple access ("TDMA") or global systems for mobile communications ("GSM"). TDMA and GSM communications are both time division multiple access networks but are incompatible with each other. CDMA is incompatible with both GSM and TDMA networks. Accordingly, a subscriber of a network that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based wireless personal communications services operators unless he or she is carrying a dual-band/dual-mode handset that permits use of the analog cellular network in that area. The same issue would apply to users of TDMA or GSM networks. All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their subscribers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

        Benefits of CDMA technology.    The Sprint PCS network and the networks of Sprint PCS Affiliates all use digital CDMA technology, which is a digital spread-spectrum wireless technology that allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech into its original format. We believe that CDMA provides important network performance benefits such as:

  •
  Greater capacity.    We believe, based on studies by CDMA manufacturers and our experience since its inception, that CDMA networks can provide network capacity that is approximately seven to ten times greater than that of analog technology and approximately three times greater than TDMA and GSM digital networks;

  •
  Privacy and security.    CDMA technology combines a constantly changing coding scheme with a low power signal to enhance call security and privacy;

  •
  Soft hand-off.    CDMA networks transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile subscriber's call with a new base station while maintaining a connection with the base station currently in use. CDMA networks monitor the quality of the transmission received by multiple base stations simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another base station. Analog, TDMA and GSM networks use a "hard hand-off" and disconnect the call from the current base station as it connects with a new one without any simultaneous connection to both base stations;

  •
  Simplified frequency planning.    Frequency planning is the process used to analyze and test alternative patterns of frequency used within a wireless network to minimize interference and maximize capacity. Unlike TDMA-and GSM-based networks, CDMA-based networks can reuse the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management;

  •
  Longer battery life.    Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies; and

  •
  Efficient migration path.    We believe that CDMA technology has an efficient and incremental migration path to next generation voice and data services. Unlike technologies that require essentially a replacement investment to upgrade, CDMA upgrades can be completed incrementally. As of March 31, 2005, we had completed the first step, which is conversion to 1xRTT, on approximately 98% of our covered population. Additional steps beyond 1xRTT can be taken as demand for more robust data services or need for additional capacity develops for similar capital investment levels. We are currently evaluating the initial deployment of EV-DO in portions of several of our markets, and anticipate an initial deployment in a portion of one of our markets by December 31, 2005. We are still evaluating the deployment of EV-DO over our entire network and the timing of any such deployment.

Competition

        Competition in the wireless telecommunications industry is intense. We compete with a number of wireless service providers in our markets. Because we generally operate in less populated markets, we believe that we face fewer competitors in most of our markets than wireless providers operating in more urban areas typically face. We believe that in iPCS' territory and Horizon PCS' territory our primary competition is with national and regional wireless service providers such as ALLTEL, SunCom,

Cingular Wireless, U.S. Cellular, Nextel Communications, Nextel Partners, T-Mobile and Verizon Wireless.

        The number of competitors in certain of our markets and Horizon PCS' markets was reduced by the combination of Cingular and AT&T Wireless. The announced merger between Sprint and Nextel is expected to eliminate another competitor, although the exact impact of the merger on Sprint PCS Affiliates is unknown at this time. Additional industry consolidation may continue to reduce the number of competitors in our markets. While both iPCS and Horizon PCS compete with one or more wireless carriers in each of the markets in our respective territories, none of these wireless service providers provide services in all of the markets in either our territory or Horizon PCS' territory.

        On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced that they had signed a merger agreement, pursuant to which Sprint Corporation and Nextel Communications, Inc. would merge and combine their operations. Nextel Communications, Inc. operates a wireless telecommunications network in portions of our service areas. In addition, Nextel Partners, Inc., a company which is affiliated with Nextel Communications, Inc., operates a wireless communications network in portions of our service areas. Pursuant to our affiliation agreements with Sprint PCS, Sprint PCS has granted us certain exclusivity rights within our service areas. We believe that, depending upon the actions of Sprint following the closing of the merger, Sprint would be in violation of the exclusivity provisions of our affiliation agreements with Sprint PCS. Sprint has announced that it will pursue discussions with the Sprint PCS Affiliates toward a modification of our affiliation agreements as a result of the Sprint/Nextel merger. We do not know the terms of Sprint's proposal, or whether we and Sprint will ultimately agree on mutually satisfactory terms for a revised affiliation agreement. It is likely that such a revised affiliation agreement will make material changes to our business and operations and may result in us making significant payments to lease or acquire network assets and subscribers or to otherwise modify our network and marketing plans. The announcement and closing of the Sprint/Nextel merger may give rise to a negative reaction by our existing and potential customers and a diminution in brand recognition or loyalty, which may have an adverse effect on our revenues. If necessary, we intend to enforce our rights, whether through seeking injunctive relief or otherwise, to the extent that Sprint violates or threatens to violate the terms of our affiliation agreements with Sprint PCS. In the event that the Sprint/Nextel merger, or any other business combination involving Sprint, is consummated, we may also incur significant costs associated with integrating Sprint's merger partner onto our network. In addition, the proposed Sprint/Nextel merger, or any other such business combination involving Sprint, imposes a degree of uncertainty on the future of our business and operations insofar as it may lead to a change in Sprint PCS' affiliate strategy.

        We also face competition from resellers, which provide wireless services to customers but do not hold FCC licenses or own facilities. Instead, the resellers buy blocks of wireless telephone numbers and capacity from a licensed carrier and resell services through their own distribution network to the public.

        In addition, we compete with providers of existing communications technologies, such as paging, enhanced specialized mobile radio service dispatch and conventional landline telephone companies, in our markets. Potential users of wireless personal communications services networks may find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need to speak to the caller.

        In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite based telecommunications and wireless cable networks. While some of these technologies and services are currently operational, others are being developed or may be developed in the future.

        Many of our competitors have significantly greater financial and technical resources and larger subscriber bases than we do. In addition, some of our competitors may be able to offer regional coverage in areas not served by the Sprint PCS network, or, because of their calling volumes or relationships with other wireless providers, may be able to offer regional roaming rates that are lower than those that we offer. Wireless personal communications service operators will likely compete with us in providing some or all of the services available through our portion of the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their networks to provide digital wireless communication services competitive with Sprint. Currently, there are five national wireless providers who are generally all present in major markets across the country. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted, which may facilitate the consolidation of some national providers.

        The FCC's mandate that wireless carriers provide for wireless local number portability (WLNP) went into effect on November 24, 2003. WLNP allows subscribers to keep their wireless phone numbers when switching to a different service provider, which could make it easier for competing providers to market their services to our existing users. WLNP makes subscriber churn more likely, and we may be required to increase subsidies for product upgrades and/or reduce pricing to match competitors' initiatives in an effort to retain subscribers or replace those who switch to other carriers.

        Over the past several years, the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services from Sprint. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain subscribers principally on the basis of:

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  the strength of the Sprint brand name, services and features;

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  Sprint PCS' network;

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  our network coverage and reliability; and

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  the benefits of CDMA technology.

        Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including:

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  new services and technologies that may be introduced;

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  changes in consumer preferences;

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  demographic trends;

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  economic conditions; and

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  discount pricing strategies by competitors.

Intellectual Property

        The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. We use the Sprint brand name, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within our territory. Under the terms of our trademark and service mark license agreements with Sprint PCS, we do not pay a royalty fee for the use of the Sprint brand name and Sprint service marks.

        Except in certain instances and other than in connection with the national distribution agreements, Sprint has agreed not to grant to any other person a right or license to use the licensed marks in our territory. In all other instances, Sprint reserves the right to use the licensed marks in providing its services within or outside our territory.

        Our trademark license and service mark agreements with Sprint PCS contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Affiliation Agreements with Sprint PCS—The trademark and service mark license agreements" for more information on this topic.

Environmental Compliance

        Our environmental compliance expenditures primarily result from the operation of standby power generators for our telecommunications equipment and compliance with various environmental rules during network build-out and operations. The expenditures arise in connection with standards compliance or permits which are usually related to generators, batteries or fuel storage. Our environmental compliance expenditures have not been material to our financial statements or to our operations and are not expected to be material in the future.

Employees

        As of March 31, 2005, iPCS employed 247 employees. Our employees are not represented by any labor union. We believe that our relationship with our employees is good.

        As of March 31, 2005, Horizon PCS employed 191 full-time employees. None of its employees are subject to a collective bargaining agreement. Horizon PCS believes that its relationship with its employees is good.

Legal Proceedings

        On February 23, 2003, we and our wholly owned subsidiaries iPCS Wireless, Inc. and iPCS Equipment, Inc. filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court administered reorganization. In connection with our bankruptcy filing, we also filed a complaint against Sprint Corporation and certain of its affiliates alleging that Sprint breached its affiliation agreements with us. Following the filing of our litigation against Sprint, related cases were filed. The unsecured creditors committee (which included holders of our former senior discount notes) filed a separate complaint against Sprint, repeating many of our allegations and essentially adding claims that Sprint should be held liable for all of our outstanding debts, by reason (among other things) of Sprint's domination and control over aspects of our business. A group of our secured creditors filed a complaint in a Georgia state court, essentially seeking a determination that Sprint is obliged to remit 96% rather than 92% of our actual cash receipts (as defined in our affiliation agreements with Sprint), by reason of the filing of our bankruptcy petition. As part of our reorganization, each of these lawsuits was settled. Our plan of reorganization was confirmed by the Bankruptcy Court on July 9, 2004 and declared effective on July 20, 2004.

        For a discussion of administrative and pre-petition claims of AT&T pending before the Bankruptcy Court see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies."

        On July 15, 2005, iPCS Wireless, Inc., our wholly owned subsidiary, filed a complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company L.P. in the Circuit Court of Cook County, Illinois. Our complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint will breach its exclusivity obligations under its management agreement, as amended with us. Our complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of its management agreement. On July 22, 2005, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, our wholly owned subsidiaries, filed a substantially similar complaint against Sprint Corporation, WirelessCo

L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications, Inc. in the Court of Chancery of the State of Delaware, New Castle County. On July 28, 2005, iPCS and certain of our wholly owned subsidiaries entered into a Forbearance Agreement (the "Agreement") with Sprint relating to the complaints filed against Sprint by our wholly owned subsidiaries. The Agreement sets forth our agreement that our subsidiaries will not seek certain injunctive relief in the ongoing litigation under certain circumstances and contemplates the parties proceeding directly to a trial relating to our subsidiaries' request for permanent injunction and other equitable relief. The Agreement also sets forth Sprint's agreement relating to certain parameters for the operation of its wireless business in our territories following the merger involving Sprint and Nextel Communications, Inc., in each case, during the period of time the Agreement remains in effect. A trial date of December 5, 2005 has been set for the complaint filed by iPCS Wireless, Inc. in the Circuit Court of Cook County, Illinois.

        In addition to the foregoing, from time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business and in connection with our bankruptcy petition. We are not currently a party to any such legal proceedings, the adverse outcome to which, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition or results of operations.

Properties

        Our headquarters are located in Schaumburg, Illinois. We lease office space for our headquarters and other parts of our operations, primarily for our retail stores, base stations and switching centers, in a number of locations. As of March 31, 2005, we leased 18 retail stores and two switching centers and Horizon PCS leased 11 retail stores and five switching centers. As of March 31, 2005, we also leased space on 655 wireless towers and owned 24 wireless towers and Horizon PCS leased space on 798 wireless towers. On September 8, 2004, we signed an agreement with TCP Communications, LLC whereby we agreed to sell up to 92 of our owned towers to TCP, and after the sale would lease space on the towers sold to TCP. Through June 30, 2005, we have closed on the sale of 76 towers. On May 25, 2005, we signed an agreement with Global Tower, LLC, whereby we agreed to sell our remaining 16 owned towers to Global Tower, and after the sale would lease space on the towers sold to Global Tower. On June 29, 2005, we sold 10 towers to Global and expect the sale of our remaining owned towers to close in the last fiscal quarter of 2005. We co-locate with other wireless service providers on approximately 96% of our wireless towers. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed on commercially reasonable terms.

Our Affiliation Agreements with Sprint PCS

        Each Sprint PCS Affiliate enters into the following four major affiliation agreements with Sprint PCS:

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  a management agreement;

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  a services agreement; and

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  two trademark and service mark license agreements with different Sprint entities.

        Following the consummation of our merger with Horizon PCS, our affiliation agreements with Sprint PCS consist of three sets of the foregoing agreements, one set between Sprint PCS and each of iPCS Wireless, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC. Except as described herein, the material terms of each set of affiliation agreements with Sprint PCS are substantially the same.

        Under our affiliation agreements with Sprint PCS, we have the exclusive right to provide wireless mobility communications services using the 1900 MHz frequency range under the Sprint brand name in our territory. Sprint PCS holds the spectrum licenses. The affiliation agreements with Sprint PCS require us to interface with the Sprint PCS network by building our network to operate on the 10, 20 or 30 MHz wireless personal communications services frequencies licensed to Sprint in the 1900 MHz range.

        The following is a description of the material terms and provisions of our affiliation agreements with Sprint PCS.

        The management agreements.    Under the management agreements with Sprint PCS, we have agreed to:

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  own, construct and manage a wireless personal communications services network in our territory in compliance with FCC license requirements and other technical requirements contained in the management agreements;

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  distribute Sprint PCS products and services;

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  use Sprint PCS' and our own distribution channels in our territory;

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  conduct advertising and promotion activities in our territory; and

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  manage that portion of the wireless subscriber base assigned to our territory.

        Sprint PCS has the right to monitor our wireless personal communications services network operations and the right to access our portion of the wireless network of Sprint PCS, including the right to test and monitor any of our facilities and equipment.

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  Exclusivity.    We are designated as the only person or entity that is a manager or operator for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network using the 1900 MHz frequency range in our territory while our management agreements are in place and no event has occurred that would permit such agreements to terminate. Sprint PCS is permitted to make national sales to companies in the covered territory and to permit resale of the Sprint PCS products and services in the territory. The pending merger between Sprint and Nextel and the operation of the combined companies after the merger may result in a breach of the exclusivity provisions, among others.

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  Network build-out.    The management agreements specify the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to cover a specified percentage of the population within each of the markets that comprise our territory by specified dates. Sprint PCS has notified us that, based on the information we have provided to Sprint PCS, as of March 26, 2004, we have completed the required build-out of our network, including those aspects of the build-out that were not required to be completed until a future date, and we are in compliance with all applicable build-out requirements. Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC are in compliance with all applicable build-out requirements for their networks. If Sprint PCS decides to expand our territory, Sprint PCS must provide us with written notice of the proposed expansion and we have 90 days to determine whether we will build-out the proposed area. If we do not exercise this right, then Sprint PCS may build-out the coverage itself, or it may allow another Sprint PCS Affiliate or another third party to do so on terms and conditions that are no more favorable than those that were offered to and rejected by us. Sprint PCS has the right, in new coverage that it constructs, or that is constructed by another Sprint PCS Affiliate or another third party, to manage the network or hire another Sprint PCS Affiliate to manage the network in the new coverage. We may choose to build-out additional coverage in our territory that is not required by Sprint PCS; provided, however, that we may not elect to build-out additional coverage for areas with respect to which we previously declined to build.

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  Products and services.    The management agreements identify the products and services that we can offer in our territory. These services include, but are not limited to, PCS consumer and business products and services from Sprint PCS available as of the date of the agreement, or as modified by Sprint PCS. Sprint PCS will use commercially reasonable efforts to provide adequate quantities of any equipment necessary for us to offer, sell, promote and support the

    Sprint PCS products and services. We are allowed to sell wireless products and services that are not Sprint PCS products and services if the offer of those additional products and services does not violate our obligations under our affiliation agreements with Sprint PCS, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint's PCS products and services or violate the trademark license agreements. We must provide Sprint PCS with notice that we intend to offer such products or services and Sprint PCS may object if it believes that such products or services are confusingly similar to Sprint PCS products or services, or if Sprint PCS plans to introduce such products or services as Sprint PCS products or services within the following six months. We may also cross-sell services such as specified types of long distance service, Internet access, handsets and prepaid phone cards with Sprint and other Sprint PCS Affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local exchange market in areas where Sprint owns the local telephone company unless we name the Sprint-owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

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  National sales programs.    We are required to participate in the Sprint PCS wireless sales programs for sales to Sprint PCS' corporate accounts and will pay the expenses and receive the compensation from Sprint PCS relative to sales to customers of those accounts located in our territory. We are also required to use Sprint's long distance service for calls made from within designated portions of our territory to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide services under the management agreements and services agreements. Sprint PCS will purchase such long distance service from Sprint Corporation on our behalf at a price and terms at least as favorable to Sprint PCS as the best prices and terms Sprint Corporation offers to any similarly situated wholesaler. However, we may purchase private line capacity for call routing directly from Sprint Corporation, if we can obtain more favorable terms, and Sprint Corporation has agreed to provide us with such capacity at the best price offered to similarly situated third parties. Under the management agreements, we are prohibited from reselling long distance service to other carriers; however, we may (1) transport long distance calls for customers, (2) transport long distance calls for resellers when such resale is subject to FCC mandate or when Sprint chooses to make such resale available, or (3) transport long distance calls for purposes of roaming.

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  Service pricing.    We are required to offer PCS subscriber pricing plans from Sprint PCS designated for regional or national offerings, including "Fair & Flexible" plans, "Free & Clear" plans and "PCS Vision" plans. We are permitted to establish our own local price plans for PCS products and services offered only in our territory, subject to Sprint PCS' approval.

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  Roaming and fees.    We are entitled to receive a weekly fee from Sprint PCS equal to 92% of net "billed revenues" related to subscriber activity less applicable write-offs, net of deposits applied and net of recoveries. Sprint PCS determines the write-offs for any given time period. Outbound non-Sprint PCS roaming billed to subscribers based in our territory, proceeds from the sales of handsets and accessories, amounts collected with respect to taxes and surcharges for enhanced 911 and WLNP and universal service fund charges are not considered "billed revenues." Billed revenues generally include all other subscriber account activity for Sprint PCS products and services in our territory, which includes such activities billed to, attributed to or otherwise reflected in subscribers' accounts. We generally are entitled to 100% of the proceeds from customers for equipment and accessories sold and 81.36% of fees for enhanced 911 attributable to subscribers based in our markets, less applicable write-offs. We also are entitled to 100% of the universal service funds from the Universal Service Administrative Company associated with subscribers in our markets.

        Many Sprint PCS wireless subscribers purchase bundled pricing plans that allow roaming anywhere on the Sprint PCS network without incremental PCS roaming charges. However, we will earn Sprint PCS roaming revenue for every minute that a Sprint PCS wireless subscriber from outside our territory enters our territory and uses our services, which is offset against amounts we owe as expenses for every minute that our subscribers use services outside our territory. The analog roaming rate for use on a non-Sprint PCS provider's network is set under Sprint PCS' third party roaming agreements. The reciprocal roaming rate for voice subscribers who roam into the other party's or another Sprint PCS Affiliate's network is fixed through December 31, 2006 at $0.058 per minute, plus the actual long distance charges incurred. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield for voice usage from the prior year. Sprint PCS' retail yield for voice usage is defined as Sprint PCS' average revenue per user for voice services divided by the average minutes of use per user. With respect to several of markets in western Pennsylvania and eastern Pennsylvania, we receive the benefit of a special reciprocal rate for voice subscribers of $0.10 per minute. This special rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which we achieve a subscriber penetration rate of at least 7% of our covered populations.

        In addition to the reciprocal per minute fee for the Sprint PCS roaming discussed above, we also recognize roaming revenue and expense related to data usage from PCS Vision services, known as "3G data," when wireless subscribers are using such services outside of their home territory. We recognize revenue when a wireless subscriber based outside of its markets uses PCS Vision data services on our network and we recognize expense when our subscribers use such services on the Sprint PCS network or network of another Sprint PCS Affiliate outside of our markets. The reciprocal rate for this service is $0.0020 per kilobyte through December 31, 2006. Beginning on January 1, 2007, the rate for this service will change annually to equal 90% of Sprint PCS' retail yield for 3G data usage from the prior calendar year; provided that such amount will not be less than our network costs (including a reasonable return using our weighted average cost of capital applied against our net investment in our service area network) to provide such services. Sprint PCS' retail yield for 3G data usage is defined as Sprint PCS' average revenue per user for 3G data usage divided by the average kilobytes of use per user.

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  Vendor purchase agreements.    We may participate in discounted volume-based pricing on wireless-related products and warranties Sprint PCS receives from its vendors. Sprint PCS will use commercially reasonable efforts to obtain for us the same prices as Sprint PCS receives from its vendors.

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  Advertising and promotions.    Sprint PCS uses national television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from the national advertising. In addition to Sprint PCS' national advertising campaigns, we advertise and promote Sprint PCS products and services on a local level in our markets at our cost. We have the right to use any promotion or advertising materials developed by Sprint PCS and only have to pay the incremental cost of using those materials, such as the cost of local radio and television advertisement placements and incremental printing costs. Sprint PCS also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We generally offers these promotional campaigns to potential subscribers in our territory.

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  Resale of products and services.    Sprint PCS may choose to offer a resale product under which third party resellers will resell Sprint PCS products and services under brand names other than "Sprint PCS." The management agreements provide that we will participate in all resale arrangements between Sprint PCS and resellers that are entered into, renewed or extended by Sprint PCS prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to us as the terms and conditions of the resale arrangement between AT&T and Sprint PCS. Additionally, under the Sprint Affiliate Agreements between Sprint and iPCS Wireless, our obligation to participate in such a resale arrangement is subject to a minimum pricing floor for voice minutes of use. With respect to resale arrangements entered into prior to April 1, 2004, we will be paid the reciprocal roaming rate for voice and data usage of the Sprint PCS network in our territory by customers of such resellers, which rates are fixed until December 31, 2006 at $0.058 per minute and $0.0020 per kilobyte, respectively. With respect to all resale arrangements entered into, renewed or extended by Sprint PCS between April 1, 2004 and December 31, 2006, we will receive the amount of fees collected by Sprint PCS from such resellers on a pass-through basis as payment for the use of the Sprint PCS network in our territory by customers of such resellers. We may elect to discontinue participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006. For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial term in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

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  Program requirements.    We must comply with the Sprint PCS program requirements for technical standards, customer service standards, roaming coverage and national and regional distribution and national accounts programs. Some of the technical standards relate to network up-time, dropped calls, blocked call attempts and call origination and termination failures. The management agreements provide that Sprint PCS can change the program requirements at its discretion and we must implement such changes within a commercially reasonable period of time; provided, however, that we can decline to implement certain changes that we determine will meet certain parameters. We can decline to implement a "capital" program requirement change, defined as change that would require us to make a capital expenditure that is greater than 5% of our capital budget, if such change would either (i) have a negative net present value applying a five-year discounted cash flow model or (ii) cause our combined peak negative cash flow to be an amount greater then 3% of our "enterprise value" (defined as the combined book value of our outstanding debt and equity less cash) when considered individually, or an amount greater than 5% of our enterprise value when combined with all other program requirement changes within the prior twelve months. Additionally, we can decline to implement a "non-capital" program requirement change, defined as a change that would not require us to make a capital expenditure in excess of 5% of our capital budget, if such change would either (i) cause our combined peak negative cash flow to be an amount greater than 3% of our "enterprise value" when considered individually, or an amount greater than 5% of our enterprise value when combined with all other program requirement changes within the prior twelve months or (ii) cause a decrease in our forecasted five-year discounted cash flow of more than 3% on a combined net present value basis when considered individually, or more than 5% on a combined net present value basis when combined with all other program requirement changes within the prior twelve months. Notwithstanding the foregoing, we are required to implement certain program requirement changes, regardless of whether we determine that such changes will exceed any of the above referenced parameters. We must implement a capital program requirement change if the capital requirement associated with such change is necessary to comply with the network performance standards required under our management agreement. Additionally, we must implement any program requirement change if the change relates to a pricing plan or a roaming program and Sprint PCS reasonably determines that the change must be implemented immediately to respond to competitive market forces. Finally, Sprint PCS may require us to implement any program requirement change if Sprint PCS compensates us the amount necessary to prevent us from exceeding all of the applicable above-referenced parameters.

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  Non-competition.    We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory, we may offer, market or promote telecommunications products and services only under the Sprint PCS brand, our own brands, brands of our related parties or other products and services approved under our respective management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have obtained or will obtain licenses to provide wireless personal communications services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if subscribers in our markets travel to other geographic areas, we must route those subscribers' incoming and outgoing calls according to Sprint PCS' roaming and inter-service area requirements, without regard to any wireless networks that we or our respective affiliates operate.

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  Inability to use non-Sprint brand.    We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brands, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

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  Transfer of the PCS network.    In conjunction with the sale of its wireless PCS network, Sprint PCS can sell, transfer or assign its wireless PCS network and its FCC licenses to a third party if the third party agrees to be bound by the terms of the management agreements and the services agreements.

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  Change in control.    Sprint PCS has the right to withhold its consent to any transaction pursuant to which the "ultimate parent" of iPCS Wireless, Inc., Horizon Personal Communications, Inc. or Bright Personal Communications, LLC, changes, but this consent cannot be unreasonably withheld.

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  Rights of first refusal.    Sprint PCS has rights of first refusal, without stockholder approval, to buy iPCS' and Bright Personal Communication's assets upon a proposed sale of all or substantially all of their respective assets used in the operation of their respective networks.

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  Term.    The initial term of iPCS' management agreement commenced on January 22, 1999 and the initial terms of Horizon Personal Communications' and Bright Personal Communication Services' management agreements commenced on June 8, 1998 and October 13, 1999, respectively, and each continues for a period of 20 years. Following expiration of the initial term, the management agreements will automatically renew for three successive 10-year renewal periods (for a maximum of 50 years including the initial term), unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the applicable management agreement.

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  Termination of management agreements.    Each management agreement can be terminated as a result of the following events:

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  termination of Sprint PCS' spectrum licenses in the applicable company's territory;

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  an uncured breach under our management agreement;

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  our management agreement not complying with any applicable law in any material respect; or

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  the termination of any of our trademark and service mark license agreements.

          The termination or non-renewal of the management agreement triggers some of our rights and some rights of Sprint PCS. The right of either party to require the other party to purchase or sell the operating assets is discussed below.

          If we have the right to terminate a management agreement because of an event of termination caused by Sprint PCS, generally we may:

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    in the case of the agreement with iPCS Wireless, Inc., require Sprint PCS to purchase all of its operating assets used in connection with its network for an amount equal to at least 88% of its "entire business value" (as defined below); provided, however, in BTAs where Sprint PCS owns 10 MHz of spectrum or less, if Sprint PCS acquires additional spectrum, in the entirety of those BTAs in iPCS Wireless' territory such that Sprint PCS is the licensee of 20 MHz or more of PCS spectrum in iPCS Wireless' territory, then the amount must be equal to at least 80% of iPCS Wireless' "entire business value";

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    in the case of the agreements with the former Horizon PCS subsidiaries, require Sprint PCS to purchase either subsidiaries' operating assets used in connection with its network for an amount equal to at least 80% of such subsidiary's "entire business value";

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    in all areas in its territory where Sprint PCS was the licensee for 20 MHz or more of the spectrum on the date the applicable management agreement was executed, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 9% of the applicable subsidiary's "entire business value"; or

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    choose not to terminate the management agreement and sue Sprint PCS for damages or submit the matter to arbitration.

          If Sprint PCS has the right to terminate a management agreement because of an event of termination caused by us, generally Sprint PCS may:

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    require us, without stockholder approval, to sell the operating assets of the applicable subsidiary to Sprint PCS for an amount equal to 72% of the "entire business value" of the applicable subsidiary;

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    require us to purchase, subject to governmental approval, up to 10 MHz of licensed spectrum in our territory for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of the "entire business value" of the applicable subsidiary;

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    take any action as Sprint PCS deems necessary to cure the breach of the management agreement, including assuming responsibility for, and operating, the network of the applicable subsidiary; or

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    choose not to terminate the management agreement and sue us for damages or submit the matter to arbitration.

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  Non-renewal of management agreements.    If Sprint PCS gives us timely notice that it does not intend to renew a management agreement, we may:

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  require Sprint PCS to purchase all of the operating assets used in connection with the network of the applicable subsidiary for an amount equal to 80% of the applicable subsidiary's "entire business value"; or

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  in all areas in such subsidiary's territory where Sprint PCS was the licensee for 20 MHz or more of the spectrum on the date the applicable management agreement was executed, require Sprint PCS to assign to such subsidiary, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of such subsidiary's "entire business value."

  If we give Sprint PCS timely notice of non-renewal, or we and Sprint PCS both give notice of non-renewal, or a management agreement expires with neither party giving a written notice of non-renewal, or if a management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may, subject to certain limitations:

    •
    purchase all of the applicable subsidiary's operating assets, without stockholder approval, for an amount equal to 80% of its "entire business value"; or

    •
    require such subsidiary to purchase, subject to governmental approval, up to 10 MHz of licensed spectrum in such subsidiary's territory for an amount equal to the greater of either (i) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS and (ii) 10% of such subsidiary's "entire business value."

  •
  Determination of entire business value.    If the "entire business value" of an operating subsidiary is to be determined, Sprint PCS and iPCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the subsidiary's "entire business value" on a going concern basis using the following principles:

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  the "entire business value" is based on the price a willing buyer would pay a willing seller for the entire ongoing business;

  •
  the then-current customary means of valuing a wireless telecommunications business will be used;

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  the business is conducted under the Sprint PCS brands and such company's affiliation agreements with Sprint PCS;

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  such company is deemed to own the spectrum and frequencies presently owned by Sprint PCS that are used by such company under such company's affiliation agreements with Sprint PCS; and

  •
  the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and those businesses will not be included in the sale.

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  Insurance.    We are required to obtain and maintain with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under such company's management agreements, and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance.

  •
  Indemnification.    We have agreed to indemnify Sprint PCS and its directors, officers, employees and agents and related parties of Sprint PCS and their directors, officers, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in its management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the management agreement, except that we will not be obligated to indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, officers, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in our management agreements or any other agreement between us and Sprint PCS, and, solely with respect to the former Horizon PCS subsidiaries, from the actions or the failure to act of anyone who is employed by Sprint PCS in the performance of any work under the management agreements between Sprint and such subsidiary, except Sprint PCS will not be obligated to indemnify such subsidiary for any claims arising solely from such subsidiary's negligence or willful misconduct.

  •
  Dispute resolution.    If the parties cannot resolve any dispute between themselves, then our management agreements provide that the parties will continue to operate under our affiliation agreements with Sprint PCS and that either party may file suit in a court of competent jurisdiction or commence an arbitration proceeding. Absent our express agreement with Sprint PCS to submit an issue or dispute to arbitration, neither party can be compelled to submit a dispute to arbitration.

  •
  Most favored nation clause.    We generally have the right to amend our management agreements or services agreements to obtain the most favorable terms provided under a management agreement or services agreement between Sprint PCS and another Sprint PCS affiliate of similar size (defined as having at least three million covered persons) if, prior to December 31, 2006, Sprint PCS amends the terms of any of those agreements of another Sprint PCS affiliate of similar size in a manner that is more favorable than the terms of our agreements. This right is only effective, however, if we agree to accept all of the terms and conditions set forth in the other agreements agreed to after the date this right became effective; provided, however, that no specific changes will be made to such our agreements if such changes were made to the other Sprint PCS Affiliates' agreements (1) solely because the affiliate owns spectrum on which its network operates (unless such Sprint PCS Affiliate acquired the spectrum from Sprint PCS after the date this right became effective), (2) such changes were compelled by a law or regulation inapplicable to us, (3) such changes were due solely to a change in a build-out plan or (4) such changes relate to unique terms or conditions.

        The services agreements.    The services agreements outline various back office services provided by Sprint PCS and available to us for an additional fee.

        Pursuant to recent amendments to the services agreements, Sprint PCS consolidated support services relating to billing, customer care, collections, network operations control center monitoring, national platform, information technology, interconnectivity, voice mail, directory assistance, operator services and roaming clearinghouse services into one back office service referred to in the amendments as "Sprint CCPU service," or "cash cost per user service", all of which support services we had been purchasing prior to the consolidation. The term "Sprint CCPU service" refers to certain support services that we purchase from Sprint PCS. We have agreed to continue to purchase the Sprint CCPU service from Sprint PCS through December 31, 2006 at a monthly rate per subscriber of $7.00 until December 31, 2005 and $6.75 from January 1, 2006 until December 31, 2006. Beginning in 2007, the monthly rate for the next three years for Sprint CCPU service will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS' reasonable costs for providing Sprint CCPU service; provided, however that the monthly rate will not exceed $8.50 per subscriber. If we cannot agree with Sprint PCS on a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CCPU service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere, subject to certain rights and procedures relating to our ability to transition only customer care and collection services beginning in 2008.

        Sprint PCS also consolidated services relating to subscriber activation, credit verification, handset logistics and handset carrying and obsolescence costs into one category referred to in the amendments as "Sprint CPGA service" or "cost per gross addition service", "all of which services and /or costs, prior to the consolidation, we had been purchasing in the case of the services or bearing in the case of the costs. The term "Sprint CPGA service" refers to certain support services that we purchase from Sprint PCS. The cost for "Sprint CPGA service" is included as a part of the total costs that we use to calculate the non-GAAP financial measure that we use called "CPGA." We have agreed to continue to purchase the Sprint CPGA service from Sprint PCS through December 31, 2006 at a monthly rate of $23.00 per gross subscriber addition in iPCS Wireless' service area, and $22.00 per gross subscriber addition in each of Horizon Personal Communications and Bright Personal Communications Services' service areas. Beginning in 2007, the monthly rate for the next three years for Sprint CPGA service will be reset to a mutually acceptable amount based on the amount necessary to recover Sprint PCS'

reasonable costs for providing Sprint CPGA service. If we cannot agree with Sprint on a new rate for any future three-year period beyond 2006, we have the option to continue to purchase the Sprint CPGA service and have an arbitrator determine the new rate or self-provision or procure those services elsewhere.

        Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services performed by Sprint PCS in connection with any other business or outside our markets. Sprint PCS must give us nine months' notice if it discontinues a significant service, including customer service, billing or collections. If we wish to continue to receive that service, Sprint PCS will use commercially reasonable efforts to help us provide the service ourselves or find another vendor to provide the service and to facilitate any transition.

        We may elect to outsource all (but not less than all) of our customer care services, which consist primarily of call center support, by providing notice to Sprint PCS during the six-month period beginning on January 1, 2006 and ending on June 30, 2006, together with payment of a $3 million election fee. After making the election, Sprint PCS will continue to provide services to us, other than the customer care services that have been outsourced, and the services agreement shall be amended to provide that the fees such company pays to Sprint PCS for the Sprint CCPU service and the Sprint CPGA service will be the then-current cost to Sprint PCS of such services; provided, however, that the fee for the Sprint CPGA service through December 31, 2006, shall be $15.00 multiplied by the number of gross customer additions in our territory.

        iPCS, on the one hand, and Sprint PCS, on the other hand, has agreed to indemnify each other as well as affiliates, officers, directors and employees of the other against any and all claims arising from violations by the indemnifying party of law or the services agreement except for any liabilities resulting from the negligence or willful misconduct of the person seeking to be indemnified or its representatives. Our services agreements also provide that no party will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, such services agreement except as may otherwise be required by the indemnification provisions. Our services agreements automatically terminate upon termination of the associated management agreement, and neither party may terminate the services agreement for any reason other than the termination of the associated management agreement.

        The trademark and service mark license agreements.    We have a non-transferable license to use, at no additional cost to it, the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a high degree of recognition, providing such companies an immediate benefit in the marketplace. The use of the licensed marks by us is subject to adherence to quality standards determined by Sprint and use of the licensed marks in a manner that would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's enforcement of its rights. We have agreed with Sprint and Sprint PCS that we and Sprint will each indemnify the other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of a third party claim arising from our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint PCS products and services other than losses arising solely out of such our use of the licensed marks in compliance with the contractual guidelines.

        Sprint and Sprint PCS can terminate our trademark and service mark license agreements if we file for bankruptcy or materially breach such agreements or if the associated management agreement is terminated. We can terminate our trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy or the associated management agreement is terminated. Sprint can assign its interests in the licensed marks to a third party if that third party agrees to be bound by the terms of the company's trademark and service mark license agreements.

REGULATORY ENVIRONMENT

Regulation of the Wireless Telecommunications Industry

        The FCC can have a substantial impact upon entities that manage wireless personal communications service networks and/or provide wireless personal communications services because the FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications networks in the United States. Except as discussed below, Sprint, not iPCS, holds the FCC licenses for the wireless services that we provide in our service territory.

        The FCC has promulgated a series of rules, regulations and policies to, among other things:

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  grant or deny licenses for wireless personal communications service frequencies;

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  grant or deny wireless personal communications service license renewals;

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  rule on assignments and/or transfers of control of wireless personal communications service licenses;

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  govern the interconnection of wireless personal communications service networks with other wireless and wireline service providers;

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  establish access and universal service funding provisions;

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  establish service requirements such as enhanced 911 service;

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  participate in number "pooling" programs and maintain detailed records of numbers used subject to audit;

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  offer number portability to subscribers;

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  impose fines and forfeitures for violations of any of the FCC's rules;

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  regulate the technical standards of wireless personal communications services networks; and

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  govern certain aspects of the relationships between carriers and subscribers, such as the use of personal information and number portability.

        Through rules that became fully effective on January 1, 2003, the FCC eliminated its spectrum cap for Commercial Mobile Radio Service, or CMRS, which includes broadband wireless personal communications services, cellular and SMR. The cap previously had limited CMRS providers to 55 MHz in any geographic area. The FCC also eliminated its rule that prohibited a party from owning interests in both cellular networks in the same Metropolitan Statistical Areas ("MSAs"), though it retained the cross-interest prohibition for less populous Rural Service Areas ("RSAs"). The FCC's new rules blur the "bright line" of spectrum caps, however, and require a case-by-case analysis to determine whether a proposed CMRS spectrum combination will not have an anticompetitive effect. We believe the proposed merger will not implicate the FCC' spectrum cap.

Transfers and Assignments of Wireless Personal Communications Services Licenses

        Although we use Sprint PCS' licenses to provide wireless service as a Sprint Affiliate, following the consummation of our merger with Horizon PCS, we own one FCC license for PCS services for the Chillicothe, Ohio market. The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a wireless personal communications service license. Non-controlling interests in an entity that holds a wireless personal communications service license or operates wireless personal communications service networks generally may be bought or sold without prior FCC approval. In addition, the FCC requires only post-consummation notification of pro forma assignments or transfers of control of certain commercial mobile radio service licenses.

Conditions of Wireless Personal Communications Services Licenses

        Wireless personal communications service licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband wireless personal communications service licensees must construct facilities that offer coverage to one-third of the population in their licensed areas within five years and to two-thirds of the population in such areas within ten years, and all 10 MHz broadband wireless personal communications services licensees must construct facilities that offer coverage to at least one-quarter of the population in their licensed areas within five years or make a showing of "substantial service" within that five-year period.

        If the build-out requirements are not met, wireless personal communications service licenses could be forfeited. The FCC also requires licensees to maintain control over their licenses. Our affiliation agreements with Sprint PCS reflect an arrangement that the parties believe meet the FCC requirements for licensee control of licensed spectrum.

        If the FCC were to determine that any of our respective affiliation agreements with Sprint PCS need to be modified to increase the level of licensee control, the respective agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum. However, the business arrangement between the respective parties may have to be restructured. The FCC could also impose monetary penalties on Sprint, and possibly revoke one or more of the Sprint licenses.

Wireless Personal Communications Services License Renewal

        Wireless personal communications service licensees can renew their licenses for additional ten-year terms. Wireless personal communications service renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford wireless personal communications services renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the wireless personal communications service renewal applicant has:

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  provided "substantial service" during its license term; and

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  substantially complied with all applicable laws and FCC rules and policies.

        The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. The FCC's renewal expectancy and procedures make it likely that Sprint will retain the wireless personal communications service licenses that we manage for the foreseeable future.

Interconnection

        The FCC has the authority to order interconnection between commercial mobile radio services, commonly referred to as CMRS, providers and incumbent local exchange carriers. The FCC has ordered local exchange carriers to provide reciprocal compensation to CMRS providers for the termination of traffic. Interconnection agreements are negotiated on a statewide basis and are subject to state approval.

        The FCC rules and rulings, as well as state proceedings, and a review by courts of such rules and rulings directly impact the nature and cost of the facilities necessary for interconnection of the PCS networks of Sprint with local, national and international telecommunications networks. They also determine the nature and amount of revenues that we and Sprint can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.

Other FCC Requirements

        CMRS providers, including Sprint, are required to permit manual roaming on their networks. With manual roaming, any user whose mobile phone is technically capable of connecting with a carrier's network must be able to make a call by providing a credit card number or making some other arrangement for payment. Since October 2000, the FCC has been considering changes in its rules that may terminate the manual roaming requirement and may impose automatic roaming obligations, under which users with capable equipment would be permitted to originate or terminate calls without taking action other than turning on the mobile phone.

        FCC rules require that local exchange and most CMRS providers allow subscribers to change service providers without changing telephone numbers, which, for wireless service providers, is referred to as wireless local number portability, or WLNP. FCC regulations requiring that most CMRS providers implement WLNP in the 100 largest metropolitan areas in the United States went into effect on November 24, 2003, and FCC regulations requiring that CMRS providers implement WLNP outside the 100 largest metropolitan areas in the United States went into effect on May 24, 2004. FCC regulations require most CMRS providers to be able to deliver calls from their networks to ported numbers anywhere in the country and contribute to the Local Number Portability Fund. We may be liable to Sprint for any penalties that Sprint may be subject to if we are unable to comply with the FCC's WLNP regulations within a reasonable period of time. Implementation of WLNP has required wireless personal communications service providers like iPCS and Sprint to purchase more expensive switches and switch upgrades. However, it has also enabled existing cellular subscribers to change to wireless personal communications services without losing their existing wireless telephone numbers, which has made it easier for wireless personal communications service providers to market their services to existing cellular users. The existence of WLNP could adversely impact the combined business since it makes subscribers defections more likely and we may not be able to replace subscribers who have switched to other carriers.

        FCC rules require broadband personal communications services and other commercial mobile radio services providers to implement enhanced emergency 911 capabilities that provide the location of wireless 911 callers to "Public Safety Answering Points." The FCC has approved a plan proposed and amended by Sprint under which Sprint began selling specially equipped telephone handsets in 2001, with a rollout of such handsets that continued until June 30, 2003, when all new handsets activated nationwide were to be specially equipped. Sprint's plan requires that by December 31, 2005, 95% of Sprint wireless subscriber handsets in service must be equipped for the Sprint wireless enhanced 911 service. Moreover, Sprint completed its PCS network upgrade to support enhanced 911 service by December 31, 2002 and began providing a specified level of enhanced 911 service by June 30, 2002.

Communications Assistance for Law Enforcement

        The Communications Assistance for Law Enforcement Act ("CALEA"), enacted in 1994, requires wireless personal communications service and other telecommunications service providers to ensure that their facilities, equipment and services are able to comply with authorized electronic surveillance by federal, state and local law enforcement personnel. Wireless personal communications service providers were generally required to comply with the current industry CALEA capability standard, known as J-STD-025, by June 30, 2000, for the electronic interception of voice communications, and with certain additional standards by September 30, 2001. Wireless personal communications service providers are also required to implement "packet-mode" electronic interception capabilities. Wireless communications service providers, including Sprint (on behalf of itself and the Sprint Affiliates, including iPCS), filed for an extension of time to implement the packet-mode interception capabilities until November 19, 2003. The FCC extended the compliance date to January 30, 2004 in the absence of an FBI program to develop agreed upon carrier deployment dates. On January 30, 2004, Sprint (on behalf of itself and the Sprint Affiliates) filed a request for further extension to deploy packet-mode interception capabilities. On June 21, 2004, the Department of Justice opposed the request for additional time. In December 2004, Sprint deployed packet-mode CALEA electronic capabilities in its wireless IP network compliant with industry standards, therefore negating the request for extension of time as it applies to Sprint's packet-mode ReadyLink™ service. Sprint's request for extension of time with respect to other packet-mode services remains pending. Most wireless personal communications service providers are ineligible for federal reimbursement for the software and hardware upgrades necessary to comply with the CALEA capability and capability requirements. In addition, the FCC is considering petitions from numerous parties to establish and implement technical compliance standards pursuant to CALEA requirements. In sum, CALEA capability and capability requirements are likely to impose some additional switching and network costs upon Sprint and the Sprint Affiliates and other wireless entities.

        The USA Patriot Act of 2001 included certain provisions that enable law enforcement agencies and other branches of the government to more easily acquire records and information regarding certain uses of communications facilities from telecommunications carriers, including PCS carriers.

Other Federal Regulations

        Sprint and the Sprint Affiliates must bear the expense of compliance with FCC and Federal Aviation Administration regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some of our base station locations to become subject to the additional expense of regulation under the National Environmental Policy Act. The FCC is required to implement this act by requiring service providers to meet land use and radio emissions standards.

Review of Universal Service Requirements

        The FCC and certain states have established "universal service" programs to ensure that affordable, quality telecommunications services are available to all Americans. Sprint is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint's "contribution" to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states have or are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time, it is not possible to predict the extent of the Sprint total federal and state universal service assessments or its ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as "eligible telecommunications carriers," enabling them to receive federal and state universal service support.

Partitioning/Disaggregation

        FCC rules allow broadband wireless personal communications services licensees to partition their market areas and/or to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties. These rules may enable us to purchase wireless personal communications service spectrum from Sprint and other wireless personal communications services licensees as a supplement or alternative to the existing management arrangements.

Wireless Facilities Siting

        States and localities are not permitted to regulate the placement of wireless facilities so as to "prohibit" the provision of wireless services or to "discriminate" among providers of those services. In addition, so long as a wireless network complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. These rules are designed to make it possible for Sprint and the Sprint Affiliates and other wireless entities to acquire necessary tower sites in the face of local zoning opposition and delays.

Equal Access

        Wireless providers are not required to provide long-distance carriers with equal access to wireless subscribers for the provision of toll services. This enables iPCS and Sprint to generate additional revenues by reselling the toll services of Sprint and other interexchange carriers from whom we can obtain favorable volume discounts. However, the FCC is authorized to require unblocked access to toll service providers subject to certain conditions.

State Regulation of Wireless Service

        With the rapid growth and penetration of wireless services has come a commensurate surge of interest on the part of some state legislatures and state public utility commissions in regulating our industry. This interest has taken the form of efforts to regulate customer billing, termination of service arrangements, advertising, filing of "informational" tariffs, certification of operation, service coverage and quality, drivers' use of handsets, provision of emergency 911 service and many other areas. We anticipate that this trend will continue. It will require us to devote resources to working with the states to respond to their concerns while minimizing any new regulation that could increase our costs of doing business.

        Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. However, states may petition the FCC to regulate the rates and entry of those providers and the FCC may grant that petition if the state demonstrates that:

  •
  market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory; or

  •
  such market conditions exist and commercial mobile radio service is a replacement for a substantial portion of the landline telephone service within the state.

        To date, the FCC has granted no such petition.

        Section 332 of the Communications Act does not prohibit a state from regulating the other "terms and conditions" of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. Several states have invoked this language to impose, or propose, various consumer-related regulations on the wireless industry such as rules governing customer contracts and advertising. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC.

        To the extent Sprint and the Sprint Affiliates provide fixed wireless service, we may be subject to additional state regulation. These standards and rulings have prevented states from delaying the entry of wireless personal communications services and other wireless carriers into their jurisdictions via certification and similar requirements, and from delaying or inhibiting aggressive or flexible wireless price competition after entry.

Interference Temperature

        In November 2003, the FCC launched an inquiry aimed at establishing a new paradigm for the determination of interference to wireless services. Currently, interference measurements are based on transmitter operations. The proposed "interference temperature" would take into account interactions between transmitters and receivers, as well as all other elements of the radio frequency environment. One goal of this proceeding is to create opportunities for other transmitters, whether licensed or unlicensed, to operate in bands that are now exclusively reserved for licensees, such as the personal communications service frequencies used by Sprint. It is too early in this proceeding to determine what effect, if any, this inquiry by the FCC will have on the combined business.

MANAGEMENT

        Directors and Executive Officers.    The following table presents information with respect to our directors and executive officers:

Name	Age	Position
Timothy M. Yager	35	Director, President and Chief Executive Officer
Timothy C. Babich	27	Director
Timothy G. Biltz	46	Director
Jeffrey W. Jones	43	Director
Robert A. Katz	38	Chairman of the Board
Ryan L. Langdon	32	Director
Kevin M. Roe	36	Director
Stebbins B. Chandor, Jr.	45	Executive Vice President and Chief Financial Officer
Alan G. Morse	46	Chief Operating Officer
John (Sonny) J. Peterman	44	Senior Vice President of Sales
Edmund L. Quatmann, Jr.	35	General Counsel and Secretary
Patricia M. Greteman	43	Vice President and Controller
Craig A. Kinley	35	Vice President of Engineering and Network Operations

        Timothy M. Yager has been a Director and our President and Chief Executive Officer since the consummation of our reorganization and was our Chief Restructuring Officer from January 2003 until the consummation of our reorganization. Mr. Yager was previously President, Chief Executive Officer and Manager of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from January 1999 until July 2000 and had been President, Chief Executive Officer and Director of iPCS, Inc. since its formation in March 2000 until November 30, 2001, the closing date of our acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From December 2001 until December 2002, he was a director of AirGate PCS, Inc. From January 1995 to January 1999, he was the Senior Vice President of Geneseo Communications, Inc., an independent telephone company in Illinois. During this time, he founded and was also the Chief Operating Officer, General Manager and later the President of GenSoft Systems, Inc., a subsidiary of Geneseo Communications, Inc. that designs software to provide information and billing services to the telecommunications industry. Prior to January 1995, Mr. Yager was a Project Manager at Geneseo Telephone Company. He was a member of the Board of Directors of Cambridge Telcom from April 1997 to November 2001. Mr. Yager is a selling stockholder.

        Timothy C. Babich has been a Director since the consummation of our reorganization. Mr. Babich has over four years of experience in the telecom, media and technology investing industry. Since March 2001, Mr. Babich has served as an employee of Silver Point Capital, L.P., a private investment partnership. From May 2000 until March 2001, he was an analyst at The Beacon Group. Funds managed by affiliates of Silver Point Capital, L.P. are selling stockholders.

        Timothy G. Biltz has been a director since the consummation of our merger with Horizon PCS on July 1, 2005. He served as a director of Horizon PCS from the consummation of its reorganization in October 2004 until the merger. Mr. Biltz is Chief Operating Officer and serves on the board of directors of SpectraSite, Inc. Prior to joining SpectraSite in August 1999, Mr. Biltz spent 10 years at Vanguard Cellular Systems, Inc., most recently as Executive Vice President and Chief Operating Officer. He joined Vanguard in 1989 as Vice President of Marketing and Operations and was Executive Vice President and President of U.S. Wireless Operations from November 1996 until May 1998 when he became Chief Operating Officer. Mr. Biltz also serves on the board of directors of one privately held company. SpectraSite, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on November 15, 2002.

        Jeffrey W. Jones has been a director since the consummation of our merger with Horizon PCS on July 1, 2005. He served as a director of Horizon PCS from the consummation of its reorganization in October 2004 until the merger. Mr. Jones currently serves as Senior Vice President and Chief Financial Officer of Vail Resorts, Inc. He joined Vail Resorts, Inc. in September 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company and served in that capacity until November 18, 2003. From 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois, a privately held multi-unit convenience, food and gasoline retailer. Prior to 1999, Mr. Jones spent a year as Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts, a specialty retailer. From 1994 to 1998, Mr. Jones held the positions of Vice President and Controller and then Vice President of Finance, Real Estate and Administration for Clark Refining and Marketing, Inc. (now known as Premcor, Inc.) in St. Louis, Missouri. Prior to 1994, Mr. Jones worked in several corporate positions, including Controller, Treasurer and Vice President-Controller, at Dairy Mart Convenience Stores, Inc., a publicly traded company. Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones is a member of the American Institute of Certified Public Accountants.

        Robert A. Katz has been a director since the consummation of our merger with Horizon PCS on July 1, 2005. He served as a director of Horizon PCS from September 2004 until the merger. Mr. Katz has been associated with Apollo Management, L.P., an affiliate of Apollo Investment Fund IV, L.P., in various capacities since 1990. Mr. Katz is also a director of Vail Resorts, Inc. and United Agri Products, Inc. Mr. Katz previously served on the board of directors of Horizon PCS from September 2000 until August 15, 2003 the date on which Horizon PCS filed for Chapter 11 protection under the United States bankruptcy laws.

        Ryan L. Langdon has been a director since June 30, 2005. Mr. Langdon is a Managing Director and Portfolio Manager for Distressed Debt for the High Yield Group of AIG Global Investment Corp. (a subsidiary of American International Group)("AIGGIC"), where he has been employed since February 2002, initially as an analyst in the telecommunications sector. Prior to joining AIGGIC, Mr. Langdon was a high yield telecommunications and cable analyst with ABN AMRO from June 1999 to February 2002, and prior to that was an analyst with Pacholder Associates from October 1995 to June 1999. Mr. Langdon has been a director of IWO Holdings Inc. since February 2005. Entities which are investment managed by AIGGIC are selling stockholders.

        Kevin M. Roe has been a Director since the consummation of our reorganization. In January 2003, Mr. Roe founded Roe Equity Research, LLC, an independent sell-side equity research firm focusing on U.S. wireless and wireline telecommunications services companies. Mr. Roe has also served as the President of Roe Equity Research, LLC since its inception. From May 1995 to March 2002, Mr. Roe served as a Senior Equity Research Analyst at the Telecommunication Services Group of ABN AMRO Inc. and became a Managing Director prior to his departure. He also served as the regional head of ABN AMRO's North American Telecom Services Equity Research Team.

        Stebbins B. Chandor, Jr. has been our Executive Vice President and Chief Financial Officer since March 2004 and, until the closing date of our merger with Horizon PCS, also was responsible for the Company's operations. Previously, he was Senior Vice President, Chief Financial Officer of iPCS, Inc. (and its predecessor) from March 2000 until November 30, 2001, the closing date of our acquisition by AirGate PCS, Inc. iPCS filed a voluntary petition in bankruptcy court pursuant to Chapter 11 of the Bankruptcy Code on February 23, 2003. From August 1995 to March 2000, he was Senior Vice President and Chief Financial Officer for Metro One Telecommunications, Inc., a publicly traded provider of enhanced directory assistance and information services to the wireless telecommunications industry. From June 1985 to August 1995, Mr. Chandor served in various corporate finance capacities with BA Securities, Inc., a wholly owned subsidiary of BankAmerica Corporation, and affiliated or predecessor firms including Bank of America and Continental Bank N.A.

        Alan G. Morse has been our Chief Operating Officer since the consummation of our merger with Horizon PCS on July 1, 2005. He served as Chief Operating Officer of Horizon PCS from March 1, 2002 until consummation of the merger. Previously, Mr. Morse was chief operating officer of TelePacific Communications, Inc., an integrated telecommunications provider operating in California and Nevada from 2000 to 2001. From 1996 to 2000, he was area vice president for Sprint PCS where he managed the build-out, launch and operation of Sprint PCS businesses in Cleveland, Cincinnati, Columbus, Indianapolis and Pittsburgh. He has held management positions with Nextel Communications Inc. and Cellular One of Ohio and Michigan. Mr. Morse was chief operating officer of Horizon PCS at the date Horizon PCS filed for Chapter 11 protection under the United States bankruptcy laws.

        John (Sonny) J. Peterman has been our Senior Vice President of Sales since August 2004. From June 2004 until August 2004, Mr. Peterman was the Vice President for Business Development for ClearLinx Network Corporation, a wireless networking company. From November 1998 until June 2004, he was Vice President of the Midwest Region of American Tower Corporation, a publicly held owner and operator of broadcast and wireless communications sites. Prior to November 1998, Mr. Peterman was Vice President of Sales and Distribution with 360 Communications (formerly Sprint Cellular) and from 1989 to 1996 he managed most of Sprint Cellular's wireless operations in Ohio.

        Edmund L. Quatmann, Jr. has been our General Counsel since November 30, 2004 and its Secretary since December 13, 2004. Prior to joining iPCS, Mr. Quatmann was an associate in the Corporate and Securities Group of the law firm Mayer, Brown, Rowe & Maw LLP in Chicago, Illinois from October 1998 until November 2004. From September 1996 until October 1998, Mr. Quatmann was an associate with the law firm of Bryan Cave LLP in St. Louis, Missouri.

        Patricia M. Greteman has been our Vice President and Controller since June 2003 and previously was Controller of Illinois PCS, LLC (the predecessor of iPCS Wireless, Inc.) from May 1999 until July 2000 and held the same position with iPCS, Inc. from its formation in March 2000 until November 30, 2001, the closing date of our acquisition by AirGate, at which time her title changed to Director of Accounting for iPCS, Inc. From May 1993 to April 1999, she served as the Controller of ACC of Kentucky, LLC, a cellular carrier covering a territory with over one million total residents. From November 1991 to April 1992, Ms. Greteman served as the Controller of Arch Mineral Corporation's Catenary Coal Company. From August 1989 to October 1991, she served as the Assistant Controller of Arch of Kentucky.

        Craig A. Kinley has been our Vice President of Engineering and Network Operations since June 2003 and previously was Senior Director of Engineering and Network Operations with AirGate PCS, Inc. from September 1999 until June 2003 with responsibility during the latter portion of his service for our territory. From April 1998 to June 1999, he was a Project Manager with Compass Telecom Services LLC and served as a consultant to AirGate PCS, Inc. From April 1997 to February 1998, he was a Regional Coordinator with Sprint Spectrum L.P.

Committees of the Board of Directors

        Our board of directors has established three standing committees:

          Audit Committee;

          Compensation Committee; and

          Nominating and Corporate Governance Committee.

        Audit Committee.    Our audit committee shall be comprised of not fewer than three directors elected by a majority of our board. Our audit committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements, including retaining and discharging our independent registered public accounting firm. Our audit committee is comprised of Messrs. Jones (Chairman), Biltz and Roe.

        Our board of directors has determined that Mr. Jones, the chairman of our audit committee, is an "audit committee financial expert," as defined by the SEC's rules. Mr. Jones is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

        Compensation Committee.    Our compensation committee shall be comprised of not fewer than three directors elected by a majority of Our board. Our compensation committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. Our compensation committee is comprised of Messrs. Langdon (Chairman), Babich and Katz.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee shall be comprised of not fewer than three directors elected by a majority of our board. Our nominating and corporate governance committee's responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. Our nominating and corporate governance committee is comprised of Messrs. Roe (Chairman), Jones and Langdon.

Code of Ethics

        Our board of directors has adopted a Code of Ethics which is applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller (or persons performing similar functions). Our board of directors has also adopted a Standard of Business Conduct that is applicable to all of our directors, officers and employees.

        Both of these documents are available in the "Investor Relations" section of our Internet website, available at www.ipcswirelessinc.com. We will provide to any person, without charge, upon request, a copy of our Code of Ethics. Requests for a copy should be directed in writing to iPCS, Inc. at 1901 N. Roselle Road, Suite 500, Schaumburg, Illinois, 60195, Attention: General Counsel.

Executive Compensation

        The following table sets forth a summary of the annual, long-term and all other compensation for our President and Chief Executive Officer (formerly our Chief Restructuring Officer) and our other four executive officers during the fiscal years 2004, 2003 and 2002. These five persons are referred to collectively as the "Named Executive Officers."

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)			Securities Underlying Options (#)		All Other Compensation ($)
Timothy M. Yager(1) Director, President and Chief Executive Officer	2004 2003 2002	$59,231 — 64,055	$210,000 — 29,040		$	— — 850	(6)	$2,567,500 — —	(8)	$1,087,202 723,333 1,456,908	(9) (10) (11)
Stebbins B. Chandor, Jr.(2) Executive Vice President and Chief Financial Officer	2004 2003 2002	201,942 — 96,154	125,000 — 22,192			— — 2,400	(6)	— — —		— — 1,889,444	(11)
John (Sonny) J. Peterman(3) Senior Vice President of Sales	2004 2003 2002	14,250 — —	— — —			750 —	(6)	— — —		— — —
Patricia M. Greteman Vice President and Controller	2004 2003 2002	119,010 110,245 107,624	98,800 59,208 7,500	(5)		— — —		— — —		— — —
Craig A. Kinley(4) Vice President of Engineering and Network Operations	2004 2003 2002	128,220 — —	102,800 32,000 —	(5)		19,854 — —	(7)	— — —		— — —

(1)
Mr. Yager entered into an agreement with us to act as Chief Restructuring Officer on January 27, 2003. Mr. Yager became our President and Chief Executive Officer following the consummation of our reorganization.

(2)
Mr. Chandor resigned as an executive officer of iPCS, Inc. as of November 30, 2001, upon the closing of our acquisition by AirGate, but remained as an employee through March 31, 2002. Mr. Chandor was hired on a part-time basis in October 2003 and was hired on a full-time basis as Executive Vice President Operations and Chief Financial Officer in March 2004.

(3)
Mr. Peterman commenced employment with iPCS in August 2004.

(4)
Mr. Kinley commenced employment with iPCS in October 2003.

(5)
Includes the payment of two installments, each in the amount of $25,000, under the retention bonus plan for certain key employees, which plan was approved by the bankruptcy court in August 2004. The two final installments will be earned and paid during the 2005 fiscal year.

(6)
Consists of a monthly car allowance of $750.

(7)
Consists of a monthly car allowance of $750 and quarterly COLA payments totaling $10,854.

(8)
Consists of 250,000 shares of stock and stock unit awards granted on July 20, 2004, stock price $10.27.

(9)
Consists of $615,000 paid to Mr. Yager for his services as Chief Restructuring Officer and a $472,202 success fee.

(10)
Consists of $133,333 of consulting payments paid to Mr. Yager under the consulting provisions of his employment agreement with iPCS and $590,000 for his services as Chief Restructuring Officer.

(11)
Consists of amounts paid to Mr. Yager and Mr. Chandor upon their termination after the change of control to AirGate under the terms of their employment agreements with iPCS. Included in these amounts are $333,333 and $400,000 for Mr. Yager and Mr. Chandor, respectively, for consulting services, and $913,248 for Mr. Chandor for payments related to section 280G of the Code excise tax gross-ups.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year		Grant Date Value
Name			Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Timothy M. Yager	250,000	43%	$10.27	7/20/2014	$1,452,500
Stebbins B. Chandor, Jr.	137,500	24	10.27	7/20/2014	798,875
John (Sonny) J. Peterman	50,000	9	19.00	8/24/2014	537,500
Patricia M. Greteman	40,000	7	10.27	7/20/2014	232,400
Craig A. Kinley	40,000	7	10.27	7/20/2014	232,400

(1)
All options granted in the last fiscal year vest quarterly over the four year period commencing on the grant date.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) Exercisable/Unexercisable
Timothy M. Yager	—	—	15,625/234,375	$124,688/$1,870,313
Stebbins B. Chandor, Jr.	—	—	8,594/128,906	$68,580/$1,028,670
John (Sonny) J. Peterman	—	—	3,125/46,875	$—
Patricia M. Greteman	—	—	2,500/37,500	$19,950/$299,250
Craig A. Kinley	—	—	2,500/37,500	$19,950/$299,250

        Compensation of Directors.    From the consummation of our reorganization until our Annual Meeting of stockholders on June 30, 2005, we compensated our directors as follows:

  •
  Under our Amended and Restated 2004 Long-Term Incentive Plan, we granted each of our outside directors a stock option to purchase 7,500 shares of our common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $10.27. These options shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  We paid an annual retainer to the chairman of our board of directors in the amount of $40,000, and we granted the chairman a stock option to purchase an additional 10,500 shares of our common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $18.90. The option shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  We paid annual retainers to the chairman of our audit committee, the chairman of our compensation committee and the chairman of our nominating and corporate governance committee in the amounts of $30,000, $24,000 and $24,000, respectively. In addition, we granted the chairman of our audit committee a stock option to purchase 2,500 shares of our common stock at the per share exercise price equal to the fair market value of the stock at the date of grant, which was $18.90. The option shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  We paid an annual retainer to outside directors not serving as a committee chairman in the amount of $18,000.

  •
  We paid each outside director $1,500 for each face-to-face board meeting the director attends, $750 for each telephonic board meeting in which the director participates, $1,000 for each face-to-face committee meeting that the director attends, and $500 for each telephonic committee meeting in which the director participates.

  •
  All of our outside directors were reimbursed for out-of-pocket expenses for attending board and committee meetings.

        Following our annual meeting of stockholders on June 30, 2005, we compensated our directors as follows:

  •
  Under our Amended and Restated 2004 Long-Term Incentive Plan, we grant each of our outside directors a stock option to purchase 7,500 shares of our common stock at the per share exercise price equal to the fair market value of the stock at the date of grant. These options shall vest with respect to 25% of the shares covered thereby as of the last day of each fiscal quarter.

  •
  We pay annual retainers to the chairman of our board, the chairman of our audit committee, the chairman of our other committees in the amounts of $45,000, $45,000 and $40,000, respectively.

  •
  We pay an annual retainer to outside directors not serving as a committee chairman in the amount of $35,000.

  •
  We pay each outside director $1,500 for each face-to-face board meeting the director attends, $750 for each telephonic board meeting in which the director participates, $1,000 for each face-to-face committee meeting the director attends, $1,000 for each telephonic audit committee meeting in which the director participates and $500 for each telephonic committee meeting other than an audit committee meeting in which the director participates.

  •
  All of our outside directors will be reimbursed, in accordance with our policies, for out-of-pocket expenses incurred in attending and participating in board and committee meetings.

        YMS Restructuring Management Services Agreement.    On January 27, 2003, Mr. Yager was appointed Chief Restructuring Officer to oversee our restructuring and his company, YMS Management, L.L.C., entered into a restructuring management services agreement to manage our day-to-day operations. In connection with his appointment as chief restructuring officer, iPCS and Mr. Yager agreed to terminate the provisions of his employment agreement which he had entered into with iPCS prior to our acquisition by AirGate PCS, Inc. which provided for consulting services to iPCS and payments thereunder to Mr. Yager. The restructuring management services agreement provided for weekly payments of $15,000, plus certain expenses. The agreement also provided that upon confirmation of a plan of reorganization or a sale of iPCS, Mr. Yager was entitled to a fixed fee equal to $500,000 less 50% of the aggregate weekly payments under the restructuring management services agreement, beginning on July 1, 2004 through the effective date of the plan or the effective date of a sale. If a sale of iPCS resulted in proceeds in excess of $190 million, Mr. Yager was entitled to a fee equal to the lesser of 1.25% of such proceeds or $3.5 million. In addition, upon the closing of any equity investment in iPCS, Mr. Yager was entitled to a fee equal to 2% of the amount invested. In connection with the consummation of the reorganization, iPCS paid Mr. Yager approximately $472,000 under this agreement.

        Employment Agreements.    As of the effective date of our plan of reorganization, iPCS entered into a three year employment agreement with Mr. Yager, our President and Chief Executive Officer, on substantially the terms set forth below. The term will be automatically renewed for successive one year periods absent 90 days advance notice by either party. Mr. Yager's employment agreement provides for an initial minimum annual base salary of $350,000. Under the employment agreement, Mr. Yager is eligible for annual incentive bonuses and is entitled to benefits, such as retirement, health and other fringe benefits which are provided to other executive employees, reimbursement of business expenses, limited reimbursement of legal and financial planning expenses and other perquisites as may be approved by the Board from time to time. As of the effective date, iPCS has granted Mr. Yager a total of 250,000 stock options under our 2004 Plan at an exercise price of $10.27 per share. No compensation expense was recorded for the option grant as the exercise price was equal to the fair market value of the stock on the grant date as determined by reference to the valuation prepared in connection with the reorganization. In addition, in consideration for his facilitating our emergence from bankruptcy, as of the effective date iPCS has granted Mr. Yager a total of 250,000 stock and stock unit awards, which are fully vested as of the date of grant. Based on the valuation report, iPCS recognized compensation expense of approximately $2.6 million with respect to the fully vested awards. Additional details regarding the equity-based awards are discussed below.

        Under the employment agreement, Mr. Yager's employment may be terminated by him or iPCS at any time and for any reason. If his employment is terminated for any reason, he will be entitled to payment of his accrued but unpaid salary, vacation pay, unreimbursed business expenses and other items earned and owed to him by iPCS. If his employment is terminated as a result of death or disability, he, or his estate in the event of his death, will be paid his salary through the first anniversary of the date his death or termination for disability occurs, he will receive a lump sum payment of his target incentive bonus and his outstanding equity awards will fully vest.

        If Mr. Yager's employment is terminated by iPCS for reasons other than for cause, or if he terminates his employment following a material breach by iPCS of the employment agreement which is not cured within 30 days, or within 60 days after iPCS relocates our business outside of the Chicago metropolitan area, he will be entitled to continuing payments of his salary through the first anniversary of his termination, continuation of health benefits for him and his dependents for the same period, a lump sum payment of his target incentive bonus and one year of additional vesting of his stock options. All severance payments pursuant to the employment agreement terminate in the event Mr. Yager violates the confidentiality, noncompetition or nonsolicitation provisions of the employment agreement.

        The employment agreement contains special provisions that apply in the event of a change in control of iPCS. The agreement provides that if, during the one year period following a change in control, Mr. Yager's employment is terminated by iPCS for reasons other than for cause or if he terminates for good reason, he will be entitled to a lump sum payment equal to three years of his salary, a lump sum payment of his target incentive bonus, which will be set annually by the compensation committee, continuation of his and his dependents' health benefits at the employee rate for a period of three years following his termination and immediate vesting of his outstanding equity-based awards. In the event that, in connection with a change in control, any payments or benefits to which Mr. Yager is entitled to from iPCS constitute excess golden parachute payments under applicable IRS rules, he will receive a payment from iPCS in an amount which is sufficient to pay the parachute excise tax that he will have to pay on those parachute payments. In addition, iPCS will pay him an amount sufficient for him to pay the income tax, related employment taxes, and any additional excise taxes that he will have to pay related to our reimbursement to him of the parachute excise tax. For purposes of the employment agreement, the term "change in control" has the same meaning as for the 2004 Long-Term Incentive Plan, discussed below.

        If Mr. Yager's employment terminates for any reason other than discussed above, he is not entitled to any severance benefits under the employment agreement.

        Pursuant to the employment agreement, Mr. Yager has agreed to keep all of our confidential information secret and he has agreed that, while he is employed by iPCS and for a period of 12 months after his termination of employment, he will not compete with iPCS in the wireless telecommunications services business in any of the basic trading areas in which iPCS has been granted the right to carry on the wireless telecommunications business, he will not solicit our customers for a competitive business and he will not solicit our employees.

        iPCS also entered into employment agreements with Stebbins B. Chandor, our Executive Vice President and Chief Financial Officer, and Alan G. Morse, our Chief Operating Officer, each of which is substantially the same as Mr. Yager's agreement except for the compensation package (including options and bonus opportunities), job duties and the amount of certain post-change in control termination benefits in the event of a covered termination (1.5 times salary and 18 months of benefits). Mr. Chandor's annual base salary is $250,000. As of the effective date of the plan of reorganization iPCS had granted Mr. Chandor a total of 137,500 stock options, which have an exercise price of $10.27 per share. Mr. Morse's annual base salary also is $250,000. Pursuant to the terms of his employment agreement, iPCS granted Mr. Morse 22,750 stock options on August 5, 2005, which have an exercise price of $40.50 per share. These shares are in addition to the 77,250 stock options previously granted to Mr. Morse by Horizon PCS under the Horizon PCS, Inc. 2004 Stock Incentive Plan, bringing his total to 100,000. No compensation expense was recorded for the option grants as the exercise price was equal to the fair market value of the stock on the grant date, which for Mr. Chandor was determined by reference to the valuation prepared in connection with the reorganization.

        iPCS has also entered into employment agreements with Mr. John (Sonny) Peterman, Mr. Edmund Quatmann, Jr., Mr. Craig Kinley and Ms. Patricia Greteman, as our Senior Vice President of Sales, General Counsel, Vice President of Engineering and Network Operations and Vice President and Controller, respectively. These agreements are substantially the same as the agreement with Mr. Chandor, except for the compensation package (including options and bonus opportunities), job duties and the amount of certain post-change in control termination benefits in the event of a covered termination (1 times salary and 12 months of benefits). Mr. Peterman's annual base salary is $195,000 and iPCS granted him a total of 50,000 stock options which have an exercise price of $19.00 per share. Mr. Quatmann's annual base salary is $190,000 and iPCS granted him a total of 45,000 stock options which have an exercise price of $25.60. Mr. Kinley's annual base salary is $145,000 and as of the effective date iPCS has granted him a total of 40,000 stock options which have an exercise price of $10.27 per share. Ms. Greteman's annual base salary is $132,000 and as of the effective date iPCS has granted her a total of 40,000 stock options which have an exercise price of $10.27 per share. No compensation expense was recorded for the option grants as the exercise price was equal to the fair market value of the stock on the grant date, which for Mr. Kinley and Ms. Greteman, was determined by reference to the valuation prepared in connection with the reorganization.

        2004 Long-Term Incentive Plan.    As of the effective date of our plan of reorganization, iPCS adopted the 2004 Long-Term Incentive Plan, or the 2004 Plan, which plan was amended and restated in January 2005. Under the 2004 Plan, iPCS may grant stock options, stock appreciation rights, full value awards and cash-based incentive awards to our employees, consultants and directors. The total number of shares of our common stock that iPCS may award under the 2004 Plan was initially 1,000,000 shares and was subsequently amended to 1,250,000 shares. The number of shares and the price at which shares of stock may be purchased under the 2004 Plan may be adjusted under certain circumstances, such as in the event of a corporate restructuring. The maximum number of shares of stock that may be delivered to participants under the 2004 Plan was initially 1,000,000 and was subsequently amended to 1,250,000 shares. Up to 625,000 shares may be issued in conjunction with awards other than options and stock appreciation rights, or SARs. No one individual may be granted options or SARs covering more than 500,000 shares in any one calendar year. No one individual may receive stock unit awards, intended to be performance-based compensation, covering more than 300,000 shares in any one calendar year. No one individual may receive a cash incentive award, intended to be performance-based compensation, in excess of $200,000 per month for any performance period.

        Our compensation committee will administer the 2004 Plan. The 2004 Plan essentially gives the compensation committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards, and to interpret the 2004 Plan.

        Stock appreciation rights may be granted in connection with options, or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. At a minimum, the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date on which the option is granted.

        Options and stock appreciation rights will be exercisable in accordance with the terms set by the compensation committee when granted and will expire on the date determined by the compensation committee. All options and stock appreciation rights must expire no later than ten years after they are granted under our plan. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

        Under our 2004 Plan, our compensation committee may grant common stock or stock units to participants. During the period that a stock award or stock unit award is subject to restrictions or limitations, the participants may receive dividend rights, relating to the underlying shares.

        The compensation committee may award participants cash incentive awards which entitle the participant to receive payment in cash or shares at the end of a performance period to the extent provided under the award. Our compensation committee establishes the performance measures and periods with respect to such awards.

        Subject to the specific terms of any outstanding award, in the event of a change in control of our company, all options and SARs which are held at the time of the change in control will become immediately vested and exercisable and all stock awards and cash incentive awards shall be fully earned and vested. The term "change in control" is defined in the 2004 Plan, generally, as the occurrence of any of the following events:

  •
  the direct or indirect sale, other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of iPCS to any person other than a "permitted holder";

  •
  the adoption of a plan relating to the liquidation or dissolution of iPCS;

  •
  the consummation of any transaction the result of which is that any person, other than a permitted holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of iPCS; or

  •
  the first day on which a majority of the members of the Board of Directors are not continuing directors (as defined in the plan).

        A "permitted holder" is defined as The Blackstone Group, The TCW Group and American International Group, Inc. and their respective affiliates (other than their respective portfolio companies).

        Horizon PCS 2004 Stock Incentive Plan.    As a result of our merger with Horizon PCS, we assumed the Horizon PCS 2004 Stock Incentive Plan (the "Horizon Plan"). As of the consummation of the merger, only nonqualified stock options had been granted under the Horizon Plan. In connection with the merger, certain of these outstanding options became vested and all of the outstanding options were converted into options to acquire an aggregate of 598,962 shares of iPCS stock at an exercise price of $23.00 pursuant to the merger agreement. Under the Horizon Plan, iPCS may grant stock options, stock appreciation rights, full value awards and cash-based incentive awards to our employees, consultants and directors. The total number of shares of our common stock that may be delivered to participants under the Horizon Plan is 762,227 shares. The number of shares and the price at which shares of stock may be acquired under the Horizon Plan may be adjusted under certain circumstances, such as in the event of a corporate restructuring. No one individual may be granted options or SARs covering more than 386,250 shares in any one calendar year.

        Our compensation committee will administer the Horizon Plan. The Horizon Plan essentially gives the compensation committee sole discretion and authority to select those persons to whom awards will be made, to designate the number of shares covered by each award, to establish vesting schedules and terms of each award, to specify all other terms of awards, and to interpret the Horizon Plan.

        Stock appreciation rights may be granted in connection with options, or may be granted as free-standing awards. Exercise of an option will result in the corresponding surrender of the attached stock appreciation right. At a minimum, the exercise price of an incentive stock option must be at least equal to the fair market value of a share of common stock on the date on which the option is granted.

        Options and stock appreciation rights will be exercisable in accordance with the terms set by the compensation committee when granted and will expire on the date determined by the compensation committee. All options and stock appreciation rights must expire no later than ten years after they are granted under the Horizon Plan. If a stock appreciation right is issued in connection with an option, the stock appreciation right will expire when the related option expires. Special rules and limitations apply to stock options which are intended to be incentive stock options.

        Under the Horizon Plan, our compensation committee may grant common stock or stock units to participants. During the period that a stock award or stock unit award is subject to restrictions or limitations, the participants may receive dividend rights, relating to the underlying shares.

        The compensation committee may award participants cash incentive awards which entitle the participant to receive payment in cash or shares at the end of a performance period to the extent provided under the award. Our compensation committee establishes the performance measures and periods with respect to such awards.

        Subject to the specific terms of any outstanding award, in the event of a change in control of us, all options and SARs which are held at the time of the change in control may, at the discretion of the compensation committee, become immediately vested and exercisable and all stock awards and cash incentive awards shall be fully earned and vested. Giving effect to our merger with Horizon PCS, the term "change in control" is defined in the Horizon Plan, generally, as the occurrence of any of the following events:

  •
  The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction, or a sale or other disposition of all or substantially all of the assets of iPCS, or the acquisition of assets or stock of another entity by iPCS that results in a change in ownership or control of iPCS;

  •
  the adoption of a plan relating to the liquidation or dissolution of iPCS; or

the consummation of any transaction the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of iPCS.

        Compensation Committee Interlocks and Insider Participation.    There are no compensation committee interlocks (i.e., none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of our board of directors or compensation committee).

Employment Agreements Prior to AirGate Merger

        Yager Employment Agreement.    As of the closing of our acquisition by AirGate on November 30, 2001, Mr. Yager's employment with iPCS terminated and he received a severance payment from iPCS in the amount of $1,094,535 in accordance with the terms of his employment agreement. As a result of the acquisition, stock options under our 2000 Long-Term Incentive Stock Plan became exercisable for 31,874 shares of AirGate common stock at a weighted average exercise price of $159.25 per share. Mr. Yager was entitled to an annual consulting fee of $400,000 during the period beginning on the date of his termination of employment and ending on December 31, 2004. In connection with entering into the YMS Restructuring Management Services Agreement discussed above, Mr. Yager agreed to forego his consulting fee for the period following the effective date of the YMS Restructuring Management Services Agreement.

        Chandor and Greteman Employment Agreements.    Prior to the AirGate merger, Mr. Chandor, our then Senior Vice President, Chief Financial Officer, had an employment agreement which was substantially the same as Mr. Yager's employment agreement except for the compensation package (including options and bonus opportunities), job duties and the duration (12 months) of post-termination health benefits in the event of a covered termination. Mr. Chandor's annual base salary was $175,000 and he was granted a total of 250,000 stock options which had an exercise price of $5.50 per share. Mr. Chandor's employment terminated in connection with our acquisition by AirGate and he received a severance payment. Ms. Greteman's employment agreement was substantially the same as our agreement with Mr. Chandor except for the compensation package (including options and bonus opportunities) and job duties. Ms. Greteman's annual base salary was $100,000 and she was granted a total of 30,000 stock options which had an exercise price of $5.50 per share. In addition, Ms. Greteman's agreement provided for the payment of severance benefits in the event that Ms. Greteman terminated employment because her job duties were required to be performed more than 50 miles from Geneseo, Illinois.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table presents information regarding the beneficial ownership of our common stock as of August 11, 2005 with respect to: (i) each person who, to our knowledge, is the beneficial owner of 5% or more of outstanding common stock; (ii) each of our directors; (iii) our President and Chief Executive Officer; (iv) each of the other Named Executive Officers; and (v) all executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned Before This Offering(2)			Shares of Common Stock Beneficially Owned After This Offering(2)
Name and Address(1)	Number of Shares	Percentage of Class	Shares Offered	Number of Shares	Percentage of Class
AIG Annuity Insurance Company(3)	395,964	2.4%	387,553	8,411	*
AIG Life Insurance Company(3)	727	*	712	15	*
AIG Retirement Services, Inc.(3)	174,690	1.1%	170,979	3,711	*
SunAmerica Life Insurance Company(3)	794,550	4.8%	777,672	16,878	*
The Variable Annuity Life Insurance Company(3)	395,964	2.4%	387,553	8,411	*
VALIC Company II Strategic Bond Fund(3)	27,658	*	27,071	587	*
SunAmerica Income Funds—SunAmerica High Yield Bond(3)	344,285	2.1%	336,972	7,313	*
SunAmerica Series Trust—High Yield Bond Portfolio(3)	427,262	2.6%	418,187	9,075	*
SunAmerica Income Funds—SunAmerica Strategic Bond Fund(3)	60,413	*	59,130	1,283	*
VALIC Company II High Yield Bond Fund(3)	58,957	*	57,706	1,251	*
Apollo Investment Fund IV, L.P.(4)	2,515,569	15.3%	—	2,515,569	15.3%
Apollo Overseas Partners IV, L.P.(4)	140,782	*	—	140,782	*
Silver Point Capital Offshore Fund, Ltd.(5)	1,816,226	11.0%	1,386,474	429,752	2.6%
Silver Point Capital Fund, L.P.(5)	1,027,237	6.2%	814,290	212,947	1.3%
SPCP Group, L.L.C.(5)	26,105	*	7,938	18,167	*
Timothy M. Yager(6)	206,670	1.3%	128,545	78,125	*
Timothy C. Babich(7)	9,375	*	—	9,375	*
Timothy G. Biltz(8)	8,399	*	—	8,399	*
Jeffrey W. Jones(9)	8,399	*	—	8,399	*
Robert A. Katz(10)	8,399	*	—	8,399	*
Ryan L. Langdon(11)	1,875	*	—	1,875	*
Kevin M. Roe(12)	3,750	*	—	3,750	*
Stebbins B. Chandor, Jr.(13)	22,970	*	—	22,970	*
John (Sonny) J. Peterman(14)	15,625	*	—	15,625	*
Patricia M. Greteman(15)	11,000	*	—	11,000	*
Craig A. Kinley(16)	12,500	*	—	12,500	*
All executive officers and directors as a group (13 persons)(17)	334,509	2.0%	128,545	205,964	1.3%

*
Less than 1%.

(1)
Except as otherwise indicated below, the address for each director and executive officer is 1901 North Roselle Road, Suite 500, Schaumburg, Illinois 60195.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table.

(3)
AIG Global Investment Corp. (a subsidiary of American International Group, Inc.) is the investment adviser of AIG Annuity Insurance Company, AIG Life Insurance Company, AIG Retirement Services, Inc., SunAmerica Life Insurance Company and The Variable Annuity Life Insurance Company and is the investment sub-adviser of VALIC Company II Strategic Bond Fund, SunAmerica Income Funds—SunAmerica High Yield Bond Fund, SunAmerica Income Funds—SunAmerica Strategic Bond Fund, and VALIC Company II High Yield Bond Fund. AIG SunAmerica Asset Management Corp. is the investment adviser of SunAmerica Series Trust—High Yield Bond Portfolio. As the investment adviser and investment sub-adviser of the aforementioned entities, AIG Global Investment Corp. and AIG SunAmerica Asset Management Corp. have investment discretion over securities held by these entities. The Global Investment Committee of AIG Global Investment Corp., each member of which is described in Part II of the AIG Global Investment Corp.'s form ADV last filed with the SEC as of July 18, 2005, has the power to vote and dispose of the securities owned by the aforementioned entities. The address for AIG Global Investment Corp. is 70 Pine Street, New York, New York, 10270. AIG Global Investment Corp., the members of its Global Investment Committee, AIG SunAmerica Asset Management Corp., and American International Group, Inc. disclaim beneficial ownership of these securities. Mr. Langdon, one of our directors, is a Managing Director of AIG Global Investment Corp.

(4)
Apollo Management IV, L.P. manages the funds held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, the "Apollo Funds"). The managing general partner of the Apollo Funds is Apollo Advisors IV, L.P., a Delaware limited partnership, the general partner of which is Apollo Capital Management IV, Inc., a Delaware corporation. The directors and principal executive officers of Apollo Capital Management IV, Inc. are Messrs. Leon D. Black and John J. Hannan. Each of Messrs. Black and Hannan disclaims beneficial ownership of the shares of common stock owned by the Apollo Funds. The address for the Apollo Funds is 9 West 57th Street, 43rd Floor New York, NY 10019. Mr. Katz, one of our directors, is associated with Apollo Management, L.P., an affiliate of the Apollo Funds.

(5)
Silver Point Capital, L.P. investment manages the funds held by Silver Point Capital Offshore Fund, Ltd., Silver Point Capital Fund, L.P. and SPCP Group, L.L.C. (collectively, the "Silver Point Funds"). By virtue of its status as investment manager, Silver Point Capital, L.P. may be deemed to be the beneficial owner of the shares of common stock held by the Silver Point Funds. Mr. Edward Mule and Mr. Robert O'Shea are Partners of Silver Point Capital, L.P. and have voting and investment power with respect to the shares of common stock held by the Silver Point Funds and may be deemed to be the beneficial owners of the shares of the common stock held by the Silver Point Funds. Each of Messrs. Mule and O'Shea disclaims beneficial ownership of the shares of common stock held by the Silver Point Funds, except to the extent of any pecuniary interest. The address for Silver Point Capital, L.P. is 2 Greenwich Plaza, Greenwich, Connecticut 06830. Mr. Babich, one of our directors, is an employee of Silver Point Capital, L.P.

(6)
Includes 78,125 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(7)
Includes 9,375 shares of common stock issuable upon the exercise of stock options exercisable within 60 days. Mr. Babich is an employee with Silver Point Capital, L.P. Mr. Babich disclaims beneficial ownership of the securities held by Silver Point Capital, L.P.

(8)
Includes 8,399 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(9)
Includes 8,399 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(10)
Includes 8,399 shares of common stock issuable upon the exercise of stock options exercisable within 60 days. Mr. Katz is associated with the Apollo Funds. Mr. Katz disclaims beneficial ownership of the securities held by the Apollo Funds.

(11)
Includes 1,875 shares of common stock issuable upon the exercise of stock options exercisable within 60 days. Mr. Langdon is a managing director of AIG Global Investment Corp. Mr. Langdon disclaims beneficial ownership of the securities held by AIG Global Investment Corp.

(12)
Includes 3,750 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(13)
Includes 22,970 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(14)
Includes 15,625 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(15)
Includes 11,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(16)
Includes 12,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(17)
Information provided is for the individuals who were our executive officers and directors on August 11, 2005, and includes 205,964 shares issuable upon the exercise of stock options that are exercisable within 60 days.

RELATED PARTY TRANSACTIONS

Relationship with AirGate

        iPCS was owned by AirGate from November 30, 2001 until October 17, 2003 when AirGate irrevocably transferred for no consideration all of our common stock which it owned into a liquidating trust organized under Delaware law for the sole benefit of AirGate's stockholders on that date. Upon the effective date of the iPCS plan of reorganization, our common stock held by the liquidating trust was cancelled and the trust terminated by its terms. While iPCS was owned by AirGate, we engaged in certain transactions with AirGate and other relationships existed between iPCS, including the following:

  •
  iPCS president and chief executive officer, Mr. Yager, served on AirGate's board of directors from November 30, 2001 until December 2002; and

  •
  AirGate Service Company, Inc., a wholly owned subsidiary of AirGate, provided management services to iPCS and AirGate from November 30, 2001 until September 30, 2003. iPCS began terminating services provided by AirGate Service Company to iPCS in February 2003, and iPCS terminated all AirGate Service Company services as of September 30, 2003. AirGate Service Company expenses were allocated between iPCS and AirGate based on our respective percentage of subscribers (the "AirGate Service Company Allocation"), which was approximately 39% to iPCS and 61% to AirGate. Expenses that related primarily to one company were allocated to that company. Expenses that related to AirGate Service Company or both companies, such as rents associated with the Atlanta, Georgia and Geneseo, Illinois offices, consulting costs incurred for AirGate Service Company and other expenses related to AirGate Service Company management services, were allocated in accordance with the AirGate Service Company Allocation. For the years ended September 30, 2003 and 2002, iPCS incurred a net total of $3.0 million and $1.7 million, respectively, for AirGate Service Company expenses allocated to iPCS.

        In addition to the foregoing, there were other transactions in the normal course of business between iPCS and AirGate. These transactions were comprised of roaming revenue and expenses, inventory sales and purchases and sales of network operating equipment as further described below. In the normal course of business under our and AirGate's respective affiliation agreements with Sprint PCS, our subscribers incur minutes of use in AirGate's territory causing iPCS to incur roaming expense to Sprint PCS. In addition, AirGate's subscribers incur minutes of use in our territory for which AirGate receives roaming revenue from Sprint PCS. iPCS received $0.4 million of roaming revenue with respect to use by AirGate subscribers of our network and incurred $0.6 million of roaming expense with respect to use by our subscribers of AirGate's network for the period from October 1, 2002, through February 23, 2003, compared to $0.4 million of roaming revenue and $0.4 million of roaming expense for the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established by Sprint PCS under our and AirGate's respective affiliation agreements with Sprint PCS.

        In order to make the most efficient use of certain models of handset inventories in relation to regional demand for the year ended September 30, 2003, iPCS sold to AirGate approximately $0.3 million of wireless handset inventories at cost. During the year ended September 30, 2002, iPCS purchased from AirGate approximately $0.1 million of wireless handset inventories. Additionally, iPCS sold to AirGate approximately $0.2 million of wireless handset inventory. At September 30, 2003 and 2002, iPCS was not carrying any wireless handset inventory purchased from AirGate.

        During the year ended September 30, 2002, iPCS bought from AirGate approximately $0.2 million of network operating equipment, and we sold AirGate approximately $0.7 million of network operating equipment.

        We believe the terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unaffiliated entities.

        With the exception of normal course of business dealings under iPCS' and AirGate's respective affiliation agreements with Sprint PCS, iPCS no longer maintains any relationship with AirGate.

YMS Restructuring Management Services Agreement

        On January 27, 2003, Mr. Yager was appointed Chief Restructuring Officer to oversee our restructuring and his company, YMS Management, L.L.C., entered into a restructuring management services agreement to manage our day-to-day operations. In connection with the consummation of the reorganization, iPCS paid Mr. Yager approximately $472,000 under this agreement. See "Management—Executive Compensation—YMS Restructuring Management Services Agreement."

Notes Registration Rights Agreement

        In connection with the offering of $165 million of our senior notes, iPCS and our subsidiaries iPCS Wireless, Inc. and iPCS Equipment, Inc. (the "Guarantors"), entered into a registration rights agreement, dated as of April 30, 2004, with the initial purchasers of our 11 1/2% senior notes due 2012 (the "Unregistered Notes"). Pursuant to the registration rights agreement, iPCS and the Guarantors filed the exchange offer registration statement with the SEC on August 5, 2004, and it was declared effective on November 24, 2004. On December 27, 2004, iPCS issued registered notes for all notes tendered prior thereto in the exchange offer. AIG Global Investment Corp. advised iPCS that its affiliates held approximately $47.3 million of our notes at the consummation of our exchange offer.

Common Stock Registration Rights Agreement

        As required by the plan of reorganization, iPCS entered into a registration rights agreement with the following holders of our common stock who may have been deemed to be affiliates of iPCS as of the consummation of the plan of reorganization: certain affiliates of AIGGIC and Silver Point, and the Timothy M. Yager 2001 Trust. Mr. Timothy Babich, who became one of our directors upon consummation of our reorganization, is a Portfolio Manager with Silver Point. In connection with our merger with Horizon PCS, the registration rights agreement was amended to include the shares of iPCS acquired upon consummation of the merger by certain affiliates of the Apollo Funds and Silver Point and to modify other terms. The following is a summary of the material terms of the registration rights agreement, as amended.

        Pursuant to the common stock registration rights agreement, iPCS agreed to prepare and file shelf registration statements covering the resale of our common stock held by our affiliated holders. iPCS filed the initial shelf registration statement on August 5, 2004, and it was declared effective on November 24, 2004. iPCS also agreed to maintain an effective shelf registration statement covering shares issued to affiliates of the Apollo Funds and Silver Point following the consummation of the merger. Subject to our suspension right discussed below, we agreed to use our commercially reasonable efforts to maintain the effectiveness of both shelf registration statements continuously until the earliest to occur of (1) November 24, 2006 and (2) such date as all of the shares of common stock included on the shelf registration statements may be sold or transferred without registration on such registration statement. iPCS has the right (exercisable on not more than one occasion in any 12-month period) to postpone or suspend the filing or effectiveness of the shelf registration statements (but not for a period exceeding 30 days in the aggregate in any 12-month period) if we determine that such registration and offering would reasonably be expected to interfere with certain significant transactions or events, or would require public disclosure of any such transaction or event prior to the time such disclosure might otherwise be required and we postpone or suspend both registration statements.

        At any time after the expiration of the effectiveness of the shelf registration statements, any of the parties to the registration rights agreement (other than the Timothy M. Yager 2001 Trust) may make a request for registration of their common stock having a minimum value of $15 million. All holders of common stock will be entitled to participate in any such demand registration on a pro rata basis. Each of AIGGIC, Silver Point and the Apollo Funds and their respective transferees shall be entitled to request one demand registration with an additional registration which may be requested by any of the three holders subsequent to the demand by that holder for its allocated registration. No more than two requests for a demand registration shall be permitted in any 12-month period, and iPCS will not be required to effect a demand registration until a period of 180 days shall have elapsed from the date on which the distribution of common stock under any previous demand registration has been completed.

        We have the right to postpone a demand registration if iPCS is advised that such demand registration would adversely affect any other public offering of our securities (other than in connection with employee benefit and similar plans) for which it had previously commenced preparations, or if such demand registration would reasonably be expected to interfere with certain significant transactions or events, or require public disclosure of such a transaction or event prior to the time such disclosure might otherwise be required. With respect to any underwritten demand registration, iPCS shall have the right, in consultation with the selling holders, to select any investment banker and manager or co-managers to administer the offering.

        Additionally, the holders of common stock who are party to the registration rights agreement shall be entitled to piggyback onto any registration by iPCS of our common stock (other than on Form S-4 or S-8) for our own account or for the account of any other holders. We will have priority in any registration we have initiated for our own account. Any cutback required with respect to the holders shall be done on a pro rata basis.

        In connection with any underwritten registration of our common stock, we will agree, as will each holder, not to sell any iPCS equity securities during such period as the managing underwriter may request (not to exceed 90 days from the date of the final prospectus).

        We will pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one counsel for the holders. Holders of our common stock will pay underwriting discounts, commissions and applicable transfer taxes, if any, on any shares sold by them.

        Our obligation under the registration rights agreement to register common stock for sale under the Securities Act shall terminate on the earliest to occur of the date on which all shares of common stock held by the holders party to such agreement (1) have been distributed to the public pursuant to an offering registered under the Securities Act, (2) have been sold to the public through a broker, dealer or market-maker in compliance with Rule 144 under the Securities Act, (3) may be sold or transferred pursuant to Rule 144(k) under the Securities Act without restrictions or (4) cease to be outstanding.

        Each holder of common stock who is a party to the registration rights agreement may assign its rights under the registration rights agreement to a third party in connection with a transfer of such holder's common stock to such third party, provided that iPCS receives prompt notice of such transfer and such third party becomes a party to the registration rights agreement.

Relationship with Stockholders

        We are insured by an insurance company affiliated with AIG Global Investment Corp., the beneficial owner of approximately 16.3% of our common stock as of August 11, 2005. The annual premium for such coverage, approximately $0.4 million, was paid to our broker in July 2005. We believe that the cost of insurance is comparable to the cost of insurance which could have been obtained in transactions with unaffiliated entities.

        Following the effective date of our plan of reorganization, Silver Point, the beneficial owner of approximately 17.4% of our common stock as of August 11, 2005, purchased three pre-petition claims against us from creditors in our bankruptcy. The aggregate amount of the claims purchased by Silver Point was approximately $0.6 million. Consistent with other pre-petition claims against us, we have settled these claims with Silver Point through the issuance to it of 26,105 shares of common stock.

DESCRIPTION OF CAPITAL STOCK

General

        Our certificate of incorporation provides for 100,000,000 shares of authorized capital stock, consisting of 75,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. As required by Section 1123(a)(6) of the Bankruptcy Code, our certificate of incorporation prohibits iPCS from issuing non-voting equity securities on or prior to July 20, 2006.

        As of August 11, 2005, there were 16,447,681 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative voting rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. Holders of shares of common stock have no preemptive or other similar rights. If iPCS liquidates, dissolves or winds up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities.

        The authorized shares of our common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our common stock, our board of directors may determine not to seek stockholder approval.

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that iPCS may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock so established, the terms and rights of such series, including:

  •
  the voting rights, if any, of the holders of the shares of the series;

  •
  the number of shares of the series and the designations thereof;

  •
  preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any;

  •
  the redemption rights, if any;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the rate of any dividends or method of determining dividends payable to the holders of the shares of the series, any conditions upon which dividends will be paid and the date or dates or the method for determining the date or dates upon which dividends will be payable;

  •
  the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

  •
  whether the shares of any series will be entitled to the benefit of conditions and restrictions upon the creation of indebtedness by iPCS or any of our subsidiaries, upon the issue of any additional stock and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition iPCS or any of our subsidiaries of, any of our outstanding stock;

  •
  whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of iPCS, and, if so, the specification of that other class or series or other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which the shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; and

  •
  any other relative rights, preferences and limitations of the series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock provides it with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of our preferred stock will be available for issuance without further action by our stockholders provided (i) the primary purpose of the issuance is to raise capital or to facilitate an acquisition or similar strategic corporate transaction, and not to implement a takeover defense measure, such as a stockholder rights plan, or to otherwise have an anti-takeover effect and (ii) stockholder action is not required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board of directors may determine not to seek stockholder approval.

        Notwithstanding the foregoing, our board of directors could issue preferred stock for the primary purpose of raising capital or facilitating an acquisition or similar strategic corporate transaction, but having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

No Stockholder Action by Written Consent

        Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may be called only by (i) the chairman of our board of directors, (ii) our chief executive officer, (iii) our president, (iv) our board of directors or (v) our stockholders holding at least 33 1/3% of our voting stock. No business other than that stated in the notice may be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called as described above.

Advance Notice Procedures

        Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before the meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than ninety (90) calendar days and not more than one hundred twenty (120) calendar days prior to the anniversary date of our preceding annual meeting of stockholders, except that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the previous year's annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public announcement in a press release or in a filing with the Securities and Exchange Commission of the date of the meeting is first made by iPCS, whichever occurs first.

        In addition, under our stockholder notice procedure, a stockholder 's notice to our proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our bylaws. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, the individual will be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

Delaware Business Combination Statute

        iPCS is a Delaware corporation. Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that the stockholder becomes an interested stockholder unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

  •
  on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

  •
  any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  the affiliates and associates of any such person.

        Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, as the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction that results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of the actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our bylaws provide that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that he or she is or was a director or officer of iPCS or is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary or any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, will be indemnified and held harmless by iPCS to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such rights are not exclusive or any other right that any person may have or thereafter acquire under any statute, provision of the certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation also specifically authorizes iPCS to maintain insurance and to grant similar indemnification rights to our employees or agents.

        Consistent with the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  payments of unlawful dividends or unlawful stock repurchases or redemptions; or

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  any transaction from which the director derived an improper personal benefit.

        Neither the amendment nor repeal of the provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for this provision, would accrue or arise prior to the amendment or repeal.

Transfer Agent and Registrar

        Bank of New York is the transfer agent and registrar of our common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired pursuant to this prospectus by a beneficial owner that, for U.S. federal income tax purposes, is a "non-U.S. holder" as we define that term below. We assume in this discussion that non-U.S. holders will hold our common stock as a capital asset, which generally is property held for investment. As used in this discussion for U.S. federal income tax purposes, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the U.S.;

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  a corporation, including any entity treated as a corporation for U.S. tax purposes, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is includible in gross income for U.S. tax purposes regardless of its source; or

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  a trust, in general, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

        As noted below, there is a separate definition of "non-U.S. holder" for federal estate tax purposes.

        This discussion does not consider U.S. state or local or non-U.S. tax consequences, and it does not consider all aspects of U.S. federal income and estate taxation that may be important to particular non-U.S. holders in light of their individual investment circumstances, such as special tax rules that may apply to a non-U.S. holder that is a dealer in securities or foreign currencies, financial institution, bank, insurance company, tax-exempt organization or former citizen or former long-term resident of the United States, or that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment or is subject to the constructive sale rules. We also do not discuss the federal tax treatment of beneficial owners that are partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes or investors in such entities.

        If a partnership is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock.

        The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect as of the date of this prospectus. All of these authorities are subject to change, retroactively or prospectively. We advise each prospective investor to consult its own tax advisor regarding the federal, state, local and non-U.S. tax consequences applicable to such investor with respect to acquiring, owning and disposing of our common stock.

Distributions

        Distributions, if any, paid on the shares of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If you are a non-U.S. holder of common stock, dividends paid to you generally will be subject to withholding tax at a 30 percent rate, or if you are eligible for the benefits of a U.S. income tax treaty with a country in which you are a tax resident, at a zero or reduced treaty rate provided that certain certification requirements are satisfied. In general, to receive a zero or reduced treaty rate, you must provide us or our paying agent with an IRS Form W-8BEN (or successor form) or an appropriate substitute for certifying qualification for the zero or reduced rate. Certain other requirements may also apply. If you are entitled to a lower treaty rate, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS in a timely manner.

        The withholding tax will not apply to dividends paid to you if you provide a Form W-8ECI (or successor form), or an appropriate substitute form, certifying that the dividends are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment. Instead, the effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the applicable graduated U.S. federal income tax rates as if you were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" imposed at a rate of 30 percent (or a lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments. To the extent that the amount of any distributions exceeds our current or accumulated earnings and profits, the distribution first will be treated as a tax-free return of your basis in the shares of common stock, causing a reduction in your adjusted basis in the common stock, but not below zero, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a disposition of the common stock (the treatment of which is discussed below).

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States; in these cases, you will generally be taxed on your net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in much the same manner applicable to U.S. persons and, if you are a foreign corporation, the "branch profits tax" described above may also apply;

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  you are present in the United States for 183 days or more in the taxable year of the disposition and meet certain other requirements; in this case, you will be subject to U.S. federal income tax at a rate of 30 percent (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources (even though you are not considered to be a resident of the United States); or

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  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock (the "applicable period"). Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50 percent of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we were a U.S. real property holding corporation, and our common stock were "regularly traded on an established securities market," such common stock would be treated as a United States real property interest only if you owned directly or indirectly more than 5 percent of such regularly traded common stock at any time during the applicable period. It is unclear whether we currently are a U.S. real property holding corporation. Moreover, even if we currently are not a U.S. real property holding corporation, there is no assurance that we will not become a U.S. real property holding corporation in the future.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

        Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on dividend payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate, currently 28 percent.

        The payment of the proceeds of the sale or other disposition of common stock (including a redemption) by a non-U.S. holder through the U.S. office of any broker, U.S. or foreign, generally will be reported to the IRS and subject to backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of common stock by a non-U.S. holder through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS (but will not be subject to backup withholding), unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex, and non-U.S. holders are urged to consult their own advisors regarding the application of these rules to them.

Estate Tax

        An individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States who is the owner of or treated as the owner of an interest in the common stock at the time of death will be required to include the value of the stock in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

SHARES AVAILABLE FOR FUTURE SALE

        As of August 11, 2005, we had 16,447,681 shares outstanding. As of August 11, 2005, we had 1,025,585 shares of common stock issuable upon exercise of vested and unvested outstanding stock options and an additional 501,721 shares of common stock available for future awards under our Stock Incentive Plans. All of our outstanding shares of common stock, as well as the shares of common stock issuable pursuant to the distribution reserve and upon exercise of outstanding stock options, are or will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates, as that term is defined in Rule 144 under the Securities Act.

        In general, under Rule 144 as currently in effect, sales by an "affiliate" of ours are limited within any three month period to a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of our common stock or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which a notice of sale is filed with the SEC. As currently defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Sales by affiliates under Rule 144 are also subject to certain other restrictions relating to manner of sale, notice and the availability of current public information about us.

        There has been a limited public market for our common stock, and no prediction can be made as to the effect, if any, that this offering will have on the market price of the common stock. Nevertheless, sales of significant amounts of such shares in the public market or the availability of large amounts of shares for sales could adversely affect the market price of the common stock and could impair our future ability to raise capital through an offering of our equity securities. See "Risk Factors—Risks Related to Our Common Stock—Sales of our common stock in connection with this offering could adversely affect our stock price."

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of shares of our common stock held by the selling stockholders. The selling stockholders received their shares pursuant to the terms of the confirmed plan of reorganization in satisfaction of their claims in our Chapter 11 case and at the time of the issuance of the shares, none of the selling stockholders had any direct or indirect agreements or understandings regarding the distribution of their shares. The selling stockholders may offer and sell their shares of our common stock from time to time in one or more of the following:

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  on the OTC Bulletin Board or any exchange or market on which shares of our common stock are listed or quoted;

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  in the over-the-counter market;

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  in privately negotiated transactions;

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  for settlement of short sales, or through long sales, options or hedging transactions involving cross or block trades;

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  by pledge to secure debts and other obligations;

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  block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as a principal to facilitate the transaction;

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  purchases by one or more underwriters on a firm commitment or best efforts basis;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

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  a special offering, an exchange distribution or a secondary distribution in accordance with the applicable rules of the OTC Bulletin Board or of any stock market on which shares of our common stock may be listed; or

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  through a combination of any of these transactions.

        The selling stockholders may use broker-dealers to sell their shares of our common stock. In connection with such sales the broker-dealers may either receive discounts, concessions or commissions from the selling stockholders, or they may receive commissions from purchasers of shares of our common stock for whom they acted as agents. In order to comply with the securities laws of certain states, the selling stockholders may only sell their shares of our common stock through registered or licensed broker-dealers.

        The selling stockholders and any agents or broker-dealers that the selling stockholders use to sell their shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount, concession or commission received by them or any profit on the resale of shares as principal may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders and any other person participating in the distribution of their shares of our common stock described in this prospectus and/or any applicable prospectus supplement will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of such shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares offering by the selling stockholder pursuant to this prospectus and/or any applicable prospectus supplement to engage in market-making activities with respect to the particular shares being distributed. All of the foregoing may affect the marketability of the shares offered by the selling stockholders pursuant to this prospectus and/or any applicable prospectus supplement and the ability of any person or entity to engage in market-making activities with respect to such shares.

        We may, if so indicated in the applicable prospectus supplement, agree to indemnify any underwriters and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of iPCS, Inc. and subsidiaries as of September 30, 2004 and 2003 and for the years ended September 30, 2004 and 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of iPCS, Inc. and subsidiaries for the year ended September 30, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 30, 2002 consolidated financial statements contains an explanatory paragraph which states that there is a substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The audit report covering the September 30, 2002 consolidated financial statements also refers to a change in the Company's method of recognizing interest expense on its senior discount notes.

        We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in its successful defense of any legal action or proceeding that arises as a result of KPMG's consent to the inclusion of its audit report on the past financial statements of iPCS in this registration statement.

        The consolidated financial statements of Horizon PCS, Inc. and subsidiaries as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2003 (Predecessor Company), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the Horizon PCS, Inc. and subsidiaries financial statements contains an explanatory paragraph that states on September 21, 2004, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on October 1, 2004. Accordingly, the financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as

a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche had been our independent registered public accounting firm from our formation until our acquisition by AirGate as of November 30, 2001. Because KPMG was AirGate PCS, Inc.'s independent registered public accounting firm, Deloitte & Touche was dismissed as our independent registered public accounting firm on November 30, 2001. We had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with a report on our financial statements. The report of Deloitte & Touche on the financial statements for the fiscal year ended December 31, 2000, and the nine months ended September 30, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the subsequent interim period preceding the dismissal of Deloitte & Touche, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

        On November 30, 2001, our then sole stockholder approved our engagement of KPMG as our independent registered public accounting firm for our fiscal year ended September 30, 2002. Our financial results were included in AirGate's consolidated financial statements for fiscal year ended September 30, 2002. During the two most recent fiscal years and the subsequent interim period preceding the engagement of KPMG, we did not consult with KPMG regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to us by KPMG; or (2) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 Regulation S-K) with our previous auditors or constituted a reportable event.

        On December 16, 2003, we engaged Deloitte & Touche as our independent registered public accounting firm for our fiscal year ended September 30, 2003, and dismissed KPMG subject to the completion of the audit of the fiscal year ended September 30, 2002. In February 2004 we sought the approval of the Bankruptcy Court to retain KPMG for the completion of the audit engagement with respect to our fiscal year ended September 30, 2002. On March 31, 2004, KPMG issued their report on the consolidated financial statements as of and for the year ended September 30, 2002, and therefore the auditor-client relationship ceased. In connection with the audit of the fiscal year ended September 30, 2002, and the subsequent interim period through March 31, 2004, we had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreement in connection with a report on our financial statements. In connection with the audit of the fiscal year ended September 30, 2002, and the subsequent interim period through March 31, 2004, there were no reportable events under Item 304(a)(1)(v) of Regulation S-K, except that KPMG informed us of a matter it considered to be a reportable condition identified during the audit of the financial statements as of and for the year ended September 30, 2002, relating to insufficient internal controls over our processes for validating and reconciling our subscriber accounts receivable balances and activity necessary to ensure that our subscriber accounts receivable balances were properly reflected in our consolidated financial statements. A letter from KPMG stating that it has read the disclosure included in this paragraph and whether it agrees or disagrees with it has been filed as an exhibit to the registration statement of which this prospectus is a part. The report of KPMG on the financial statements for the fiscal year ended September 30, 2002, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report included an explanatory paragraph indicating that there was substantial doubt about our ability to continue as a going concern.

        As a result of our Bankruptcy Court filing in February 2003, our financial results for periods following the date of our petition are not included in the consolidated financial statements of AirGate. During the period preceding this engagement of Deloitte & Touche, we did not consult with Deloitte & Touche regarding either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of opinion that might be rendered on our financial statements, and neither a written report or oral advice was provided to us by Deloitte & Touche that Deloitte & Touche concluded was an important factor considered by us in reaching a decision as to the auditing, accounting or financial reporting issue; or (2) any matter that was the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) with our previous accountants or constituted a reportable event.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

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  statements about the benefits of our merger with Horizon PCS, including future financial and operating results;

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  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and

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  other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions.

        These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under "Risk Factors" as well as the following factors:

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  the businesses of iPCS and Horizon PCS may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

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  disruption from the merger impacting the ability of the combined entity to maintain relationships with subscribers, employees or suppliers;

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  our dependence on our affiliation with Sprint, including the competitiveness of Sprint PCS pricing plans and PCS services in the markets in which they operate;

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  the ability of Sprint PCS to alter the terms of its affiliation agreements with us, including fees paid or charged and other program requirements;

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  our dependence on back office services provided by Sprint PCS, such as billing and customer care;

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  changes or advances in technology, in general and as specifically related to Sprint and its affiliates;

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  competition in the industry and in the markets in which we operate;

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  changes in government regulation;

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  the credit quality and turnover rate of our subscribers;

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  our significant level of indebtedness;

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  the effect of mergers and consolidations within the wireless telecommunications industry, particularly business combinations involving Sprint or affiliates of Sprint, and unexpected announcements or developments from others in the wireless telecommunications industry;

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  the ability of Sprint PCS to meet increased demand for product and services and to provide equipment to affiliates on a timely basis;

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  the impact of general economic conditions on our financial position, condition and results of operations;

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  the impact of the proposed merger of Sprint and Nextel; and

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  possible risks associated with eventual compliance with Section 404 of the Sarbanes-Oxley Act.

        Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. For a discussion of some of these factors, see "Risk Factors." Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

AVAILABLE INFORMATION

        We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports and other information with the SEC.

        We have filed a registration statement on Form S-1 with the SEC to register shares of our common stock under the Securities Act. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and our common stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

        Copies of these materials may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or on the SEC's website at http:/ /www.sec.gov. Copies of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

        This information is also available without charge upon written or oral request to:

    iPCS, Inc.
    1901 North Roselle Road
    Schaumburg, Illinois 60195
    Attention: General Counsel
    (847) 885-2833

        You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the common stock in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
iPCS, Inc. and Subsidiaries
Reports of Independent Registered Public Accounting Firms	F-3
Consolidated Balance Sheets as of September 30, 2004 (Successor Company) and 2003 (Predecessor Company)	F-5
Consolidated Statements of Operations for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-6
Consolidated Statements of Cash Flows for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-7
Consolidated Statements of Redeemable Preferred Stock and Equity (Deficiency) for the period from July 2, 2004 through September 30, 2004 (Successor Company), the period from October 1, 2003 through July 1, 2004 and the years ended September 30, 2003 and 2002 (Predecessor Company)	F-8
Notes to Consolidated Financial Statements	F-9
Condensed Consolidated Balance Sheets as of March 31, 2005 and September 30, 2004 (Successor Company) (unaudited)	F-48
Consolidated Statements of Operations for the six months ended March 31, 2005 (Successor Company) and March 31, 2004 (Predecessor Company) (unaudited)	F-49
Consolidated Statements of Cash Flows for the six months ended March 31, 2005 (Successor Company) and March 31, 2004 (Predecessor Company) (unaudited)	F-50
Notes to Unaudited Consolidated Financial Statements	F-51
Horizon PCS, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-67
Consolidated Balance Sheets as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company)	F-68
Consolidated Statements of Operations for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-69
Consolidated Statements of Comprehensive Income (Loss) for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-70
Consolidated Statements of Stockholders' Equity (Deficit) for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September 30, 2004, and the years ended December 31, 2003 and 2002 (Predecessor Company)	F-71
Consolidated Statements of Cash Flows for the period from October 1, 2004 to December 31, 2004 (Successor Company), the period from January 1, 2004 to September, 2004, and years ended December 31, 2003 and 2002 (Predecessor Company)	F-72
Notes to Consolidated Financial Statements	F-74

Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004 (Successor Company) (unaudited)	F-108
Consolidated Statements of Operations for the three months ended March 31, 2005 (Successor Company) and March 31, 2004 (Predecessor Company) (unaudited)	F-109
Consolidated Statements of Cash Flows for the three months ended March 31, 2005 (Successor Company) and March 31, 2004 (Predecessor Company) (unaudited)	F-110
Notes to Consolidated Financial Statements (unaudited)	F-111

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
iPCS, Inc. and subsidiaries
Schaumburg, Illinois

        We have audited the accompanying consolidated balance sheet of iPCS, Inc. and subsidiaries as of September 30, 2004 (Successor Company consolidated balance sheet) and 2003 (Predecessor Company consolidated balance sheet), and the related consolidated statements of operations, stockholders' equity (deficiency) and of cash flows for the period from July 2, 2004 through September 30, 2004 (Successor Company operations), the period from October 1, 2003 through July 1, 2004, and the year ended September 30, 2003 (Predecessor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Notes 1 and 3 to the consolidated financial statements, on July 9, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on July 20, 2004. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 3.

        In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of iPCS, Inc. and subsidiaries at September 30, 2004, and the results of their operations and their cash flows for the period from July 2, 2004 through September 30, 2004, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of September 30, 2003, and the results of its operations and its cash flows for the period from October 1, 2003 through July 1, 2004, and the year ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
December 27, 2004

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of iPCS, Inc.

        We have audited the accompanying consolidated statements of operations, redeemable preferred stock and equity (deficiency), and cash flows of iPCS, Inc. and subsidiaries for the year ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of iPCS, Inc. and subsidiaries for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit of approximately $299.6 million as of September 30, 2002, and is in default under provisions of its credit agreements. On February 23, 2003, the Company filed for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code. All of these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in Note 6 to the consolidated financial statements, the Company changed its method of recognizing interest expense on its senior discount notes in 2002.

/s/  KPMG LLP

Atlanta, Georgia
March 31, 2004

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	Successor Company September 30, 2004	Predecessor Company September 30, 2003
Assets
Current Assets:
Cash and cash equivalents (Note 3)	$57,760	$17,654
Accounts receivable, net of allowance for doubtful accounts of $1,217 and $2,460, respectively	14,772	15,553
Receivable from Sprint (Note 7)	13,264	6,482
Inventories, net of reserves for excess/obsolescence of $50 and $35, respectively (Note 7)	1,310	600
Prepaid expenses	3,127	4,666
Other current assets	21	145

Total current assets	90,254	45,100
Property and equipment, net (Note 9)	134,931	170,620
Financing costs (Note 12)	6,497	2,737
Customer activation costs	451	2,422
Intangible assets, net of accumulated amortization of $3,051 and $8,966, respectively (Note 11)	78,861	—
Other assets	1,314	695

Total assets	$312,308	$221,574

Liabilities and Stockholders' Equity (Deficiency)
Liabilities Not Subject to Compromise:
Current liabilities:
Accounts payable	$2,742	$1,325
Accrued expenses	20,880	8,837
Payable to Sprint (Note 7)	24,404	15,262
Deferred revenue	5,764	4,822
Current maturities of long-term debt and capital lease obligations (Note 12)	7	127,715

Total current liabilities	53,797	157,961
Customer activation fee revenue	451	4,361
Other long-term liabilities	3,614	8,946
Long-term debt and capital lease obligations, excluding current maturities (Note 12)	165,400	406

Total liabilities not subject to compromise	223,262	171,674

Liabilities subject to compromise (Note 4)	—	229,477
Commitments and contingencies (Note 22)	—	—

Stockholders' Equity (Deficiency):
Preferred stock, (Successor Company), par value $.01 per share; 25,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 75,000,000 shares and 1,000 shares authorized, respectively, 8,744,164 and 1,000 shares issued and outstanding, respectively	87	—
Additional paid-in-capital	95,275	192,850
Unearned compensation	(340)	—
Accumulated deficiency	(5,976)	(372,427)

Total stockholders' equity (deficiency)	89,046	(179,577)

Total liabilities and stockholders' equity (deficiency)	$312,308	$221,574

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004
			For the Year Ended
			September 30, 2003	September 30, 2002
Revenues:
Service revenue	$37,909	$107,097	$145,249	$116,187
Roaming revenue	15,829	34,525	44,220	47,303
Equipment and other	1,644	4,240	4,824	6,931

Total revenues	55,382	145,862	194,293	170,421

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(29,082)	(83,230)	(130,065)	(128,512)
Cost of equipment	(5,584)	(12,801)	(11,797)	(20,484)
Selling and marketing	(7,996)	(20,976)	(27,343)	(44,727)
General and administrative (Note 15)	(1,705)	(3,550)	(5,546)	(24,930)
Reorganization income (expense) (Note 5)	—	60,797	(31,093)	—
Non-cash stock compensation expenses (In 2004, $8 related to cost of service and roaming, $9 related to general and administrative and $5 related to selling and marketing. In 2002, $485 related to cost of service and roaming, $3,244 related to general and administrative and $256 related to selling and marketing).	(22)	—	—	(3,985)
Depreciation	(8,790)	(28,596)	(37,274)	(33,687)
Amortization of intangible assets (Note 11)	(3,051)	—	(3,274)	(3,915)
Gain (loss) on disposal of property and equipment (Note 10)	4	(13)	(474)	(6,318)
Impairment of goodwill (Note 11)	—	—	—	(8,060)
Impairment of property and equipment (Note 9)	—	—	—	(29,382)
Impairment of intangible assets (Note 11)	—	—	—	(23,626)

Total operating expenses	(56,226)	(88,369)	(246,866)	(327,626)

Operating income (loss)	(844)	57,493	(52,573)	(157,205)
Interest income	289	263	70	604
Interest expense	(5,425)	(10,142)	(20,301)	(26,154)
Cancellation of debt (Note 3)	—	131,956	—	—
Other income (expense), net	4	7	(63)	56

Loss before the cumulative effect of a change in accounting principle	(5,976)	179,577	(72,867)	(182,699)
Cumulative effect of a change in accounting principle (Note 6)	—	—	—	4,335

Net income (loss)	$(5,976)	$179,577	$(72,867)	$(178,364)

Net loss	$(5,976)	$179,577	$(72,867)	$(178,364)
Dividends and accretion on redeemable preferred stock	—	—	—	(48,533)

Net loss available to common stockholders	$(5,976)	$179,577	$(72,867)	$(226,897)

Basic and diluted loss per share of common stock
Loss available to common stockholders	$(0.65)	n/a	n/a	n/a
Weighted average common shares outstanding	9,257,582	n/a	n/a	n/a

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004
			For the Year Ended
			September 30, 2003	September 30, 2002
Cash Flows from Operating Activities:
Net income (loss)	$(5,976)	$179,577	$(72,867)	$(178,364)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Impairment of goodwill	—	—	—	8,060
Impairment of property and equipment	—	—	—	29,382
Impairment of intangibles	—	—	—	23,626
(Gain) loss on disposal of property and equipment	(4)	13	474	6,318
Depreciation	8,790	28,596	37,274	33,687
Amortization of intangible assets	3,051	—	3,274	3,915
Amortization of financing costs	208	455	774	938
Interest expense associated with accretion of discount	—	—	11,590	25,973
Cancellation of debt	—	(131,956)	—	—
Reorganization income (expense)	—	(68,276)	22,222	—
Non-cash compensation	22	—	—	3,985
Cumulative effect of change in accounting principle	—	—	—	(4,335)
Provision for doubtful accounts	489	246	3,187	7,350
Changes in assets and liabilities:
Accounts receivable	(385)	459	(4,858)	(9,480)
Receivable from Sprint	(2,531)	(4,251)	10,114	(11,780)
Inventories, net	(266)	(444)	1,997	782
Prepaid expenses, other current and long term assets	476	1,254	(912)	(394)
Accounts payable, accrued expenses and other long term liabilities	766	4,587	15,961	(3,616)
Payable to Sprint	(2,959)	9,639	(21,350)	25,294
Deferred revenue	764	(999)	(1,203)	3,881

Net cash flows from operating activities	2,445	18,900	5,677	(34,778)

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,402)	(8,634)	(13,395)	(71,778)
Proceeds from disposition of fixed assets	153	86	77	—

Net cash flows from investing activities	(3,249)	(8,548)	(13,318)	(71,778)

Cash Flows from Financing Activities:
Proceeds from senior notes offering	—	165,000	—	—
Borrowings under senior credit facilities	—	—	—	80,000
Repayments under senior credit facilities	(126,570)	(1,141)	(2,289)	—
Payments on capital lease obligations	—	(3)	(4)	(3)
Debt financing costs	(5,269)	(1,459)	—	(432)

Net cash flows from financing activities	(131,839)	162,397	(2,293)	79,565

Net increase (decrease) in cash and cash equivalents	(132,643)	172,749	(9,934)	(26,991)
Cash and cash equivalents at beginning of period	190,403	17,654	27,588	54,579

Cash and cash equivalents at end of period	$57,760	$190,403	$17,654	$27,588

Supplemental disclosure of cash flow information—cash paid for interest	$467	$8,362	$7,109	$3,933

Supplemental disclosure for non-cash investing activities:
Capitalized interest	$—	$—	$208	$6,489
Capital lease obligations incurred for the acquisition of property and equipment	—	—	(154)	191
Accounts payable incurred for the acquisition of property, equipment and construction in progress	248	279	2,072	6,525
Asset retirement obligations capitalized	—	—	365	—

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIENCY)

(In thousands, except share data)

	Redeemable Preferred Stock
			Common Stock
					Additional Paid-in-Capital	Unearned Compensation	Accumulated Deficiency
	Shares	Amount	Shares	Amount
Predecessor Company
Balance at September 30, 2001	23,090,909	$121,548	44,869,643	$449	$70,853	$(3,985)	$(121,196)
Net loss							(178,364)
Accrued dividends on redeemable preferred stock	—	41,335	—	—	(41,335)		—
Accretion to redemption amount of redeemable preferred stock	—	7,198	—	—	(7,198)	—	—
Merger with AirGate PCS, Inc.	(23,090,909)	(170,081)	(44,869,643)	(449)	170,530	—	—
New shares issued to AirGate	—	—	1,000	—	—	—	—
Non-cash stock compensation expense	—	—	—	—		3,985

Balance at September 30, 2002	—	—	1,000	—	192,850	—	(299,560)
Net loss							(72,867)

Balance at September 30, 2003	—	—	1,000	—	192,850	—	(372,427)
Net income							179,577
Elimination of Predecessor Company's stockholder's equity	—	—	(1,000)	—	(192,850)	—	192,850
Issuance of common stock	—	—	8,724,998	87	94,913	—	—

Balance at July 1, 2004	—	—	8,724,998	87	94,913	—	—

Successor Company
Net loss	—	—	—	—	—	—	(5,976)
Grant of restricted stock	—	—	19,166	—	362	(362)	—
Amortization of unearned compensation	—	—	—	—	—	22	—

Balance at September 30, 2004	—	$—	8,744,164	$87	$95,275	$(340)	$(5,976)

See notes to consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Business and Basis of Presentation

        iPCS, Inc. and subsidiaries (collectively, the "Company" or "iPCS") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). On January 22, 1999, the Company entered into a management and related agreements with Sprint Corporation ("Sprint") whereby it became a network partner of Sprint with the exclusive right to market and provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in 16 markets in Illinois and Iowa. The Sprint agreements were subsequently amended in March 2000, February 2001, April 2004 and July 2004. With these four amendments, the number of markets increased to forty and the size of the Company's territory was increased from a total population of 2.8 million residents to 7.8 million residents. On November 30, 2001, AirGate PCS, Inc. ("AirGate"), a network partner of Sprint providing service in North Carolina, South Carolina, and Georgia, acquired iPCS in a tax-free stock transaction. iPCS was designated as an unrestricted subsidiary of AirGate and both companies operated as separate business entities. Due to restrictions in AirGate's indenture governing its outstanding notes, AirGate could not provide funding or financial support to iPCS. On February 23, 2003, the Company and its subsidiaries filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Northern District of Georgia (the "Filing") (see Note 3). As a result of the Filing and an accumulated deficiency of $372.4 million at September 30, 2003, the realization of assets and liquidation of liabilities, without substantial adjustments and/or changes of ownership was subject to uncertainty. In addition, iPCS was in default with its senior credit facility and its indenture governing its senior discount notes and had no remaining availability under its senior credit facility. As a result as of September 30, 2002 and 2003, there was substantial doubt about the Company's ability to continue as a going concern. On March 31, 2004, the Company filed its Joint Plan of Reorganization with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004. On July 9, 2004, the Plan was approved by the Bankruptcy Court and was declared effective on July 20, 2004. With the net proceeds from the offering of the senior notes approved by the Plan of Reorganization and subject to the Company's ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and working capital and to meet capital expenditure needs and debt service requirements for the foreseeable future.

        The consolidated financial statements included herein include the accounts of iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," the Company adopted fresh-start accounting as of July 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company." Under fresh-start accounting, the reorganization equity value of the company was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations." As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods.

        The PCS market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with the build-out of a PCS network. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the Sprint Agreements. In addition, the Company must be able to attract and maintain a sufficient customer base and achieve satisfactory growth while successfully managing operations to generate enough cash from operations to meet future obligations. Changes in technology, increased competition, or the inability to obtain required financing or achieve break-even operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations.

(2)    Summary of Significant Accounting Policies

  (a)    Revenue Recognition

        The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. Effective July 1, 2003, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, are presumed to be a bundled transaction, effective for fiscal periods beginning after June 15, 2003. The Company has elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, the Company accounted for the sale of handsets and the subsequent service to the customer as a single unit of accounting because the wireless service provided by the Company is essential to the functionality of the customers' handsets. Accordingly, the Company deferred all activation fee revenue and its associated costs and amortized these revenues and costs over the average life of its customers, which is estimated to be 30 months. Under EITF 00-21, the Company is not required to consider whether customers can use their handsets without the wireless service provided to them. Because the Company meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, the Company now recognizes activation fee revenue generated from its retail stores as equipment revenue. In addition, the Company recognizes the portion of the activation fee costs related to the handsets sold in its retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and defer and amortize activation fee revenue and costs generated by subscribers outside its retail stores.

        The Company recognizes service revenue from its customers as they use the service. The Company provides a reduction of recorded revenue for billing adjustments, estimated uncollectible late payment fees and early cancellation fees. The Company provides for a reduction of recorded revenue for rebates and discounts given to customers on wireless handset sales in accordance with the EITF 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." The Company participates in the Sprint national and regional distribution program in which national retailers, such as Radio Shack and Best Buy, sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Sprint agreements, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint wireless handset subsidy charges as a selling and marketing expense for a wireless handset sale to a new customer and classifies these subsidies as a cost of service for a wireless handset upgrade to an existing customer.

        Sprint retains 8% of collected service revenues from Sprint customers based in the Company's markets and from non-Sprint customers who roam onto the Company's network. The amount retained by Sprint is recorded as cost of service and roaming. Revenues generated from the sale of handsets and accessories and from roaming services provided to Sprint and other Sprint affiliate customers who are not based in the Company's markets are not subject to the 8% affiliation fee for Sprint.

  (b)    Allowance for Doubtful Accounts

        Estimates are used in determining the allowance for doubtful accounts and are based on historical write-off experience and the uncollectibility of accounts receivable by aging category, as well as current information regarding the credit quality of the Company's customers. Using this information, the Company estimates allowances for uncollectibility relative to the aging categories. Bad debt expense as a percentage of service revenues for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002 was 1.3%, 0.2%, 2.2% and 6.3%, respectively. The allowance for doubtful accounts as of September 30, 2004 and 2003 was $1.2 million and $2.5 million, respectively.

  (c)    Reserve for First Payment Default Customers

        From October 2001 to March 2003, the Company reserved a portion of its revenue related to new customers for those customers that it anticipated would never pay a bill. In the first fiscal quarter of 2003, the Company implemented a $125 deposit for its sub-prime credit customers, and in February 2003, this deposit requirement was increased to $250. The stricter credit requirements have significantly improved the credit quality of its customer base; therefore, in the first quarter of 2003, the Company discontinued the reserve for first payment default customers.

  (d)    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits and money market accounts with original maturities of three months or less.

  (e)    Inventories

        Inventories consist of wireless handsets and related accessories held for resale. Inventories are carried at the lower of cost or market using the first-in, first-out method. Cost is based on prices paid to Sprint. Market is determined using replacement cost which is consistent with industry practices. The Company maintains a reserve for obsolete or excess handset inventory for models that remain in inventory after 30 days of being discontinued by Sprint PCS.

  (f)    Property and Equipment, net

        Property and equipment are stated at realizable value, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Weighted average remaining useful lives for the revalued assets and the estimated useful lives for new assets used by the Company are as follows:

	Weighted Average Remaining Useful Life	New Useful Life
Network assets and towers	5 years	5-15 years
Computer equipment	1 year	3 years
Furniture, fixtures and office equipment	3 years	3-5 years

        Construction in progress includes expenditures for the purchase of capital equipment, design services, and construction services and testing of the Company's network. The Company capitalizes interest on its construction in progress activities. There was no interest capitalized in the period ended July 1, 2004 or the period ended September 30, 2004. Interest capitalized for the years ended September 30, 2003 and September 30, 2002 totaled $0.2 million and $6.5 million, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

  (g)    Financing Costs

        Costs incurred in connection with the senior credit facility and senior discount notes were deferred and are amortized into interest expense over the term of the respective financing using the straight-line and effective interest method, respectively. In conjunction with the Filing in February 2003, the Company charged to reorganization expense the remaining unamortized amount of the deferred financing costs related to the senior discount notes. The remaining unamortized amount of the deferred financing costs related to the senior credit facility was charged to reorganization expense as the balance of the senior credit facility was paid off in full as part of the Plan of Reorganization. Costs incurred with the new senior notes were deferred and are amortized straight line into interest expense over the eight year term of the notes.

  (h)    Income Taxes

        As part of the process of preparing the Company's consolidated financial statements, the Company is required to estimate its taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheets. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent realization is not more likely than not, the Company must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. To the extent the Company establishes a valuation allowance or increases this allowance in a period, an expense is recorded within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining the Company's provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

  (i)    Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

        The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of the assets.

  (j)    Use of Estimates

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the dates of the consolidated balance sheets and revenues and expenses during the reporting periods to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

        The most significant of such estimates include:

  •
  Allowance for doubtful accounts;

  •
  Estimated customer life in terms of amortization of deferred revenue and costs of acquisition;

  •
  Impairment and useful lives of long-lived assets; and

  •
  Accrual for property taxes.

  (k)    Concentration of Risk

        The Company relies on Sprint to provide certain back-office functions such as billing and customer care, activation of new subscribers, handset logistics and technology development. Should Sprint be unable to provide these services, the Company could be negatively impacted (see Note 7).

        The Company's cell sites are located on towers leased from a limited number of tower companies, with one company owning approximately 33% of the Company's leased towers. Additionally, the Company derives substantial revenues and expenses from Sprint and Sprint PCS (see Note 7).

        The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts. Such deposits are not insured by the Federal Deposit Insurance Corporation. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Concentrations of credit risk with respect to accounts receivable are limited due to a large customer base. Initial credit evaluations of customers' financial condition are performed and security deposits are obtained for customers with a higher credit risk. The Company maintains an allowance for doubtful accounts for potential credit losses.

  (l)    Comprehensive Income (Loss)

        No statements of comprehensive income (loss) have been included in the accompanying consolidated financial statements since the Company does not have any other comprehensive income (loss) to report.

  (m)    Reorganization Items

        Reorganization items relate to income recorded and expenses incurred as a direct result of the Filing and include professional fees, adjustments to carrying value of debt, employee severance payments, employee retention payments, lease termination accruals, fresh-start accounting adjustments, and other items. Reorganization items are separately identified on the Consolidated Statements of Operations.

  (n)    Advertising Costs

        The Company expenses advertising costs when the advertisement occurs. Advertising expense totaled $2.4 million for the period ended September 30, 2004, $5.0 million for the period ended July 1, 2004, $5.0 million for the year ended September 30, 2003, and $12.6 million for the year ended September 30, 2002.

  (o)    Asset Retirement Obligations

        The Company's network is located on leased property and the Company has certain legal obligations related to its tower leases which fall within the scope of SFAS No. 143, "Accounting for Asset Retirement Obligations." These legal obligations upon lease termination primarily include certain obligations to remediate leased tower space on which the Company's network equipment is located. During the year ended September 30, 2003, the Company recorded an initial asset retirement obligation of $0.4 million and increased the cost of the related assets by $0.4 million. For the periods ending September 30, 2004 and July 1, 2004, approximately $19,000 and $0.1 million of accretion expense was recorded, respectively, to increase the asset retirement obligation to its present value.

  (p)    Loss Per Share:

        Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of common stock of iPCS, Inc. Pursuant to the Company's Plan of Reorganization, 8.6 million shares were distributed to its unsecured creditors on the effective date and the remaining 0.4 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

        Potential common shares excluded from the loss per share computations were 575,500 stock options because they were antidilutive.

  (q)    New Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for fiscal years beginning after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

        In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company's classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The adoption of the applicable aspects of SFAS 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for hedging of contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and did not have a material impact on the Company's results of operations, financial position or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," which was amended in December 2003. This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the interpretation. This interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable entities obtained after January 31, 2003. The interpretation is generally effective for interim periods ending after December 15, 2003 for all variable interests in variable interest entities created prior to January 31, 2003. The adoption of Interpretation No. 46 did not have a material impact on the Company's financial position, results of operations, or cash flows.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. This interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees. Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. The initial recognition and measurement provisions of Interpretation No. 45 are effective for guarantees issued or modified after December 31, 2002. The recognition of a liability does not apply for guarantees issued between either a parent and their subsidiaries or corporations under common control. However, the disclosure provisions of Interpretation No. 45 do apply. iPCS Wireless, Inc. and iPCS Equipment, Inc. which are both wholly owned subsidiaries of iPCS, Inc., have unconditionally and joint and severally guaranteed the new senior notes. The adoption of Interpretation No. 45 did not have a material impact on the Company's financial position, results of operations, or cash flows.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 provides new guidance on the recognition of costs associated with exit or disposal activities. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 supercedes previous accounting guidance provided by EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." EITF No. 94-3 required recognition of costs at the date of commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 on October 1, 2002. There was no material impact on adoption.

(3)    Plan of Reorganization

        On February 23, 2003, the Company filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia. On this same date, the Company filed an action against Sprint alleging that Sprint had breached its agreements with the Company, causing it severe financial damage. The Company continued to operate as a debtor-in-possession, which allowed the Company to use cash collateral and post-petition collections of receivables in accordance with a budget, subject to the condition that with the month ending March 31, 2003, and each month ending thereafter, any cash collateral in excess of $12.0 million ("target balance") was to be immediately paid to the Administrative Agent for the senior secured lenders. In addition, as adequate protection for the use of the cash collateral, the Company paid to the Administrative Agent on the 15th day of each month $0.1 million to the Administrative Agent, which was used to pay 1) the reasonable post-petition fees and expenses on a monthly basis by the professionals retained by the Administrative Agent and 2) interest payments due under the pre-petition credit agreement.

        The cash collateral order was amended on June 24, 2003, such that as of June 30, 2003, and each month ending thereafter, any cash collateral in excess of the target balance was divided by 50%, with the first 50% paid to the Administrative Agent for the senior secured lenders, and the remaining 50% held on account by the Administrative Agent which the Company could access at any month end where its cash collateral balance fell below the target balance. For the period ended July 1, 2004 and the year ended September 30, 2003, the Company paid to the Administrative Agent $6.7 million and $6.9 million, respectively, under the cash collateral order. For the period ended July 1, 2004 and the year ended September 30, 2003, the Company paid to the Administrative Agent as adequate protection fees $0.9 million and $0.7 million, respectively. At July 1, 2004, the Company had on account with the Administrative Agent from the cash collateral order $8.5 million. This balance on account was applied against the outstanding balance of the senior credit facility and the remaining balance was paid in full as part of its Plan of Reorganization.

        The Bankruptcy Code provides that the Company has an exclusive period during which only it may file a Plan of Reorganization. The Company obtained approval from the Bankruptcy Court to extend its exclusive period to March 31, 2004. As part of its Plan of Reorganization, on March 22, 2004, the Bankruptcy Court authorized the Company to proceed with an offering of senior notes and the execution of related agreements, to issue a preliminary and final offering memorandum, and to use cash collateral to pay expenses and interest to be funded into escrow related to the senior notes.

        On March 31, 2004, the Company filed its Joint Plan of Reorganization with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004. On April 17, 2004, the Company filed with the Bankruptcy Court a disclosure statement summarizing the Plan of Reorganization that was subsequently amended on May 26, 2004. On May 27, 2004, there was a hearing in Bankruptcy Court that approved the adequacy of the disclosure statement.

        In connection with the Bankruptcy Court's approval of the Company's disclosure statement, the Bankruptcy Court also approved voting procedures for the Company's creditors who were entitled to vote on the Plan of Reorganization. The Bankruptcy Code provides for priority of certain types of claims over other claims. In compliance with the Bankruptcy Code, the Plan of Reorganization divided the claims against and Interests in the Company into seven different classes. A summary of the classes and the treatment and voting rights of each class is set forth below:

Class	Class Description	Treatment	Voting Rights
Class 1	Other Secured Claims	Paid in full	Unimpaired—Non-voting
Class 2	Priority Claims	Paid in full	Unimpaired—Non-voting
Class 3	Pre-petition Lender Claims	Paid in full	Unimpaired—Non-voting
Class 4	General Unsecured Claims in excess of $10,000	Received a pro rata share of 9,000,000 shares of new common stock of the Company. Class 4 Claimants could also elect, in writing, to reduce their claim amount to $10,000 and be treated a a Class 5 claimant	Impaired—Voting
Class 5	Unsecured Convenience Class for claims $10,000 or less	Received a cash payment of 50% of their claim amount	Impaired—Voting
Class 6	Subordinated Claims	None	Impaired—Non-voting
Class 7A	iPCS, Inc. Interests	No distributions made and such interests cancelled and fully extinguished	Impaired—Non-voting
Class 7B	iPCS Wireless, Inc. Interests	No distributions, but interests retained	Unimpaired—Non-voting
Class 7C	iPCS Equipment, Inc. Interests	No distributions, but interests retained	Unimpaired—Non-voting

        The Bankruptcy Court confirmed the Company's Joint Plan of Reorganization on July 9, 2004 and it was declared effective on July 20, 2004. The significant terms of the Plan are as follows:

  •
  The net proceeds from the new senior notes offering were used to pay off in full the balance outstanding under the Company's senior credit facility. The remaining net proceeds were used by the Company to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and will be used in the future for general corporate purposes.

  •
  All of the Company's subordinated claims were discharged and all of its existing capital stock was cancelled.

  •
  The Company issued 8.6 million shares of new common stock to the Company's general unsecured creditors in satisfaction and retirement of their claims. An additional 0.4 million shares are held in reserve to be issued upon resolution of the outstanding disputed claims. The Company believes that the resolution of the disputed claims will not have a material effect on the Company's consolidated financial statements. An additional one million shares were reserved for issuance to certain members of the Company's management, directors and other employees.

  •
  The Company assumed its affiliation agreements, as amended, with Sprint; settled all claims by and between the Company and Sprint, which resulted in the write-off of all pre-petition claims, as set forth in the settlement agreement and mutual release; and paid Sprint approximately

    $5.1 million in full and complete satisfaction of the Company's obligation to cure defaults under its affiliation agreements with Sprint.

  •
  The Company assumed all contracts and leases that had not been previously rejected.

  •
  Timothy M. Yager was appointed as president and chief executive officer.

  •
  Four new directors were appointed to the Company's board of directors.

  •
  The Plan released (a) all of the Company's officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (b) the Company's creditors' committee and all of its members, in their respective capacities as such; (c) the trustee under the indenture for the Company's existing senior discount notes, in its capacity as such; (d) the lenders under the Company's senior credit facility, in their capacities as such; (e) the agent for the lenders under the Company's senior credit facility, in its capacity as such; (f) the holders of the senior discount notes, in their capacity as such; and (g) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        The Company's emergence from Chapter 11 proceedings resulted in a new reporting entity with the adoption of fresh-start accounting in accordance with the SOP 90-7. Pursuant to SOP 90-7, the accounting for the effects of the reorganization occurred as of the confirmation date because there were no remaining conditions precedent to the effectiveness of the plan as of the July 9, 2004 confirmation date. For accounting purposes, the Company applied fresh-start accounting as of July 1, 2004, because the results of operations for the eight days through July 9, 2004 did not have a material impact on the reorganized company's financial position, results of operations and cash flows. The estimated reorganization equity value of the Company of $95.0 million, which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine the value allocated to the assets and liabilities of the Reorganized Company in proportion to their fair values and is in conformity with SFAS No. 141 "Business Combinations." The reorganization equity value was determined utilizing appraisals, commonly used discounted cash flow valuation methods and selected price earnings multiples of publicly-traded companies similar to the Company to determine the relative fair values of the Company's assets and liabilities. Factors taken into consideration included projected revenue growth, market and industry growth rates, competition and general economic conditions, working capital and capital expenditure requirements. Changes to the values allocated to the assets and liabilities of the Reorganized Company are not expected to be material.

        As a result of the Company's reorganization and application of fresh-start accounting, in the period ended July 1, 2004, the Company recognized income of approximately $132.0 million on the cancellation of debt and recorded charges of approximately $79.9 million related to the revaluation of the Company's assets and liabilities.

        The table below shows our unaudited consolidated balance sheet that reflects reorganization and fresh-start accounting adjustments that the Company recorded as of July 1, 2004 (in thousands):

	Pre Reorganization Balance	Reorganization and Fresh-Start Adjustments	Reference	Post Reorganization Balance
Cash and cash equivalents	$18,771	$171,632	(1)	$190,403
Restricted cash	168,417	(168,417)	(1)	—
Accounts receivable, net	14,848	28	(2)	14,876
Receivable from Sprint	10,733			10,733
Inventories, net	1,044			1,044
Prepaid expenses	7,241	(3,231)	(1)	4,010
Other current assets	186			186

Total current assets	221,240	12		221,252
Property and equipment, net	149,427	(9,097)	(2)	140,330
Financing costs	3,741	2,645	(3)	6,386
Customer activation costs	1,627	(1,627)	(2)	—
Intangible assets, net	—	81,912	(2)	81,912
Other assets	987	359	(4)	1,346

Total assets	$377,022	$74,204		$451,226

Accounts payable	$2,350	1,370	(4)	$3,720
Accrued expenses	12,301	11,893	(3)(4)	24,194
Payable to Sprint	27,365			27,365
Deferred revenue	5,451			5,451
Current maturities of long-term debt and capital lease obligations	126,576			126,576

Total current liabilities	174,043	13,263		187,306
Customer activation fee revenue	2,734	(2,734)	(2)	—
Other long term liabilities	8,659	(5,140)	(2)	3,519
Long-term debt and capital lease obligations, excluding current maturities	165,401			165,401

Total liabilities not subject to compromise	350,837	5,389		356,226

Liabilities subject to compromise	226,831	(226,831)	(5)	—
Common stock	—	87	(5)	87
Additional paid-in-capital	192,850	(97,937)	(5)	94,913
Accumulated deficiency	(393,496)	393,496	(6)	—

Total stockholders' equity (deficiency)	(200,646)	295,646		95,000

Total liabilities and stockholders' equity	$377,022	$74,204		$451,226

(1)
Reflects the merger of iPCS Escrow Holding Company, with and into iPCS, Inc, and proceeds from the senior notes offering plus prepaid interest held in escrow released and transferred to operating cash.

(2)
Reflects adjustments to accounts receivable, property and equipment, customer activation fee costs, intangible assets, customer activation fee revenue, and other long-term liabilities to fair value.

(3)
Reflects the write-off of unamortized financing costs of $2.3 million related to the senior credit facility that was paid in full under the Plan of Reorganization and the accrual of deferred financing fees of $4.9 million relating to the new senior notes.

(4)
Reflects the accrual of additional restructuring expenses relating to success fees for financial advisors, other professional fees, and estimated amounts payable for disputed claims.

(5)
Reflects the discharge of liabilities subject to compromise. Per the terms of the Plan of Reorganization, claims other than to Sprint were settled either with cash or with the issuance of stock in the new company. The income from cancellation of debt of $132.0 million for the period ended July 1, 2004 represents the difference between the carrying value of the Class 4 General Unsecured Claims of $224.4 million and the value of new common stock issued to the Class 4 creditors plus the 50% write-off of the carrying value of the Class 5 Unsecured Convenience Class Claims. As part of the separate agreement with Sprint, its pre-petition claim was discharged in its entirety.

(6)
Reflects the elimination of the accumulated deficiency under fresh-start accounting.

(4)    Liabilities Subject to Compromise

       The components of liabilities subject to compromise at September 30, 2003 are as follows (in thousands):

Predecessor Company
September 30, 2003
Trade accounts payable and other accrued expenses	$6,803
Payable to Sprint	13,656
Liability for rejected lease damages	2,294
Senior discount notes	206,724

$229,477

(5)    Reorganization Income (Expense)

        The following items are included in reorganization income (expense) in the statements of operations for the period ended July 1, 2004 and the year ended September 30, 2003 (in thousands):

	Predecessor Company
	For the period from October 1, 2003 through July 1, 2004	For the year ended September 30, 2003
Fresh start accounting adjustments	$79,901	$—
Compensation expense related to the grant of stock and stock unit awards to the Chief Restructuring Officer	(2,568)	—
Professional fees and other costs related to the reorganization	(12,796)	(8,409)
Costs relating to the closing of stores and rejecting leases	(1,435)	(2,033)
Write off of debt financing costs on senior credit facility	(2,305)	—
Write off of unamortized discounts and debt financing costs on senior discount notes	—	(20,651)

	$60,797	$(31,093)

        The fresh-start accounting adjustments represent the recording of intangible assets of $81.9 million, the write-down of property and equipment of $9.1 million, and other fair value adjustments of $7.1 million.

(6)    Change in Accounting Principle

        In connection with the merger of the Company with AirGate (See Note 15), the Company changed its method of recognizing interest expense on its senior discount notes effective as of October 1, 2001. While the Company's previous method of accounting was in accordance with accounting principles generally accepted in the United States of America, the Company believed it was preferable in the circumstances because the new method recognized interest expense on a yield basis over the term of the notes using the same methodology as its then parent, AirGate. This method of amortizing interest expense is also in accordance with accounting principles generally accepted in the United States of America.

        The cumulative effect of this change in accounting principle for the periods through September 30, 2001, was a reduction in the carrying value of the senior notes by $4.3 million along with a corresponding decrease in the Company's net loss. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes", the change in accounting has been reflected as a cumulative change in accounting principle effective as of October 1, 2001.

(7)    Sprint Agreements

        Under the Sprint agreements, Sprint provides the Company significant support services such as customer service, billing, long distance transport services, national network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand name, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue when Sprint's and other PCS Affiliates of Sprint's wireless customers incur minutes of use in the Company's territories and incurs expense to Sprint and to other PCS Affiliates of Sprint when the Company's customers incur minutes of use in Sprint's and other PCS Affiliates of Sprint's territories. The expense is recorded in the cost of service and roaming and in the selling and marketing detail lines within the statement of operations. Cost of service and roaming transactions with Sprint include the 8% affiliation fee, long distance, roaming expenses, billing support and customer care support. Cost of equipment relates to inventory sold by the Company that was purchased from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on wireless handsets and commissions under Sprint's national distribution program.

        Sprint is a service provider for a significant portion of technical, marketing and administrative functions. These functions include billing, customer care, credit and collections, network operations support, inventory logistics handling, long distance transport and marketing and design of the products and services the Company sells. In addition, Sprint collects payments from customers, and according to the terms of the Sprint agreements, remits to the Company its percentage of these revenues, net of the 8% affiliation fee.

        For the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, 97%, 97%, 98% and 96%, respectively, of the Company's revenue was derived from data provided by Sprint. Of the Company's cost of service and roaming, 68%, 65%, 62% and 62% for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, respectively, was derived from data provided by Sprint. The Company reviews all charges from Sprint and disputes certain of these charges in cases where the Company does not receive enough supporting detail to validate the charges or it does not believe Sprint can charge the Company for certain expenses under the terms of the Sprint agreements. At September 30, 2003, the Company had disputed charges totaling $5.9 million, of which $2.3 million were subject to compromise. In conjunction with the Company's Plan of Reorganization and as part of the Company's settlement and release agreement with Sprint, all disputes were resolved on the effective date (see Note 3). At September 30, 2004 the Company had $0.1 million in new disputed charges.

        Amounts relating to the Sprint agreements for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, are as follows (in thousands):

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004	For the Year Ended September 30, 2003	For the Year Ended September 30, 2002
Amounts included in the Consolidated Statements of Operations:
Service revenue	$37,909	$107,097	$145,249	$116,187

Roaming revenue	$15,829	$34,525	$44,220	$47,303

Cost of service and roaming:
Roaming	$9,645	$22,932	$30,672	$35,101
Customer service	5,294	12,897	18,897	17,692
Affiliation fees	3,018	8,685	10,993	9,312
Long distance	1,465	5,946	8,185	9,190
Other	436	3,326	12,138	7,840

Total cost of service and roaming	$19,858	$53,786	$80,885	$79,135

Cost of equipment	$5,584	$12,801	$11,797	$20,484

Selling and marketing	$2,393	$8,792	$9,234	$13,187

Cancellation of payable	$—	$11,026	$—	$—

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Amounts included in the Consolidated Balance Sheets:
Receivable from Sprint	$13,264	$6,482
Inventories	1,310	600
Payable to Sprint—Not subject to compromise	24,404	15,262
Payable to Sprint—Subject to compromise (see Note 4)	—	13,656

(8)    Amendments to Sprint Agreement

        On March 8, 2000, the Company entered into an amendment to the Sprint PCS agreements to expand its service area to include 20 basic trading areas ("BTAs") located in Michigan, Iowa and Nebraska (the "Expansion"). In connection with the Expansion, the Company agreed to purchase certain network assets under construction in four BTAs in Michigan, for a purchase price to be determined on the closing date based upon the assets to be purchased and the stage of completion of those assets as of the closing date. In addition, in connection with the Expansion, the Company was granted an option, exercisable by the Company at any time prior to January 31, 2001, to add the Iowa City and Cedar Rapids, Iowa BTAs to its service area. As consideration to be the exclusive provider of

Sprint PCS services in the Expansion territory, the Company committed to grant to Sprint PCS a warrant to acquire 2% of the equity of the Company at the earliest of July 15, 2000, the closing of an initial public offering, or the consummation of a private placement of equity in an amount equal to at least $70.0 million. In connection with the closing of the sale of the convertible preferred stock discussed in Note 17, the Company issued Sprint PCS a warrant to acquire 1,151,938 shares of common stock of the Company on July 12, 2000 at an exercise price of $4.95 per share. The warrants are exercisable by Sprint PCS beginning on or after July 15, 2001 and expiring on July 15, 2007. The fair value of the warrants, as determined using the Black-Scholes model, was approximately $9.1 million and was recorded as an increase to paid in capital with a corresponding amount recorded as an intangible asset representing the right to be the exclusive provider of Sprint PCS services in the Expansion territory. Such intangible asset was being amortized over a life of 18.5 years, which was the remaining term of the Sprint PCS agreement at the date the warrants were issued. Upon the merger with AirGate, AirGate assumed the warrants previously issued by iPCS to Sprint. At September 30, 2002, this intangible asset was impaired to a zero carrying value (see Note 11).

        Also on July 12, 2000, the Company purchased assets under construction in Michigan from Sprint PCS for approximately $12.7 million. The Company allocated approximately $9.2 million of the purchase price to property based on the fair value of the assets acquired, with the excess amount of $3.5 million allocated to the intangible asset representing the right to be the exclusive provider of Sprint PCS services in Michigan. The intangible asset was being amortized over a life of 18.5 years, which was the remaining term of the Sprint PCS agreement at the date the assets were acquired. At September 30, 2002, this intangible asset was impaired to a zero carrying value (see Note 11).

        On January 10, 2001, the Company exercised its option to purchase from Sprint PCS certain telecommunications equipment and retail store assets and inventory located in the Iowa City and Cedar Rapids, Iowa markets. Concurrently with the closing, the Sprint Management Agreement which sets forth the terms of the Company's long-term affiliation with Sprint was amended to reflect the expansion of the Company's territory to include these two additional Iowa markets which included approximately 14,000 customers. The Company closed on this transaction on February 28, 2001 and paid approximately $31.7 million for these two markets. The Company accounted for this business combination using the purchase method.

        On March 26, 2004, the Company executed a settlement agreement and mutual release with Sprint, the official committee of unsecured creditors of the Company, and Toronto Dominion, as administrative agent for the Company's senior credit facility. The settlement and release agreement was signed to avoid the expense inherent with litigation and to resolve all the disputes among the parties, including those included in the various complaints filed against Sprint. The settlement and mutual release agreement was executed contemporaneously with Addendum VIII to the Sprint agreements.

        Addendum VIII became effective on April 1, 2004 and provides the Company with a number of benefits including a reduced fixed fee for various back office services and an increased roaming rate. The fee for CCPU charges per average subscriber per month is $7.25 for April 1, 2004 through December 31, 2004, $7.00 for 2005, and $6.75 for 2006. Charges included in this CCPU fee include billing, customer care, national platform and feature charges and other back office services. Under the amendment, Sprint will charge the Company $23 for each new activation. This fee is fixed through December 31, 2006. Beginning January 1, 2007, the fees for CCPU and CPGA will be adjusted based on an agreed upon formula. The amendments also establish a fixed reciprocal roaming rate through

December 31, 2006 of $0.058 per minute for voice and 2G data minutes, and $0.0020 per kilobyte for 3G data, in each case, for all Sprint PCS subscribers and subscribers of resellers of Sprint PCS service as of the date of the amendments. Beginning in January 2007, the Sprint PCS reciprocal roaming rate for voice and 2G and 3G data will change based on an agreed upon formula.

        The amendments provide the Company with protective rights to decline to implement certain future program requirement changes that Sprint PCS proposes that would adversely affect the Company's business. The amendments also grant the Company, through December 2006, the right to amend the Sprint agreements to obtain the most favorable term provided under affiliation agreements with another PCS affiliate of Sprint of similar size; provided that the Company must agree to accept all of the terms and conditions set forth in such other agreement. The Company also has a right of first refusal to build out new coverage within the Company's territory. If the Company does not exercise this right, then Sprint PCS may build out the new coverage, or may allow another PCS affiliate of Sprint PCS to do so, in which case Sprint PCS has the right to manage the new coverage. The Company also was granted the exclusive option until September 30, 2005, to add the Mackinac Island, Michigan market consisting of two BTAs with a total population of approximately 168,000 to its territory. The Company exercised this option on June 15, 2004.

        On July 28, 2004, the Company amended its Sprint PCS agreements by entering into Amendment IX to its Sprint PCS Management Agreement and Sprint PCS Service Agreement with Sprint PCS. This amendment acknowledged the Company's exercise of the Mackinac Michigan BTA option and updated the Service Area BTAs to reflect the new additional territory.

(9)    Property and Equipment

        Property and equipment consists of the following at September 30, 2004 and 2003 (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Network assets	$134,552	$247,834
Computer equipment	874	4,645
Furniture, fixtures, and office equipment	2,935	4,175
Vehicles	530	939
Contruction in progress	4,830	5,335

Total property and equipment	143,721	262,928
Less accumulated depreciation and amortization	(8,790)	(92,308)

Total property and equipment, net	$134,931	$170,620

        During the year ended September 20, 2002, the Company determined an impairment analysis was necessary due to significant adverse changes to the business plan for the Company as well as a generally weak secondary market for telecommunications equipment. Based on the estimated fair value of the reporting group, the Company recorded an impairment charge of approximately $29.4 million associated with property and equipment (principally network assets). No additional impairment was necessary at September 30, 2003.

        On July 1, 2004, as a result of our reorganization and in accordance with fresh-start accounting under SOP 90-7, we wrote down our property and equipment to their estimated fair values and recorded charges totaling $9.1 million to reorganization expense. No additional impairment was necessary at September 30, 2004.

        The following is a summary of property and equipment under capital leases included in the accompanying consolidated balance sheets as follows (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Network assets	$340	$355
Less accumulated depreciation and amortization	(7)	(45)

Net	$333	$310

(10)    Loss on Disposal of Property and Equipment

        As a result of the Company's merger with AirGate, management committed to a new business plan with respect to the Company's network build-out and selling and marketing organizational structure. Accordingly, the carrying value of property and equipment associated with identified locations affected by the new business plan were adjusted to their fair value. These adjustments to fair value resulted in loss on disposal of assets of approximately $6.3 million for the year ended September 30, 2002. For the year ended September 30, 2002, approximately $1.7 million of lease obligations costs were included in general and administrative costs, which represent the lease obligation associated with the exit of these locations.

(11)    Goodwill and Intangible Assets

        The wireless telecommunications industry experienced significant declines in market capitalization throughout most of 2002 and 2003. These significant declines in market capitalization resulted from concerns surrounding anticipated weakness in future subscriber growth, increased subscriber churn, lower average revenue per user (ARPU) and liquidity concerns. As a result of these industry trends, iPCS' parent company during 2002 and 2003, AirGate, experienced significant declines in its market capitalization subsequent to its merger with the Company. Additionally, there were significant adverse changes to the business plan for the Company. These changes include reduced new subscriber additions, lower ARPU, increased service and pass through costs from Sprint and lower roaming margins from Sprint. Wireless industry acquisitions subsequent to the merger with AirGate were valued substantially lower on a price per population and price per subscriber basis. As a result of these transactions and industry trends, the fair value of its assets had been reduced. In accordance with SFAS No. 142, the Company recorded a goodwill impairment charge of $8.1 million during the year ended September 30, 2002. Also, during the year ended September 30, 2002, the Company recorded an intangible asset impairment of $23.6 million associated with the Company's right to provide service under the Sprint agreements and the acquired subscriber base related to the Iowa City and Cedar Rapids, Iowa markets, the Company acquired from Sprint as part of its amendment to its Sprint agreements in July 2000 (see Note 8).

        On July 1, 2004, as a result of our reorganization and in accordance with fresh-start accounting under SOP 90-7, we revalued our assets to their estimated fair values. With the implementation of fresh-start accounting, the Company recorded intangible assets of $19.8 million relating to the fair value of the customer base and $62.1 million relating to the fair value of the right to provide service under the Sprint agreements. The customer base is being amortized over the estimated average life of a customer, or 30 months. The right to provide service under the Sprint agreements is being amortized over the remaining term of the agreement or 14.5 years.

        The amortization of intangible assets for the period ended September 30, 2004, the period ended July 1, 2004, the year ended September 30, 2003 and the year ended September 30, 2002, was $3.1 million, $0.0 million, $3.3 million and $3.9 million, respectively. The amortization period, gross carrying amount, accumulated amortization and net carrying amount of intangible assets at September 30, 2004 and September 30, 2003 are as follows (in thousands):

	Successor Company
	September 30, 2004
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(1,072)	$61,055
Customer base	30 months	19,785	(1,979)	17,806

		$81,912	$(3,051)	$78,861

	Predecessor Company
	September 30, 2003
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements in Iowa, Nebraska and Michigan markets	240 months	$2,553	$(2,553)	$—
Right to provide service under the Sprint agreements for Iowa Nebraska and Michigan markets	240 months	1,092	(1,092)	—
Acquired customer base—Iowa markets	30 months	5,321	(5,321)	—

		$8,966	$(8,966)	$—

(12)    Long-Term Debt and Capital Lease Obligations

        Long-term debt consists of the following at September 30, 2004 and 2003 (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Senior credit facility	$—	$127,711
Senior notes due 2012	165,000	—
Senior discount notes, subject to compromise at September 30, 2003	—	206,724
Capital lease obligations	407	410

Total long-term debt and capital lease obligations	165,407	334,845
Less: current portion	7	127,715
Less: debt subject to compromise (see Note 4)	—	206,724

Long-term debt and capital lease obligations, excluding current maturities	$165,400	$406

        At September 30, 2004, future minimum capital lease payments are as follows (in thousands):

Year	Capital Lease Obligations
2005	$59
2006	61
2007	64
2008	66
2009	69
Thereafter	539

Total minimum payments	858
Less: amount representing interest	(451)

Present value of minimum payments	407
Less: current maturities	(7)

Capital lease obligations, excluding current maturities	$400

Senior Credit Facility

        On July 12, 2000, the Company entered into an amended and restated credit facility with Toronto Dominion (Texas), Inc. and GE Capital Corporation for a $140.0 million senior credit facility ("senior credit facility"). The senior credit facility permited the Company to borrow up to $140.0 million through two tranches (Tranche A—$90.0 million and Tranche B—$50.0 million) subject to a borrowing base limitation that was an amount equal to 100% of the gross book value of all the property and equipment owned by the Company. The senior credit facility contained certain financial ratios and other financial conditions and was collateralized by all of the Company's assets and assignment of the Sprint Agreements.

        The senior credit facility contained ongoing financial covenants, including reaching defined subscriber levels, maximum annual spending on capital expenditures, attaining minimum subscriber revenues and certain levels of earnings before interest, taxes and depreciation and amortization ("EBITDA"), and maintaining certain leverage and other ratios such as debt to total capitalization, debt to EBITDA and EBITDA to fixed charges. The senior credit facility restricted the ability of iPCS and its subsidiaries to: create liens; incur indebtedness; make certain payments, including payments of dividends and distributions in respect of capital stock; consolidate, merge and sell assets; engage in certain transactions with affiliates; and fundamentally change its business.

        Following the merger with AirGate, the Company proposed a new business plan for fiscal year 2002 which would have violated the EBITDA loss covenants of the senior credit facility in the second half of the fiscal year 2002. On February 14, 2002, iPCS entered into an amendment, which provided relief under the EBITDA covenant and modified certain other requirements. The senior credit facility was amended again on November 1, 2002, reducing the availability of the senior credit facility by $10.0 million to $130.0 million. In exchange, iPCS' liquidity covenant was waived, as well as the minimum subscriber covenant at December 31, 2002.

        As of December 31, 2002, the Company was in default of certain of the covenants. Prior to the filing of Chapter 11, the lenders accelerated the debt; therefore, at September 30, 2003, all amounts under the senior credit facility have been classified as a current liability in the accompanying consolidated balance sheet. Under the terms of the credit facility, while in default, the interest rate applicable was to be prime base rate plus an additional two percent. As part of the amended cash collateral order, as discussed in Note 3, the senior lenders agreed to charge interest at the prime base rate only. At September 30, 2003, the, interest rate was 6.75%. As part of the Company's Joint Plan of Reorganization, as of the effective date, the senior lenders were paid in full and the remaining $2.3 million of unamortized financing costs were written off to reorganization expense (See Notes 3 and 5).

Senior Discount Notes

        On July 12, 2000, the Company issued 300,000 units consisting of $300.0 million 14% senior discount notes due July 15, 2010 (the "Notes") and warrants to purchase 2,982,699 shares of common stock at an exercise price of $5.50 per share. The warrants were exercisable at any time after July 15, 2001 for a period of ten years from the date of issuance. The Notes were issued at a substantial discount such that the Company received gross proceeds from the issuance of the units of approximately $152.3 million. On July 15, 2005, the Company would have begun incurring cash interest on the principal amount of the Notes at the rate of 14% per annum, compounded semi-annually, payable beginning January 15, 2006, and on each January 15 and July 15 thereafter. The Company amortized the discount on the Notes as interest expense over the period from date of issuance to the maturity date utilizing the effective interest method. For the years ended September 30, 2003 and 2002, the Company recorded approximately $4.5 million and $10.0 million as interest expense related to the amortization of the discount. In addition, the Company had recorded accrued interest of approximately $6.4 million at September 30, 2003 utilizing the effective interest method. The Company allocated approximately $24.9 million to the fair value of the warrants, as determined by using the Black-Scholes model, and recorded a discount on the Notes, which was recognized as interest expense over the period from date of issuance to the maturity date. For the years ended September 30, 2003 and September 30, 2002, the Company recorded approximately $0.8 million and $1.7 million, respectively, as interest expense related to the amortization of the value of the warrants. Upon the merger with AirGate, AirGate assumed the warrants previously issued by iPCS. During 2003 the Company adjusted the liability for the senior discount notes to the allowable claim amount under the indenture governing these Notes. This adjustment included the write-off of the discount associated with the Notes along with the related deferred financing costs. These adjustments totaling $20.7 million are included in reorganization expense for the year ended September 30, 2003 (see Note 5). Subsequent to the date of the Filing, the Company no longer recorded interest expense related to the Notes.

        The Notes were a general unsecured obligation, subordinated in right of payment to all senior debt, including all obligations under the senior credit facility. The Notes contained covenants which restricted the Company's ability to incur additional indebtedness, pay dividends, merge, dispose of its assets, and certain other matters as defined in the indenture. As of December 31, 2002, iPCS was in default of certain of these covenants and as of September 30, 2003, the entire balance was subject to compromise. As part of the Company's Joint Plan of Reorganization, the note holders' unsecured claim was satisfied with the Company's issuance of new common stock and the former note holders became the principal stock holders of the Company.

New Senior Notes

        On April 21, 2004, iPCS Escrow Holding Company and iPCS Escrow Company were formed. iPCS Escrow Holding Company was a wholly owned direct subsidiary of iPCS, Inc. iPCS Escrow Company was a wholly owned direct subsidiary of iPCS Escrow Holding Company and was not part of the bankruptcy estate of iPCS, Inc. iPCS Escrow Company was a special purpose vehicle and was created solely to issue $165.0 million of new senior notes.

        On April 22, 2004, the senior notes offering was priced at 11.5% coupon rate and the offering proceeds of $165.0 million closed into escrow on April 30, 2004. In addition, the Company funded interest of 123 days of approximately $6.5 million into the escrow account. On July 20, 2004, the effective date of the Company's reorganization, iPCS Escrow Holding Company merged with and into iPCS, Inc. and the notes became general unsecured obligations of iPCS, Inc. The notes contain covenants which restrict the Company's ability to incur additional indebtedness, merge, pay dividends, dispose of its assets, and certain other matters as defined in the indenture. In addition, the new senior notes:

  •
  rank pari passu in right of payment with all existing and future unsecured senior indebtedness of the Company

  •
  rank senior in right of payment to all future subordinated indebtedness of the Company; and

  •
  are unconditionally guaranteed by the Guarantors.

However, the new senior notes are subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of the Company that do not guarantee the new senior notes.

        Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. At any time prior to May 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 111.50% of the principal amount thereof, plus accrued and unpaid interest, and liquidated damages (as defined in the indenture), if applicable, to the redemption date with the net cash proceeds of a sale of equity interests of the Company or a contribution to the Company's common equity capital; provided that:

  •
  at least 65% of aggregate principal amount of notes originally issued remains outstanding immediately after the redemption; and

  •
  the redemption occurs within 45 days of the date of the closing of such sale of equity interests or contribution.

Upon a change of control as defined in the indenture, the Company will be required to make an offer to purchase the notes at a price equal to 101% of the aggregated principal amount of the new senior notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

        At September 30, 2004, the Company was in compliance with all of its covenants under the new senior notes.

        The Company incurred approximately $6.7 million of costs associated with the issuance of the new senior notes. These costs consisted of placement fees, legal fees and other issuance costs that have been capitalized and are being amortized to interest expense over the term of the new senior notes.

(13)    Fair Value of Financial Instruments

        Fair value estimates and assumptions and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts (in thousands):

	Successor Company		Predecessor Company
	September 30, 2004		September 30, 2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Cash and cash equivalents(a)	$57,760	$57,760	$17,654	$17,654
Accounts receivable, net(a)	14,772	14,772	15,553	15,553
Receivable from Sprint(a)	13,264	13,264	6,482	6,482
Accounts payable(a)	2,742	2,742	1,325	1,325
Accrued expenses(a)	20,880	20,880	8,837	8,837
Payable to Sprint(a)	24,404	24,404	15,262	15,262
New senior notes(c)	165,000	173,250	—	—
Senior credit facility(b)	—	—	127,711	127,711
Senior discount notes(b)	—	—	206,724	(b	)

(a)
The carrying amounts of cash and cash equivalents, accounts receivable, receivable from Sprint, accounts payable, accrued expenses and payable to Sprint are a reasonable estimate of their fair value due to the short-term nature of the instruments.

(b)
At September 30, 2003, long-term debt was comprised of the senior credit facility and the senior discount notes. There was a limited active market for the loans under the senior credit facility; however, management believed the carrying values at September 30, 2003 were a reasonable estimate of the fair value. The senior discount notes were included in liabilities subject to compromise and a fair value could not be determined at September 30, 2003.

(c)
The fair value of the new senior notes is based on quoted market prices.

(14)    Income Taxes

        The income tax (expense) benefit for the period differed from the amounts computed by applying the statutory U.S. Federal income tax rate of 35% as set forth below:

	Successor Company	Predecessor Company
	For the Period from July 2, 2004 through September 30, 2004	For the Period from October 1, 2003 through July 1, 2004	For the Year Ended September 30, 2003	For the Year Ended September 30, 2002
U.S. Federal statutory rate	35.00%	35.00%	35.00%	35.00%
State income taxes, net of federal tax benefit	5.00	5.00	5.00	5.00
Nondeductible interest associated with senior discount notes	—	(2.25)	(2.66)	(1.25)
Nondeductible stock option and executive compensation	—	—	—	(1.76)
Nondeductible fees associated with merger	—	—	—	(0.79)
Cumulative effect of change in accounting principle	—	—	—	0.33
Other permanent nondeductible items	(0.07)	—	—	(1.98)
Change in valuation allowance for deferred tax assets	(39.93)	(37.75)	(37.34)	(34.55)

Effective tax rate	0.00%	0.00%	0.00%	0.00%

        The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	Successor Company	Predecessor Company
	September 30, 2004	September 30, 2003
Deferred tax assets:
Accrued liabilities	$896	$996
Deferred transaction costs	14	191
Compensation expense	1,662	1,662
Interest expense associated with senior discount notes	—	19,611
Deferred gain on tower sales	—	2,769
Net operating loss carryforwards	86,894	95,396
Allowance for bad debts	—	959
Other	200	—

Total gross deferred tax assets	89,666	121,584
Less valuation allowance	(56,868)	(120,665)

Deferred tax assets	32,798	919

Allowance for bad debts	517	—
Property, equipment and intangible assets	32,242	3
Other	39	916

Deferred tax liabilities	32,798	919

Net deferred tax assets	$—	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended September 30, 2004, the period ended July 1, 2004 and for the years ended September 30, 2003 and 2002, as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception. The change in the valuation allowance for 2004 is based on the tax effect of the pre-tax book income of $173.6 million for the year adjusted for the cumulative permanent differences associated with the senior discount notes.

        The Company realized approximately $67.2 million cancellation of debt, or "COD," income for income tax purposes as a result of the implementation of the Plan of Reorganization. The difference between the tax COD income of $67.2 million and the book COD income of $132.0 million is a result of the application of the Internal Revenue Code provisions related to high yield debt obligations. Because the Company was a debtor in a bankruptcy case at the time it realized the COD income, it will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, the Company will be required to reduce certain of its tax attributes by the amount of COD income so excluded.

        An "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) occurred on November 30, 2001, in connection with the merger with AirGate and occurred with respect to the Company's stock issued under the Plan. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period or the period beginning the day after the day of the last ownership change. Section 382 will limit the Company's future ability to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. The Company's ability to utilize new NOLs arising after the ownership change will not be affected. At September 30, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $222.8 million which are available to offset future taxable income through 2024. The utilization of such net operating loss carryforwards are limited as a result of the ownership change in connection with the Plan of Reorganization. The amount of this annual limitation is approximately $4.5 million. During the period from November 30, 2001 through October 17, 2003, the financial information of iPCS is included in AirGate's consolidated income tax returns. Accordingly, the Company's net operating loss carryforwards may be used to offset AirGate's taxable income in 2004, subject to the Internal Revenue Service's net operating loss utilization ordering rules. AirGate has indicated to the Company that AirGate expects a taxable net operating loss for the year ended September 30, 2004. Accordingly, the Company's net operating loss carryforwards have not been reduced for any such utilization.

(15)    Merger with AirGate PCS, Inc.

        On August 28, 2001, the Company signed an agreement and plan of merger with AirGate, a Sprint PCS network partner, pursuant to which a subsidiary of AirGate and the Company combined in a tax-free stock for stock transaction on November 30, 2001. In connection with the merger, AirGate issued to the former stockholders of iPCS approximately 12.4 million shares of AirGate common stock and assumed options and warrants to purchase approximately 1.1 million shares of AirGate common stock. At the effective time of the merger, each issued and outstanding share of the Company's common stock was converted into the right to receive approximately 0.1594 of a share of AirGate common stock, referred to as the exchange ratio. All shares of the Company's preferred stock were converted into the Company's common stock immediately prior to the effective time of the merger. Upon the conversion of existing iPCS common stock into AirGate common stock, the Company issued 1,000 shares of new common stock to AirGate. At the effective time of the merger, AirGate assumed each unexpired and unexercised option and warrant to purchase shares of the Company's common stock and converted it into an option or warrant to purchase AirGate common stock based on one share of the Company's common stock equal to the exchange ratio of AirGate's common stock. In addition, the exercise price per share of AirGate common stock issuable under each converted option or converted warrant was equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The options became fully vested at the time of the merger and the warrants assumed by AirGate will remain subject to the terms and conditions set forth in the applicable warrant agreement.

        In connection with the merger with AirGate, the Company incurred expenses in the year ended September 30, 2002 totaling $18.4 million included in general and administrative expenses, which primarily included $8.1 million of change of control payments for seven employees of the Company with employment agreements, and $9.0 million for professional and advisory expenses.

(16)    Employee Benefits

        The Company has established a 401(k) plan (the "Plan") in which substantially all employees may participate. The Plan allows eligible employees to contribute up to 50% of their eligible compensation up to the maximum amount allowed by law and provides that the Company will make matching contributions of 100% up to 4% of an employee's contribution. In addition, the Company may make discretionary contributions to the Plan. Company contributions to the Plan were approximately $57,000, $194,000, $178,000 and $116,000 for the period ended September 30, 2004, the period ended July 1, 2004, and the years ended September 30, 2003 and 2002, respectively.

(17)    Redeemable Preferred Stock

        Contemporaneously with the issuance of the senior notes discussed in Note 12, the Company issued to an investor group 9,090,909 shares of Series A-1 convertible participating preferred stock ("Series A-1 preferred stock") at a purchase price of $5.50 per share and on December 28, 2000, the Company issued to the same investor group 14,000,000 shares of Series A-2 convertible participating preferred stock ("Series A-2 preferred stock") at a purchase price of $5.00 per share.

        The Company accreted the carrying value of the Series A-2 preferred stock and Series A-1 preferred stock (net of offering costs incurred) to the redemption amount using the effective interest method. During the year ended September 30, 2002, the Company recorded approximately $3.2 million of accretion on the Series A-1 preferred stock and approximately $4.0 million of accretion on the Series A-2 preferred stock.

        The Company allocated the entire net proceeds received from the issuance of Series A-1 preferred stock of approximately $46.4 million to the beneficial conversion feature on the issuance of Series A-1 preferred stock in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." The beneficial conversion feature was calculated at the issuance date of the Series A-1 preferred stock based on the difference between the conversion price of $5.50 per share and estimated fair value of the common stock at that date. This amount, however, was limited to the proceeds received from issuing the beneficial convertible security. As the Series A-1 preferred stock was immediately convertible, the Company also recorded accretion of approximately $46.4 million to additional paid-in capital.

        The Company allocated the entire net proceeds received from the issuance of the Series A-2 preferred stock of approximately $65.8 million to the Series A-2 preferred stock in accordance with EITF Issue No. 00-27, "Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion, Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments." No beneficial conversion feature was considered to exist due to the conversion price of the Series A-2 preferred stock at time of issuance exceeding the estimated fair value of the common stock at that date.

        During the year ended September 30, 2002, the Company recorded approximately $17.6 million of accrued dividends on Series A-1 preferred stock and $23.8 million of accrued dividends on Series A-2 preferred stock for accrued dividends up through July 12, 2005 as required under a change of control related to the merger with AirGate. At the time of the merger with AirGate (see Note 15) on November 30, 2001, the Series A-1 and Series A-2 preferred stock was fully accreted and converted to common stock which was then converted into AirGate common stock.

(18)    Common Stock

        On October 17, 2003, AirGate irrevocably transferred all of its shares of iPCS common stock to a trust organized under Delaware law. The beneficiaries of AirGate common stock at the date of the transfer were the beneficiaries of the trust. No distributions could be made from the trust to the beneficiaries unless directed by the iPCS board of directors at that time and/or an order of the Bankruptcy Court. AirGate had no interest in this trust. As a part of the Plan of Reorganization, all of the Company's common stock held by this trust was cancelled. Pursuant to the Plan, the Company was authorized to issue up to an aggregate of nine million shares of common stock to its unsecured creditors. The Company was also authorized to offer up to one million shares of stock to members of management, directors and other employees. The certificate of incorporation for the Successor Company provided for 100,000,000 shares of authorized capital stock, consisting of 75,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. At September 30, 2004, 8.6 million shares had been issued to the unsecured creditors and 0.4 million are currently held in reserve for the disputed claims.

(19)    Stock Compensation

        On July 11, 2000, the Board of Directors approved the amended and restated 2000 long term incentive stock plan. Under the plan, the Company could grant stock options, stock appreciation rights, shares of common stock and performance units to employees, consultants and directors. The total number of shares of common stock that could be awarded under the plan was 6,500,000 shares, which could be increased on December 31 of each year beginning on December 31, 2000 by a number of shares equal to 1% of the number of shares then outstanding up to a maximum of 8,000,000 shares.

        On November 30, 2001, all outstanding stock options were exchanged for stock options to purchase AirGate stock as a result of the merger with AirGate (see Note 15).

        The following is a summary of options outstanding and exercisable under the Predecessor Company:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2000:	1,590,000	$5.52
Granted	1,427,750	4.65
Exercised	—	—
Forfeited	(12,499)	5.30

Outstanding at September 30, 2001	3,005,251	$5.11

Exchanged for AirGate stock options as a result of the merger with AirGate	(3,005,251)

Outstanding at September 30, 2002	—

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. Based upon the then expected offering price of a planned initial public offering, the Company recognized total unearned compensation expense of approximately $8.3 million related to the grants made in July 2000. This amount was being amortized as compensation expense over the vesting period of the options, which begins on the employee's date of hire and extends for four years. For directors and all future grants to employees, the vesting period begins on the date of grant and extends for four years. As a result of the merger with AirGate, the options fully vested on November 30, 2001 and the remaining amount of unearned compensation relating to these options was recognized at this time. Total non-cash compensation expense related to such options was approximately $4.0 million for the year ended September 30, 2002. Subsequent to the merger with AirGate, all options for AirGate common stock granted to employees of the Company were at an exercise price equal to fair value on the date of the grant; therefore, no compensation expense was recorded.

        If compensation expense for the stock option grants had been determined based on fair value at the grant date consistent with the requirements of SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company's net loss applicable to common stockholders would have been the pro forma amounts indicated below:

Predecessor Company
Year Ended September 30, 2002
Net loss applicable to common stockholders (in thousands):
As reported	$(226,897)
Add recorded noncash compensation	3,985
Less noncash compensation in accordance with SFAS No. 123	(10,645)

Pro forma	$(233,557)

        The Company's calculation of fair value of options was made using the Black-Scholes model with the following assumptions:

Risk free interest rate	5.2%
Dividend yield	0.0%
Expected life in years	4
Volatility	100.0%

        For the year ended September 30, 2003, the number of AirGate options granted to employees of the Company and the pro forma compensation expense calculated in accordance with SFAS No. 123 were deemed immaterial.

        On July 15, 2004, the Company's board of directors approved the 2004 long-term incentive plan, as provided under the Plan of Reorganization (see Note 3). Under the 2004 long-term incentive plan, the Company may grant to employees, directors and consultants of the Company incentive and non-qualified stock options, stock appreciation rights (SARs), restricted and unrestricted stock awards and cash incentive awards. The maximum number of shares of stock that may be awarded to participants is one million. Up to 500,000 shares may be issued in conjunction with awards other than options and SARs. During the period ended September 30, 2004, the Company awarded 250,000 stock and stock unit awards to Mr. Yager, the Company's former chief restructuring officer, 467,500 and 50,000 stock options to management at prices of $10.27 and $19.00, respectively, 37,500 and 20,500 options to members of the board of directors at prices of $10.27 and $18.90, respectively. Also 19,166 restricted shares were granted at a price of $18.90. The options to management and directors vest quarterly over four years and one year, respectively. The stock and stock unit awards were granted to Mr. Yager as consideration for facilitating the Company's emergence from bankruptcy, therefore, the related compensation expense of approximately $2.6 million for these stock unit awards was included in reorganization expense of the Predecessor Company (see Note 5). There was no compensation expense recorded for the options as the grant price was equal to fair market value on the grant date.

        The following is a summary of options activity under the Company's 2004 long-term incentive plan:

	Number of Options	Weighted-Average Exercise Price
Options outstanding as of July 2, 2004	—	$—
Granted	575,500	11.34
Exercised	—	—
Forfeited	—	—

Options outstanding as of September 30, 2004	575,500	$11.34

        The following is a summary of options outstanding and exercisable at September 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$10.27	505,000	9.80	$10.27	38,594	$10.27
$18.90-$19.00	70,500	9.90	18.97	8,250	18.94

	575,500	9.81	$11.34	46,844	$11.80

If compensation expense for the stock option grants had been determined on fair value at the grant date consistent with the requirements of SFAS No. 123, the Company's net loss applicable to common stockholders and net loss per share would have been the pro forma amounts below:

Period Ended September 30, 2004
Net loss applicable to common stockholders (in thousands):
As reported	$(5,976)
Less noncash compensation in accordance with SFAS No. 123	(313)

Pro forma	$(6,289)

Basic and diluted loss per common share:
As reported	$(0.65)
Pro forma	$(0.68)

        The Company's calculation of fair value of the options was made using the Black-Scholes model with the following assumptions:

Period Ended September 30, 2004
Risk free interest rate	3.2%
Volatility	73.3%
Dividend yield	0.0%
Expected life in years	4

(20)    Related Party Transactions

  (a)    AirGate Service Company

        AirGate Service Company, Inc. ("ServiceCo") was formed in April 2002 to provide management services to both AirGate and the Company. ServiceCo is a wholly owned restricted, subsidiary of AirGate. ServiceCo expenses are allocated between AirGate and the Company based on the percentage of subscribers each contribute to the total number of subscribers. At September 30, 2002, the Company's percentage of total subscribers was 38%.

        On January 27, 2003, the Company hired Timothy Yager, its CEO prior to the merger with AirGate, as chief restructuring officer. In order to facilitate the transition of management services from ServiceCo to the Company, an amendment to the ServiceCo agreement was signed on February 21, 2003. This amendment allowed the Company to cancel ServiceCo services with 30 days' notice. The Company began canceling services as of March 31, 2003, and by September 30, 2003, all services provided by ServiceCo had been cancelled. For the years ended September 30, 2003, and 2002, the Company incurred net expenses of $3.0 million and $1.7 million, respectively, to ServiceCo.

        The Company has completed transactions in the normal course of business with AirGate. These transactions include roaming revenue and expenses, inventory purchases and sales and purchases and sales of network operating equipment, as further described below.

        In the normal course of business under the Company's Sprint agreements, the Company's subscribers incur minutes of use in AirGate's territory which results in roaming expense for the Company. Likewise, AirGate's customers incur minutes of use in the Company's territory resulting in roaming revenue. Roaming revenue received from AirGate, and roaming expense incurred by the Company in AirGate's territory for the period October 1, 2002 through February 23, 2003 was $0.4 million and $0.6 million, respectively. Roaming revenue received from AirGate and roaming expense incurred by the company in AirGate's territory were both $0.4 million for the year ended September 30, 2002. The reciprocal roaming rate charged and other terms are established under the Company's Sprint agreements.

        For the year ended September 30, 2003, the Company sold $0.3 million of handsets to AirGate. For the year ended September 30, 2002, the Company purchased $0.1 million of handsets from AirGate, and sold $0.2 million of handsets to AirGate. At September 30, 2003, there was no inventory on hand related to these purchases from AirGate.

        For the year ended September 30, 2002, the Company sold at fair value approximately $0.7 million of network operating equipment to AirGate and purchased at fair value approximately $0.2 million of network operating equipment from AirGate.

        Management believes the terms and conditions of each of the transactions described above are comparable to those that could have been obtained in transactions with unrelated parties.

  (b)    YMS Services

        As discussed above, at the request of the senior lenders and the majority holders of the senior discount notes, on January 27, 2003, the Company signed a restructuring management services agreement with YMS Management, L.L.C. to perform restructuring management services for the Company and to appoint a Chief Restructuring Officer ("CRO"). The Company appointed Timothy Yager as CRO at the time the agreement was signed. Under terms of this agreement, YMS received a weekly fee of $15,000, reimbursement of reasonable administrative expenses plus a success fee, as defined in the agreement. During the year ended September 30, 2003, the Company incurred expenses of $0.6 million to YMS Management, L.L.C. During the period ended July 1, 2004, the Company incurred expenses of $1.1 million, including a $0.5 million success fee for the Company's successful emergence from bankruptcy.

(21)    Tower Sales

        On September 4, 2004, the Company signed an agreement with TCP Communications, LLC whereby the Company agreed to sell up to 92 of its owned towers to TCP Communications. The towers are priced individually and the sale of all 92 towers would provide the Company with gross proceeds of approximately $16.5 million. After the sale, the Company will lease space on the towers sold to TCP Communications at rates and terms consistent with that of the Company's existing leases. The transaction is expected to close in several installments during fiscal year 2005 and is subject to exclusion of towers by TCP Communications based on its due diligence and other customer closing conditions.

(22)    Commitments and Contingencies

  (a)    Operating Leases

        The Company is obligated under non-cancelable operating lease agreements for offices, stores, network operating space and cell sites. At September 30, 2004, the future minimum annual lease payments under these agreements are as follows (in thousands):

September 30,
2005	$12,118
2006	9,401
2007	7,258
2008	6,498
2009	5,947
Thereafter	7,604

Total	$48,826

        Rent expense was approximately $3.2 million, $8.8 million, $11.9 million and $11.3 million, respectively, for the period ended September 30, 2004, for the period ended July 1, 2004, for the year ended September 30, 2003, and for the year ended September 30, 2002.

  (b)    Litigation

        As a result of the Company's Chapter 11 filing, an automatic stay was imposed against the commencement of legal proceedings against the Company outside of Bankruptcy Court.

        As discussed in Note 3, on February 23, 2003, the Company filed a complaint in Bankruptcy Court against Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P. and SprintCom, Inc. alleging Sprint had breached the Sprint agreements. Prior to the filing of the complaint, the Company declared an event of termination and exercised its right to demand that Sprint buy the Company for 88% of its business value. Sprint has asserted that there has been no breach of contract and therefore the "put" demand was legally ineffective.

        Subsequent to the date of the Company's complaint against Sprint, Toronto Dominion, as the Administrative Agent for the Company's senior credit facility, and the official committee of the unsecured creditors of the Company have filed actions against Sprint. In addition, two other Sprint affiliates have filed complaints against Sprint. Because of the multiple lawsuits filed in four different federal courts, on September 25, 2003, Sprint filed a motion before the multi-district litigation ("MDL") judicial panel to transfer and consolidate the five suits against Sprint. A hearing was held before the MDL panel on January 29, 2004 and on February 12, 2004, the panel denied Sprint's request. As discussed in Note 3, the Company executed a settlement and mutual release agreement with Sprint, the committee of unsecured creditors of the Company, and Toronto Dominion, as administrative agent for the Company's senior credit facility, to avoid the expense inherent with litigation and to resolve all the disputes among the parties, including those included in the various complaints filed against Sprint.

        On October 1, 2003, AT&T filed an administrative claim in the amount of $5.1 million for services provided to the Company from February 23, 2003 through June 24, 2003, which the Company is currently disputing. In addition, AT&T filed a proof of claim for $1.7 million for services which it provided prior to the Company's Chapter 11 filing which the Company is also disputing. In connection with the Company's Plan of Reorganization, the Company agreed to deposit $0.7 million in escrow pending resolution of both these disputed claims.

        On August 31, 2004, AT&T filed a cure claim for $4.1 million, contending that $1.5 million of the amount set forth in the pre-petition proof of claim, and $2.5 million of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts resulting from an alleged assumption arising from the confirmation of the Company's Plan of Reorganization, which the Company also disputes. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003, by reducing it from $5.1 million to $2.6 million. If AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under the Company's Plan of Reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash.

        Both the administrative and pre-petition claims between AT&T and the Company have been consolidated in claims proceedings pending before the Bankruptcy Court. The Company is currently in the discovery stage of these proceedings. Subsequent to discovery, if the Company cannot reach a settlement regarding these disputes with AT&T, the Bankruptcy Court will determine the outcome. The Company believes the accompanying consolidated financial statements adequately reflect its obligations to AT&T for these services provided.

(23)    Consolidating Financial Information

        The Notes are fully, unconditionally and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly owned subsidiaries of iPCS, Inc. The following consolidating financial information as of September 30, 2004 and 2003 and for the periods from July 2, 2004 through September 30, 2004, for the period from October 1, 2003 through July 1, 2004, for the year ended September 30, 2003 and for the year ended September 30, 2002 is presented for iPCS, Inc., iPCS Escrow Inc, iPCS Wireless, Inc. and iPCS Equipment, Inc. (in thousands):

Condensed Consolidating Balance Sheet
As of September 30, 2004
(Successor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$57,760	$—	$—	$57,760
Other current assets	166,126	32,276	16,387	(182,295)	32,494

Total current assets	166,126	90,036	16,387	(182,295)	90,254
Property and equipment, net	—	113,394	21,647	(110)	134,931
Intangible assets, net	—	78,861	—	—	78,861
Other noncurrent assets	6,497	1,765	—	—	8,262
Investment in subsidiaries	89,578	—	—	(89,578)	—

Total assets	$262,201	$284,056	$38,034	$(271,983)	$312,308

Current liabilities	$8,155	$227,892	$155	$(182,405)	53,797
Long-term debt	165,000	400	—	—	165,400
Other long-term liabilities	—	4,065	—	—	4,065

Total liabilities	173,155	232,357	155	(182,405)	223,262

Stockholders' equity (deficiency)	89,046	51,699	37,879	(89,578)	89,046

Total liabilities and stockholders' equity (deficiency)	$262,201	$284,056	$38,034	$(271,983)	$312,308

Condensed Consolidating Statement of Operations
For the Period From July 2, 2004 through September 30, 2004
(Successor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$55,382	$2,063	$(2,063)	$55,382
Cost of revenues	—	(35,953)	(772)	2,059	(34,666)
Selling and marketing	—	(7,996)	—	—	(7,996)
General and administrative	(145)	(1,582)	—	—	(1,727)
Depreciation and amortization	—	(10,478)	(1,363)	—	(11,841)
Loss on disposal of property and equipment	—	—	—	4	4

Total operating expenses	(145)	(56,009)	(2,135)	2,063	(56,226)
Other, net	(4,952)	(732)	552		(5,132)
Loss in subsidiaries	(879)	—		879	—

Net loss	$(5,976)	$(1,359)	$480	$879	$(5,976)

Condensed Consolidating Statement of Operations
For the Period October 1, 2003 through July 1, 2004
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$145,862	$5,582	$(5,582)	$145,862
Cost of revenues	—	(99,436)	(2,166)	5,571	(96,031)
Selling and marketing		(20,976)	—	—	(20,976)
General and administrative	(104)	(3,445)	(1)	—	(3,550)
Depreciation and amortization	—	(25,085)	(3,511)	—	(28,596)
Gain (loss) on disposal of property and equipment	—	(22)	(11)	20	(13)
Reorganization income	—	60,797	—	—	60,797

Total operating expenses	(104)	(88,167)	(5,689)	5,591	(88,369)
Cancellation of debt	—	131,956	—	—	131,956
Other, net	18,406	(26,243)	(2,035)	—	(9,872)
Loss in subsidiaries	161,266	—	—	(161,266)	—

Net income (loss)	$179,568	$163,408	$(2,142)	$(161,257)	$179,577

Condensed Consolidating Statement of Cash Flows
For the Period From July 2, 2004 through September 30, 2004
(Successor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$(459)	$1,255	$1,649	$—	$2,445
Investing activities	—	(1,940)	(1,309)	—	(3,249)
Financing activities	459	(131,844)	(454)	—	(131,839)

Increase/(decrease) in cash and cash equivalents	—	(132,529)	(114)	—	(132,643)
Cash and cash equivalents at beginning of period	—	190,289	114	—	190,403

Cash and cash equivalents at end of period	$—	$57,760	$—	$—	$57,760

Condensed Consolidating Statement of Cash Flows
For the Period October 1, 2003 through July 1, 2004
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$(149,900)	$167,197	$1,595	$8	$18,900
Investing activities	—	(4,834)	(3,706)	(8)	(8,548)
Financing activities	149,900	9,758	2,739	—	162,397

Increase/(decrease) in cash and cash equivalents	—	172,121	628	—	172,749
Cash and cash equivalents at beginning of period	—	18,168	(514)	—	17,654

Cash and cash equivalents at end of period	$—	$190,289	$114	$—	$190,403

Condensed Consolidating Balance Sheet
As of September 30, 2003
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$18,168	$(514)	$—	$17,654
Other current assets	392,833	82,665	18,896	(466,948)	27,446

Total current assets	392,833	100,833	18,382	(466,948)	45,100
Property and equipment, net	—	148,970	21,769	(119)	170,620
Other noncurrent assets	—	5,854	—	—	5,854
Investment in subsidiaries	(365,482)	—	—	365,482	—

Total assets	$27,351	$255,657	$40,151	$(101,585)	$221,574

Current liabilities	$204	$569,343	$55,481	$(467,067)	157,961
Long-term debt	—	406	—	—	406
Other long-term liabilities	—	13,307	—	—	13,307

Total liabilities not subject to compromise	204	583,056	55,481	(467,067)	171,674

Liabilities subject to compromise	206,724	22,264	489	—	229,477

Stockholder's equity (deficiency)	(179,577)	(349,663)	(15,819)	365,482	(179,577)

Total liabilities and stockholder's equity (deficiency)	$27,351	$255,657	$40,151	$(101,585)	$221,574

Condensed Consolidating Statement of Operations
For the Year Ended September 30, 2003
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$194,293	$8,857	$(8,857)	$194,293
Cost of revenues	—	(146,310)	(4,854)	9,302	(141,862)
Selling and marketing	—	(27,343)	—	—	(27,343)
General and administrative	(648)	(4,898)	—	—	(5,546)
Depreciation and amortization	—	(35,990)	(4,558)	—	(40,548)
Loss on disposal of property and equipment	—	(9)	—	(465)	(474)
Reorganization expense	(21,837)	(9,245)	(11)	—	(31,093)

Total operating expenses	(22,485)	(223,795)	(9,423)	8,837	(246,866)

Other, net	17,053	(28,941)	(8,406)	—	(20,294)
Loss in subsidiaries	(67,415)	—	—	67,415	—

Net income (loss)	$(72,847)	$(58,443)	$(8,972)	$67,395	$(72,867)

Condensed Consolidating Statement of Cash Flows
For the Year Ended September 30, 2003
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$26,888	$(17,250)	$(4,406)	$445	$5,677
Investing activities	—	(18,361)	5,023	20	(13,318)
Financing activities	(27,199)	27,497	(2,126)	(465)	(2,293)

Decrease in cash and cash equivalents	(311)	(8,114)	(1,509)	—	(9,934)
Cash and cash equivalents at beginning of year	311	26,282	995		27,588

Cash and cash equivalents at end of year	$—	$18,168	$(514)	$—	$17,654

Condensed Consolidating Statement of Operations
For the Year Ended September 30, 2002
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$170,421	$15,277	$(15,277)	$170,421
Cost of revenues	—	(151,999)	(12,211)	15,214	(148,996)
Selling and marketing	—	(44,727)	—	—	(44,727)
General and administrative	(7,384)	(17,541)	(5)	—	(24,930)
Non-cash stock compensation expense	—	(3,985)	—	—	(3,985)
Depreciation and amortization	(494)	(33,413)	(3,695)	—	(37,602)
Loss on disposal of property and equipment	—	(6,318)	—	—	(6,318)
Impairment of goodwill	—	(8,060)	—	—	(8,060)
Impairment of property and equipment	—	(25,341)	(4,041)	—	(29,382)
Impairment of intangible assets	(8,055)	(15,571)	—	—	(23,626)

Total operating expenses	(15,933)	(306,955)	(19,952)	15,214	(327,626)

Other, net	8,669	(29,528)	(4,635)	—	(25,494)
Loss in subsidiaries	(175,372)	—	—	175,372	—

Loss before cumulative effect of a change in accounting principle	(182,636)	(166,062)	(9,310)	175,309	(182,699)
Cumulative effect of a change in accounting principle	4,335	—	—	—	4,335

Net income (loss)	$(178,301)	$(166,062)	$(9,310)	$175,309	$(178,364)

Condensed Consolidating Statement of Cash Flows
For the Year Ended September 30, 2002
(Predecessor Company)

	iPCS, Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$27,184	$(58,596)	$(3,303)	$(63)	$(34,778)
Investing activities	—	(72,824)	1,046	—	(71,778)
Financing activities	(27,179)	103,812	2,869	63	79,565

Increase/(decrease) in cash and cash equivalents	5	(27,608)	612	—	(26,991)
Cash and cash equivalents at beginning of year	306	53,890	383		54,579

Cash and cash equivalents at end of year	$311	$26,282	$995	$—	$27,588

(24)    Valuation and Qualifying Accounts (in thousands):

	Beginning of Period	Costs and Expenses	Other(a)	Write-Offs	Balance at End of Period
Successor Company:
For the Period from July 2, 2004 through September 30, 2004
Allowance for doubtful accounts	$—	$489	$1,273	$(545)	$1,217

Predecessor Company:
For the Period from October 1, 2003 through July 1, 2004
Allowance for doubtful accounts	$2,460	$246	$1,545	$(4,251)	$—

Year ended September 30, 2003
Allowance for doubtful accounts	$4,497	$3,187	$10,828	$(16,052)	$2,460

Year ended September 30, 2002
Allowance for doubtful accounts	$2,364	$7,350	$8,915	$(14,132)	$4,497

(a)
Other consists of increases to the allowance for doubtful accounts recorded as a reduction of revenue. Other also included $1,809 related to the fresh-start accounting adjustments to record the Company's assets and liabilities at fair value for the period from October 1, 2003 through July 1, 2004.

(25)    Subsequent Events

        On November 1, 2004, the Company's wholly owned subsidiary, iPCS Wireless, Inc., entered into Amended and Restated Addendum VIII to the Sprint Agreements and Sprint PCS Services Agreement with Sprint PCS. This amendment amended and restated, and superceded in its entirety, the existing Addendum VIII, dated as of March 26, 2004.

        The Amendment reflects the Company's agreement with Sprint PCS with respect to its participation in the Sprint PCS reseller program. The Company agreed to participate in all resale arrangements between Sprint and resellers that are entered into, renewed or extended by Sprint prior to December 31, 2006, provided the terms and conditions of such resale arrangement are at least as favorable to iPCS as the terms and conditions of the AT&T resale arrangement, and subject to a minimum pricing floor for voice minutes of use. With respect to resale arrangements entered into, renewed or extended by Sprint between April 1, 2004 and December 31, 2006, the Company will receive the amount of fees collected by Sprint from such resellers on a pass-through basis as payment for the use of the Company's service area network by customers of such resellers. The Company may elect to discontinue its participation in any resale arrangement on the later to occur of (1) December 31, 2006, and (2) expiration of the then remaining term of such resale arrangement, giving effect to any renewals or extensions occurring prior to December 31, 2006, but not giving effect to any renewals or extensions which occur after December 31, 2006. For purposes of determining renewals and extensions of resale arrangements, if an arrangement does not expressly state an initial term, then the arrangement will be deemed to have a five-year initial term, and if an arrangement states an initial terms in excess of ten years, then the arrangement shall be deemed to have a ten-year initial term.

        In addition, pursuant to the right granted to the Company in its management agreement to obtain the most favorable terms provided under affiliation agreements with another Sprint PCS Affiliate of similar size, the Company exercised its right to amend the terms of its affiliation agreements with Sprint PCS to incorporate the terms of the affiliation agreements of another PCS Affiliate of Sprint. Accordingly, the amendment also reflects changes to the Company's affiliation agreements as a result of the exercise of this "most favored nation" right. These amendments clarify a number of provisions in the Company's affiliation agreements with Sprint PCS. The amendments also set the 3G data fee at 90% of Sprint PCS' retail yield beginning on January 1, 2007 (provided that such amount is not less than the Company's network costs plus a reasonable return), enhance the dispute resolution procedures for the Company and Sprint PCS, and provide for the Company's ability to elect to outsource customer care services by providing Sprint PCS with notice after January 1, 2006, and before June 30, 2006, and by paying Sprint PCS $3.0 million.

        On November 9, 2004, the Company had the initial closing on the sale of 51 towers to TCP Communications which provided gross proceeds of approximately $9.0 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss will be recognized on the sale.

        On November 22, 2004, the Company signed a letter of agreement with Nortel Networks to replace the Company's Lucent network equipment currently deployed in its Michigan markets with Nortel equipment including one switch, 232 base station and various additional capacity and network equipment. Under the terms of the agreement, the Company has agreed to purchase equipment totaling $15.2 million and will receive special pricing on future purchases through December 31, 2007.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except per share amounts)

	Successor Company	Successor Company
	March 31, 2005	September 30, 2004
Assets
Current Assets:
Cash and cash equivalents	$64,432	$57,760
Accounts receivable, net of allowance for doubtful accounts of $1,764 and $1,217, respectively	14,685	14,772
Receivable from Sprint (Note 6)	12,086	13,264
Inventories, net of reserves for excess/obsolescence of $87 and $50, respectively (Note 6)	1,738	1,310
Prepaid expenses	3,974	3,127
Other current assets	24	21

Total current assets	96,939	90,254
Property and equipment, net (Note 7)	108,241	134,931
Financing costs	6,362	6,497
Customer activation costs	759	451
Intangible assets, net of accumulated amortization of $9,149 and $3,051, respectively (Note 8)	72,763	78,861
Other assets	1,155	1,314

Total assets	$286,219	$312,308

Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities:
Accounts payable	$4,386	$2,742
Accrued expenses	18,929	20,880
Payable to Sprint (Note 6)	21,360	24,404
Deferred revenue	6,235	5,764
Current maturities of long-term debt and capital lease obligations (Note 9)	8	7

Total current liabilities	50,918	53,797
Customer activation fee revenue	759	451
Other long-term liabilities	2,208	3,614
Long-term debt and capital lease obligations, excluding current maturities (Note 9)	165,395	165,400

Total liabilities	219,280	223,262

Commitments and contingencies (Note 14)	—	—

Stockholders' Equity (Deficiency):
Preferred stock, par value $.01 per share; 25,000,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 75,000,000 shares authorized, 8,827,619, and 8,744,164 shares issued and outstanding, respectively	88	87
Additional paid-in-capital	95,274	95,275
Unearned compensation	(294)	(340)
Accumulated deficiency	(28,129)	(5,976)

Total stockholders' equity	66,939	89,046

Total liabilities and stockholders' equity	$286,219	$312,308

See notes to unaudited consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	Successor Company	Predecessor Company
	For the Six Months Ended March 31, 2005	For the Six Months Ended March 31, 2004
Revenues:
Service revenue	$77,679	$69,922
Roaming revenue	30,270	21,134
Equipment and other	3,502	2,794

Total revenues	111,451	93,850

Operating Expenses:
Cost of service and roaming (exclusive of depreciation, as shown separately below)	(59,976)	(53,776)
Cost of equipment	(11,877)	(8,830)
Selling and marketing	(18,461)	(12,884)
General and administrative	(3,899)	(1,974)
Reorganization expense (Note 5)	—	(5,031)
Non-cash stock compensation expense (In 2005, $16 related to cost of service and roaming, $20 related to general and administrative and $10 related to selling and marketing)	(46)	—
Depreciation	(23,761)	(19,057)
Amortization of intangible assets (Note 8)	(6,098)	—
Gain (loss) on disposal of property and equipment	(45)	5

Total operating expenses	(124,163)	(101,547)

Operating loss	(12,712)	(7,697)
Interest income	502	62
Interest expense	(9,955)	(4,620)
Other income	12	4

Net loss	$(22,153)	$(12,251)

Basic and diluted loss per share of common stock
Loss available to common stockholders	$(2.39)	n/a
Weighted average common shares outstanding	9,269,166	n/a

See notes to unaudited consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Successor Company	Predecessor Company
	For the Six Months Ended March 31, 2005	For the Six Months Ended March 31, 2004
Cash Flows from Operating Activities:
Net loss	$(22,153)	$(12,251)
Adjustments to reconcile net loss to net cash flows from operating activities:
(Gain) loss on disposal of property and equipment	45	(5)
Depreciation	23,761	19,057
Amortization of intangible assets	6,098	—
Amortization of financing costs	441	288
Reorganization expense	—	228
Non-cash stock compensation	46	—
Provision for doubtful accounts	1,259	9
Changes in assets and liabilities:
Accounts receivable	(1,181)	947
Receivable from Sprint	1,178	1,105
Inventories, net	(428)	(323)
Prepaid expenses, other current and long term assets	(1,089)	507
Accounts payable, accrued expenses and other long term liabilities	(1,563)	(548)
Payable to Sprint	(3,045)	3,152
Deferred revenue	780	(668)

Net cash flows from operating activities	4,149	11,498

Cash Flows from Investing Activities:
Purchases of property and equipment	(9,953)	(5,446)
Proceeds from disposition of property and equipment	12,785	58

Net cash flows from investing activities	2,832	(5,388)

Cash Flows from Financing Activities:
Repayments under senior credit facilities	—	(1,137)
Debt financing and other	(309)	(2)

Net cash flows from financing activities	(309)	(1,139)

Net increase in cash and cash equivalents	6,672	4,971
Cash and cash equivalents at beginning of period	57,760	17,654

Cash and cash equivalents at end of period	$64,432	$22,625

Supplemental disclosure of cash flow information—cash paid for interest	$9,540	$5,467
Supplemental disclosure for non-cash investing activities:
Accounts payable incurred for the acquisition of property, equipment and construction in progress	512	2,774

See notes to unaudited consolidated financial statements.

iPCS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)    Business and Basis of Presentation

        iPCS, Inc. and subsidiaries (collectively, the "Company" or "iPCS") were created for the purpose of becoming a leading provider of wireless Personal Communication Services ("PCS"). On January 22, 1999, the Company entered into a management and related agreements with Sprint Corporation ("Sprint") whereby it became a network partner of Sprint (a "PCS Affiliate of Sprint") with the exclusive right to market and provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in 16 markets in Illinois and Iowa. The Sprint agreements were subsequently amended in March 2000, February 2001, April 2004, July 2004 and November 2004. With these five amendments, the number of markets increased to forty and the size of the Company's territory was increased from a total population of 2.8 million residents to 7.8 million residents. On November 30, 2001, AirGate PCS, Inc. ("AirGate"), a PCS Affiliate of Sprint providing service in North Carolina, South Carolina, and Georgia, acquired iPCS in a tax-free stock transaction. iPCS was designated as an unrestricted subsidiary of AirGate and both companies operated as separate business entities. Due to restrictions in AirGate's indenture governing its outstanding notes, AirGate was not permitted to provide funding or financial support to iPCS. On February 23, 2003, the Company and its subsidiaries filed for Chapter 11 bankruptcy protection (the "Filing") in the United States Bankruptcy Court for the Northern District of Georgia (the "Bankruptcy Court") (see Note 4). On March 31, 2004, the Company and its subsidiaries filed its Joint Plan of Reorganization (the "Plan of Reorganization") with the Bankruptcy Court and subsequently amended it on April 16, 2004 and May 25, 2004. On July 9, 2004, the Plan of Reorganization was approved by the Bankruptcy Court and was declared effective on July 20, 2004. On March 17, 2005, the Company entered into an agreement and Plan of Merger with Horizon PCS, Inc. (See Note 3).

        The unaudited condensed consolidated financial statements included herein include the accounts of iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc. In accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, the Company adopted fresh-start accounting as of July 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to July 1, 2004 have been designated "Predecessor Company" and the periods subsequent to July 1, 2004 have been designated as "Successor Company." Under fresh-start accounting, the reorganization equity value of the company was allocated to the assets and liabilities based on their respective fair values and was in conformity with SFAS No. 141 "Business Combinations." As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods. The unaudited consolidated balance sheet as of March 31, 2005, the unaudited consolidated statements of operations for the six months ended March 31, 2005 and 2004, the unaudited consolidated statements of cash flows for the six months ended March 31, 2005 and 2004 and related footnotes have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial information presented herein should be read in conjunction with the Company's 2004 Annual Report on Form 10-K. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, the unaudited consolidated financial statements contain all of the adjustments, consisting only of normal recurring adjustments, necessary to present fairly, in summarized form, the consolidated financial position, results of operations and cash flows of the

Company. The results of operations for the six months ended March 31, 2005, are not indicative of the results that may be expected for the full fiscal 2005.

        The wireless market is characterized by significant risks as a result of rapid changes in technology, increasing competition and the cost associated with continued upgrades to, and maintenance of, the portion of the Sprint PCS network in our territory. The Company's continuing operations are dependent upon Sprint's ability to perform its obligations under the Sprint Agreements. In addition, the Company must be able to attract and maintain a sufficient customer base and achieve satisfactory growth while successfully managing operations to generate enough cash from operations to meet future obligations. Changes in technology, increased competition, or the inability to obtain required financing or achieve break-even operating cash flow, among other factors, could have an adverse effect on the Company's financial position and results of operations. With the net proceeds from the offering of the senior notes approved by the Plan of Reorganization and subject to the Company's ability to manage subscriber growth and achieve operating efficiencies, cash and cash equivalents, combined with cash flows from operations, are expected to be sufficient to fund any operating losses and meet working capital needs, capital expenditure needs and debt service requirements for the foreseeable future.

(2)    Summary of Significant Accounting Policies

Loss Per Share:

        Basic and diluted loss per share for the Successor Company are calculated by dividing the net loss available to common stockholders by the weighted average number of shares of common stock of the Company. Pursuant to the Company's Plan of Reorganization, 8.7 million shares have been distributed to claimants from the effective date of the Plan of Reorganization through March 31, 2005 and the remaining 0.3 million shares held in reserve will be distributed upon resolution of disputed claims. The full nine million shares were used in the calculation of weighted average shares. The calculation was made in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted loss per share are the same because the inclusion of the incremental potential common shares from any assumed exercise of stock options is antidilutive. Per share information is not presented for the Predecessor Company as it is not meaningful.

        Potential common shares excluded from the loss per share computations totaled 620,500 stock options because they were antidilutive.

New Accounting Pronouncements

        In March 2005, the FASB issued Interpretation No. 47 "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"). FIN 47 clarifies the recognition and measurement provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations" that apply to asset retirement obligations in which the timing and/or method of settlement may be conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The Company does not anticipate that the implementation of FIN 47 will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") that addresses the accounting for share-based payment transactions in which a Company receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees", that was provided in Statement 123 as originally issued. Under SFAS No. 123R companies are required to record compensation expense for all share based payment award transactions measured at fair value. This statement is effective for fiscal years starting after June 15, 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R.

(3)    Merger with Horizon PCS

        On March 17, 2005, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Horizon PCS, Inc., another PCS Affiliate of Sprint ("Horizon PCS"). Pursuant to the terms of the Merger Agreement, Horizon PCS will be merged with and into iPCS with iPCS as the surviving corporation. Horizon PCS stockholders will receive 0.7725 shares of iPCS common stock for each share of Horizon PCS common stock they hold, subject to adjustment for certain increases or decreases in the outstanding number of shares or options of Horizon PCS or the Company. Each outstanding option to purchase shares of Horizon PCS common stock will be converted into an option to purchase a number of shares of iPCS common stock equal to the number of shares of Horizon PCS common stock for which such option may be exercised multiplied by 0.7725, at an exercise price equal to the original exercise price divided by 0.7725.

        The board of directors of the Company, following the merger will consist of seven directors, three designated by iPCS, three designated by Horizon PCS, and Timothy M. Yager, who will also continue as president and chief executive officer of the Company.

        The merger is subject to various customary closing conditions, including obtaining approval of iPCS' and Horizon PCS' stockholders, the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Federal Communications Commission approval, and the consent of Sprint. The Merger Agreement contains certain termination rights for each of iPCS and Horizon PCS and further provides that in the event of termination of the Merger Agreement under certain circumstances, iPCS and Horizon PCS may be required to pay the other a termination fee of $7.0 million.

(4)    Plan of Reorganization

        On February 23, 2003, the Company and its subsidiaries made the Filing in the Bankruptcy Court. On this same date, the Company filed an action against Sprint alleging that Sprint had breached its agreements with the Company, causing it severe financial damage. The Company continued to operate as a debtor-in-possession. As part of the Plan of Reorganization, on March 22, 2004, the Bankruptcy Court authorized the Company to proceed with an offering of new senior notes and the execution of related agreements, to issue a preliminary and final offering memorandum, and to use cash collateral to pay expenses and interest to be funded into escrow related to the new senior notes.

        The Bankruptcy Court confirmed the Plan of Reorganization on July 9, 2004 and it was declared effective on July 20, 2004. The significant terms of the Plan of Reorganization are as follows:

  •
  The net proceeds from the offering of $165.0 million in aggregate principal amount of 11.5% senior notes were used to pay off in full the balance outstanding under the Company's then existing senior credit facility. The remaining net proceeds were used by the Company to satisfy all other secured claims, administrative and other priority claims and unsecured convenience claims and will be used in the future for general corporate purposes.

  •
  All of the Company's subordinated claims were discharged and all of its existing capital stock was cancelled.

  •
  The Company issued 8.6 million shares of new common stock to the Company's general unsecured creditors in satisfaction and retirement of their claims as of the effective date. An additional 0.1 million shares have been distributed subsequent to the effective date through March 31, 2005, in satisfaction of twenty previously disputed claims. The remaining 0.3 million shares held in reserve will be issued upon resolution of the remaining outstanding disputed claims. The Company believes that the resolution of the disputed claims will not have a material effect on the Company's consolidated financial statements. An additional 1.0 million shares were reserved for issuance to certain members of the Company's management, directors and other employees through the Company's Amended and Restated 2004 Long-Term Incentive Plan.

  •
  The Company assumed its affiliation agreements, as amended, with Sprint; settled all claims by and between the Company and Sprint, which resulted in the write-off of all pre-petition claims, as set forth in the settlement agreement and mutual release; and paid Sprint approximately $5.1 million in full and complete satisfaction of the Company's obligation to cure defaults under its affiliation agreements with Sprint.

  •
  The Company assumed all contracts and leases that had not been previously rejected.

  •
  Timothy M. Yager was appointed as president and chief executive officer.

  •
  Four new directors were appointed to the Company's board of directors.

  •
  The Plan of Reorganization released (a) all of the Company's officers, directors and employees, in each case, as of the date of the commencement of the hearing on the disclosure statement; (b) the Company's creditors' committee and all of its members, in their respective capacities as such; (c) the trustee under the indenture for the Company's then existing senior discount notes, in its capacity as such; (d) the lenders under the Company's senior credit facility, in their capacities as such; (e) the agent for the lenders under the Company's then existing senior credit facility, in its capacity as such; (f) the holders of the then existing senior discount notes, in their capacity as such; and (g) with respect to each of the above-named persons, such person's present affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such.

        The Company's emergence from Chapter 11 proceedings resulted in a new reporting entity with the adoption of fresh-start accounting in accordance with the SOP 90-7. Pursuant to SOP 90-7, the accounting for the effects of the reorganization occurred as of the confirmation date because there were no remaining conditions precedent to the effectiveness of the plan as of the July 9, 2004 confirmation date. For accounting purposes, the Company applied fresh-start accounting as of July 1,

2004, because the results of operations for the eight days through July 9, 2004 did not have a material impact on the reorganized company's financial position, results of operations and cash flows. The estimated reorganization equity value of the Company of $95.0 million, which served as the basis for the Plan of Reorganization approved by the Bankruptcy Court, was used to determine the value allocated to the assets and liabilities of the Reorganized Company in proportion to their fair values and is in conformity with SFAS No. 141 "Business Combinations." The reorganization equity value was determined utilizing appraisals, commonly used discounted cash flow valuation methods and selected price earnings multiples of publicly-traded companies similar to the Company to determine the relative fair values of the Company's assets and liabilities. Factors taken into consideration included projected revenue growth, market and industry growth rates, competition and general economic conditions, working capital and capital expenditure requirements. Changes to the values allocated to the assets and liabilities of the Reorganized Company are not expected to be material.

(5)    Reorganization Expense

        The following expenses are included in reorganization expense in the consolidated statement of operations for the six months ended March 31, 2004 (in thousands):

Predecessor Company
For the Six Months Ended March 31, 2004
Professional fees and other costs related to the Reorganization	$4,704
Costs related to the closing of retail stores and rejecting leases	327

$5,031

(6)    Sprint Agreements

        Under the Sprint agreements, Sprint provides the Company significant support services such as customer service, billing, long distance transport services, national network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand name, national advertising, national distribution and product development. Additionally, the Company derives substantial roaming revenue when wireless customers of Sprint and other PCS Affiliates of Sprint incur minutes of use in the Company's territories and incurs expense to Sprint and to other PCS Affiliates of Sprint when the Company's customers incur minutes of use in the territories of Sprint and other PCS Affiliates of Sprint. The expense is recorded in the cost of service and roaming and in the selling and marketing detail lines within the statement of operations. Cost of service and roaming transactions with Sprint include the 8% affiliation fee, long distance, roaming expenses, billing support and customer care support. Cost of equipment relates to inventory sold by the Company that was purchased from Sprint under the Sprint agreements. Selling and marketing transactions relate to subsidized costs on wireless handsets and commissions under Sprint's national distribution program. In addition, Sprint collects payments from customers, and according to the terms of the Sprint agreements, remits to the Company its percentage of these revenues, net of the 8% affiliation fee. Because the Company derives substantial revenues and expenses from Sprint and Sprint PCS, should Sprint be unable to provide these services, the Company could be negatively impacted.

        For the six months ended March 31, 2005 and the six months ended March 31, 2004, approximately 97% of the Company's revenue was derived from data provided by Sprint. For the six months ended March 31, 2005 and 2004, approximately 69% and 65% of cost of service and roaming, respectively, was derived from Sprint data. The Company reviews all charges from Sprint and disputes certain of these charges in cases where the Company does not receive enough supporting detail to validate the charges or it does not believe Sprint can charge the Company for certain expenses under the terms of the Sprint agreements. At March 31, 2005 and September 30, 2004, the Company had approximately $0.1 million in disputed charges.

        Amounts relating to the Sprint agreements for the six months ended March 31, 2005 and 2004 are as follows (in thousands):

	Successor Company	Predecessor Company
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004
Amounts included in the Consolidated Statements of Operations:
Service revenue	$77,679	$69,922

Roaming revenue	$30,270	$21,134

Cost of service and roaming:
Roaming	$20,012	$14,008
Customer service	10,983	7,683
Affiliation fees	6,140	5,632
Long distance	3,121	4,149
Other	1,403	3,564

Total cost of service and roaming	$41,659	$35,036

Cost of equipment	$11,877	$8,830

Selling and marketing	$5,541	$5,283

	Successor Company	Successor Company
	March 31, 2005	September 30, 2004
Amounts included in the Consolidated Balance Sheets:
Receivable from Sprint	$12,086	$13,264
Inventories	1,738	1,310
Payable to Sprint	21,360	24,404

(7)    Property and Equipment

        Property and equipment consists of the following at March 31, 2005 and September 30, 2004 (in thousands):

	Successor Company	Successor Company
	March 31, 2005	September 30, 2004
Network assets	$125,505	$134,552
Computer equipment	1,040	874
Furniture, fixtures, and office equipment	3,694	2,935
Vehicles	443	530
Construction in progress	9,564	4,830

Total property and equipment	140,246	143,721
Less accumulated depreciation and amortization	(32,005)	(8,790)

Total property and equipment, net	$108,241	$134,931

        On July 1, 2004, as a result of the Company's reorganization and in accordance with fresh-start accounting under SOP 90-7, the Company reduced its property and equipment by $9.1 million to their estimated fair values. No additional impairment was necessary at September 30, 2004.

        The Company's decision to replace the Lucent equipment in its Michigan markets with Nortel equipment (See Note 14) will result in retiring existing assets before the end of their estimated useful life. Upon determination of the schedule to replace the Lucent equipment, the estimated useful life was reduced to the remaining number of months such assets will be in use prior to being replaced, thereby accelerating depreciation. In addition, based on an agreement, negotiated in principle as of March 31, 2005, (See Note 16) for the sale of the Lucent equipment, the salvage value of the Lucent equipment to be replaced was also adjusted. The effect of this change increased depreciation expense approximately $6.8 million for the three months ended March 31, 2005, and is expected to increase depreciation expense approximately $13.6 million for the fiscal year ending September 30, 2005.

(8)    Intangible Assets

        On July 1, 2004, as a result of the Company's reorganization and in accordance with fresh-start accounting under SOP 90-7, the Company revalued its assets to their estimated fair values. With the implementation of fresh-start accounting, the Company recorded intangible assets of $19.8 million relating to the fair value of the customer base and $62.1 million relating to the fair value of the right to provide service under the Sprint agreements. The customer base is being amortized over the estimated average life of a customer, or 30 months. The right to provide service under the Sprint agreements is being amortized over the remaining term of the agreement or 14.5 years.

        The amortization period, gross carrying amount, accumulated amortization and net carrying amount of intangible assets at March 31, 2005 and September 30, 2004 are as follows (in thousands):

	Successor Company
	March 31, 2005
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(3,213)	$58,914
Customer base	30 months	19,785	(5,936)	13,849

		$81,912	$(9,149)	$72,763

	Successor Company
	September 30, 2004
	Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:
Right to provide service under the Sprint agreements	174 months	$62,127	$(1,072)	$61,055
Customer base	30 months	19,785	(1,979)	17,806

		$81,912	$(3,051)	$78,861

        The amortization of intangible assets for the six months ended March 31, 2005 was $6.1 million. There was no amortization expense during the six months ended March 31, 2004. Aggregate amortization expense relative to intangible assets for the periods shown will be as follows:

Year Ended September 30,
2005	$12,199
2006	12,199
2007	6,263
2008	4,285
2009	4,285
Thereafter	39,630

Total	$78,861

(9)    Long-Term Debt

        Long-term debt consists of the following at March 31, 2005 and September 30, 2004 (in thousands):

	Successor Company	Successor Company
	March 31, 2005	September 30, 2004
Senior notes due 2012	$165,000	$165,000
Capital lease obligations	403	407

Total long-term debt and capital lease obligations	165,403	165,407
Less: current portion	8	7

Long-term debt and capital lease obligations, excluding current maturities	$165,395	$165,400

        The indenture governing the $165.0 million in aggregate principal amount of 11.5% senior notes contains covenants which restrict the Company's ability to incur additional indebtedness, merge, pay dividends, dispose of its assets, and certain other matters as defined in the indenture. However, the senior notes are subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness, and to any indebtedness of subsidiaries of the Company that do not guarantee the senior notes. Interest is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2004 to the holders of record on the immediately preceding April 15 and October 15. On November 1, 2004, the Company made its first interest payment totaling $9.5 million.

(10)    Income Taxes

        The Company's effective income tax rate for the interim periods presented is based on management's estimate of the Company's effective tax rate for the applicable year and differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred income taxes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the six months ended March 31, 2005 and 2004 as the net deferred tax asset generated, primarily from temporary differences related to the net operating loss, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception.

(11)    Stock Compensation

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for its employee and director stock options. Compensation expense is determined as the excess of the fair value of the Company's common stock at date of grant over the exercise price. On July 15, 2004, the Company's board of directors approved the 2004 Long-Term Incentive Plan, as provided under the Plan of Reorganization (see Note 4) which plan was amended and restated in January 2005. Under the Amended and Restated 2004 Long-Term Incentive Plan, the Company may grant to employees, directors and consultants of the Company incentive and non-

qualified stock options, stock appreciation rights (SARs), restricted and unrestricted stock awards and cash incentive awards. The maximum number of shares of stock that may be awarded to participants is one million. Up to 500,000 shares may be issued in conjunction with awards other than options and SARs.

        If compensation expense for the stock option grants had been determined on fair value at the grant date consistent with the requirements of SFAS No. 123, the Company's net loss and net loss per common share would have been the pro forma amounts below:

Six Months Ended March 31, 2005
Net loss (in thousands):
As reported	$(22,153)
Plus non-cash stock compensation in accordance with SFAS No. 123	(702)

Pro forma	$(22,855)

Basic and diluted loss per common share:
As reported	$(2.39)
Pro forma	$(2.47)

There were no outstanding stock options during the six months ended March 31, 2004.

(12)    Related Party Transactions

        Prior to the Company's Chapter 11 filing, and at the request of the senior lenders and the majority holders of the then existing senior discount notes, on January 27, 2003, the Company signed a restructuring management services agreement with YMS Management, L.L.C. ("YMS") to perform restructuring management services for the Company and to appoint a Chief Restructuring Officer ("CRO"). The Company appointed Timothy M. Yager as CRO at the time the agreement was signed. Under terms of this agreement, YMS received a weekly fee of $15,000, reimbursement of reasonable administrative expenses plus a success fee, as defined in the agreement. During the six months ended March 31, 2004, the Company incurred expenses of $0.4 million to YMS.

(13)    Tower Sales

        On September 4, 2004, the Company signed an agreement with TCP Communications, LLC ("TCP") whereby the Company agreed to sell up to 92 of its owned towers to TCP. The towers are priced individually and the sale of all 92 towers would provide the Company with gross proceeds of approximately $16.5 million. After the sale, the Company will lease space on the towers sold to TCP at rates and terms consistent with that of the Company's existing leases. The transaction is expected to close in several installments during fiscal year 2005 and is subject to exclusion of towers by TCP based on its due diligence and other customer closing conditions (See Note 16).

        On November 9, 2004 and December 29, 2004, the Company sold 51 and 17 towers, respectively, to TCP for gross proceeds net of broker's fees totaling approximately $12.8 million. Because the cost basis of these towers was adjusted to fair value as part of fresh-start accounting, no gain or loss on the sales was recorded.

(14)    Commitments and Contingencies

  Commitments

        On November 22, 2004, the Company signed a letter of agreement with Nortel Networks to replace the Company's Lucent network equipment currently deployed in its Michigan markets with Nortel equipment including one switch, 232 base stations and various additional capacity and network equipment. Under the terms of the agreement, the Company has agreed to purchase equipment totaling approximately $15.2 million and will receive special pricing on future purchases through December 31, 2007. As of March 31, 2005, the Company had purchased approximately $8.0 million of network equipment under the agreement.

  Litigation

        On October 1, 2003, AT&T filed an administrative proof of claim and a pre-petition proof of claim against the Company, both of which claims the Company disputes. In connection with the Company's Plan of Reorganization, the Company deposited $0.7 million in escrow pending resolution of both of these disputed claims. On August 31, 2004, AT&T filed a cure claim against the Company, contending that a portion of the amount set forth in the pre-petition proof of claim, and a portion of the amount set forth in the administrative proof of claim are presently due in cash as cure amounts, which is also in dispute. Also on August 31, 2004, AT&T amended its administrative proof of claim originally filed on October 1, 2003. If all of AT&T's claims are allowed as valid, AT&T would have a $0.2 million pre-petition claim payable in stock under our Plan of Reorganization, with the remaining claims (both cure and administrative) payable in $6.6 million of cash. Both the administrative and pre-petition claims between AT&T and the Company have been consolidated in claims proceedings pending before the Bankruptcy Court. On September 30, 2004, the Company filed a response to the cure claim requesting that the dispute on the cure claim be consolidated with the administrative and pre-petition claim dispute. The Company is currently in the discovery stage of the proceedings with respect to the administrative and pre-petition claims. If the Company cannot reach a settlement regarding these disputes after discovery, the Bankruptcy Court will determine the outcome. In the event that the Company's response to the cure claim is denied or that the Bankruptcy Court does not find in the Company's favor if a settlement is not reached with AT&T, the Company believes it has sufficient resources to fund any potential claim. The Company believes the accompanying consolidated financial statements adequately reflect its obligations to AT&T for these services provided.

(15)    Consolidating Financial Information

        The senior notes are fully, unconditionally and joint and severally guaranteed by iPCS Wireless, Inc. and iPCS Equipment, Inc., which are wholly owned subsidiaries of the Company. The following unaudited condensed consolidating financial information as of March 31, 2005 and September 30, 2004 and for the six months ended March 31, 2005 and 2004 is presented for the Company, iPCS Wireless, Inc. and iPCS Equipment, Inc. (in thousands):

iPCS, Inc. and Subsidiaries
Condensed Consolidating Balance Sheet
as of March 31, 2005

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$64,432	$—	$—	$64,432
Other current assets	155,979	43,224	20,877	(187,573)	32,507

Total current assets	155,979	107,656	20,877	(187,573)	96,939
Property and equipment, net	—	90,226	18,120	(105)	108,241
Intangible assets, net	—	72,763	—	—	72,763
Other noncurrent assets	6,362	1,914	—	—	8,276
Investment in subsidiaries	77,725	—	—	(77,725)	—

Total assets	$240,066	$272,559	$38,997	$(265,403)	$286,219

Current liabilities	$8,127	$230,419	$50	$(187,678)	50,918
Long-term debt	165,000	395	—	—	165,395
Other long-term liabilities	—	2,967	—	—	2,967

Total liabilities	173,127	233,781	50	(187,678)	219,280

Stockholders' equity (deficiency)	66,939	38,778	38,947	(77,725)	66,939

Total liabilities and stockholders' equity (deficiency)	$240,066	$272,559	$38,997	$(265,403)	$286,219

iPCS, Inc. and Subsidiaries
Condensed Consolidating Balance Sheet
as of September 30, 2004

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Cash and cash equivalents	$—	$57,760	$—	$—	$57,760
Other current assets	166,126	32,276	16,387	(182,295)	32,494

Total current assets	166,126	90,036	16,387	(182,295)	90,254
Property and equipment, net	—	113,394	21,647	(110)	134,931
Intangible assets, net	—	78,861	—	—	78,861
Other noncurrent assets	6,497	1,765	—	—	8,262
Investment in subsidiaries	89,578	—	—	(89,578)	—

Total assets	$262,201	$284,056	$38,034	$(271,983)	$312,308

Current liabilities	$8,155	$227,892	$155	$(182,405)	53,797
Long-term debt	165,000	400	—	—	165,400
Other long-term liabilities	—	4,065	—	—	4,065

Total liabilities	173,155	232,357	155	(182,405)	223,262

Stockholders' equity (deficiency)	89,046	51,699	37,879	(89,578)	89,046

Total liabilities and stockholders' equity (deficiency)	$262,201	$284,056	$38,034	$(271,983)	$312,308

iPCS, Inc. and Subsidiaries
Condensed Consolidating Statement of Operations
For the Six Months Ended March 31, 2005

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$111,451	$3,592	$(3,592)	$111,451
Cost of revenues	—	(74,502)	(938)	3,587	(71,853)
Selling and marketing	—	(18,461)	—	—	(18,461)
General and administrative	(375)	(3,569)	(1)	—	(3,945)
Depreciation and amortization	—	(27,061)	(2,798)	—	(29,859)
Gain (loss) on disposal of property and equipment	—	(55)	—	10	(45)

Total operating expenses	(375)	(123,648)	(3,737)	3,597	(124,163)
Other, net	(9,929)	(725)	1,213	—	(9,441)
Loss in subsidiaries	(11,854)	—	—	11,854	—

Net income (loss)	$(22,158)	$(12,922)	$1,068	$11,859	$(22,153)

iPCS, Inc. and Subsidiaries
Condensed Consolidating Statement of Operations
For the Six Months Ended March 31, 2004

	Predecessor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Total revenues	$—	$93,850	$4,311	$(4,311)	$93,850
Cost of revenues	—	(64,875)	(2,032)	4,301	(62,606)
Selling and marketing	—	(12,884)	—	—	(12,884)
General and administrative	(66)	(1,907)	(1)	—	(1,974)
Depreciation and amortization	—	(16,727)	(2,330)	—	(19,057)
Gain on disposal of property and equipment	—	—	—	5	5
Reorganization expense	—	(5,022)	(9)	—	(5,031)

Total operating expenses	(66)	(101,415)	(4,372)	4,306	(101,547)
Other, net	14,356	(17,546)	(1,364)	—	(4,554)
Loss in subsidiaries	(26,536)	—	—	26,536	—

Net income (loss)	$(12,246)	$(25,111)	$(1,425)	$26,531	$(12,251)

iPCS, Inc. and Subsidiaries
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended March 31, 2005

	Successor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$306	$4,482	$(644)	$5	$4,149
Investing activities	—	2,193	644	(5)	2,832
Financing activities	(306)	(3)	—	—	(309)

Increase in cash and cash equivalents	—	6,672	—	—	6,672
Cash and cash equivalents at beginning of period	—	57,760	—	—	57,760

Cash and cash equivalents at end of period	$—	$64,432	$—	$—	$64,432

iPCS, Inc. and Subsidiaries
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended March 31, 2004

	Predecessor Company
	iPCS Inc.	iPCS Wireless	iPCS Equipment	Eliminations	iPCS Consolidated
Operating activities	$14,458	$(3,862)	$908	$(6)	$11,498
Investing activities	—	(4,522)	(872)	6	(5,388)
Financing activities	(14,458)	12,841	478	—	(1,139)
Increase in cash and cash equivalents	—	4,457	514	—	4,971
Cash and cash equivalents at beginning of period	—	18,169	(515)	—	17,654

Cash and cash equivalents at end of period	$—	$22,626	$(1)	$—	$22,625

(16)    Subsequent Events

        On April 5, 2005, the Company signed an agreement with Teltech Communications, L.L.C. ("Teltech") to sell the Company's Lucent equipment in its Michigan markets currently being replaced with Nortel equipment (see Note 14) for approximately $4.3 million. An initial down payment totaling approximately $0.9 million was received in April and the remainder of the deferred amount owed will be paid in installments, but no later than July 1, 2006. The purchase price may be reduced if the Company does not meet certain dates for the transfer of title of the Lucent equipment to Teltech.

        On April 27, 2005, TCP (see Note 13) notified the Company that it has elected to exclude 16 towers based on its due diligence and other customary closing conditions. On June 14, 2005, the Company sold 8 additional towers to TCP for approximately $0.8 million.

        On May 5, 2005, the Board of Directors of the Company approved an amendment to the Company's Amended and Restated 2004 Long-Term Incentive Plan (the "Plan") and recommended that the stockholders of the Company vote to approve the Plan at the annual meeting on June 30, 2005. The stockholders approved the Plan on June 30, 2005. The amendment provides for the reservation of an additional 250,000 shares of the Company's common stock that may be issued under the Plan.

        On May 25, 2005, the Company signed an agreement with Global Tower, LLC, whereby the Company agreed to sell its remaining 16 owned towers to Global Tower. The selling price for all 16 towers is approximately $2.8 million, but will be paid on a per tower basis with each closing. After the sale, the Company will lease space on the towers sold to Global Towers at rates and terms consistent with that of its existing leases. On June 29, 2005, the Company sold 10 towers to Global Tower for approximately $1.7 million.

        On May 27, 2005, the Company resolved its outstanding claim with AT&T (see Note 14) for $1.0 million payable in stock for its pre-petition claim and $0.9 million payable in cash for its administrative claim.

        On June 30, 2005, both Horizon PCS and the Company received stockholder approval of the merger (see Note 3) and the merger closed on July 1, 2005.

        On July 15, 2005, iPCS Wireless, Inc., a wholly-owned subsidiary of the Company, filed a complaint (the "Complaint") against Sprint, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc. and Sprint Communications Company L.P. in the Circuit Court of Cook County, Illinois. The Complaint alleges, among other things, that following the consummation of the anticipated merger between Sprint and Nextel Communications, Inc., Sprint will breach its exclusivity obligations under its management agreement, as amended with the Company (see Note 1). The Complaint seeks, among other things, a temporary restraining order, a preliminary injunction and a permanent injunction enjoining Sprint and those acting in concert with it from engaging in certain conduct post-closing in violation of its management agreement. On July 22, 2005, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, each a wholly owned subsidiary of the Company following the Company's merger with Horizon PCS, Inc., filed a substantially similar complaint against Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company L.P. and Nextel Communications, Inc. in the Court of Chancery of the State of Delaware, New Castle County. On July 28, 2005, the Company and certain of its wholly owned subsidiaries entered into a Forbearance Agreement (the "Agreement") with Sprint relating to the complaints filed by the wholly owned subsidiaries against Sprint. The Agreement sets forth the Company's agreement that the subsidiaries would not seek certain injunctive relief in the ongoing litigation under certain circumstances and contemplates proceeding directly to a trial relating to the subsidiaries' request for permanent injunction and other equitable relief. The Agreement also sets forth Sprint's agreement relating to certain parameters for the operation of its wireless business in the Company's territories following the merger involving Sprint and Nextel Communications, Inc., in each case, during the period of time the Agreement remains in effect. A trial date of December 5, 2005 has been set for the complaint filed by iPCS Wireless, Inc. in the Circuit Court of Cook County, Illinois.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Horizon PCS, Inc.:

        We have audited the accompanying consolidated balance sheets of Horizon PCS, Inc. and subsidiaries as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and subsidiaries at December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the consolidated financial statements, on September 21, 2004, the Bankruptcy Court entered an order confirming the Plan of Reorganization, which became effective on October 1, 2004. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

/s/  KPMG LLP

Columbus, Ohio
March 17, 2005

HORIZON PCS, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	Successor Company	Predecessor Company
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$55,540,540	$70,651,046
Restricted cash	—	12,032,009
Accounts receivable, net	10,353,496	20,985,060
Equipment inventory	387,967	594,121
Prepaid expenses and other current assets	1,703,024	3,519,032

Total current assets	67,985,027	107,781,268
Other assets:
Debt issuance costs, net of amortization	4,071,734	—
Deferred activation expense and other assets	443,914	3,955,252
Intangible assets, net	111,432,516	—

Total other assets	115,948,164	3,955,252
Property and equipment, net	106,258,330	171,787,783

Total assets	$290,191,521	$283,524,303

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,690,792	$11,970,315
Accrued liabilities	1,267,038	744,109
Accrued interest	6,437,934	—
Accrued real estate, personal property and other taxes	6,360,404	732,400
Payable to Sprint	5,063,351	14,817,567
Liabilities subject to compromise	—	670,734,149
Deferred service revenue	3,938,128	6,255,748

Total current liabilities	27,757,647	705,254,288
Long-term liabilities:
Long-term debt	125,000,000	—
Other long-term	3,961,136	1,735,670
Deferred activation revenue	278,848	3,748,575

Total long-term liabilities	129,239,984	5,484,245

Total liabilities	156,997,631	710,738,533

Predecessor convertible preferred stock	—	169,785,299
Stockholders' equity (deficit):
Successor preferred stock, $0.0001 par value. Authorized 10,000,000 shares, none issued or outstanding	—	—
Predecessor preferred stock, $0.0001 par value. Authorized 10,000,000 shares, none issued or outstanding	—	—
Successor common stock, $0.0001 par value. Authorized 25,000,000 shares, 8,909,568 issued and outstanding	891	—
Predecessor common stock, $0.0001 par value. Authorized 300,000 class A shares, 26,646 issued and outstanding	—	3
Predecessor common stock, $0.0001 par value. Authorized 75,000 class B shares, 58,458,537 issued and 58,443,254 outstanding	—	5,846
Treasury stock—class B, 15,283 shares, at $7.267 per share	—	(111,061)
Accumulated other comprehensive income (loss)	—	—
Additional paid-in capital	157,234,756	91,852,141
Deferred stock option compensation	—	(266,107)
Accumulated deficit	(24,041,757)	(688,480,351)

Total stockholders' equity (deficit)	133,193,890	(596,999,529)

Total liabilities and stockholders' equity (deficit)	$290,191,521	$283,524,303

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Operating revenues:
Subscriber revenues	$28,092,554	$119,289,682	$188,671,337	$152,409,453
Roaming revenues	15,520,188	49,242,731	61,728,304	55,781,574
Equipment revenues	1,593,598	4,036,015	5,166,272	7,846,573

Total operating revenues	45,206,340	172,568,428	255,565,913	216,037,600

Operating expenses:
Cost of service (exclusive of items shown below)	23,812,073	107,137,621	181,305,674	167,128,087
Cost of equipment	2,261,185	4,154,198	13,351,419	19,188,975
Selling and marketing	5,767,208	18,812,525	39,549,966	52,601,068
General and administrative (exclusive of items shown below)	7,886,968	21,432,925	38,394,994	41,650,367
Reorganization (income) expense	—	(74,613,444)	118,801,844	—
Non-cash compensation (For the period Oct 2, 2004 through Dec 31, 2004, $51,864 related to cost of service, $64,828 related to selling and marketing, and $523,891 related to general and administrative)	640,583	145,044	619,640	680,749
Depreciation and amortization	25,539,237	24,568,048	111,310,199	40,271,034
Loss (gain) on disposal or sale of PCS assets	312	(42,062,619)	216,312	631,417
Impairment of goodwill and impact of acquisition-related deferred taxes	—	—	—	13,222,180

Total operating expenses	65,907,566	59,574,298	503,550,048	335,373,877

Operating income (loss)	(20,701,226)	112,994,130	(247,984,135)	(119,336,277)
Interest income and other, net	271,274	832,840	885,439	2,989,026
Interest expense, net of capitalized interest	(3,611,805)	(8,701,555)	(44,718,586)	(60,600,568)
Cancellation of debt	—	321,943,771	—	—

Income (loss) before income tax benefit	(24,041,757)	427,069,186	(291,817,282)	(176,947,819)
Income tax benefit	—	—	6,031,000	—

Net income (loss)	(24,041,757)	427,069,186	(285,786,282)	(176,947,819)
Preferred stock dividend	—	(10,135,398)	(12,680,098)	(11,756,253)

Net income (loss) attributable to common shareholders	$(24,041,757)	$416,933,788	$(298,466,380)	$(188,704,072)

Basic and diluted loss per share attributed to common stockholders	$(2.70)

Weighted-average common shares outstanding	8,909,568

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Net income (loss)	$(24,041,757)	$427,069,186	$(285,786,282)	$(176,947,819)
Other comprehensive income (loss):
Net unrealized gain (loss) on hedging activities	—	—	394,575	443,276

Comprehensive income (loss)	$(24,041,757)	$427,069,186	$(285,391,707)	$(176,504,543)

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Additional Paid-In Capital	Deferred Stock Option Compensation	Accumulated Deficit	Total Stockholders' Equity (Deficit)
Predecessor Company:
Balance, December 31, 2001	$5,849	$(111,061)	$(837,851)	$91,852,117	$(1,566,496)	$(201,309,899)	$(111,967,341)
Stock option compensation expense	—	—	—	—	680,749	—	680,749
Net loss	—	—	—	—	—	(176,947,819)	(176,947,819)
Other comprehensive income (loss)	—	—	443,276	—	—	—	443,276
Preferred dividend	—	—	—	—	—	(11,756,253)	(11,756,253)

Balance, December 31, 2002	5,849	(111,061)	(394,575)	91,852,117	(885,747)	(390,013,971)	(299,547,388)
Stock option compensation expense	—	—	—	—	619,640	—	619,640
Exercise of stock options	—	—	—	24	—	—	24
Net loss	—	—	—	—	—	(285,786,282)	(285,786,282)
Other comprehensive income (loss)	—	—	394,575	—	—	—	394,575
Preferred dividend	—	—	—	—	—	(12,680,098)	(12,680,098)

Balance, December 31, 2003	5,849	(111,061)	—	91,852,141	(266,107)	(688,480,351)	(596,999,529)
Stock option compensation expense	—	—	—	—	145,044	—	145,044
Net income	—	—	—	—	—	427,069,186	427,069,186
Preferred dividend	—	—	—	—	—	(10,135,398)	(10,135,398)
Elimination of predecessor stock, deferred compensation accumulated deficit and accumulated other comprehensive income	(5,849)	111,061	—	(91,852,141)	121,063	271,546,563	179,920,697
Successor Company:
Balance, October 1, 2004	—	—	—	—	—	—	—
Issuance of new common stock	891	—	—	156,594,173	—	—	156,595,064
Stock option compensation expense	—	—	—	640,583	—	—	640,583
Net loss	—	—	—	—	—	(24,041,757)	(24,041,757)

Balance, December 31, 2004	891	—	—	157,234,756	—	(24,041,757)	133,193,890

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(24,041,757)	$427,069,186	$(285,786,282)	$(176,947,819)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,539,237	24,568,048	37,549,921	40,271,034
Asset impairment included in depreciation and amortization	—	—	73,760,278	—
Non-cash restructuring items	—	1,123,464	110,084,005	—
Cancellation of debt	—	(321,943,771)	—	—
Gain on fresh-start adjustments	—	(92,407,987)	—	—
Deferred federal income taxes	—	—	(6,031,000)	—
Impairment of goodwill and impact of acquisition-related deferred taxes	—	—	—	13,222,180
Noncash compensation expense	640,583	145,044	619,640	680,749
Noncash interest expense	131,346	—	20,314,586	27,986,604
Gain on Sprint transaction	—	(42,062,619)	—	—
Bad debt expense	1,689,079	3,121,975	7,509,286	15,518,084
Loss on hedging activities	—	—	14,433	48,536
Loss on disposal of PCS assets	312	—	216,312	631,417
Change in:
Accounts receivable	(1,900,501)	1,873,383	(8,969,819)	(20,748,840)
Equipment inventory	(22,924)	229,078	3,488,674	(237,362)
Interest receivable and other	589,316	1,226,693	(847,574)	(1,830,488)
Accounts payable	(7,227,856)	(4,624,738)	8,717,712	(3,164,423)
Accrued liabilities and deferred service revenue	3,216,247	2,320,810	14,915,108	25,330,341
Liabilities subject to compromise	—	(2,782,327)	(3,217,204)	—
Payable to Sprint	(492,996)	(4,988,586)	16,770,583	(334,267)
Receivable/payable from affiliates and Parent	—	—	(239,217)	575,725
Other assets and liabilities, net	(176,075)	(492,916)	846,806	189,283

Total adjustments	21,985,768	(434,694,449)	275,502,530	98,138,573

Net cash flows from operating activities	(2,055,989)	(7,625,263)	(10,283,752)	(78,809,246)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(2,619,317)	(1,641,228)	(5,202,510)	(63,082,910)
Proceeds from the sale of property and equipment	29,162	88,758	—	1,563,970
Proceeds from Sprint transaction, net	—	33,010,271	—	—
Restricted cash released—to be distributed to bondholders	12,032,009	—	—	—

Net cash flows from investing activities	9,441,854	31,457,801	(5,202,510)	(61,518,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash released—distributed to bondholders	(12,032,009)	—	—	—
Distributed interest earned on restricted cash	(93,819)	—	—	—
Exercise of stock options	—	—	24	—
Deferred financing fees	(4,096)	(4,198,985)	—	(2,310,092)
Notes payable—borrowings	—	125,000,000	—	105,000,000
Notes payable—repayments	—	(155,000,000)	—	—

Net cash flows from financing activities	(12,129,924)	(34,198,985)	24	102,689,908

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,744,059)	(10,366,447)	(15,486,238)	(37,638,278)
CASH AND CASH EQUIVALENTS, BEGINNING	60,284,599	70,651,046	86,137,284	123,775,562

CASH AND CASH EQUIVALENTS, ENDING	$55,540,540	$60,284,599	$70,651,046	$86,137,284

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of amounts capitalized	$—	$5,818,308	$22,368,280	$33,081,907
Income taxes	30,000	140,000	—	—

See accompanying notes to consolidated financial statements.

        Supplemental disclosure of noncash investing and financing activities:

        During 2003 and 2002, the Company paid $12,528,995 and $11,636,969, respectively, of dividends on convertible preferred stock. The dividends were paid in additional shares of convertible preferred stock. The convertible preferred stock was eliminated as part of the Plan of Reorganization.

        As part of the Plan of Reorganization, the Company converted bonds and trade payables with a value of $470,000,000 and $11,287,350, respectively into new common stock which was valued at approximately $156.6 million as of October 1, 2004 under fresh-start accounting principles.

See accompanying notes to consolidated financial statements.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    Bankruptcy

(a)    Voluntary Bankruptcy Filing

        On August 15, 2003, Horizon PCS, Inc., a Delaware corporation ("Horizon PCS" or the "Company"), Horizon Personal Communications, Inc., an Ohio corporation and subsidiary of the Company ("Percom"), and Bright Personal Communications Services LLC, an Ohio limited liability company and subsidiary of the Company ("Bright") (the Company, Bright, and Percom collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court"). The Debtors continued to manage their properties and operate their businesses in the ordinary course of business as "debtors-in-possession" subject to the supervision and orders of the Bankruptcy Court pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, in Case No. 03-62424 (the "Bankruptcy Case").

(b)    Plan of Reorganization

        On September 21, 2004, the bankruptcy court approved a Plan of Reorganization that satisfies the requirements of the Bankruptcy Code.

        The Plan of Reorganization divided the claims against and interests in the Company into seven classes according to the priority of the claims. A summary of each class and settlement is as follows:

        Horizon PCS, Inc.

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1A	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2A	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3A1	Prepetition Note Secured Claims	Paid in full	Unimpaired	No
3A2	Other Secured Claims	Paid in full	Unimpaired	No
4A1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4A2	Prepetition Note Deficiency Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5A	Convenience Claims	Paid at 24%	Impaired	Yes
6A	Horizon Preferred Interests	None	Impaired	No
7A	Percom Interests	None	Impaired	No

        Bright Personal Communications Services, LLC

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1B	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2B	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3B	Other Secured Claims	Paid in full	Unimpaired	No
4B1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4B2	Prepetition Note Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5B	Convenience Claims	Paid at 24%	Impaired	Yes
6B	Intercompany Claims	None	Impaired	Yes
7B	Bright Interests	None	Impaired	No

        Horizon Personal Communications, Inc.

Class	Claim/Interest	Treatment	Status	Entitled to Vote
1C	Priority Non-Tax Claims	Paid in full	Unimpaired	No
2C	Prepetition Secured Lender Claims	Paid in full	Unimpaired	No
3C	Other Secured Claims	Paid in full	Unimpaired	No
4C1	General Unsecured Trade Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
4C2	Prepetition Note Claims	Paid at 16%, and received 8% new common stock	Impaired	Yes
5C	Convenience Claims	Paid at 24%	Impaired	Yes
6C	Intercompany Claims	None	Impaired	Yes
7C	Percom Interests	None	Impaired	No

        Significant terms of the Plan of Reorganization are as follows:

  •
  All common and preferred equity shares of the Debtors (and all stock options and warrants) were cancelled;

  •
  The senior secured debt was paid in full;

  •
  All pre-petition debt securities of the Debtors were settled and cancelled;

  •
  Unexpired leases and executory contracts of the Debtors were assumed or rejected;

  •
  Approximately 8.7 million shares of new common stock were issued to settle claims of bond holders, approximately 0.2 million shares were issued to settle the claims of general unsecured creditors and approximately 0.1 million shares have been held in reserve for issuance upon the settlement of disputed claims;

  •
  Five new directors were appointed to the Company's Board of Directors.

(c)    Accounting Impact

        The Company is required to follow the provisions of Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, the Company's pre-petition liabilities that were subject to compromise are reported separately on the balance sheet as an estimate of the amount that was ultimately allowed by the Bankruptcy Court. SOP 90-7 also requires separate reporting of certain expenses, realized gains and losses and provisions for losses related to the bankruptcy filing as reorganization items. The following pre-petition amounts are classified as liabilities subject to compromise as of December 31, 2003:

Payable to affiliate	$110,460
Accounts payable	20,865,427
Accrued liabilities	5,970,622
Accrued real estate and personal property taxes	2,319,018
Payable to Sprint	10,005,850
Long-term debt	625,000,000
Other long-term liabilities	6,462,772

Total all liabilities subject to compromise	$670,734,149

        The consolidated financial statements included herein include the accounts of Horizon PCS, Inc. and its subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC. In accordance with SOP 90-7, the Company adopted fresh-start accounting for financial reporting purposes as of October 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity. The periods as of and prior to September 30, 2004 have been designated "Predecessor Company" and the periods subsequent to September 30, 2004 have been designated "Successor Company". Under fresh-start accounting, the reorganization value of the Company was allocated to the assets based on their respective fair values and was in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141 Business Combinations. Each existing liability was stated at present value of the amount to be paid. As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods.

        The Company estimated the reorganization value for purposes of fresh start reporting utilizing the estimated value of the Company on an enterprise basis (the "Enterprise Value"), adjusting to exclude known liabilities other than the New Credit Facility at September 30, 2004. The Company engaged a valuation specialist to conduct this analysis.

        The Enterprise Value was determined by valuation specialists using the guideline transaction method and the discounted cash flow (the "DCF Analysis") method. The guideline transaction method value was derived using metrics and financial data, with more weight placed on the metrics data. For the DCF analysis, the specialist calculated the present value of the debt-free cash flows on management's projections, including an assumption for a terminal value (the "DCF Analysis"). The DCF Analysis involves deriving the debt-free cash flows that the Company would generate assuming the projections developed by management are realized. These cash flows and an estimated value of the Company at the end of the projected period (the "Terminal Value") are discounted at the Company's estimated post-reorganization weighted average cost of capital. The financial projections utilized in the

DCF analysis were developed by management and are based on estimates and assumptions, which include, but are not limited to, estimates and assumptions with respect to pricing by market, capital spending and working capital levels, and the development of a discount rate that is utilized to convert future projected cash flows to their estimated present value. The estimated projections and assumptions, while considered reasonable by management, may not be realized and are inherently subject to uncertainties and contingencies, which could significantly affect the measurement of the Enterprise Value and the reorganization value. Based on the above methodologies, the Enterprise Value was determined to be approximately $281.6 million.

        The reorganization value of the Successor Company of approximately $330.1 million was determined based on the negotiated sum of the Successor Company's liabilities and equity that were issued and outstanding after final negotiations and Bankruptcy Court approval. These included $125.0 million of debt outstanding, $156.6 million of equity, and $48.5 million of other liabilities that were not eliminated or discharged under the Plan of Reorganization.

        The effect of the Plan of Reorganization on the Company's balance sheet, as of October 1, 2004, is as follows:

	Predecessor Company	Debt Discharge		Cancellation of Old Equity (e)	Fresh-start Adjustments		Successor Company
ASSETS
Current assets:
Cash and cash equivalents	$55,578,205	$4,706,394	(a)				$60,284,599
Restricted cash	142,624,192	(130,592,183	)(a)				12,032,009
Accounts receivable, net	10,466,005	(323,931	)(h)				10,142,074
Equipment inventory	365,043						365,043
Prepaid expenses and other current assets	2,451,129	(158,790	)(i)				2,292,339

Total current assets	211,484,574	(126,368,510)		—	—		85,116,064
Other assets:
Debt issuance costs, net of amortization	448,985	3,750,000	(g)				4,198,985
Deferred activation expense and other assets	1,576,796				(1,393,231	)(f)	183,565
Intangible assets, net	—				120,350,750	(f)	120,350,750

Total other assets	2,025,781	3,750,000		—	118,957,519		124,733,300
Property and equipment, net	146,839,022				(26,549,532	)(f)	120,289,490

Total assets	$360,349,377	$(122,618,510)		$—	$92,407,987		$330,138,854

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,345,577	$4,573,071	(b)				$11,918,648
Accrued liabilities	1,468,182						1,468,182
Accrued interest	2,883,247	12,125,828	(b)				15,009,075
Accrued real estate, property and other taxes	1,663,734	4,734,190	(b)				6,397,924
Payable to Sprint	5,556,347						5,556,347
Liabilities subject to compromise	623,916,579	(623,916,579	)(c)				—
Deferred service revenue	4,037,904						4,037,904

Total current liabilities	646,871,570	(602,483,490)		—	—		44,388,080
Long-term liabilities:
Long-term debt	125,000,000						125,000,000
Other long-term	1,450,780	2,704,930	(b)				4,155,710
Deferred activation revenue	1,378,785	(1,378,785	)(c)				—

Total other long-term	127,829,565	1,326,145		—	—		129,155,710

Total liabilities	774,701,135	(601,157,345)		—	—		173,543,790

Convertible preferred stock	179,920,697			(179,920,697)			—
Stockholders' equity (deficit):
Predecessor preferred stock	—						—
Predecessor common stock—class A	3			(3)			—
Predecessor common stock—class B	5,846			(5,846)			—
Successor preferred stock	—						—
Successor common stock		891	(c)				891
Treasury stock	(111,061)			111,061			—
Accumulated other comprehensive income (loss)	—						—
Additional paid-in capital	91,852,141	156,594,173	(c)	(91,852,141)			156,594,173
Deferred stock option compensation	(121,063)			121,063			—
Accumulated deficit	(685,898,321)	321,943,771	(d)	271,546,563	92,407,987	(f)	—

Total stockholders' equity (deficit)	(594,272,455)	478,538,835		179,920,697	92,407,987		156,595,064

Total liabilities and stockholders' equity (deficit)	$360,349,377	$(122,618,510)		$—	$92,407,987		$330,138,854

(a)
Represents the release of the proceeds from the July 2004 senior notes offering and other required amounts held in escrow. These funds were used to repay the secured bank credit facility and debt issuance costs with the excess transferred to operating cash.

(b)
Represents the accrual of liabilities upon emergence under the Plan of Reorganization.

(c)
Represents the pre-petition liabilities discharged under the Plan of Reorganization and the issuance of the Successor Company's new common stock.

(d)
Represents gain on debt discharge.

(e)
Represents the elimination of the Predecessor Company's equity.

(f)
Represents the fresh-start adjustments to adjust the assets to fair value. The weighted average remaining lives of the in-service property, plant and equipment as of October 1, 2004 are as follows:

Network assets	4 years
Buildings	36 years
Switching equipment	4 years
Furniture, vehicles and office equipment	3 years
(g)
Represents debt issuance costs consisting of fees and expenses of the July 2004 senior notes offering.

(h)
Represents the discharge of accounts receivable no longer able to be collected upon emergence under the Plan of Reorganization.

(i)
Represents the collection of interest receivable earned on restricted cash upon the release of the amounts held in escrow.

(d)    Reorganization items

        On July 28, 2003, the Company implemented a work force reduction to further reduce costs that were within its control. The employment of 309 employees was terminated, and the Company closed 20 of its 42 Company-owned sales and service centers to reduce costs in areas where revenues were not currently meeting criteria for return on investment. The Company recorded a restructuring charge of $4.5 million in July 2003, related to these store closings and employee separation costs. In September 2004, the Company closed 5 additional stores and terminated 18 employees as part of the restructuring plan, resulting in $600,000 of restructuring charges. The Company incurred additional reorganization expenses of approximately $114.3 million and approximately $17.2 million related to the bankruptcy during 2003 and 2004, respectively. In addition, the Company recorded a gain on the fresh-

start adjustments of approximately $92.4 million for the year ended December 31, 2004. The detail of the reorganization items are as follows:

        Predecessor Company:

	Year Ended December 31, 2003
	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Employee separations	$1,659,149	$1,625,066	$—	$34,083
Lease commitments, net of sublease	798,260	—	—	798,260
Equipment disposals	2,051,719	—	2,051,719	—
Professional fees	5,708,547	3,208,547	—	2,500,000
Key employee retention plan payments	551,883	551,883	—	—
Amortization of debt issuance fees	18,143,362		18,143,362	—
Amortization of warrants	16,127,275		16,127,275	—
Accelerated accretion of the senior discount notes	73,761,649	—	73,761,649	—

	$118,801,844	$5,385,496	$110,084,005	$3,332,343

        Predecessor Company:

	Nine Months Ended September 30, 2004
	Beginning Accrual Balance	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Fresh start adjustments	$—	$(92,407,987)	$—	$(92,407,987)	$—
Employee separations	34,083	792,570	372,276	—	454,377
Lease commitments, net of sublease	798,260	—	—	798,260	—
Equipment disposals	—	325,204	—	325,204	—
Professional fees	2,500,000	15,072,479	14,030,273	—	3,542,206
Key employee retention plan payments	—	1,604,290	1,604,290	—	—

	$3,332,343	$(74,613,444)	$16,006,839	$(91,284,523)	$3,996,583

        Successor Company:

	Three Months Ended December 31, 2004
	Beginning Accrual Balance	Charges	Cash Deductions	Non-Cash Deductions	Ending Accrual Balance
Employee separations	$454,377	$—	$411,376	$—	$43,001
Professional fees	3,542,206	—	3,542,206	—	—

	$3,996,583	$—	$3,953,582	$—	$43,001

(2)    Organization and Business Operations

        On April 26, 2000, Horizon Telcom, Inc. ("Parent" or "Horizon Telcom") formed Horizon PCS, Inc. The Company primarily provides wireless personal communications services ("PCS") as a Sprint PCS Affiliate. The Company entered into management agreements with Sprint during 1998 and 1999. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Tennessee, Maryland, Pennsylvania, New York, New Jersey, Michigan, North Carolina and Indiana under the Sprint PCS brand. The term of the agreements is twenty years with three successive ten-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements include indemnification clauses between the Company and Sprint to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

        In the second quarter of 2004, Horizon PCS Escrow Company, a wholly owned subsidiary of Horizon PCS Inc., was formed solely to issue senior notes and to merge with and into Horizon PCS Inc. in connection with the reorganization. Horizon PCS Escrow Company was not a part of the bankruptcy estate of Horizon PCS, Inc., had no operations or assets and did not incur any liabilities, other than the senior notes, prior to the merger. Prior to consummation of the reorganization, the net proceeds of the 11 3/8% senior notes offering, together with other amounts contributed directly or indirectly by Horizon PCS, Inc. to Horizon PCS Escrow Company, were placed in an escrow account. Upon consummation of the Plan of Reorganization on October 1, 2004, the senior notes became the senior unsecured obligations of Horizon PCS, Inc. and were jointly and severally guaranteed by all of its existing domestic restricted subsidiaries, and will be so guaranteed by any future domestic restricted subsidiaries.

(3)    Summary of Significant Accounting Policies

(a)    Principles of Consolidation

        The consolidated financial statements include the financial statements of Horizon PCS, Inc (the "Company") and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)    Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

(c)    Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, money market accounts and corporate bonds and investments in commercial paper with original maturities of three months or less.

        The breakout of cash and cash equivalents as of December 31, 2004 and 2003, is detailed below:

	Successor Company 2004	Predecessor Company 2003
Cash on hand	$12,886,639	$56,738,127
Money market accounts	10,795,142	4,921,006
Corporate bonds and commercial paper	31,858,759	8,991,913

Cash and cash equivalents	$55,540,540	$70,651,046

(d)    Restricted Cash

        In connection with the Company's December 2001 offering of $175,000,000 of senior notes due in 2011 (Note 7), approximately $48,660,000 of the offering's proceeds were placed in an escrow account to be used toward the first four semi-annual interest payments due under the terms of the notes. During 2003, the Company paid approximately $12,031,000 representing the third installment. The final installment of $12,125,828 was distributed to the holders of the senior and discount notes in October 2004 according to the Plan of Reorganization. The funds were invested in a government security money market account. Interest earned on the escrow funds totaled approximately $13,000 for the period October 1, 2004 to December 31, 2004, $52,000 for the period January 1, 2004 to September 30, 2004, $183,000 in 2003 and $673,000 in 2002.

(e)    Allowance for Accounts Receivable

        Estimates are used in determining our allowance for doubtful accounts receivable, which is based on a percentage of our accounts receivable by aging category. The percentage is derived by considering our historical collections and write-off experience, current aging of our accounts receivable and credit quality trends, as well as Sprint's credit policy. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. The amounts presented in the consolidated balance sheets are net of an allowance for uncollectible accounts as presented in the following table:

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Balance at beginning of year	$1,840	$2,308	$1,804
Provisions charged to expense	4,811	7,509	15,518
Write-offs, net of recoveries	(5,655)	(7,977)	(15,014)

Balance at end of year	$996	$1,840	$2,308

        The provisions charged to expense for the period October 1, 2004 to December 31, 2004 and January 1, 2004 to September 30, 2004 were approximately $1,689,000 and $3,122,000, respectively.

(f)    Equipment Inventory

        Equipment inventory consists of handsets and related accessories. Inventories are carried at the lower of cost (determined by the weighted average method) or market (replacement cost).

(g)    Property and Equipment

        Property and equipment, including improvements that extend useful lives, are stated at cost or allocated fair values determined in fresh-start reporting, while maintenance and repairs are charged to operations as incurred. Construction work in progress includes expenditures for the purchase of capital equipment, construction and items such as direct payroll and related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, Capitalization of Interest Cost. The Company capitalized interest of approximately $74,000 for the period October 1, 2004 through December 31, 2004 and $740,000 and $4,437,000 for the years ended December 31, 2003 and 2002, respectively. In addition, the Company capitalized labor costs of approximately $36,000 for the period October 1, 2004 through December 31, 2004, and $83,000 and $2,339,000 for the years ended December 31, 2003 and 2002, respectively.

(h)    Depreciation and Amortization of Property and Equipment

        The Company provides for depreciation and amortization of property and equipment under the straight-line method, based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

Years
Network assets	5-15
Buildings	36
Switching equipment	5-8
Furniture, vehicles, and office equipment	3-5

(i)    Debt Issuance Costs

        In connection with the issuance of long-term debt (Note 7), the Company incurred approximately $24,072,000 in deferred financing costs through December 31, 2003. These debt issuance costs were amortized using the effective interest method over the term of the underlying obligation, ranging from eight to ten years. For the years ended December 31, 2003 and 2002, approximately $2,231,000 and $2,752,000, respectively, of amortization of debt issuance costs, including costs related to subsequently retired financings, was included in interest expense. As a result of the bankruptcy filing, all cost related to debt issuance balances as of August 15, 2003 were written off. These amounts were expensed to restructuring costs and totaled approximately $18,143,000.

        In October 2004, the senior notes of Horizon PCS Escrow Company became the senior unsecured obligations of Horizon PCS, Inc. (Note 7), and the Company incurred approximately $4,203,000 in associated debt issuance costs. These debt issuance costs are being amortized using the effective interest rate method over 8 years. Accordingly, approximately $131,000 of amortization was included in interest expense for the period October 1, 2004 to December 31, 2004.

(j)    Goodwill and Other Intangible Assets

        On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (Note 4). Pursuant to SFAS No. 142, goodwill and intangible assets determined in fresh-start reporting,or acquired in a purchase business combination, and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Prior to January 1, 2002, the Company amortized goodwill on a straight-line basis over a 20-year period. Under SFAS No. 142, the Company ceased amortization of goodwill and conducted an impairment test of the goodwill balance. As of January 1, 2002, the goodwill balance was deemed not to be impaired. However, the December 31, 2002 goodwill balance was deemed impaired and was written off during the fourth quarter of 2002. See Note 4 for further details on the impairment of goodwill.

(k)    Impairment of Long-Lived Assets

        Long-lived assets such as property, plant and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value (Note 4).

        Horizon PCS was not in compliance with certain covenants contained in its financing documents as of June 30, 2003. This created the need for an impairment assessment of its intangible assets and property and equipment as required by SFAS No. 144. Therefore, Horizon PCS projected future undiscounted cash flows and determined they were insufficient to recover the carrying amounts for the intangible assets and property and equipment. This required Horizon PCS to recognize an impairment loss for the excess of carrying value over fair value. To determine fair value, Horizon PCS performed a valuation utilizing a cost approach adjusted for items such as technological and functional obsolescence as appropriate.

        Horizon PCS determined the carrying value of the intangible assets exceeded the fair value of the assets. As a result, Horizon PCS recorded impairment on the intangible assets of approximately $39,152,000. As a result of the impairment charge, Horizon PCS recorded a tax benefit of $6,031,000 due to the reduction of a deferred tax liability related to the intangibles bringing the net balance to zero. Additionally, Horizon PCS determined the fair market value of the property and equipment was less than the carrying value of the assets. As a result, Horizon PCS recorded an impairment of property and equipment of approximately $34,609,000. These impairment charges are included in depreciation expense in the accompanying consolidated statements of operations.

        As a result of the voluntary bankruptcy filing on August 15, 2003 the Company was required to perform another review of the carrying value of long-lived assets. Horizon hired a third party appraiser to perform this review. The appraiser projected future undiscounted cash flows based on updated information and determined that they were sufficient to support the carrying amounts for the property and equipment. Therefore no impairment was required to the long-lived assets at August 15, 2003 and December 31, 2003.

        During 2002, Horizon PCS launched switches in Tennessee and Pennsylvania and disconnected some switching equipment in Chillicothe, Ohio. As a result, approximately $6,200,000 of switching equipment was considered an impaired asset as defined by SFAS No. 144. Accordingly, depreciation expense for the year ended December 31, 2002, includes approximately $3,500,000 in impairment charges related to the impaired assets. The total amount of depreciation recorded through December 31, 2002 on this equipment was approximately $5,600,000. This equipment was sold for book value during 2003.

(l)    Derivative Financial Instruments

        The Company utilizes derivative financial instruments to reduce interest rate risk and not for trading or speculative purposes. Interest rate swap agreements are used to hedge the exposure of the variable interest rates of certain notes payable and are designed as cash flow hedges. The interest rate swap agreements involve the periodic exchange of payments without the exchange of the notional amount upon which the payments are based. The related amount payable to or receivable from counter-parties is included as an adjustment to accrued interest. The carrying amount of the interest swap agreements is included in accrued liabilities, with the changes in carrying amounts recorded as an adjustment to other comprehensive income (loss), a component of retained deficit. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. The swaps matured in 2003.

(m)    Revenue Recognition

        The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company recognizes service revenue from the Company's subscribers as they use the service. The Company pro-rates monthly subscriber revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company's subscribers pay an activation fee when they initiate service. The Company reduces recorded service revenue for billing adjustments. Effective July 1, 2003, The Company adopted EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. The Company elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF 00-21, under the provisions of SAB No. 101, the Company accounted for the sale of its handsets and subsequent service to the customer as a single unit of accounting because the Company's wireless service is essential to the functionality of the Company's handsets. Accordingly, the Company deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of the Company's subscribers, which the Company estimates to be 24 months. Under EITF 00-21 The Company no longer needs to consider whether customers can use their handsets without the Company's wireless service provided to them. Because the Company meets the criteria stipulated in EITF 00-21, the adoption of EITF 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF 00-21, the Company now recognizes activation fee revenue generated from the Company's retail stores as equipment revenue. In addition, the Company recognizes the portion of the direct activation fee costs related to the handsets sold in the Company's retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated other than through the Company's retail stores.

        The Company participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint PCS for products and services sold. For industry competitive reasons, Sprint PCS subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company's affiliation agreements with Sprint PCS, when a national retailer sells a handset purchased from Sprint PCS to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint PCS for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint PCS wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

        The Company recognized approximately $19,000 for the period October 1, 2004 to December 31, 2004, $2,560,000 for the period January 1, 2004 to September 30, 2004, $5,182,000 in 2003 and $2,992,000 in 2002 of both activation fee revenue and customer activation expense, and had deferred approximately $279,000 and $3,749,000 of activation fee revenue and direct customer activation expense as of December 31, 2004 and 2003, respectively. In applying fresh-start reporting, the deferred activation revenue and expense were deemed to have a zero value and were eliminated in the fresh-start adjustments.

        A management fee of 8% of collected PCS revenues from Sprint PCS subscribers based in Horizon PCS' territory is accrued as services are provided, remitted to Sprint PCS and recorded as general and administrative expense. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and roaming services provided to Sprint PCS customers who are not based in Horizon PCS' territory are not subject to the 8% affiliation fee. Expense related to the management fees charged under the agreement was approximately $2,421,000 for the period October 1, 2004 to December 31, 2004, $9,559,000 for the period January 1, 2004 to September 30, 2004, $15,020,000 for the year ended December 31, 2003 and $12,027,000 for the year ended December 31, 2002.

(n)    Reorganization items

        Reorganization items relate to income recorded and expenses incurred as a direct result of the Predecessor's bankruptcy proceeding. These items include employee separations, lease commitments, equipment disposals, professional fees, key employee retention plan payments, amortization of debt issuance fees and warrants, accelerated accretion of the senior notes, and fresh-start adjustments. Reorganization items are displayed separately on the consolidated statements of operations.

(o)    Advertising Costs

        Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising and promotional costs totaled approximately $902,000 for the period October 1, 2004 to December 31, 2004, $854,000 for the period January 1, 2004 to September 30, 2004, $3,340,000 in 2003 and $10,632,000 in 2002.

(p)    Stock-Based Compensation

        The Successor Company has adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"). Pursuant to SFAS No. 123R, the Company measures the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award as of the date of grant using the Black-Scholes option pricing model. The fair value is recognized in the consolidated statements of operations on a straight-line basis over the expected life of the equity instruments.

        In October 2004, the Successor Company adopted a stock option plan pursuant to which the Company's board of directors may grant stock options to officers, key employees and certain directors. The new stock option plan authorized grants of options to purchase up to 986,702 shares of authorized but unissued common stock. These stock options have 10 year terms and vest equally in six month increments over three years from the date of grant. Certain option awards provide for accelerated vesting if there is a change in control as defined by the plan.

        The compensation cost that has been charged against income for the plan was approximately $641,000 for the period October 1, 2004 through December 31, 2004. This compensation cost was based on the fair value of the options.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the period ended December 31, 2004:

Successor Company:
Expected Dividend Yield	0.0%
Forfeiture rate	10.0%
Risk-free rate	3.1%
Expected volitility	130.0%
Expected life (in years)	3.0

        A summary of the Successor Company's option activity under the plan during the period October 1, 2004 through December 31, 2004, is as follows:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of October 1, 2004	—	$—
Granted	778,381	17.76
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2004	778,381	$17.76	9.81	$4,546,523

        The fair value of options on the November 11, 2004 grant date was approximately $14.31 per share. All options were issued at $17.76 and none were exercisable during the year. As of December 31, 2004, there was approximately $9.4 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.81 years.

        In 1999, the Predecessor Company adopted a stock option plan pursuant to which the board of directors could grant stock options to officers, key employees and certain nonemployees. These stock options were eliminated in the Plan of Reorganization.

        The Predecessor Company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. At the time, as allowed by SFAS No. 123, the Company elected to apply the intrinsic value-based method of accounting, and adopted the disclosure requirements of SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.

        The Predecessor Company applied APB Opinion No. 25 in accounting for the options granted to officers and key employees, and SFAS No. 123 in accounting for the options granted to certain nonemployees, under its plan. The accompanying consolidated financial statements reflect non-cash compensation charges relating to the Predecessor Company of approximately $145,000 for the period January 1, 2004 through September 30, 2004, and $620,000 and $681,000 for the years ended December 31, 2003 and 2002, respectively. These options were cancelled as part of the Plan of Reorganization.

        The following table illustrates the effect on net income (loss) if the fair-value-based method under SFAS No. 123 had been applied to all outstanding and unvested awards in each period.

	Predecessor Company
		Year Ended December 31,
	January 1, 2004 Through September 30, 2004
		2003	2002
Net income (loss) attributed to common stockholders—as reported	$416,933,788	$(298,466,380)	$(188,704,072)
Add stock-based employee compensation expense included in reported net loss	145,044	619,640	680,749
Deduct total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(145,010)	(791,141)	(1,150,666)

Pro forma net income (loss) attributed to common stockholders	$416,933,822	$(298,637,881)	$(189,173,989)

        The fair value of options granted during 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for each respective period ended:

Predecessor Company
Year Ended December 31, 2002
Expected Dividend Yield	0.0%
Risk-free interest rate	5.0%
Expected volitility	95.0%
Expected life (in years)	10.0

        Stock option activity for the Predecessor Company during the periods indicated is as follows:

	Number of Class A Options	Weighted Average Exercise Price	Number of Class B Options	Weighted Average Exercise Price
Balance as of December 31, 2001	116,971	5.88	4,196,883	0.12
Granted	200,000	5.60	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Balance as of December 31, 2002	316,971	5.70	4,196,883	0.12
Granted	—	—	—	—
Exercised	—	—	(200)	0.12
Forfeited	—	—	(80,709)	0.12

Balance as of December 31, 2003	316,971	5.70	4,115,974	0.12
Eliminated in bankruptcy	(316,971)	5.70	(4,115,974)	0.12
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Balance as of September 30, 2004	—	$—	—	$—

(q)    Net Loss Per Share

        The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share. Basic and diluted net loss per share attributed to common stockholders is computed by dividing net loss attributed to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculation since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for the period presented. The only items that could potentially dilute earnings per share in the future are common stock options. The common stock options will be included in the diluted earnings per share calculation when dilutive. Net income (loss) per share for periods prior to October 1, 2004 are not shown as the common stock of the Predecessor Company was cancelled as part of the Plan of Reorganization, and therefore are no longer meaningful.

(r)    Site Bonuses

        During 2001 and 2000, the Company received $740,000 and $7,220,000, respectively, for site bonuses from SBA, which constructs towers leased by the Company. The Company defers and amortizes the site bonus over the life of the respective lease. For the period January 1, 2004 to September 30, 2004 and for the years 2003 and 2002, the Company recorded approximately $718,000, $957,000 and $941,000, respectively, as a reduction to lease expense. In applying fresh-start reporting, the remaining site bonuses to be amortized were deemed to have zero value, and were eliminated in the fresh-start adjustments.

(s)    Postretirement Plans

        The Company sponsored a defined benefit health care plan for substantially all retirees and employees until July 15, 2004. The Company measured the costs of its obligation based on its best estimate. The net periodic costs were recognized as employees rendered the services necessary to earn the postretirement benefits. This benefit was terminated on July 15, 2004.

(t)    Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(u)    Concentration of Credit Risk

        The Company maintains cash and cash equivalents in an account with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The financial institution is one of the largest banks in the United States and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

        Restricted cash was invested in short-term government money market funds. The Company did not believe there was significant credit risk associated with the funds as the underlying securities were issued by the U.S. Treasury Department.

        The Company maintains accounts with nationally recognized investment managers. The Federal Deposit Insurance Corporation does not insure such deposits. Management does not believe there is significant credit risk associated with these uninsured deposits.

        Other financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable from subscribers. Management believes the risk is limited due to the number of customers comprising the Company's customer base and its geographic diversity.

        A significant amount of the Company's financial transactions result from the Company's relationship with Sprint. Additionally, Sprint holds approximately four to eleven days of the Company's subscriber lockbox receipts prior to remitting those receipts to the Company weekly. The Company does not record these lockbox receipts until Sprint remits them.

(v)    Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R has been adopted as discussed in Note 3 and did not have a material effect on our consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

(w)    Reclassifications

        Certain prior year amounts have been reclassified to conform with the 2004 presentation.

(4)    Goodwill and Intangible Assets

        On October 1, 2004, the Company recorded intangible assets related to the fair value of owned licensed spectrum, its subscriber base and the Sprint affiliation agreements. The owned licensed spectrum was determined to have an indefinite life as it is expected to be renewed with minimal effort and cost. The subscriber base is being amortized on a straight-line basis over 24 months, which is the estimated average life of a customer. The Sprint affiliation intangible is being amortized over the remaining life of the Sprint affiliation agreements, or 164 months. For the period from October 1, 2004 to December 31, 2004, the Company incurred $8,918,000 of amortization expense. The detail of intangibles as of December 31, 2004, is as follows:

	Amortization Period	Gross Intangible Value	Accumulated Amortization	Net Intangible Value
Successor intangible assets:
Owned licensed spectrum	Indefinite	$1,200,000	$—	$1,200,000
Subscriber base	2 years	63,150,750	(7,893,844)	55,256,906
Sprint affiliation	13.67 years	56,000,000	(1,024,390)	54,975,610

		$120,350,750	$(8,918,234)	$111,432,516

        Future amortization for the next five years is as follows:

	Year Ended December 31,
	2005	2006	2007	2008	2009
Subscriber base	$31,575,375	$23,681,531	$—	$—	$—
Sprint affiliation	4,097,561	4,097,561	4,097,561	4,097,561	4,097,561

Total	$35,672,936	$27,779,092	$4,097,561	$4,097,561	$4,097,561

        The value of the owned license spectrum intangible was tested under the requirements of SFAS No. 142 as of December 31, 2004, and was deemed to be unimpaired.

        During 1999, the Company entered into a joint venture agreement through the purchase of 25.6% of Bright PCS. On June 27, 2000, the Company acquired the remaining 74.4% of Bright PCS. The total purchase price was approximately $49,300,000 and was treated as a purchase method acquisition for accounting purposes. The purchase price exceeded the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill was amortized on a straight-line basis over 20 years until December 31, 2001.

        On December 31, 2002, the Company performed the annual valuation assessment of goodwill. This valuation determined that the carrying amount of the goodwill exceeded the fair value of the assets. As a result the Company recorded goodwill impairment of $13,222,180, related to the impairment of goodwill and impact of acquisition-related deferred taxes. The impairment eliminated the entire balance of goodwill as of December 31, 2002. The fair value was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

        In conjunction with the acquisition of Bright PCS, the Company recognized an intangible asset totaling approximately $33,000,000 related to the licensing agreement. It was being amortized on a straight line basis over 20 years, the initial term of the underlying management agreement. In addition, the Company agreed to grant Sprint warrants to acquire shares of common stock in exchange for the right to service additional PCS markets. These licenses were recorded as an intangible asset of approximately $13,356,000 (Note 12) and were being amortized on a straight line basis over approximately 18 years. In June 2003, Horizon PCS performed an evaluation of both intangible assets under SFAS No. 144.

        Accordingly, the Sprint licenses were deemed impaired, and resulted in the elimination of the entire balance of the Sprint licenses.

(5)    Property and Equipment

        Property and equipment consists of the following as of December 31:

	Successor Company 2004	Predecessor Company 2003
Network assets	$89,174,889	$130,727,556
Switching equipment	26,413,700	64,442,793
Furniture, vehicles, and office equipment	1,322,057	7,891,132
Building	1,680,000	—
Land	470,000	966,689

Property and equipment in service	$119,060,646	$204,028,170
Accumulated depreciation	(16,620,410)	(34,075,900)

Property and equipment in service, net	102,440,236	169,952,270
Construction work in progress	3,818,094	1,835,513

Total property and equipment, net	$106,258,330	$171,787,783

        On October 1, 2004, the Company applied fresh-start reporting, which required the assets and liabilities to be recorded at fair value. Accordingly, the Company wrote down the value of the property, plant and equipment approximately $26.6 million. The value of the property, plant and equipment, along with the intangibles with identifiable useful lives, were tested in accordance with SFAS No. 144 as of December 31, 2004, and were deemed to be unimpaired.

        In June 2004, the Company sold seven retail store leases and related store assets in the Ntelos market, with a net book value of approximately $1.6 million, to Sprint PCS (Note 15).

        During 2003 and 2002, the Company retired certain network assets and replaced them with equipment required to upgrade the network. As a result of these retirements, the Company recorded a loss on disposal of $216,312 and $631,417 for the years ended December 31, 2003 and 2002, respectively.

        During the first quarter of 2003, Horizon PCS recorded a liability of $22,600 and a cumulative change in accounting principle of $9,570 related to the adoption SFAS No. 143 for potential costs associated with certain asset retirement obligations. The cumulative change in accounting principle is included in "interest income and other, net" on the accompanying statement of operations.

        During the second quarter of 2003, Horizon PCS reduced the book value of the network assets related to an impairment recorded on property and equipment discussed above in Note 3.

(6) Sprint Agreements

        Under the Sprint Agreements, Sprint provides the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand names, national advertising, national distribution, and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint's and Sprint's network partners' PCS wireless subscribers incur minutes of use in the Company's territories and when the Company's subscribers incur minutes of use in Sprint and other Sprint network partners' PCS territories. These transactions are recorded in roaming revenue, cost of service, cost of equipment, and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include long distance charges, roaming expense, and the costs of services such as billing, collections, and customer service and other pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint Agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint's national distribution program. The 8% management fee is included in general and administrative. Amounts recorded relating to the Sprint Agreements are approximately as follows:

	Successor Company	Predecessor Company
			Year Ended December 31,
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004
			2003	2002
Roaming revenue	$11,515,778	$37,892,099	$53,223,520	$51,687,545

Cost of service:
Roaming	$7,654,182	$29,212,646	$45,593,205	$40,883,189
Billing and customer care	3,581,131	12,041,770	22,328,999	20,587,070
Long distance	1,535,441	6,513,584	10,810,726	10,469,590

Total cost of service	12,770,754	47,768,000	78,732,930	71,939,849
Selling and marketing	133,777	663,963	970,320	2,566,222
General and administrative:
Management fee	2,420,702	9,559,334	15,020,045	12,027,148

Total expense	$15,325,233	$57,991,297	$94,723,295	$86,533,219

(7)    Long-Term Debt

        The components of long-term debt outstanding are as follows:

		Successor Company	Predecessor Company
		December 31,
	Interest Rate at December 31, 2004
		2004	2003
Senior notes	11 3/8%	$125,000,000	$—
Discount notes		—	295,000,000
Senior notes		—	175,000,000
Secured credit facility—term loan A		—	105,000,000
Secured credit facility—term loan B		—	50,000,000

Long-term debt, face value		$125,000,000	$625,000,000
Less:
Debt classified as liability subject to compromise due to bankruptcy filing		—	(625,000,000)

Total long-term debt, net		$125,000,000	$—

        In the second quarter of 2004, Horizon PCS Escrow Company issued $125.0 million of 11 3/8% senior notes. The net proceeds of the 11 3/8% senior notes offering were restricted and placed in an escrow account until the Company's emergence on October 1, 2004. On October 1, 2004, the proceeds were used to extinguish the remaining balance of the secured credit facilities.

        We will pay interest on the 11 3/8% senior notes semi-annually on each January 15 and July 15 commencing on January 15, 2005. These senior notes mature on July 15, 2012, and contain restrictive covenants. The Company is in compliance with these covenants as of December 31, 2004.

        The 11 3/8% senior notes are guaranteed by the Company's existing subsidiaries, Horizon Personal Communications, Inc., and Bright Personal Communications Services, LLC, and will be guaranteed by the Company's future domestic restricted subsidiaries. The Company has no independent assets or operations apart from its subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal premium and liquidated damages, if any, and interest on the discount notes when due. There are no significant restrictions on the ability of the Company to obtain funds from its subsidiaries from dividend or loan. If the Company creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors.

        Upon consummation of the Plan of Reorganization on October 1, 2004, Horizon PCS Escrow Company merged with and into Horizon PCS, Inc. The 11 3/8% senior notes became the senior unsecured obligations of Horizon PCS, Inc. and are jointly and severally guaranteed by all of its existing and future domestic restricted subsidiaries. Under the Plan of Reorganization, the 14% discount notes and the 13 3/4% senior notes were cancelled and the holders of the 14% discount notes and 13 3/4% senior notes became equity holders of the reorganized company.

        On December 7, 2001, the Company received $175,000,000 from the issuance of unsecured senior notes (the senior notes) due on June 15, 2011. Interest was paid semi-annually on June 15 and December 15 at an annual rate of 13.75%, with interest payments commencing June 15, 2002. Approximately $48,660,000 of the offering's proceeds were placed in an escrow account to fund the first four semi-annual interest payments.

        On September 26, 2000, the Company received $149,680,050 from the issuance of $295,000,000 of unsecured senior discount notes due on October 1, 2010 (the discount notes). The discount notes were to accrete in value until October 1, 2005, at a rate of 14% compounded semi-annually. Cash interest on the notes was to be payable on April 1 and October 1 of each year, beginning on April 1, 2006. The discount notes included warrants to purchase 3,805,500 shares of the Company's class A common stock at $5.88 per share. The warrants represented the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of the Company on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase common stock and the conversion of the convertible preferred stock (Note 10) into shares of class A common stock. The proceeds from the issuance of the discount notes were allocated to long-term debt and the value of the warrants ($20,245,000 or $5.32 per share) was allocated to additional paid-in capital. The fair value of the warrants was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years (equal to the term of the warrants), and a volatility of 95%.

        On September 26, 2000, and concurrent with the issuance of the convertible preferred stock (Note 11) and the discount notes described above, the Company entered into a senior secured credit facility (the secured credit facility) with a group of financial institutions to provide an aggregate commitment, subject to certain conditions, of up to $250,000,000 (including a $95,000,000 line of credit, a $50,000,000 term note and a $105,000,000 term note) expiring on September 30, 2008. The secured credit facility beared interest at various floating rates, which approximated one to six month LIBOR rates plus 400 to 450 basis points. The secured credit facility was collateralized by a perfected security interest in substantially all of the Company's tangible and intangible current and future assets, including an assignment of the Company's affiliation agreements with Sprint and a pledge of all of the capital stock of the Company's subsidiaries. As of December 31, 2003, the outstanding balance on the secured credit facility was $155,000,000. The Company paid a commitment fee of 1.375% on the unused portion of the $250,000,000 note through August 14, 2003 when the Company filed for bankruptcy. Amounts recorded relating to this commitment fee expense for the year ended December 31, 2003 and 2002, are as follows:

	Predecessor Company
	2003	2002
Secured credit facility—term loan A	$—	$325,000
Line of credit	821,000	1,324,000

Total commitment fee expense	$821,000	$1,649,000

(8)    Income Taxes

        The Company's provision for income tax expense (benefit) consists of:

	Successor Company	Predecessor Company
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004	Year Ended Dec 31,
			2003	2002
Current	$—	$—	$—	$—
Deferred	—	—	(6,031,000)	—

Tax expense (benefit)	$—	$—	$(6,031,000)	$—

        The reconciliation of the differences between the effective income tax expense (benefit) and the federal income tax expense (benefit) computed at the federal statutory rate of 35% is as follows:

	Successor Company	Predecessor Company
	October 1, 2004 Through December 31, 2004	January 1, 2004 Through September 30, 2004	Year Ended December 31,
			2003	2002
Tax at statutory rate applied to pretax Book loss	$(8,414,617)	$149,474,218	$(102,136,049)	$(61,931,737)
Increase (decrease) in tax from:
State income tax expense (benefit)	(1,071,813)	21,933,435	(13,282,521)	(7,852,928)
Restructuring charges not deductible for tax	911,928	4,045,827	—	—
Goodwill impairment	—	—	—	4,627,740
Nondeductible interest	—	—	9,131,240	2,286,992
Change in valuation allowance	8,574,502	(175,467,480)	99,732,350	62,823,423
Other, net	—	14,000	523,980	46,510

Total tax expense (benefit)	$—	$—	$(6,031,000)	$—

        Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows, as of December 31:

	Successor Company 2004	Predecessor Company 2003
Deferred income tax assets:
Deferred income—site bonuses	$—	$1,939,333
Allowance for doubtful accounts	398,420	736,197
Sprint PCS Licenses—Bright acquisition	3,631,416	4,033,674
Accrued vacation	153,330	186,103
Net operating loss carryforwards	93,958,699	160,746,722
Interest expense	—	50,333,267
Other	1,151,668	13,211,596

Total deferred income tax assets	$99,293,533	$231,186,892

Deferred income tax liabilities:
Property and equipment	$(2,293,348)	$(14,904,884)
Intangible assets	(44,573,006)	—
Capitalized interest	(29,692)	(5,289,232)
Other	(111,539)	(160,076)

Total deferred income tax liabilities	$(47,007,585)	$(20,354,192)

Deferred income taxes, net	$52,285,948	$210,832,700
Less valuation allowance	(52,285,948)	(210,832,700)

Total deferred income taxes, net	$—	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. No benefit for federal income taxes has been recorded for the period ended December 31, 2004, the period ended September 30, 2004 and for the years ended December 31, 2003 and 2002, as the net deferred tax asset generated, primarily related to net operating loss carryforwards, was offset by a full valuation allowance because it is not considered more likely than not that these benefits will be realized due to the Company's losses since inception.

        The Company realized approximately $187.0 million cancellation of debt, or "COD," income for income tax purposes as a result of the implementation of the Plan of Reorganization. The difference between the tax COD income of $187.0 million and the book COD income of $321.9 million is a result of the application of the Internal Revenue Code provisions related to high yield debt obligations. Because the Company was a debtor in a bankruptcy case at the time it realized the COD income, it will not be required to include such COD income in its taxable income for federal income tax purposes. Instead, the Company is required to reduce certain of its tax attributes (including NOL carryforwards) by the amount of COD income so excluded. The Company's net operating loss carryforwards at December 31, 2004 have been adjusted for this impact.

        An "ownership change" (as defined in Internal Revenue Code Section 382 ("Section 382")) occurred on October 1, 2004, in connection with the emergence from bankruptcy and with respect to the Company's new stock issued under the Plan of Reorganization. An ownership change generally occurs if certain persons or groups increase their aggregate ownership percentage in a corporation's stock by more than 50 percentage points in the shorter of any three-year period beginning the day after the day of the last ownership change. Section 382 will limit the Company's future ability to utilize any remaining NOLs generated before the ownership change and certain subsequently recognized "built-in" losses and deductions, if any, existing as of the date of the ownership change. The Company's ability to utilize new NOLs arising after the ownership change will not be affected. At December 31, 2004, the Company has net operating loss carryforwards for federal income tax purposes of approximately $217.0 million, which are available to offset future taxable income through 2024. The utilization of such net operating loss carryforwards is limited as a result of the ownership change in connection with the Plan of Reorganization. The amount of this annual limitation is approximately $7.2 million.

(9)    Postretirement Benefits

        The post retirement benefit plan was eliminated in July 2004. Therefore, the Company will not record expense in future periods. The $1.4 million liability at the time of the announcement was reversed to benefit expense during the third quarter of 2004.

        Certain employees of the Company participated in the Horizon Telcom's, the Parent of the Predecessor Company, postretirement plan. The plan was maintained by the Horizon Telcom and the Company was charged based on its employee participation in the plan. The Company applied the accounting and measurement practices prescribed by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and the disclosure requirements of SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which superceded the disclosure requirements of SFAS No. 106. As permitted by SFAS No. 106, the Company elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption (the transition obligation) over the estimated remaining service life of employees. The accrued benefit cost was included in other long-term liabilities in the accompanying consolidated balance sheets.

        The plan provided coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualified for postretirement benefits. Coverage of postretirement benefits was also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment (retired disabled). Certain eligible retirees were required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution was required for coverage under the postretirement life insurance benefits plan. Unrecognized prior service cost was being amortized over the estimated remaining service life of employees.

        The funding status of the Company's participation in the postretirement benefit plan as of December 31, 2004 and 2003 is as follows:

	2004	2003
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$1,403,960	$879,463
Service cost	222,498	370,136
Interest cost	65,811	80,953
Actuarial loss	—	635,671
Effect of curtailment	—	(562,263)
Discontinued post retirement benefits	(1,692,269)	—

Benefit obligation, end of year	$—	$1,403,960

Change in plan assets:
Fair value of plan assets, beginning of year	$—	$—
Employer contributions
Benefits paid

Fair value of plan assets, end of year	$—	$—

Funded status	$—	$(1,403,960)
Unrecognized transition obligation	—	30,888
Unrecognized prior service cost	—	34,252
Unrecognized actuarial (gain) or loss	—	237,810

Accrued benefit cost	$—	$(1,101,010)

Weighted average assumptions at December 31:
Discount rate		6.25%

        The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation for the under age 65 retirees and their spouses was 10% in 2003 and 10% in 2002, declining gradually to 5% for all periods presented. For the over 65 retirees and their spouses, the assumed medical benefit cost trend rate was 10% in 2003 and 10% in 2002, declining gradually to 5% for all periods presented. The assumed dental and vision benefit cost was 0 as no employees were receiving these benefits. The telephone service benefit cost trend rate for retirees and their spouses in 2003 and 2002, was estimated at 5% for all future years.

        The following summarizes the components of net periodic benefit costs of the Company's participation in the postretirement benefit plan for the years ended December 31, 2003:

	Predecessor Company
	2004	2003	2002
	(In thousands)
Components of net periodic benefit cost:
Service cost	$222,498	$370,136	$246,808
Interest cost	65,811	80,953	33,719
Amortization of transition obligation	2,106	4,340	5,435
Amortization of prior service cost	1,647	3,394	4,250
Recognized net actuarial gain (loss)	4,566	19,844	—

Net periodic benefit cost	$296,628	$478,667	$290,212
Curtailment	—	62,841	—
Discontinuation of post retirement benefits	(1,397,638)	—	—

Total expense	$(1,101,010)	$541,508	$290,212

        In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the board of directors, to make a matching contribution to the plan of up to 50% of an employee's contribution to the plan, limited to a maximum of 3% of the employee's salary. A matching contribution of approximately $33,000 was recognized for the period October 1, 2004 to December 31, 2004 and $158,000 for the period January 1, 2004 to September 30, 2004. A matching contribution of $305,000 and $361,000 was recognized during 2003 and 2002, respectively.

(10)    Redeemable Convertible Preferred Stock

        Prior to the reorganization, the Predecessor Company had authorized 175,000,000 shares of convertible preferred stock at $0.0001 par value. On September 26, 2000, an investor group purchased 23,476,683 shares of convertible preferred stock for approximately $126,500,000 in a private placement offering. Concurrent with the closing, holders of a $14,100,000 short-term convertible note converted the principal and unpaid interest into 2,610,554 shares of the same convertible preferred stock purchased by the investor group. The convertible preferred stock paid a 7.5% stock dividend semi-annually, commencing April 30, 2001. The dividends were payable in additional preferred stock. Through September 30, 2004, the Company paid a cumulative total $35,941,922 of dividends in additional shares of convertible preferred stock. On October 1, 2004, the convertible preferred stock was eliminated under the Plan of Reorganization.

(11)    Common Stock

        Under the Plan of Reorganization, the Company has authorized 25,000,000 shares of common stock at $0.0001 par value and 10,000,000 shares of preferred stock at $0.0001 par value. As of December 31, 2004, the Company has issued and outstanding 8,909,568 shares of common stock.

(12)    Sprint PCS Warrants

        On May 19, 2000, pursuant to an addendum to its Sprint PCS Management Agreement, Horizon PCS agreed to grant to Sprint warrants to acquire 2,510,460 shares of Horizon PCS' class A common stock in consideration for additional PCS service areas. The warrants were to be issued to Sprint at the earlier of (i) an initial public offering of Horizon PCS' common stock or (ii) July 31, 2003. By September 30, 2000, Horizon PCS completed the required purchase of certain Sprint assets. Horizon PCS valued the warrants and recorded an intangible asset of approximately $13,356,000 (based on a price of $5.88 per share, valued using the Black-Scholes pricing model using an expected dividend yield of 0.0%, a risk-free interest rate of 6.5%, expected life of 10 years and a volatility of 95%). The intangible asset was being amortized over the remaining term of the Sprint management agreement resulting in approximately $752,000 of amortization expense per year. The warrants were not issued by July 31, 2003 and were not issued during the Horizon PCS' bankruptcy proceeding. During 2003, Horizon PCS determined the carrying value of the Sprint licenses exceeded the fair value of the assets. As a result, Horizon PCS recorded an impairment of approximately $11,286,000 (Note 4). The Sprint warrants were cancelled in the bankruptcy proceedings.

(13)    Disclosures About Fair Value of Financial Instruments

        SFAS No. 107 requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

        The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and cash equivalents, current receivables, current payables and certain other short-term financial instruments are all short term in nature, their carrying amounts approximate fair value. The carrying values of restricted cash approximate fair value as the investment funds are short-term. The Company's secured credit facility was based on market-driven rates and, therefore, its carrying value approximated fair value. The fair values of the senior and discount notes, set forth below, were based on market rates for the Company's notes.

	Fair Value			Recorded Value
December 31, 2004		$140,468,750		$125,000,000
December 31, 2003	$		**	$470,000,000

**
Fair value could not be determined as of December 31, 2003 because the Company was in bankruptcy.

        In the first quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing $25,000,000 of a term loan under the secured credit facility (Note 7) at a rate of 9.4%. In the third quarter of 2001, the Company entered into a two-year interest rate swap, effectively fixing the remaining $25,000,000 borrowed under the secured credit facility at 7.65%. The swaps were designated as a hedge of a portion of the future variable interest cash flows expected to be paid under the secured credit facility borrowings. Other comprehensive income may fluctuate based on changes in the fair value of the swap instrument. A gain of approximately $395,000 and $443,000 was recorded in other comprehensive income during the years ended December 31, 2003 and 2002, respectively. The Company also recognized a loss of approximately $14,000 and $49,000 as interest income and other in the statement of operations during 2003 and 2002, respectively, related to the ineffectiveness of the hedge. The swaps matured in 2003.

(14)    Related Parties

        Horizon Personal Communications, one of the Company's operating subsidiaries, has entered into a service agreement with Horizon Services, Inc. and a separate services agreement with Horizon Technology, Inc. Horizon Services and Horizon Technology are both wholly owned subsidiaries of Horizon Telcom, Inc., the Company's largest stockholder prior to the Reorganization. Thomas McKell, a former director and the father of the Company's CEO, is the President and a director and stockholder of Horizon Telcom. Prior to the effective date of our Plan of Reorganization on October 1, 2004, Horizon Telcom was the majority stockholder of Horizon PCS, Inc.

        Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, accounting services, computer access and other customer relations, human resources, and other administrative services that the Company would otherwise be required to undertake on its own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The Company has the right to terminate each agreement during its term by providing 90 days' written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that the Company breach its obligations under the services agreement and the Company does not cure the breach within 90 days after the Company receives written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from the Company for services provided:

  •
  direct labor charges at cost; and

  •
  expenses and costs that are directly attributable to the activities covered by the agreement on a direct allocation basis.

        The agreement provides that Horizon Services' obligations do not relieve the Company of any of its rights and obligations to its subscribers and to regulatory authorities having jurisdiction over them. Horizon Services received compensation from the Company of approximately $800,000 for the period October 1, 2004 to December 31, 2004, $3.8 million for the period January 1, 2004 to September 30, 2004, $5.4 million in 2003 and $5.2 million in 2002. As of December 31, 2004, the Company had a non-interest bearing payable to Horizon Services of approximately $445,000 and a receivable of approximately $8,000.

        The Company leases its principal office space and the space for certain equipment from The Chillicothe Telephone Company, a former affiliate of ours prior to our emergence from bankruptcy and a wholly-owned subsidiary of Horizon Telcom. Under the lease, the Company paid The Chillicothe Telephone Company $30,000 for the period October 1, 2004 to December 31, 2004, $90,000 for the period January 1, 2004 to September 30, 2004, and $120,000 per year in 2003 and 2002. The Company believes the lease was made on terms no less favorable to the Company than would have been obtained from a non-affiliated third party. The lease term expires in May 2007. As of December 31, 2004, the

Company had a payable to The Chillicothe Telephone Company of approximately $40,000, and a receivable of approximately $26,000.

(15)    Sprint Transaction

        In August 1999, the Company entered into a wholesale network services agreement with the West Virginia PCS Alliance, L.C. and the Virginia PCS Alliance, L.C. (the Alliances), two related, independent PCS providers whose network is managed by NTELOS. Under the network services agreement, the Alliances provide the Company with the use of and access to key components of their network in most of Horizon PCS' markets in Virginia and West Virginia. The initial term was through June 8, 2008, with four automatic ten-year renewals.

        On May 12, 2004, the Company executed two related agreements with Sprint PCS, which pertained to the sale of most of its assets in the NTELOS markets to Sprint PCS, the termination of the Company's contractual relationship with Sprint PCS in the Company's NTELOS markets in Virginia and West Virginia and the settlement of existing litigation and billing disputes between Sprint PCS and the Company. On June 1, 2004, the Bankruptcy Court approved the transactions and the related agreements. On June 14, 2004, the Bankruptcy Court's order of approval became final, and on June 15, 2004, the parties closed the Sprint Transaction.

        Under an Asset Purchase Agreement, Sprint PCS paid the Company approximately $33.0 million, net of the Company's payment of $4.0 million to settle disputed changes, to acquire the Company's economic interests in approximately 92,500 subscribers in the Company's NTELOS markets in Virginia and West Virginia. In addition to the subscribers, this transaction also included the Company's transfer to Sprint PCS of seven retail store leases and related store assets in these markets, with a net book value of approximately $1.6 million. At the closing, Sprint PCS assumed responsibility for the marketing, sales and distribution of Sprint PCS products and services in these areas. Pursuant to a motion with the Bankruptcy Court, the Company rejected the Company's network service agreement with NTELOS, effective upon the closing of the Sprint Transaction.

        The Company and Sprint also signed a related settlement agreement and mutual release, which resulted in a dismissal of the litigation brought by the Company against Sprint in August 2003 and the settlement of a series of billing disputes raised by the Company since May 2003. In its lawsuit against Sprint, the Company alleged that Sprint PCS had breached the affiliation agreements, generally with respect to amounts billed to the Company under those agreements. The Company also alleged breaches of fiduciary duties, violations of federal and state statutes and other claims. With respect to the billing disputes, the Company had disputed charges for services rendered by Sprint PCS from May 2003 through the date of the settlement agreements. Under the settlement agreement and mutual release, Sprint PCS released the Company from all of its claims for these charges in return for the payment by the Company of $4.0 million, and the Company released all of its claims against Sprint. The settlement also resulted in the Company's forgiveness of $16.2 million of amounts owed to Sprint, offset by the Company's forgiveness of $5.5 million of receivables from Sprint PCS. The net gain of $42.1 million is included in loss (gain) on disposal or sale of PCS assets in the accompanying consolidated statements of operations during the period January 1, 2004 through September 30, 2004.

(16)    Commitments and Contingencies

(a)    Sprint Fees

        The Successor Company has disputed and withheld from payment approximately $1.2 million of charges from Sprint related to 3G and third party handset returns. These charges have been expensed during 2004 and are accrued in the payable to Sprint as of December 31, 2004.

(b)    Operating Leases

        The Company leases office space and various equipment under several operating leases. In addition, the Company has tower lease agreements with third parties whereby the Company leases towers for substantially all of the Company's cell sites. The tower leases are operating leases which generally have a term of five to ten years with three consecutive five-year renewal option periods.

        The Company also leases space for its retail stores. As of December 31, 2004, the Company leased all of its 10 stores operating throughout its territories.

        The following table summarizes the annual lease payments required under the Company's existing lease agreements as of December 31, 2004.

December 31
Year:
2005	$14,021,788
2006	9,437,823
2007	4,667,269
2008	3,390,530
2009	2,990,490
Thereafter	2,162,183

Future operating lease obligations	$36,670,083

        Rental expense for all operating leases was approximately $3,946,000 for the period October 1, 2004 to December 31, 2004, $12,413,000 for the period January 1, 2004 to September 30, 2004, $17,168,000 for the year ended December 31, 2003 and $15,241,000 for year ended December 31, 2002.

(c)    Legal Matters

        The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

(17)    Subsequent Events

        On March 17, 2005, the Company entered into an Agreement and Plan of Merger with iPCS, Inc. ("iPCS"), another Sprint PCS Affiliate, pursuant to which the Company will be merged with and into iPCS. Pursuant to the merger, each issued and outstanding share of the Company's common stock will be converted into 0.7725 shares of common stock of iPCS, subject to adjustments for subsequent issuances of warrants, stock dividends and other similar transactions. Outstanding options of to purchase the Company's common stock will be converted into options to purchase common stock of

iPCS. The new options will have the same terms and conditions as the old options, except that the number of shares of iPCS common stock for which the options may be exercised and the exercise price of such options will be adjusted based upon the exchange ratio. For accounting purposes, iPCS will be the acquirer.

        If the merger is consummated, the board of directors of iPCS will consist of three members of the Company's board of directors, three members of the board of directors of iPCS and Timothy M. Yager, currently chief executive officer of iPCS.

        The merger is subject to approval by the holders of a majority of the Company's common stock and approval by the holders of a majority of iPCS common stock. In addition, the merger is subject to the clearance or expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction of other customary closing conditions.

        The merger agreement may be terminated under certain circumstances, including if the Company or iPCS receive and decide to accept an unsolicited, superior offer.

        If the merger is consummated, the senior notes will become the direct obligations of iPCS.

        On March 16, 2005, the Company entered into a new addendum to its affiliation agreements with Sprint PCS. This addendum implemented the "price simplification" provisions of similar addenda which Sprint PCS has entered into with most of the other PCS affiliates of Sprint PCS. Under this simplification, service bureau fees will be charged at a monthly rate per subscriber of $7.00 for 2005 and $6.75 for 2006; cost per gross addition services will be charged at a monthly rate of $22.00 per gross subscriber addition in the Company's markets. With respect to roaming charges, the addendum establishes a reciprocal roaming rate for voice subscribers within the Sprint network of $0.058 per minute through December 31, 2006. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield for voice usage from the prior year. With respect to several of its markets in western Pennsylvania and eastern Pennsylvania, the Company receives the benefit of a special reciprocal rate of $0.10 per minute. Under the addendum, this special $0.10 rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which the Company achieves a subscriber penetration rate of at least 7% of its covered populations.

        On February 1, 2005, the Company entered into an agreement to sell approximately 1,600 subscribers to Sprint for approximately $639,000.

HORIZON PCS, INC.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2005 and December 31, 2004

	Successor Company	Successor Company
	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$50,380,262	$55,540,540
Accounts receivable, net of allowance for doubtful accounts of $777,692 and $996,051, respectively	9,325,386	10,353,496
Equipment inventory	403,698	387,967
Prepaid expenses and other current assets	1,140,788	1,703,024

Total current assets	61,250,134	67,985,027
Other assets:
Debt issuance costs, net of amortization	3,940,388	4,071,734
Deferred activation expense and other assets	723,499	443,914
Intangible assets, net	102,514,282	111,432,516

Total other assets	107,178,169	115,948,164
Property and equipment, net	91,900,257	106,258,330

Total assets	$260,328,560	$290,191,521

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,080,348	$4,690,792
Accrued liabilities	1,300,850	1,267,038
Accrued interest	3,041,233	6,437,934
Accrued real estate, personal property and other taxes	6,036,284	6,360,404
Payable to Sprint	3,529,270	5,063,351
Deferred service revenue	3,949,869	3,938,128

Total current liabilities	20,937,854	27,757,647
Long-term liabilities:
Long-term debt	125,000,000	125,000,000
Other long-term	3,864,870	3,961,136
Deferred activation revenue	558,434	278,848

Total long-term liabilities	129,423,304	129,239,984

Total liabilities	150,361,158	156,997,631

Stockholders' equity:
Preferred stock, $0.0001 par value. Authorized 10,000,000 shares, none issued or outstanding	—	—
Common stock, $0.0001 par value. Authorized 25,000,000 shares, 9,013,317 issued and outstanding at March 31, 2005 and 8,909,568 issued and outstanding at December 31, 2004	901	891
Additional paid-in capital	158,070,289	157,234,756
Accumulated deficit	(48,103,788)	(24,041,757)

Total stockholders' equity	109,967,402	133,193,890

Total liabilities and stockholders' equity	$260,328,560	$290,191,521

See accompanying notes to unaudited consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2005 and 2004 (unaudited)

	Successor Company	Predecessor Company
	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
Operating revenues:
Subscriber revenues	$27,730,982	$45,658,557
Roaming revenues	15,216,495	16,241,595
Equipment revenues	1,063,379	1,275,362

Total operating revenues	44,010,856	63,175,514

Operating expenses:
Cost of service (exclusive of items shown below)	23,703,411	44,055,153
Cost of equipment	2,073,233	1,734,049
Selling and marketing	5,702,086	6,614,123
General and administrative (exclusive of items shown below)	7,620,115	8,128,787
Reorganization expense	—	5,520,401
Non-cash compensation (For the three months ended March 31, 2005, $67,648 related to cost of service, $84,559 related to selling and marketing, and $683,336 related to general and administrative)	835,543	48,348
Depreciation and amortization	25,565,966	8,189,322
Gain on sale of subscribers	(720,317)	—

Total operating expenses	64,780,037	74,290,183

Operating loss	(20,769,181)	(11,114,669)
Interest income and other, net	273,644	148,621
Interest expense, net of capitalized interest	(3,566,494)	(2,065,149)

Loss before income tax benefit	(24,062,031)	(13,031,197)
Income tax benefit	—	—

Net loss	(24,062,031)	(13,031,197)
Preferred stock dividend	—	(3,309,519)

Net loss attributable to common shareholders	$(24,062,031)	$(16,340,716)

Basic and diluted loss per share attributed to common stockholders	$(2.70)

Weighted-average common shares outstanding	8,915,952

See accompanying notes to unaudited consolidated financial statements.

HORIZON PCS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2005 and 2004 (unaudited)

	Successor Company	Predecessor Company
	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,062,031)	$(13,031,197)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,565,966	8,189,322
Non-cash compensation expense	835,543	48,348
Non-cash interest expense	131,346	—
Gain on sale of subscribers	(720,317)	—
Bad debt expense	1,073,437	1,533,761
Loss on disposal of assets	—	—
Change in:
Accounts receivable	(45,327)	(3,521,251)
Equipment inventory	(15,731)	(211,814)
Interest receivable and other	562,235	(1,117,548)
Accounts payable	(1,610,444)	3,594,705
Accrued liabilities and deferred service revenue	(3,675,268)	495,358
Liabilities subject to compromise	—	(309,205)
Payable to Sprint	(1,534,081)	(400,572)
Other assets and liabilities, net	(96,265)	(117,586)

Total adjustments	20,471,094	8,183,518

Net cash flows from operating activities	(3,590,937)	(4,847,679)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures, net	(2,298,175)	(473,857)
Proceeds from the sale of property and equipment	8,517	—
Proceeds from sale of subscribers, net	720,317	—

Net cash flows from investing activities	(1,569,341)	(473,857)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	—	—
Notes payable—borrowings	—	—
Notes payable—repayments	—	—

Net cash flows from financing activities	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,160,278)	(5,321,536)
CASH AND CASH EQUIVALENTS, BEGINNING	55,540,540	70,651,046

CASH AND CASH EQUIVALENTS, ENDING	$50,380,262	$65,329,510

See accompanying notes to unaudited consolidated financial statements.

HORIZON PCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2005 and December 31, 2004,

And for the Three Months Ended March 31, 2005 and 2004 (unaudited)

(1)    Business and Basis of Presentation

        The Company primarily provides wireless personal communications services ("PCS") as a PCS affiliate of Sprint. The Company entered into management agreements with Sprint during 1998 and 1999. These agreements, as amended, provide the Company with the exclusive right to build, own and manage a wireless voice and data services network under the Sprint PCS brand in eleven contiguous states located between Sprint's Chicago, New York and Knoxville markets which connect or are adjacent to twelve major Sprint markets. The term of the agreements is twenty years with three successive ten-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements include indemnification clauses between the Company and Sprint to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

        In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"), the Company adopted fresh-start accounting for financial reporting purposes as of October 1, 2004, and the Company's emergence from Chapter 11 resulted in a new reporting entity (Note 2). The periods as of and prior to September 30, 2004 have been designated "Predecessor Company" and the periods subsequent to September 30, 2004 have been designated "Successor Company". Under fresh-start accounting, the reorganization value of the Company was allocated to the assets based on their respective fair values and was in conformity with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. Each existing liability was stated at present value of the amount to be paid. As a result of the implementation of fresh-start accounting, the financial statements of the Company after the effective date are not comparable to the Company's financial statements for prior periods.

        The results of operations for the periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the periods presented. All such adjustments are of a normal recurring nature. The consolidated financial statements included herein include the accounts of Horizon PCS, Inc. and its subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC. The results as of, and for the periods ending, March 31, 2005 and 2004 are unaudited. The financial information presented herein should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2004, which includes information and disclosures not presented herein.

(2)    Bankruptcy

        On August 15, 2003, Horizon PCS, Inc. and its operating subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services LLC (collectively the "Debtors"), filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Ohio (the "Bankruptcy Court"). The Debtors continued to manage their properties and operate their businesses in the ordinary course of business as "debtors-in-possession" subject to the supervision and orders of the Bankruptcy Court pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, in Case No. 03-62424 (the "Bankruptcy Case"). On June 27, 2004, the Company filed its Reorganization Plan with the Bankruptcy Court. On September 21, 2004, the Bankruptcy Court approved the Plan of Reorganization that satisfies the requirements of the Bankruptcy Code. On October 1, 2004, the Plan of Reorganization became effective.

        Significant terms of the Plan of Reorganization are as follows:

  •
  All common and preferred equity shares of the Debtors (and all stock options and warrants) were cancelled;

  •
  The senior secured debt was paid in full;

  •
  All pre-petition debt securities of the Debtors were settled and cancelled;

  •
  Unexpired leases and executory contracts of the Debtors were assumed or rejected;

  •
  Approximately 8.8 million shares of new common stock were issued to settle claims of bond holders, and approximately 0.2 million shares were issued to settle the claims of general unsecured creditors;

  •
  Five new directors were appointed to the Company's Board of Directors.

        SOP 90-7 also requires separate reporting of certain expenses, realized gains and losses and provisions for losses related to the bankruptcy filing as reorganization items. Reorganization items for the three months ended March 31, 2004 includes approximately $300,000 of key employee retention plan payments and $5.2 million of professional fees.

(3)    Merger Agreement with iPCS, Inc.

        On March 17, 2005, the Company entered into an Agreement and Plan of Merger with iPCS, Inc. ("iPCS"), another PCS affiliate of Sprint, pursuant to which the Company will be merged with and into iPCS. Pursuant to the merger, each issued and outstanding share of the Company's common stock will be converted into 0.7725 shares of common stock of iPCS, subject to adjustment for certain increases or decreases in the outstanding number of shares of Horizon PCS or iPCS, unless the holder exercises its appraisal rights under the General Corporation Law of the State of Delaware. Outstanding options to purchase the Company's common stock will be converted into options to purchase common stock of iPCS. The new options will have the same terms and conditions as the old options, except that the number of shares of iPCS common stock for which the options may be exercised and the exercise price of such options will be adjusted based upon the exchange ratio. For accounting purposes, iPCS will be the acquiror.

        If the merger is consummated, the board of directors of iPCS will consist of three members of the Company's board of directors, three members of the board of directors of iPCS and Timothy M. Yager, currently chief executive officer of iPCS.

        The merger agreement contains certain termination rights for the Company and iPCS, including if the Company or iPCS receive and decide to accept an unsolicited, superior offer. The merger agreement further provides that in the event of termination of the merger agreement under certain circumstances, the Company and iPCS may be required to pay the other a termination fee of $7.0 million.

        If the merger is consummated, the senior notes of the Company will become the direct obligations of iPCS.

        In April 2005, the Federal Trade Commission consented to the merger by granting early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In May 2005, the Federal Communications Commission ("FCC") consented to the merger. The merger is subject to approval by the holders of a majority of the Company's common stock and approval by the holders of a majority of iPCS common stock. For more information regarding the merger, see Amendment No. 1 to the registration statement on Form S-4 as filed by iPCS on May 11, 2005.

(4)    Summary of Significant Accounting Policies

Principles of Consolidation and Use of Estimates

        The consolidated financial statements include the financial statements of Horizon PCS, Inc. (the "Company") and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

        Property and equipment, including improvements that extend useful lives, are stated at cost or allocated fair values determined in fresh-start reporting, while maintenance and repairs are charged to operations as incurred. Construction work in progress includes expenditures for capital equipment, construction and items such as direct payroll and related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, Capitalization of Interest Cost. The Company capitalized interest of approximately $120,000 for the three months ended March 31, 2005. In addition, the Company capitalized labor costs of approximately $44,000 for the three months ended March 31, 2005. The Predecessor Company did not capitalize interest or labor for the three months ended March 31, 2004.

Revenue Recognition

        The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company recognizes service revenue from the Company's subscribers as they use the service. The Company pro-rates monthly subscriber revenue over the billing period and records airtime usage in excess of the pre-subscribed usage plan. The Company's subscribers pay an activation fee when they initiate service. The Company reduces recorded service revenue for billing adjustments. Effective July 1, 2003, The Company adopted EITF No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. This EITF guidance addresses accounting for arrangements that involve multiple revenue-generating activities. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a bundled transaction, and the consideration will be measured and allocated to the separate units of the arrangement based on their relative fair values. The guidance in EITF No. 00-21 became effective for revenue arrangements entered into for quarters beginning after June 15, 2003. The Company elected to apply this guidance prospectively from July 1, 2003. Prior to the adoption of EITF No. 00-21, under the provisions of SAB No.101, the Company accounted for the sale of its handsets and subsequent service to the customer as a single unit of accounting because the Company's wireless service is essential to the functionality of the Company's handsets. Accordingly, the Company deferred all activation fee revenue and its associated direct costs and amortized these revenues and costs over the average life of the Company's subscribers, which the Company estimates to be 24 months. Under EITF No. 00-21, the Company no longer needs to consider whether customers can use their handsets without the Company's wireless service provided to them. Because the Company meets the criteria stipulated in EITF No. 00-21, the adoption of EITF No. 00-21 requires the Company to account for the sale of the handset as a separate unit of accounting from the subsequent service to the customer. With the adoption of EITF No. 00-21, the Company now recognizes activation fee revenue generated from the Company's retail stores as equipment revenue. In addition, the Company recognizes the portion of the direct activation fee costs related to the handsets sold in the Company's retail stores. Subsequent to July 1, 2003, the Company has continued to apply the provisions of SAB No. 101 and have deferred and amortized activation fee revenue and costs generated by subscribers activated other than through the Company's retail stores.

        The Company participates in the Sprint PCS national and regional distribution program in which national retailers such as RadioShack and Best Buy sell Sprint PCS products and services. In order to facilitate the sale of Sprint PCS products and services, national retailers purchase wireless handsets from Sprint for resale and receive compensation from Sprint for products and services sold. For industry competitive reasons, Sprint subsidizes the price of these handsets by selling the handsets at a price below cost. Under the Company's affiliation agreements with Sprint, when a national retailer sells a handset purchased from Sprint to a subscriber in the Company's territory, the Company is obligated to reimburse Sprint for the handset subsidy that Sprint originally incurred. The national retailers sell Sprint wireless services under the Sprint and Sprint PCS brands and marks. The Company does not receive any revenues from the sale of wireless handsets by national retailers. The Company classifies these Sprint wireless handset subsidy charges as a sales and marketing expense for a wireless handset sale to a new subscriber and classify these subsidies as a cost of service for a wireless handset upgrade to an existing subscriber.

Stock-Based Compensation

        The Successor Company has adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"). Pursuant to SFAS No. 123R, the Company measures the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award as of the date of grant using the Black-Scholes option pricing model. The fair value is recognized in the consolidated statements of operations on a straight-line basis over the expected life of the equity instruments.

        In October 2004, the Successor Company adopted a stock option plan pursuant to which the Company's board of directors may grant stock options to officers, key employees and certain directors. The new stock option plan authorized grants of options to purchase up to 986,702 shares of authorized but unissued common stock. These stock options have 10 year terms and vest equally in six month increments over three years from the date of grant.

        The compensation cost that has been charged against income for the plan was approximately $836,000 for the three months ended March 31, 2005. This compensation cost was based on the fair value of the options.

        The fair value of the options granted in 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Successor Company:
Expected Dividend Yield	0.0%
Forfeiture rate	10.0%
Risk-free rate	3.1%
Expected volatility	130.0%
Expected life (in years)	3.0

        A summary of the Successor Company's option activity under the plan during the three months ended March 31, 2005, is as follows:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of December 31, 2004	778,381	$17.76
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding as of March 31, 2005	778,381	$17.76	9.56	$5,772,474

        The fair value of options on the November 11, 2004 grant date was approximately $14.31 per share. All options were issued at $17.76 and none were exercisable as of March 31, 2005. As of March 31, 2005, there was approximately $8.6 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 2.56 years.

        In 1999, the Predecessor Company adopted a stock option plan pursuant to which the board of directors could grant stock options to officers, key employees and certain nonemployees. These stock options were eliminated in the Plan of Reorganization.

        The Predecessor Company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. At the time, as allowed by SFAS No. 123, the Company elected to apply the intrinsic value-based method of accounting, and adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123.

        The Predecessor Company applied APB Opinion No. 25 in accounting for the options granted to officers and key employees, and SFAS No. 123 in accounting for the options granted to certain nonemployees, under its 1999 plan. The accompanying consolidated financial statements reflect non-cash compensation charges relating to the Predecessor Company of approximately $48,000 for the three months ended March 31, 2004. These options were cancelled as part of the Plan of Reorganization.

        The following table illustrates the effect on net loss if the fair-value-based method under SFAS No. 123 had been applied to all outstanding and unvested awards in the period.

Predecessor Company
For the Three Months Ended March 31, 2004
Net loss attributed to common stockholders—as reported	$(16,340,716)
Add stock-based employee compensation expense included in reported net loss	48,348
Deduct total stock-based employee compensation expense determined under fair value base method for all awards, net of related tax effects	(48,337)

Pro forma net loss attributed to common stockholders	$(16,340,705)

Net Loss Per Share

        The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share. Basic and diluted net loss per share attributed to common stockholders is computed by dividing net loss attributed to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents has been assumed in the calculation since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share is the same for basic and diluted net loss per share calculations for the period presented. The only items that could potentially dilute earnings per share in the future are common stock options. The common stock options will be included in the diluted earnings per share calculation when dilutive. Net loss per share for the Predecessor Company, which is the period prior to October 1, 2004, is not shown as the common stock of the Predecessor Company was cancelled as part of the Plan of Reorganization, and therefore is no longer meaningful.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. SFAS No. 123R has been adopted as discussed in Note 4 and did not have a material effect on our consolidated financial statements.

        In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position and results of operations.

Reclassifications

        Certain prior year amounts have been reclassified to conform with the 2005 presentation.

(5)    Property and Equipment

        Property and equipment consists of the following:

	Successor Company	Successor Company
	March 31, 2005	December 31, 2004
Network assets	$89,151,778	$89,174,889
Switching equipment	26,417,870	26,413,700
Furniture, vehicles, and office equipment	1,541,377	1,322,057
Building	1,680,000	1,680,000
Land	470,000	470,000

Property and equipment in service	$119,261,025	$119,060,646
Accumulated depreciation	(33,224,137)	(16,620,410)

Property and equipment in service, net	86,036,888	102,440,236
Construction work in progress	5,863,369	3,818,094

Total property and equipment, net	$91,900,257	$106,258,330

        On October 1, 2004, the Company applied fresh-start reporting, which required the assets and liabilities to be recorded at fair value. Accordingly, the Company reduced the value of the property and equipment by approximately $26.6 million.

        In June 2004, under an Asset Purchase Agreement, Sprint acquired the Company's economic interests in approximately 92,500 subscribers, seven retail store leases and related store assets in the Company's NTELOS markets in Virginia and West Virginia. On February 1, 2005, the Company entered into an amendment to the June 2004 Asset Purchase Agreement. The amendment resulted in a payment of approximately $81,000 to the Company by Sprint. On February 1, 2005, the Company entered into a second Asset Purchase Agreement to sell approximately 1,600 subscribers in the Company's Ironton, Ohio market to Sprint for approximately $639,000.

(6)    Sprint Agreements

        Under the Sprint Agreements, Sprint provides the Company significant support services such as billing, collections, long distance, customer care, network operations support, inventory logistics support, use of the Sprint and Sprint PCS brand names, national advertising, national distribution, and product development. Additionally, the Company derives substantial roaming revenue and expenses when Sprint's and Sprint's network partners' PCS wireless subscribers incur minutes of use in the Company's territories and when the Company's subscribers incur minutes of use in Sprint and other Sprint network partners' PCS territories. These transactions are recorded in roaming revenue, cost of service, cost of equipment, and selling and marketing expense captions in the accompanying consolidated statements of operations. Cost of service and roaming transactions include long distance charges, roaming expense, and the costs of services such as billing, collections, and customer service and other pass-through expenses. Cost of equipment transactions relate to inventory purchased by the Company from Sprint under the Sprint Agreements. Selling and marketing transactions relate to subsidized costs on handsets and commissions paid by the Company under Sprint's national distribution program. The 8% management fee is included in general and administrative. Amounts recorded relating to the Sprint Agreements are as follows:

	Successor Company	Predecessor Company
	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
Roaming revenue	$11,954,328	12,887,607

Cost of service:
Roaming	8,217,633	10,926,552
Billing and customer care	3,554,796	4,930,801
Long distance	1,436,313	2,401,490

Total cost of service	13,208,742	18,258,843
Cost of equipment	2,073,233	1,734,049
Selling and marketing	436,190	235,978
General and administrative:
Management fee	2,331,864	3,663,701

Total expense	$18,050,029	$23,892,571

        On March 16, 2005, the Company entered into a new addendum to its affiliation agreements with Sprint. This addendum implemented the "price simplification" provisions of similar addenda which Sprint has entered into with most of the other PCS affiliates of Sprint. Under this simplification, service bureau fees will be charged at a monthly rate per subscriber of $7.00 for 2005 and $6.75 for 2006; cost per gross addition services will be charged at a monthly rate of $22.00 per gross subscriber addition in the Company's markets through 2006. With respect to roaming charges, the addendum establishes a reciprocal roaming rate for voice subscribers within the Sprint network of $0.058 per minute through December 31, 2006. Beginning on January 1, 2007, the reciprocal roaming rate will change annually to equal 90% of Sprint PCS' retail yield for voice usage from the prior year. With respect to several of its markets in western Pennsylvania and eastern Pennsylvania, the Company receives the benefit of a special reciprocal rate of $0.10 per minute. Under the addendum, this special $0.10 rate will terminate, with respect to each of these two sets of markets, on the earlier of December 31, 2011 or the first day of the calendar month which follows the first calendar quarter during which the Company achieves a subscriber penetration rate of at least 7% of its covered population.

(7)    Intangible Assets

        On September 30, 2004, the Company recorded intangible assets related to the fair value of owned licensed spectrum, its subscriber base and the Sprint affiliation agreements. The owned licensed spectrum was determined to have an indefinite life as it is expected to be renewed with minimal effort and cost. The subscriber base is being amortized on a straight-line basis over 24 months, which is the estimated average life of a customer. The Sprint affiliation intangible is being amortized over the remaining life of the Sprint affiliation agreements, or 164 months. For the three months ended March 31, 2005, the Company incurred approximately $8.9 million of amortization expense. The details of the intangibles as of March 31, 2005, are as follows:

	Amortization Period	Gross Intangible Value	Accumulated Amortization	Net Intangible Value
Successor intangible assets:
Owned licensed spectrum	Indefinite	$1,200,000	$—	$1,200,000
Subscriber base	2 years	63,150,750	(15,787,688)	47,363,063
Sprint affiliation	13.67 years	56,000,000	(2,048,780)	53,951,220

		$120,350,750	$(17,836,468)	$102,514,282

        Future amortization for the intangibles set forth above for the next five years is as follows:

	Year Ended December 31,
	2005	2006	2007	2008	2009
Subscriber base	$31,575,375	$23,681,531	$—	$—	$—
Sprint affiliation	4,097,561	4,097,561	4,097,561	4,097,561	4,097,561

Total	$35,672,936	$27,779,092	$4,097,561	$4,097,561	$4,097,561

(8)    Long-term Debt

        The components of long-term debt outstanding are as follows:

	Interest Rate at March 31, 2005	March 31, 2005	December 31, 2004
Senior notes	11 3/8%	$125,000,000	$125,000,000

        The Company pays interest on the 11 3/8% senior notes semi-annually on each January 15 and July 15. The first payment of approximately $7.0 million was made on January 15, 2005. These senior notes mature on July 15, 2012, and contain restrictive covenants. The Company is in compliance with such covenants as of March 31, 2005.

(9)    Related Parties

        Horizon Personal Communications, Inc. ("HPC"), one of the Company's operating subsidiaries, has entered into a service agreement with Horizon Services, Inc. and a separate services agreement with Horizon Technology, Inc. Horizon Services and Horizon Technology are both wholly owned subsidiaries of Horizon Telcom, Inc., the Company's largest stockholder prior to the effective date of our Plan of Reorganization on October 1, 2004. Thomas McKell, a former director and the father of the Company's CEO, is the President, a director and stockholder of Horizon Telcom.

        Horizon Services provides services to HPC and Bright PCS including insurance functions, accounting services, computer access and other customer relations, human resources, and other administrative services that the Company would otherwise be required to undertake on its own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. The Company has the right to terminate each agreement during its term by providing 90 days' written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that the Company breaches its obligations under the services agreement and the Company does not cure the breach within 90 days after the Company receives written notice of the breach from Horizon Services. Horizon Services is entitled to direct labor charges at cost and expenses and costs that are directly attributable to the activities covered by the agreement on a direct allocation basis from the Company for services provided.

        The agreement provides that Horizon Services' obligations do not relieve the Company of any of its rights and obligations to its subscribers and to regulatory authorities having jurisdiction over them. Horizon Services received compensation from the Company of approximately $790,000 and $1.1 million for the three months ended March 31, 2005 and 2004, respectively. As of March 31, 2005, the Company had a non-interest bearing payable to Horizon Services of approximately $287,000. As of December 31, 2004, the Company had a non-interest bearing payable to Horizon Services of approximately $445,000 and a receivable of approximately $8,000.

        The Company leases its principal office space and the space for certain equipment from The Chillicothe Telephone Company, a former affiliate of the Company prior to the Company's emergence from bankruptcy and a wholly-owned subsidiary of Horizon Telcom. Under the lease, the Company paid The Chillicothe Telephone Company $30,000 in each of the three months ended March 31, 2005 and 2004. The Company believes the lease was made on terms no less favorable to the Company than would have been obtained from a non-affiliated third party. The lease term expires in May 2007. The Company also has a reciprocal agreement with The Chillicothe Telephone Company for the usage of various circuits by The Chillicothe Telephone Company and the Company. As of March 31, 2005, the Company had a payable to The Chillicothe Telephone Company of approximately $38,000, and a receivable of approximately $24,000. As of December 31, 2004, the Company had a payable to The Chillicothe Telephone Company of approximately $40,000, and a receivable of approximately $26,000.

(10)    Change in Stockholders' Equity

        During the first quarter of 2005 as part of the final distribution of shares in connection with the bankruptcy proceeding (Note 2), the Company issued approximately 104,000 shares of new common stock to settle claims of bond holders and general unsecured creditors.

(11)    Commitments and Contingencies

Commitments

        In January 2005, the Company signed a $14.0 million agreement to purchase telecommunication equipment from Nortel Networks. The Nortel equipment will replace the Company's existing wireless network equipment in Fort Wayne, Indiana, Chillicothe, Ohio, and Johnson City, Tennessee. The

Company has paid $4.25 million through March 31, 2005. The Company has received approximately $4.23 million of the equipment through March 31, 2005.

Operating Leases

        The Company leases office space and various equipment under several operating leases. In addition, the Company has tower lease agreements with third parties whereby the Company leases towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods.

        The Company also leases space for its retail stores. As of March 31, 2005, the Company leased 12 stores, operating throughout its territories.

Legal Matters

        The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved will have a material adverse impact on the Company's results of operations or financial condition.

Guarantees

        The senior notes are guaranteed by the Company's subsidiaries, HPC and Bright PCS, and will be guaranteed by the Company's future domestic restricted subsidiaries. The Company has no independent assets or operations apart from its subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal premium and liquidated damages, if any, and interest on the discount notes when due. If the Company creates or acquires unrestricted subsidiaries and foreign restricted subsidiaries, these subsidiaries need not be guarantors.

4,960,782 Shares of Common Stock

iPCS, INC.

PROSPECTUS

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TABLE OF CONTENTS
IMPORTANT NOTICE TO READERS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT ' S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
BUSINESS
REGULATORY ENVIRONMENT
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SHARES AVAILABLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FORWARD-LOOKING STATEMENTS
AVAILABLE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share amounts)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND EQUITY (DEFICIENCY) (In thousands, except share data)
iPCS, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Dollars in thousands, except per share amounts)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (Dollars in thousands, except share data)
iPCS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
iPCS, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
HORIZON PCS, INC. CONSOLIDATED BALANCE SHEETS December 31, 2004 and 2003
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
HORIZON PCS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HORIZON PCS, INC. CONSOLIDATED BALANCE SHEETS As of March 31, 2005 and December 31, 2004
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31, 2005 and 2004 (unaudited)
HORIZON PCS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Three Months Ended March 31, 2005 and 2004 (unaudited)
HORIZON PCS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS As of March 31, 2005 and December 31, 2004, And for the Three Months Ended March 31, 2005 and 2004 (unaudited)